Exhibit 10.14

Execution Version

CONFIDENTIAL

CREDIT AGREEMENT

among

APA CONSTRUCTION FINANCE, LLC,

as Borrower,

Each of the Project Companies from Time to Time Parties Hereto,

Each of the Tax Equity HoldCos from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as a Joint Lead Arranger and Sole Bookrunner,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

DEUTSCHE BANK AG NEW YORK BRANCH,

as a Joint Lead Arranger and DSR LC Issuing Bank,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Interest Rate Hedge Coordinating Agent

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Collateral Agent

Dated as of January 10, 2020

i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		84
4.1	Existence; Compliance with Laws	84
4.2	Ownership of Capital Stock	84
4.3	Power; Authorization; Enforceable Obligations; No Legal Bar	85
4.4	Governmental Approvals	85
4.5	ERISA	85
4.6	Taxes	86
4.7	Business, Debt, Contracts, Etc.	86
4.8	Filings	86
4.9	Investment Company	86
4.10	Governmental Regulation	86
4.11	Federal Reserve Requirements	87
4.12	Litigation	87
4.13	Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	87
4.14	No Default	88
4.15	Permits	88
4.16	Insurance	88
4.17	Environmental Matters	89
4.18	Title to Properties; Possession Under Leases	89
4.19	Utilities	90
4.20	Roads/Feeder Lines	90
4.21	Disclosure; Projections	90
4.22	Construction Budget	91
4.23	Intellectual Property	91
4.24	Land Not in Flood Zone	91
4.25	Separateness	91
4.26	Accounts	91
4.27	Construction of the Project	91
4.28	Security Documents	92
4.29	Solvency	92
4.30	No Material Adverse Effect	92
4.31	No Other Buildings	92
4.32	Material Project Documents	93

ARTICLE 5 AFFIRMATIVE COVENANTS		93
5.1	Reporting Requirements	93
5.2	Maintenance of Existence, Properties; Etc.	95
5.3	Compliance with Legal Requirements; Etc.	95
5.4	Insurance; Events of Loss	96
5.5	Taxes; Assessments and Utility Charges	97
5.6	Properties, Books and Records	97
5.7	Use of Proceeds	97
5.8	Deposits	97
5.9	Payment of Obligations	97
5.10	Construction and Operating Reports	98
5.11	Material Project Documents	98
5.12	Hedging	99

5.13	Operation of Project	99
5.14	Separateness Provisions	100
5.15	Further Assurances	100
5.16	Additional Collateral	100
5.17	Construction Contracts	101
5.18	Change Orders	101
5.19	Event of Eminent Domain	101
5.20	Energy Regulation	102
5.21	Governmental Regulation	102
5.22	PPA Loss and Term Loan Re-Sizing	102
5.23	Portfolio Resizing Post-Construction	102

ARTICLE 6 NEGATIVE COVENANTS		103
6.1	Indebtedness	103
6.2	Liens	103
6.3	Investments	103
6.4	Prohibition of Fundamental Changes; Sale of Assets, Etc.	103
6.5	Nature of Business	104
6.6	Transactions With Affiliates	104
6.7	No Distributions	104
6.8	Material Project Documents	105
6.9	Budget; Change Orders	106
6.10	Swap Agreements	106
6.11	ERISA	106
6.12	Subsidiaries	106
6.13	Accounts	106
6.14	Capital Expenditures	106
6.15	Financial Covenant	106
6.16	Fiscal Year	107
6.17	Permitted Tax Equity Investment	107
6.18	No Employees	107
6.19	Burdensome Agreements	107
6.20	Use of Project Sites	108
6.21	Permitted Interest Rate Agreements	108

ARTICLE 7 EVENTS OF DEFAULT; REMEDIES		108
7.1	Failure to Make Payments	108
7.2	Misrepresentations	109
7.3	Breach of Terms of This Agreement, Other Loan Documents	109
7.4	Cross Default	110
7.5	Bankruptcy; Insolvency	110
7.6	ERISA Events	111
7.7	Judgments	111
7.8	Security	111
7.9	Change of Control	111
7.10	Breach of APA Guaranty	111
7.11	Loss of the APA Guaranty	112

7.12	COD	112
7.13	Remedies	112
7.14	Borrower’s Right to Cure	113

ARTICLE 8 ADMINISTRATIVE AGENT AND COLLATERAL AGENT; OTHER AGENTS		114
8.1	Appointment	114
8.2	Delegation of Duties	114
8.3	Exculpatory Provisions	115
8.4	Reliance by Agents	115
8.5	Notice of Default	116
8.6	Non-Reliance on the Agents and Other Lenders	116
8.7	Indemnification	117
8.8	Agents in Their Individual Capacity	117
8.9	Successor Agents	117
8.10	Agents under Security Documents	119
8.11	Collateral Agent’s Duties	119
8.12	Right to Realize on Collateral	120
8.13	Other Agents	121
8.14	Financial Liability	121
8.15	Agents May File Proofs of Claim	121
8.16	Interest Rate Agreements and Counterparties	122

ARTICLE 9 MISCELLANEOUS		122
9.1	Amendments	122
9.2	Addresses	125
9.3	No Waiver; Cumulative Remedies	126
9.4	Survival of Representations and Warranties	126
9.5	Payment of Expenses and Taxes	126
9.6	Attorney In Fact	127
9.7	Successors and Assigns; Participations and Assignments	128
9.8	Adjustments; Set-off	134
9.9	Independent Consultants	134
9.10	Entire Agreement	135
9.11	Governing Law	135
9.12	Submission To Jurisdiction; Waivers	135
9.13	Severability	136
9.14	Headings	136
9.15	Acknowledgements	136
9.16	Mortgage/Security Documents	136
9.17	Limitation on Liability	136
9.18	Waiver of Jury Trial	136
9.19	Usury	137
9.20	Confidentiality	137
9.21	Counterparts	138
9.22	Third Party Beneficiaries	138
9.23	Patriot Act Compliance	138
9.24	Limited Recourse	138
9.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	138

INDEX OF EXHIBITS
EXHIBIT A-1	Form of Construction Loan Notice of Borrowing
EXHIBIT A-2	Form of Notice of Term Conversion
EXHIBIT A-3	Form of Notice of Conversion or Continuation
EXHIBIT B	Form of Project Initial Funding Date Base Case Model
EXHIBIT C-1	Form of Construction Loan Note
EXHIBIT C-2	Form of Term Loan Note
EXHIBIT C-3	Form of DSR LC Loan Note
EXHIBIT D	Form of Assignment and Assumption
EXHIBIT E	Form of Construction Budget and Schedule
EXHIBIT F	Form of Notice of Purchase Election
EXHIBIT G	Form of DSR LC Issuance Notice
EXHIBIT H	Form of Exemption Certificate
EXHIBIT I	Form of Closing Date Certificate
EXHIBIT J	Form of Pledge Agreement
EXHIBIT K	Form of Security Agreement
EXHIBIT L	Form of Summary Operating Report
EXHIBIT M	Form of Compliance Certificate
EXHIBIT N	Form of DSR Letter of Credit
EXHIBIT O	Form of Quarterly Independent Engineer Report
EXHIBIT P	Form of Notice of New Project
EXHIBIT Q	Form of Accession Agreement
EXHIBIT R	Form of Mortgage
EXHIBIT S	Form of SREC Agency Agreement

INDEX OF SCHEDULES
Schedule 1.1A	Commitments
Schedule 1.1B	Portfolio Requirements
Schedule 1.1C	Projects
Schedule 1.1D	Investment Grade Equivalent Criteria
Schedule 1.1E	Debt Sizing Criteria and Modeling Assumptions
Schedule 1.1F	Permitted Tax Equity Investors
Schedule 1.1G	Approved Environmental Consultants
Schedule 1.1H	Approved Independent Engineers; Scope of IE Review
Schedule 1.1I	Form of Insurance Report
Schedule 1.1J	Approved Community Solar Programs
Schedule 1.1K	Power Purchase Agreement Provisions
Schedule 1.1L	Approved Title Companies
Schedule 1.1M	EPC Agreement Provisions
Schedule 1.1N	O&M Agreement Provisions
Schedule 1.1O	Required Changes to Other Form Contracts

v

Schedule 3.5(o)	Tax Equity Document Provisions
Schedule 4.12(a)	Litigation
Schedule 4.15	Permits
Schedule 4.17	Environmental Matters
Schedule 4.18(a)	Real Property
Schedule 4.20	Roads and Feeder Lines
Schedule 4.28(a) and (b)	UCC Filing Jurisdictions and Mortgage Filing Jurisdictions
Schedule 5.4	Insurance
Schedule 6.19	Burdensome Agreements

INDEX OF ANNEXES
Annex 1	Lenders; Lending Offices

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of January 10, 2020, by and among APA Construction Finance, LLC, a Delaware limited liability company (the “Borrower”), each of the Project Companies from time to time parties to this Agreement, each of the Tax Equity HoldCos from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement as Lenders, Fifth Third Bank, National Association, as Administrative Agent, Fifth Third Bank, National Association, as coordinating agent for the Interest Rate Hedge Counterparties, Deutsche Bank AG New York Branch, as DSR LC Issuing Bank (in such capacity, the “DSR LC Issuing Bank”), and Fifth Third Bank, National Association, in its capacity as Collateral Agent.

The Borrower has, subject to the terms and conditions set forth in this Agreement, requested that (a) the Lenders make loans to the Borrower to fund, among other things, (i) certain Project Costs, and, under certain circumstances, certain Operating Costs and Debt Service requirements, in each case, up to the amounts specified in this Agreement, and (ii) any Drawings on the DSR Letters of Credit, and (b) the DSR LC Issuing Banks issue the DSR Letters of Credit. The Lenders are willing to make such loans and the DSR LC Issuing Banks are willing to issue the DSR Letters of Credit, in each case upon the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the agreements herein and in the other Loan Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement (including in the preamble hereto) and its exhibits shall have the meanings given in this Section 1.1.

“1934 Act” means the Securities Exchange Act of 1934, as in effect on the Closing Date.

“Acceptable CS Customers” means, with respect to an Eligible CS Project, the counterparties to the subscription agreements for such Project, which counterparties shall (a) have a FICO score of not less than 680, as verified by Experian (or another credit reporting bureau acceptable to the Administrative Agent) with the average of the pool for such Eligible CS Project of no less than 700; provided that Acceptable CS Customers with a FICO score of not less than 680 and not more than 700 must be no more than 10% of the pool for such Eligible CS Project; and (b) be originated and serviced in compliance with all applicable Governmental Rules.

“Acceptable Bank” means any United States commercial bank(s) or financial institution(s) or a United States branch or subsidiary of a foreign commercial bank(s) or financial institution(s) having, or guaranteed or confirmed by an entity having, a long-term unsecured senior debt rating of either (i) at least A3 or better by Moody’s or (ii) at least A- or better by S&P; provided that if such entity maintains such a rating by both S&P and Moody’s, neither such rating shall be lower than BBB+ or Baa1, as applicable.

“Acceptable Credit Support” means (a) (i) one or more Acceptable Letters of Credit or (ii) cash on deposit in one or more deposit accounts in the name of the Borrower with an Acceptable Bank, which account(s) shall be subject to one or more account control agreement(s) with the Collateral Agent and such bank, each in form and substance reasonably satisfactory to the Administrative Agent, in each case of clause (i) and (ii) in an amount equal to the outstanding principal amount of the Construction Loans or (b) a guarantee in form and substance and from a guarantor reasonably acceptable to the Required Lenders guaranteeing the obligations guaranteed under the APA Guaranty.

“Acceptable Letter of Credit” shall mean a letter of credit issued by an Acceptable Letter of Credit Provider.

“Acceptable Letter of Credit Provider” has the meaning given to such term in the Depositary Agreement.

“Additional Project Documents” means any contract or agreement entered into by Borrower, Holdings or any Project Company, or assigned to such Person, as applicable, in respect of a Project subsequent to the Project Initial Funding Date for such Project that obligates any party thereto to make payments in an aggregate amount exceeding $250,000 in any calendar year.

“Administrative Agent” means Fifth Third Bank, National Association, in its capacity as administrative agent for the Lenders, or its successors or assigns appointed pursuant to the terms of this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; provided, however, that no portfolio operating company of the Sponsors shall be deemed to be an “Affiliate” of the Borrower or any of its Subsidiaries. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote more than 10% of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated EPC Contractor” means an EPC Contractor that is an Affiliate of the Borrower or the Guarantor.

“Agent Fee Agreement” means that certain engagement letter, dated as of September 27, 2019, by and between Fifth Third Bank, National Association and APA Finance LLC.

“Agent Indemnitee” has the meaning given to such term in Section 8.7.

“Agents” means, collectively or individually, depending on the context, the Administrative Agent, the Collateral Agent, the Interest Rate Hedge Coordinating Agent, the Sole Bookrunner and each Joint Lead Arranger.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Amortization Schedule” means the Amortization Schedule for each Project delivered by the Administrative Agent on the Project Initial Funding Date for such Project and/or updated or delivered by the Borrower on the applicable Term Conversion Date and as further updated from time to time as necessary to reflect certain prepayments made by or on behalf of the Borrower in accordance with Section 2.7 or Section 2.8, as applicable, and which Amortization Schedules shall be replaced at Term Conversion of the final Project with a single Amortization Schedule in accordance with Section 3.5(i). The Amortization Schedule for each Project shall be based on the principals set forth in Schedule 1.1E.

“APA Guaranty” means that certain Guaranty Agreement dated as of the date hereof entered into by the Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties covering (a) with respect to any Tax Equity Project, the repayment of the portion of the applicable Construction Loan or Term Loan with any Tax Equity Commitment reflected in the Project Initial Funding Date Base Case Model for such Project, (b) the Obligations with respect to any Construction Loan Tranche, prior to the Term Conversion Date of such Construction Loan Tranche and (c) with respect to Tax Equity Projects, any reduction in cash flow distributable to a Sponsor Member as a result of an indemnity claim or other cash diversion under the applicable Tax Equity Documents.

“Anti-Corruption Laws” shall mean all laws, rules, or regulations concerning or relating to bribery or corruption, including, without limitation, the Bribery Act 2010 of the United Kingdom, the FCPA, and any applicable Governmental Rule implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” shall mean all laws, rules or regulations relating to money laundering or terrorist financing, including, without limitation: the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Patriot Act; Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; the Trading with the Enemy Act, 12 U.S.C. section 95; and any similar laws or regulations currently in force or hereafter enacted.

“Applicable Margin” means for each Tranche during each applicable period set forth in the table shown below, the applicable per annum percentage under the relevant column heading below:

Applicable Period	Base Rate Loans	LIBOR Loans
From the Closing Date until (but not including) the fourth anniversary of the Closing Date:	1.25%	2.25%
From the fourth anniversary of the Closing Date:	1.375%	2.375%

“Applicable Permit” means, with respect to a Project, at any time, any material Permit to be obtained by or on behalf of the Borrower or applicable Project Company that is (a) required pursuant to any legally-binding Governmental Rule at such time in light of the stage of development, construction or operation of the Project to construct, test, operate, maintain, repair, own or use the Project as contemplated by the Operative Documents, to sell electricity therefrom, to enter into any Operative Document or to consummate any transaction contemplated thereby; or (b) listed as such on Schedule 4.15.

“Approved Fund” has the meaning given to such term in Section 9.7(b).

“Asset Management Agreement” means, with respect to a Project, the document identified in the Notice of New Project as the Asset Management Agreement for such Project, and which Asset Management Agreement shall be either (a) substantially in the form Made Available to the Lenders, except that such Asset Management Agreement shall include the changes to such form set forth in Schedule 1.1O, or (b) to the extent of any material deviations therefrom, acceptable to the Required Lenders.

“Assignee” has the meaning given to such term in Section 9.7(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit D to this Agreement.

“Available Amount” has the meaning given to such term in Section 2.17(a)(i).

“Available Construction Loan Commitment” means, at any time, (a) the Construction Loan Limit at such time minus (b) the Total Construction Loan Exposure at such time.

“Available Term Loan Commitment” means, at any time, (a) the Total Term Loan Commitment minus (b) the aggregate amount of Term Loans made pursuant to Section 2.3(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 0.50% and (c) the LIBOR Rate for a LIBOR Loan with a one-month interest period commencing on such day plus 1% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

“Base Rate Loans” means Loans that bear interest at rates based upon the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefited Lender” has the meaning given to such term in Section 9.8(a).

“Blackstone” means Blackstone Partners, L.P.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrower Notice” has the meaning given to such term in Section 3.2(k)(ii).

“Borrower Parties” means, collectively, the Borrower, each Tax Equity HoldCo and each Project Company.

“Borrowing” means a borrowing or advance of credit under this Agreement.

“Breakage Costs” has the meaning given to such term in Section 2.23.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in either New York City, Cincinnati or London are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Cash Equity Commitment” means, with respect to each Project, cash equity contributions (which may be cash on hand or otherwise) committed to be made by Sponsors or the Guarantor to the Borrower.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of the Guarantor or its Subsidiaries either existing on the Closing Date or created prior to any re-characterization described below (i) that were not included on the consolidated balance sheet of the Borrower as financing or capital lease obligations and (ii) that are subsequently re-characterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Guarantor Net Income and Guarantor EBITDA) not be treated as financing or capital lease obligations, Capital Lease Obligations or Indebtedness.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as financings or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement or compliance with any covenant, GAAP will be deemed to treat leases in a manner consistent with its current treatment under GAAP as of the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash” or “Cash Equivalents” means: (a) U.S. Dollars; (b) securities issued or directly and fully guaranteed or insured by the government of the United States, or the government of any nation having one of the two highest rating categories obtainable from either Moody’s or S&P, or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition; (c) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P; (d) certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Facilities or any bank organized under the laws of the United States, any state thereof or the District of Columbia or a branch of a foreign bank located in the United States, in each case, having at the date of acquisition thereof combined net capital and surplus in excess of $500,000,000 (or its equivalent in any other currency or currencies as of the date of such investment), and that has a rating of at least A2 or better from S&P (in the case of instruments with a maturity of six months or less) or a rating of at least BBB+ or better from S&P (in the case of instruments having a maturity of greater than six months); (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and (g) money market funds; provided that at least 95% of the assets of such funds constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Change of Control” means (a) in each case at any time after the Term Conversion Date for each Project has occurred: (i) prior to a Qualified IPO, the Permitted Holders ceasing to beneficially own (within the meaning of Rule 13d-5 of the 1934 Act), directly or indirectly, at least the majority of the voting power of, or to control, the Borrower or (ii) after a Qualified IPO, any person or group (other than the Permitted Holders or a group of persons controlled by the Permitted Holders) beneficially owning (within the meaning of Rule 13d-5 of the 1934 Act) more than the majority of the voting power of, or controlling, the Borrower; (b) (i) the Borrower ceasing to own 100% of the Capital Stock (A) at any time, in any Tax Equity HoldCo, (B) with respect to a Project that is not a Tax Equity Project, at any time, in any Project Company, or (C) with respect to any Tax Equity Project, before the Initial TE Funding for such Tax Equity Project, in the Project Company that owns such Tax Equity Project, (ii) with respect to any Tax Equity Project on or after the Initial TE Funding for such Project, (A) the Borrower or a Tax Equity HoldCo ceasing to own 100% of the Sponsor Membership Interests in the applicable Tax Equity JV and/or Lessee (if applicable), or (B) the Tax Equity JV ceasing to own 100% of the Capital Stock in the Project Company (if different than the Tax Equity JV), in each case other than from a Permitted Sale, (iii) the Guarantor ceasing to own, directly or indirectly, 100% of the Capital Stock in the Borrower, or (iv) Holdings ceasing to own, directly, 100% of the Capital Stock in the Borrower; or (c) at any time before the Term Conversion Date for all Projects has occurred, (i) the Guarantor ceasing to, directly or indirectly, own 100% of the Capital Stock of, or to control, Borrower, (ii) the Permitted Holders ceasing to beneficially own, directly or indirectly, at least the majority of the voting power of, or to control, the Borrower, or (iii) the Sponsors ceasing to beneficially own, directly or indirectly, at least 20% of the voting power of the Borrower.

“Class” means, when used in reference to any Loan, whether such Loan is a Construction Loan, Term Loan, or DSR LC Loan and, when used in reference to any Commitment, whether such Commitment is a Construction Loan Commitment, Term Loan Commitment, or DSR LC Commitment.

“Closing Date” means the date when each of the conditions in Section 3.1 have been satisfied (or waived in writing by the Administrative Agent and the Lenders).

“COD” means, with respect to a Project, the first date on which: (i) all performance testing necessary for such Project to meet the requirements for receiving revenue under the power purchase agreements, tariffs or other similar long-term arrangements has been completed and (ii) “substantial completion” (or term of similar import) under the applicable EPC Agreement of such Project has been achieved.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property of the Loan Parties, now owned, leased, or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Accounts” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Collateral Agent” means Fifth Third Bank, National Association, as collateral agent for the Secured Parties, together with any of its successors appointed pursuant to the Loan Documents.

“Commitment Fee Rate” means 0.50% per annum.

“Commitments” means the Construction Loan Commitments, the Term Loan Commitments and the DSR LC Commitments.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” has the meaning given to such term in Section 3.2(d).

“Construction Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Construction Budget and Schedule” means, with respect to each Project, a detailed schedule of the development and construction of such Project, a detailed total Project budget and an indicative monthly draw-down schedule, each as prepared by the Borrower, substantially in the form of Exhibit E to this Agreement, as modified in accordance with this Agreement, and containing a detailed description of Project Costs incurred and expected to be incurred with respect to the development and construction of such Project, in each case for the period commencing on the date of the Construction Budget and Schedule through Final Completion.

“Construction Loan” means a Loan made pursuant to Section 2.1.

“Construction Loan Availability Period ” means the period commencing on the first date upon which the Borrower satisfies the conditions precedent set forth in Sections 3.1, 3.2 and 3.3 (or such conditions precedent are waived in accordance therewith) and ending on the earlier of (a) the third anniversary of the Closing Date and (b) the date the Construction Loan Commitments are earlier cancelled pursuant to Section 7.13.

“Construction Loan Commitment Percentage” means, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Construction Loan Commitment at such time by (b) the amount of the Total Construction Loan Commitment at such time; provided that at any time when the Total Construction Loan Commitment shall have been terminated, each Lender’s Construction Loan Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Construction Loan Exposure at such time by (ii) the Total Construction Loan Exposure at such time.

“Construction Loan Commitments” means, with respect to any Lender, the commitment of such Lender, if any, to make Construction Loans, in one or more Construction Loan Tranches, in an aggregate principal amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Construction Loan Commitment” opposite such Lender’s name on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Construction Loan Commitment, as applicable, as such commitment may be reduced or increased from time to time in accordance with this Agreement, including pursuant to assignments by or to such Lender under Section 9.7. The aggregate amount of the Construction Loan Commitments on the Closing Date is $187,500,000.

“Construction Loan Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Construction Loans.

“Construction Loan Limit” means (a) prior to the expiration of the Construction Loan Availability Period, the Available Term Loan Commitment and (b) following the expiration of the Construction Loan Availability Period, the lower of (x) the Available Term Loan Commitment and (y) the aggregate of the Construction Loan Commitment committed to the Construction Loan Tranche for any Project in respect of which (i) the Project Initial Funding Date occurred prior to expiration of the Construction Loan Availability Period and (ii) the Term Conversion Date has not occurred.

“Construction Loan Maturity Date” means, with respect to a Construction Loan Tranche committed to a Project, the earliest of (a) the Term Conversion Date for such Project, (b) the Date Certain for such Project or (c) the date of acceleration of the Construction Loans under Section 7.13.

“Construction Loan Notes” means the notes provided for under Section 2.16(a).

“Construction Loan Notice of Borrowing” has the meaning given to such term in Section 2.2(a).

“Construction Loan Tranche” means, with respect to a Project, the Construction Loan Commitments allocated to and the Construction Loans drawn or to be drawn to fund Projects Costs of such individual Project.

“Construction Loan Tranche Amount” means, with respect to each Construction Loan Tranche, the aggregate amount of Construction Loan Commitment allocated to a Project as set forth in the Construction Budget and Schedule delivered in connection with the Project Initial Funding for such Project, which, together with the Equity Commitment for such Construction Loan Tranche set forth in the Construction Budget and Schedule, shall comply with the applicable DE Criteria; provided that, (i) if such Construction Loan Tranche will be for an Uncommitted Tax Equity Project or a Project that the Borrower elects to treat as an Uncommitted Tax Equity Project, for purposes of sizing the Construction Loan Tranche Amount, the Tax Equity Commitment specified in the Notice of New Project shall be 50% of the Tax Equity Commitment determined for such Uncommitted Tax Equity Project in accordance with the formula set forth in Schedule 1.1E and (ii) if such Construction Loan Tranche will be for a Tax Equity Project that is not (A) an Uncommitted Tax Equity Project or (B) elected by the Borrower to be treated as an Uncommitted Tax Equity Project, for purposes of sizing the Construction Loan Tranche Amount, the Tax Equity Commitment specified in the Notice of New Project shall be 95% of the Tax Equity Commitment determined for such Project in accordance with the formula set forth in Schedule 1.1E.

“Construction Period” means, with respect to each Project, the period beginning on the Project Initial Funding Date for such Project and ending on the Construction Loan Maturity Date applicable to such Project’s Construction Loan Tranche.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Counterparty” means any Person that is a Lender, an Agent or an Affiliate thereof at the time such person enters into a Swap Agreement pursuant to Section 5.12(a).

“Date Certain” means, with respect to each Project, the date set forth in the Construction Budget and Schedule delivered in connection with the Project Initial Funding for such Project and which date shall be no later than twenty (20) full calendar months after the Project Initial Funding Date for the applicable Project; provided, however, if the contracted revenue arrangements for such Project do not contain a “sunset date” (or term of similar import under the relevant revenue arrangements for such Project), the Date Certain for such Project shall be extended for each day beyond the original Date Certain that such Project fails to receive a permission to operate letter or similar evidence from the applicable Interconnection Service Provider; provided further that, such extension shall not exceed the later of (a) the date that represents a 50% extension of the scheduled COD set forth in the Construction Budget and Schedule submitted in connection with such Project’s Notice of New Project and (b) such date set forth in the Project in-service plan prepared by the Borrower and reasonably acceptable to the Required Lenders in connection with such extension.

“DE Criteria” means, with respect to each Project that is not an Operating Project, a ratio of the Construction Loan Tranche Amount for a Project to the Equity Commitment for such Project of: (a) for any Project with a Project Initial Funding Date prior to the DE Criteria Step-Down Date, 75:25 and (b) otherwise, 80:20.

“DE Criteria Step-Down Date” means the first date on which the Project Initial Funding Dates have occurred for Projects with Construction Loan Tranche Amounts totaling more than 33.33% of the Total Construction Loan Commitments.

“Debt Service” means, for any period, an amount equal to, without duplication, all Scheduled Repayment Amounts of the unpaid principal amount of the Term Loans for the relevant period (excluding any mandatory prepayments pursuant to Section 2.8 or otherwise), and any interest and fees accrued with respect to the Term Loans and the DSR Letters of Credit, then scheduled to be due and payable by the Borrower under any Loan Document, all amounts overdue and not paid from any prior period and (without duplication) all interest amounts payable under this Agreement, and all net ordinary course settlement amounts payable by the Borrower under the Interest Rate Agreements.

“Debt Service Coverage Ratio” or “DSCR” means, with respect to Projects that have achieved the Term Conversion Date, for any date of determination, the ratio of (a) cash distributed to the Borrower during the most recently ended four fiscal quarter period less amounts paid during such period under Section 3.2(c)(i) of the Depositary Agreement to (b) the amount of Debt Service for such period; provided that, if less than four fiscal quarters have ended since the applicable Term Conversion Date, the DSCR shall be annualized based on such shorter period as has elapsed since the Term Conversion Date.

“Debt Service Reserve Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Default Rate” has the meaning given to such term in Section 2.14(c).

“Defaulting Lender” means, subject to Section 2.25(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Construction Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Construction Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent to confirm in writing that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delay Liquidated Damages” has the meaning given to such term in the Depositary Agreement.

“Delay RP Conditions” means the conditions (b) and (c) in the definition of “Restricted Payment Conditions”.

“Depositary Agreement” means that certain Depositary Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank.

“Depositary Bank” means Fifth Third Bank, National Association, in its capacity as Depositary Bank as defined in and as acting under the Depositary Agreement, or its successor or assign appointed pursuant to the terms of the Depositary Agreement.

“Development Services Agreement” means, with respect to a Project, the document identified in the Notice of New Project as the Development Services Agreement for such Project, and which Development Services Agreement shall be either (a) substantially in the form Made Available to the Lenders, except that such Development Services Agreement shall include the changes to such form set forth in Schedule 1.1O, or (b) to the extent of any material deviations therefrom or from the Guarantor’s Past Business Practices, acceptable to the Required Lenders.

“Discharge Date” means the date when all Obligations (excluding unasserted contingent indemnification and other provisions, that, by their express terms, survive the repayment of the Loans, interest, fees and other amounts owed under this Agreement) of the Borrower under this Agreement and the other Loan Documents have been indefeasibly paid in full in immediately available funds, no Commitments remain outstanding, the Interest Rate Agreements have been terminated and the DSR Letters of Credit have expired by their terms or been terminated by their beneficiaries (pursuant to documentation reasonably acceptable to the Administrative Agent and the DSR LC Issuing Banks).

“Distribution Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Distribution Reserve Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Drawing” means a drawing by the applicable beneficiary on a DSR Letter of Credit.

“DSR LC Commitment ” means the commitment of each DSR LC Issuing Bank to issue and continue to make available one or more DSR Letter of Credit for each Term Loan Tranche and make DSR LC Loans to the Borrower in respect of its DSR Letter of Credit, in an aggregate stated or principal amount at any one time not to exceed the amount, expressed as a Dollar amount, set forth under the heading “DSR LC Commitment” opposite such DSR LC Issuing Bank’s name on Schedule 1.1A, as such amount may be reduced from time to time pursuant to Section 2.10. The aggregate amount of the DSR LC Commitments of all DSR LC Issuing Banks on the Closing Date shall be $12,500,000.

“DSR LC Commitment Termination Date” means the Term Loan Maturity Date.

“DSR LC Issuing Banks” means (a) Deutsche Bank AG New York Branch, and (b) each other Lender so designated by the Borrower with the written consent of such Lender in accordance with Section 2.17(n), in each case, in its capacity as an issuer of a DSR Letter of Credit.

“DSR LC Issuance Notice” means a written request by the Borrower to the DSR LC Issuing Banks requesting the issuance of a DSR Letter of Credit, substantially in the form of Exhibit G to this Agreement.

“DSR LC Loan” means any loan made to the Borrower by any DSR LC Issuing Bank as a result of a Drawing on a DSR Letter of Credit issued by such DSR LC Issuing Bank as set forth in Section 2.17(e).

“DSR LC Loan Maturity Date” means with respect to any DSR LC Loan, the earlier of (a) the DSR LC Commitment Termination Date and (b) the date of acceleration of any Loans under Section 7.13.

“DSR Letter of Credit” means an irrevocable standby letter of credit to be issued pursuant to Section 2.17 for the account of the Borrower by any DSR LC Issuing Bank for the benefit of the Collateral Agent, substantially in the form of Exhibit N and in a maximum stated amount, when aggregated with all other DSR Letters of Credit issued by such DSR LC Issuing Bank, not to exceed the DSR LC Commitment of such DSR LC Issuing Bank.

“DSR Requirement” means, for any date of determination, the Debt Service reasonably expected by the Borrower to become due and payable over the following six-month period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Eligibility Criteria” means (a) the Project is located in the United States, its territories, Canada or any other jurisdiction approved by the Required Lenders; (b) the Project modules are provided by suppliers included on the Bloomberg NEF PV Module Tier 1 List (at any time during the 12 months prior to installation); (c) the Material Project Documents of such Project are consistent with the requirements for such Material Project Documents under this Agreement or otherwise acceptable to the Required Lenders; (d) no counterparty to any such Material Project Document is bankrupt at the time of entry into such Material Project Document or on the Project

Initial Funding Date; (e) the Project has not suffered any Event of Loss; and (f) either (i) all projected generation for such Project is contracted under one or more power purchase agreements with (w) a Rated Investment Grade Customer, (x) an Unrated Creditworthy Customer, (y) a Rated Non-Investment Grade Customer, or (z) an Unrated Non-Investment Grade Customer and with SREC Agreements, if eligible, (ii) such Project is an Eligible CS Project or (iii) such Project is a Merchant Project.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund of a Lender and (iv) any other Person (other than a natural person); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (a) the Guarantor, the Borrower or any Affiliate thereof, (b) the Sponsor, unless such assignment to the Sponsor is made pursuant to Section 9.7(g) or (c) any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof at such time.

“Eligible CS Project” means a Project that (a) participates in a “community solar” program (i) in the states listed on Schedule 1.1J or (ii) acceptable to the Required Lenders (which program shall be added to Schedule 1.1J) and (b) has (i) Acceptable CS Customers or (ii) Rated Investment Grade Customers or Unrated Creditworthy Customers.

“Environment” means ambient and indoor air, surface water, groundwater (including potable water, navigable water and wetlands), land surface, soil subsurface strata or sediment, natural resources such as flora and fauna, or as otherwise defined or regulated pursuant to any Environmental Law.

“Environmental Claim” means any and all actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, directives, decrees, orders or agreements relating in any way to any violation of or liability under Environmental Law or the Release of or human exposure to any Hazardous Substance.

“Environmental Consultant” means, for each Project, a third-party environmental consultant selected by the Borrower from the list set forth on Schedule 1.1G, or its successor appointed pursuant to Section 9.9.

“Environmental Law” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Legal Requirements (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (regarding Hazardous Substances), natural resources or the Environment or which give rise to liability based on exposure to Hazardous Substances, as now or may at any time hereafter be in effect.

“EPC Agreement” means, with respect to a Project, the document identified in the Notice of New Project as the EPC Agreement for such Project, and which EPC Agreement shall either (a) satisfy the requirements set forth in Schedule 1.1M or (b) to the extent of any material deviations therefrom, be acceptable to the Required Lenders.

“EPC Contractor” means, with respect to a Project, the counterparty to the EPC Agreement.

“Equity Commitment” means, with respect to each Project, the Cash Equity Commitment plus the Tax Equity Commitment for such Project.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any ERISA Plan of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan), whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; and (j) any other event or condition with respect to a Multiemployer Plan which could reasonably be expected to result in material liability to any of the Loan Parties.

“ERISA Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, (whether or not subject to ERISA) including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Event of Default” and “Events of Default” have the meanings given in Article 7.

“Event of Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral, any part of any Project or any of the real property that is the subject of the Site Lease Agreements, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state of the United States (or the District of Columbia) in which any Projects are located, the United States or another Governmental Authority having jurisdiction.

“Event of Loss” means a single insured event or a related series of insured events causing any loss of, destruction of or damage to, or any condemnation or other taking of (including by eminent domain), of all or any portion of the property or assets of the Borrower or any of its Subsidiaries.

“Evidence of Flood Insurance” has the meaning given to such term in Section 3.2(k)(iv).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.24) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.21, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to Lender’s failure to comply with paragraph (f) or (g) of Section 2.21, and (d) any United States withholding taxes imposed under FATCA.

“Exempt Wholesale Generator” or “EWG” means an “exempt wholesale generator,” as such term is defined in Section 1262(6) of PUHCA and the FERC’s regulations at 18 C.F.R. § 366.1.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Facilities” means each of (a) the Construction Loan Commitments and the Construction Loans made thereunder (the “Construction Loan Facility”), (b) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”), and (c) the DSR LC Commitments and the DSR Letters of Credit and DSR LC Loans made thereunder (the “DSR LC Facility”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations. published guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any inter-governmental agreement (together with any law implementing such agreement including any U.S. or non-U.S. regulations or guidance notes).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Payment Date” means (a) the last Business Day of each March, June, September and December of each year falling after the date hereof and (b) if and as applicable, a Construction Loan Maturity Date, the Term Loan Maturity Date and a DSR LC Loan Maturity Date.

“FERC” means the Federal Energy Regulatory Commission or its successor.

“Final Completion” has, with respect to each Project, the meaning given to such term in the EPC Agreement or term of similar import.

“Financial Covenant” has the meaning given to such term in Section 6.15.

“First Repayment Date” means, with respect to the Term Loan Tranche for each Project, the last Business Day of the first full fiscal quarter ending after the Term Conversion Date for such Project.

“Fitch” means Fitch Ratings, Ltd., or any successor to the ratings agency business thereof.

“FPA” means the Federal Power Act, as amended, and FERC’s implementing regulations.

“Funds Flow Memorandum” shall mean a memorandum delivered by the Borrower to the Administrative Agent with respect to the disbursement of funds on the Closing Date, any Project Initial Funding Date or any Term Conversion Date, as applicable.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.

“GSO” means GSO Capital Partners, L.P.

“Guarantee” as to any Person (the “guaranteeing person”), means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any DSR Letters of Credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means Altus Power America, Inc., a Delaware corporation.

“Hazardous Substances” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, which in each case is subject to regulation under any Environmental Law.

“Holdings” means APA Construction Finance Holdings, LLC, a Delaware limited liability company.

“IG/IGE Subscribed Eligible CS Project ” means an Eligible CS Project with at least 49% of the nameplate capacity subscribed by Rated Investment Grade Customers or Unrated Creditworthy Customers.

“ Indebtedness” of any Person at any date, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Interest Rate Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning given to such term in Section 9.5.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning given to such term in Section 9.5.

“Independent Consultants” means, collectively, the Insurance Consultant, Environmental Consultant or the Independent Engineer or their successors appointed pursuant to Section 9.9.

“ Independent Engineer” means the third-party engineering and technical consultant set forth on Part I of Schedule 1.1H to be selected by the Borrower on or before the Project Initial Funding for the first Project, or its successor appointed pursuant to Section 9.9.

“Initial TE Funding” means the first funding of a portion of the Total Tax Equity Investment Amount by the applicable Permitted Tax Equity Investor pursuant to the Tax Equity Documents, which may be the Mechanical Completion Funding or an earlier funding.

“Insurance Consultant ” means BRP D&M Insurance, LLC or any third party insurance consultant acceptable to the Required Lenders and, in each case, its successor appointed pursuant to Section 9.9.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interconnection Agreement” means, with respect to a Project, the document identified in the Notice of New Project as the Interconnection Agreement for such Project, and which Interconnection Agreement shall be either (a) in a form consistent with Guarantor’s Past Business Practices or (b) be otherwise acceptable to the Required Lenders.

“Interconnection Service Provider” means, with respect to a Project, the counterparty to the Interconnection Agreement.

“Interest Fix Fees” means all costs, fees, expenses and other amounts due and payable by the Borrower under the Interest Rate Agreements, including any costs, fees, ordinary course settlement amounts or Interest Rate Agreement Termination Amounts.

“Interest Payment Date” means, (a) prior to the Term Conversion Date, (i) as to any Base Rate Loan, the last Business Day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (ii) as to any LIBOR Loan, the last Business Day of each March, June, September and December, and (iii) as to any Loan, the date of any repayment or prepayment made in respect thereof (including Term Conversion in respect of Construction Loans) and, if and as applicable, a Construction Loan Maturity Date, the Term Loan Maturity Date and a DSR LC Loan Maturity Date, and (b) after the Term Conversion Date, (i) as to any Base Rate Loan, each Repayment Date, (ii) as to any LIBOR Loan, the last Business Day of each March, June, September and December, and (iii) as to any Loan, the date of any repayment or prepayment made in respect of a Loan and, if and as applicable, a Construction Loan Maturity Date, the Term Loan Maturity Date and a DSR LC Loan Maturity Date.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the last Business Day of each calendar month and ending on the last Business Day of the immediately succeeding calendar month; provided, that the initial Interest Period for each Loan shall be from the date of the Borrowing of such Loan to the last Business Day of the immediately succeeding calendar month; provided that if an Interest Period with respect to Construction Loans, Term Loans or DSR LC Loans would extend beyond the applicable Construction Loan Maturity Date, the Term Loan Maturity Date or the applicable DSR LC Loan Maturity Date, such Interest Period will end on the Construction Loan Maturity Date, Term Loan Maturity Date or DSR LC Loan Maturity Date, as applicable.

“Interest Rate Agreement Termination Amount” means, as of any date and with respect to any Interest Rate Agreement, (i) the termination amount due to the applicable Counterparty (as determined under and in accordance with the terms of such Interest Rate Agreement) after such Interest Rate Agreement has been closed out and the termination amount determined in accordance therewith, and (ii) for any date prior to the close out of such Interest Rate Agreement, the termination amount due to the applicable Counterparty (as determined under and in accordance with the terms of such Interest Rate Agreement) determined as if such Interest Rate Agreements were to be closed out as of such date.

“Interest Rate Agreements” has the meaning given to such term in Section 5.12(a).

“Interest Rate Determination Date” means the Closing Date and thereafter, the last Business Day of each calendar month.

“Interest Rate Hedge Coordinating Agent” means Fifth Third Bank, National Association, as coordinating agent for the Counterparties.

“Investment” has the meaning given to such term in Section 6.3.

“Issue” means, with respect to any DSR Letter of Credit, to issue, extend the expiration date of (whether automatically or otherwise), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such DSR Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“ITC” means investment tax credit under Section 48 of the Code.

“Joint Lead Arrangers” means, collectively, Fifth Third Bank, National Association and Deutsche Bank AG New York Branch, in their capacity as joint lead arrangers.

“Knowledge” means the actual knowledge of any Responsible Officer.

“Legal Requirements” means, as to any Person, the certificate of incorporation and by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person, any law, treaty, rule or regulation, including any Governmental Rule, or determination of an arbitrator or a court or other Governmental Authority, or any requirement under a Permit, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lessee” means the lessee under a tax equity investment structured as an inverted lease, which is directly or indirectly wholly owned by the Borrower or a Tax Equity HoldCo and a Permitted Tax Equity Investor.

“Lender Approved TE Investor” means an entity approved by the Supermajority Lenders.

“ Lenders ” means the banks and other financial institutions or entities party to this Agreement from time to time, other than the Agents in such capacities.

“Lending Office” means the office designated as such beneath the name of a Lender set forth on Annex 1 of this Agreement or such other office of such Lender as such Lender may specify in writing from time to time to the Administrative Agent and the Borrower.

“LIBOR Index Rate” means, the rate per annum for deposits in Dollars offered in the London interbank market for one month, which appears on the Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) on the day two (2) Business Days before each Interest Rate Determination Date; provided, that if the above method for determining the LIBOR Index

Rate is not available, the arithmetic average of the rates of interest per annum at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 A.M. (London, England time) two (2) Business Days before such Interest Rate Determination Date by three (3) or more major banks in the interbank Eurodollar market selected by the Administrative Agent for delivery on the Interest Rate Determination Date for a period of one month and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing; provided further that, in no event shall the LIBOR Index Rate be less than zero percent (0.00%).

“LIBOR Loans” means Loans that bear interest at rates based upon the LIBOR Rate.

“LIBOR Rate” means, for any Borrowing of LIBOR Loans, a rate per annum equal to the quotient of (a) LIBOR Index Rate, divided by (b) one minus the Reserve Percentage.

“LIBOR Successor Rate” has the meaning given to it in Section 2.12(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of Base Rate and Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, a determined by the Administrative Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary, in consultation with the Borrower, in connection with the administration of this Agreement).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Agent Fee Agreement, the Other Fee Agreements, the APA Guaranty, the Interest Rate Agreements and any other documents, agreements or instruments entered into in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrower Parties and Holdings.

“Loans” means the loans made by the Lenders and the DSR LC Issuing Banks under this Agreement, including Construction Loans, Term Loans and DSR LC Loans.

“Loss Proceeds” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Loss Proceeds Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Lower-Tier CS Project” means an Eligible CS Project that (i) has more than 51% of the nameplate capacity subscribed by residential customers, (ii) has not contracted for the sale of energy at a fixed rate or a rate with a fixed escalator, or (iii) is not otherwise an IG/IGE Subscribed Eligible CS Project.

“Made Available” means made available by or on behalf of the Borrower by posting the relevant information or materials on Syndtrak no later than five (5) Business Days prior to the Closing Date.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, or condition (financial or otherwise) of the Loan Parties, taken as a whole, (b) the validity, legality, binding effect or enforceability (i) against Borrower or, taken as a whole, the Loan Parties of this Agreement or any of the other Loan Documents to which any Loan Party is a party or (ii) of the rights or remedies of the Agents or the Lenders under this Agreement or any of the other Loan Documents, (c) the validity, perfection or enforceability of the Liens granted under the Loan Documents or (d) the ability of Borrower, or, taken as a whole, the Loan Parties to perform their obligations under any Loan Document to which any Loan Party is a party.

“Material Project Documents” means, with respect to each Project, the EPC Agreement, Asset Management Agreement, Interconnection Agreement, the Site Lease Agreements, O&M Agreement, Development Services Agreement, the applicable Tax Equity Documents, any customer management agreements, Power Purchase Agreements, tariffs or other offtake agreements, SREC Agency Agreements and SREC Agreements, as applicable to such Project and attached to the Notice of New Project for such Project or subsequently entered into, and any replacements of or parent or performance guarantees for such documents or Additional Project Documents in each case entered into in accordance with this Agreement.

“Material Project Participants” means the counterparties to any Material Project Document; provided, however, that any Person shall cease to be a Material Project Participant when all obligations of such Person under all Operative Documents to which it is a party have been indefeasibly performed and/or paid in full or have expired and all warranty periods if applicable have expired.

“MBR Authority” means an order issued by FERC authorizing the sale at wholesale of electric energy, capacity and specified ancillary services at market-based rates pursuant to Section 205 of the FPA, accepting a tariff for filing providing for such sales, and granting such regulatory waivers and blanket authorizations as FERC customarily grants to persons authorized to sell electric energy, capacity and ancillary services at market-based rates, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and FERC’s applicable regulations at 18 C.F.R. Part 34.

“Mechanical Completion Funding” means the funding of a portion of the Total Tax Equity Investment Amount by the applicable Permitted Tax Equity Investor pursuant to the Tax Equity Operating Agreement at the time the Project has achieved “mechanical completion” (or term of similar import) under the EPC Agreement of such Project, but such Project has not yet been placed-in-service for U.S. federal income tax purposes.

“Merchant Project” means a Project that sells its energy output into a wholesale power market.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, fixture filing or other security document entered into by the owner of Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of such Mortgaged Property, substantially in the form of Exhibit R (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” means the Real Property listed on Schedule 4.18(a), as updated from time to time on a Project Initial Funding Date, as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to a Mortgage, and any other property that becomes subject to the Liens of a Mortgage pursuant to Section 3.2(f)(iii) (which shall be deemed Mortgaged Property when it so becomes subject thereto); provided, however, Mortgaged Property shall not include the Real Property for any Project with a nameplate capacity of less than 10MWDC.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

“Net Cash Proceeds” means the aggregate cash proceeds received by the Borrower in respect of any Permitted Sale (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, only as and when received but excluding the assumption, payment or redemption by the acquiring person of Indebtedness in connection with such Permitted Sale or other consideration received in any non-cash form), net of the direct costs relating to such Permitted Sale, including, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result of the Permitted Sale after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Project” means each new Project that becomes such upon the occurrence of the Project Initial Funding Date for such Project.

“NFIP” has the meaning given to such term in Section 3.2(k)(ii).

“Non-Consenting Lender” has the meaning given to such term in Section 2.24(b).

“Nonrecourse Parties” has the meaning given to such term in Section 9.24.

“Non-U.S. Lender” has the meaning given to such term in Section 2.21(g).

“Notes” means, collectively, the Construction Loan Notes, the DSR LC Loan Notes and the Term Loan Notes, substantially in the form of Exhibit C-1, Exhibit C-2, and Exhibit C-3, as applicable.

“Notice of Conversion or Continuation” has the meaning given to such term in Section 2.11.

“Notice of New Project” means the certificate delivered pursuant to Section 2.26, substantially in the form of Exhibit P to this Agreement.

“Notice of Purchase Election” means the notice delivered pursuant to Section 9.7(g) substantially in the form of Exhibit F to this Agreement.

“Notice of Term Conversion” has the meaning given to such term in Section 2.4(a).

“O&M Agreement” means, with respect to a Project, the document identified in the Notice of New Project as the O&M Agreement for such Project, and which O&M Agreement shall either (a) satisfy the requirements set forth in Schedule 1.1N or (b) to the extent of any material deviations therefrom, be acceptable to the Required Lenders.

“Obligations ” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, Interest Rate Agreements (subject to Section 8.16) and all other obligations and liabilities of the Borrower to the Agents, the DSR LC Issuing Banks or to any Lender or Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Reimbursement Obligations, Breakage Costs, Interest Fix Fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise (whether or not evidenced by any note or instrument and whether or not for the payment of money).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“Operating Costs” means, for any period, the sum, computed without duplication among any of the following categories or from period to period, of the following actual cash operating and maintenance costs: (a) general and administrative expenses and ordinary course fees, royalties and costs, including those paid to the counterparties to the Site Lease Agreements pursuant to the Site Lease Agreements, plus (b) expenses for operating the Project and maintaining the Project in good repair and operating condition in accordance with Prudent Industry Practices paid during such period, including payments to the counterparties to the Material Project Documents as required pursuant to the Material Project Documents (including (w) capital expenditures incurred in connection with normal maintenance of the Project (including the purchase of spare parts and equipment), (x) capital expenditures required by applicable Legal Requirements or any Applicable Permit and (y) capital expenditures which the Borrower is required to make pursuant to the terms of the Operative Documents (collectively, “Permitted Capex”)), plus (c) management and other fees payable under the O&M Agreements and the Asset Management Agreements, plus (d) insurance costs paid in respect of insurance maintained or required to be maintained in respect of the Project during such period, plus (e) applicable sales and excise taxes (if any) paid or reimbursable by the Borrower during such period, plus (f) franchise taxes paid by the Borrower during such period, plus (g) property taxes paid by the Borrower during such period, plus (h) any other direct taxes (if any) paid by the Borrower during such period, plus (i) costs and fees attendant to the obtaining and maintaining in full force and effect the Applicable Permits paid during such period, plus (j) legal, accounting and other professional fees attendant to any of the foregoing items paid during such period, plus (k) expenses incurred as necessary to prevent or mitigate an emergency situation, plus (l) customer acquisition and servicing expenses. Operating Costs shall exclude, to the extent included above: (i) payments into any of the Collateral Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation and other non-cash charges for such period, (iv) payments of any kind with respect to Debt Service, and (v) capital expenditures (other than Permitted Capex).

“Operating Project” means a Project that is receiving revenue under the power purchase agreements, tariffs or other similar long-term arrangements when acquired by the Borrower in accordance with this Agreement (including through the Borrower’s or a Tax Equity HoldCo’s acquisition of the Sponsor Membership Interests in a Tax Equity JV or Lessee) and becomes such a Project upon the occurrence of the Term Conversion Date for such Project.

“Operative Documents” means the Loan Documents and the Material Project Documents.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such tax (other than connections arising solely from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Fee Agreements” has the meaning given to such term in Section 3.1(l).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24).

“P50 Production” means the production volume based on the P50 one (1) year confidence levels for a Project.

“P99 Production” means the production volume based on the P99 one (1) year confidence levels for a Project.

“Participant” has the meaning given to such term in Section 9.7(c).

“Participant Register” has the meaning given to such term in Section 9.7(c).

“Past Business Practices” means the Guarantor’s business practices applied consistently in connection with the financing of solar photovoltaic energy projects similar to the Projects on or before the date of this Agreement in accordance with Prudent Industry Practices and in compliance with applicable Governmental Rules.

“Patriot Act ” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), Pub. L. 107-56 and all other United States laws and regulations relating to money-laundering and terrorist activities.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any ERISA Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such ERISA Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Performance Liquidated Damages” has the meaning given to such term in the Depositary Agreement.

“Permit” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from or provided to a Governmental Authority under any Legal Requirement.

“Permitted Affiliate Subordinated Indebtedness” means Indebtedness of the Borrower to the Guarantor or any Affiliate of the Guarantor that (a) is unsecured, (b) is fully and completely subordinated (and collaterally assigned) for the benefit of, and to, the Lenders pursuant to a subordination and security agreement, which shall, in each case, be in form and substance satisfactory to the Required Lenders, (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is one (1) year after the Term Loan Maturity Date and (d) provides for payments of interest solely in-kind (and not in cash) until the date that is one (1) year after the Term Loan Maturity Date.

“Permitted Capex” has the meaning given to such term in the definition of “Operating Costs”.

“Permitted Holders” means (a) the Sponsors, (b) APAM Holdings, LLC, (c) APAM Holdings II, LLC and (d) the officers, directors, employees and other members of management (or their trustees or other estate planners) of the Borrower or Holdings who are or become holders of equity of the Borrower or Holdings.

“Permitted Indebtedness” means:

(a) Indebtedness under or in respect of the Loan Documents;

(b) obligations incurred under the Material Project Documents, and any letter of credit facility entered into for providing credit support under the Material Project Documents;

(c) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of the Borrower’s business operation so long as such trade accounts are (i) not more than ninety (90) days past due or (ii) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in form and substance reasonably satisfactory to the Administrative Agent;

(d) purchase money or Capital Lease Obligations to the extent incurred in the ordinary course of business to finance items of equipment not comprising an integral part of the Project; provided that (A) if such obligations are secured, they are secured only by Liens upon the equipment being financed and (B) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $1,500,000;

(e) Permitted Affiliate Subordinated Indebtedness not to exceed $10,000,000 in the aggregate;

(f) Indebtedness under any Swap Agreements entered into in accordance with Section 5.12;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) unsecured Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and such unsecured Indebtedness does not at any time exceed $10,000,000 in the aggregate;

(i) contingent obligations resulting from (A) the endorsement of negotiable instruments received in the ordinary course of its business and (B) indemnities provided under the Operative Documents;

(j) Indebtedness permitted pursuant to the applicable Tax Equity Documents (including for the avoidance of doubt, Indebtedness issued by any Borrower Party or Tax Equity JV that is substantially simultaneously issued and forgiven);

(k) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; and

(l) commercial premium finance agreements in customary form entered into with insurers or their Affiliates.

“Permitted Investments” means (a) demand deposits or time deposits (including certificates of deposit) with the Depositary Bank or any branch thereof and (b) Cash and Cash Equivalents.

“Permitted Liens” means:

(a) the Liens created pursuant to the Security Documents;

(b) Liens imposed by any Governmental Authority for any tax, assessment or other charge to the extent not yet past due or being contested in good faith and by appropriate proceedings, so long as (a) reserves consistent with GAAP have been established on the Borrower’s books in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other provision for the payment thereof reasonably satisfactory to the Administrative Agent shall have been made, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is immediately paid after resolution of such contest;

(c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or in the restoration, repair or replacement of the Project in accordance with this Agreement or, prior to the Term Conversion Date, in connection with the construction of the Project, in each case for amounts not yet due or which are being contested in good faith by appropriate proceedings and which have been bonded in an amount sufficient to repay the underlying obligations and cover any penalties and enforcement costs with respect thereto or in respect of which adequate cash reserves are in place in form and substance reasonably acceptable to the Administrative Agent;

(d) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves in accordance with GAAP, bonds or other security acceptable to the Administrative Agent in its reasonable discretion have been provided or are fully covered by insurance;

(e) Liens, deposits or pledges to secure (i) performance of bids, tenders, Borrower’s obligations under the Material Project Documents (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $2,500,000 in the aggregate at any time, and with any such Lien to be released within 370 days of its attachment or (ii) mandatory statutory obligations;

(f) Liens incurred in connection with Indebtedness permitted under clause (d) of the definition of “Permitted Indebtedness”; provided that no such Lien shall extend to cover any property other than the property or equipment being financed;

(g) the exceptions to title listed on Schedule B of any Title Policy;

(h) easements, rights of way restrictions, title imperfections, encroachments, minor defects or irregularities in title and similar matters, in each case, that do not secure any monetary obligations and, in the aggregate, do not or would not reasonably be expected to materially detract from the value of the Project or materially impair the construction or use of the Project;

(i) liens not incurred in connection with the incurrence of Indebtedness, in an amount not in excess of $3,000,000 in the aggregate;

(j) zoning and other land use and environmental Governmental Rules of any municipality or Governmental Authority that do not secure any monetary obligations and which do not materially interfere with the use of any asset in the conduct of the business of the Borrower or the construction, development, operation or maintenance of the Project or materially detract from the value of the Project, in each case that are not violated by the improvements constructed or to be constructed on any Real Property or the use of such Real Property;

(k) Liens expressly permitted by the Loan Documents; and

(l) the rights of the Material Project Participants under the Material Project Documents.

“Permitted Sale” means a sale of (i) in the case of a Project that is not a Tax Equity Project, 100% of the Borrower’s Capital Stock in a Project Company, or (ii) in the case of a Tax Equity Project, 100% of the Borrower’s Capital Stock in a Tax Equity HoldCo or 100% of the Sponsor Membership Interests in a Tax Equity JV or Lessee, in each case, that satisfies each of the following conditions: (a) the Net Cash Proceeds of such sale are sufficient and used to repay the Term Loan Tranche of the Project owned by such Project Company in full, (b) the Term Conversion Dates for such Project and three (3) other Projects have occurred, (c) the First Repayment Date following the first Term Conversion Date has occurred, and (d) after giving effect to such sale, the Portfolio Requirements are satisfied; provided that, clauses (b) and (c) shall not apply to the sale of the Borrower’s Capital Stock in Aloha Solar Energy Fund II, LLC.

“Permitted Tax Distribution” means, with respect to each taxable year ending after the Closing Date for which the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, the payment of distributions to the Guarantor in an aggregate amount equal to the product of (x) the amount of U.S. federal, state and local taxable income allocated to the Guarantor for such taxable year, reduced by any cumulative taxable losses allocated to the Guarantor for any prior taxable year ending after the Closing Date (assuming that the Guarantor has no items of income, gain, loss, deduction or credit other than through the Borrower and the Project Companies) and has not previously been taken into account in determining Permitted Tax Distributions and (y) the highest maximum combined marginal U.S. federal, state and local income tax rate applicable to a corporation that is resident in New York City for such taxable year (taking into account the character of the taxable income in question (long-term capital gain, qualified dividend income, etc.

and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon))); provided that any distributions with respect to any such taxable year may be made in installments during the course of the taxable year using reasonable estimates of the anticipated aggregate amount of distributions for such taxable year, with (a) any excess of aggregate installments with respect to any such taxable year over the actual amount of distributions permitted for such taxable year reducing any distributions with respect to the immediately subsequent taxable year (and, to the extent such excess is not fully absorbed in the immediately subsequent taxable year, the following year(s)) and (b) any excess of the actual amounts of distributions permitted for such taxable year over the aggregate installments with respect to any such taxable year increasing any distributions under this clause (y) with respect to the immediately subsequent taxable year (and, to the extent such excess is not fully absorbed in the immediately subsequent taxable year, the following years).

“Permitted Tax Equity Investor” means (a) an entity that has provided all documentation and information requested by the Administrative Agent and the Lenders that is necessary (including names and addresses of such Person) for the Administrative Agent and the Lenders to identify such Person in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder) consistent with such Lender’s standard practices and that is otherwise acceptable to the Administrative Agent (acting at the direction of the Required Lenders) (which entity shall be added to Schedule 1.1F) or (b) any of the Persons set forth on Schedule 1.1F or any Affiliate or Subsidiary thereof.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity, including any such party created by a division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws).

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, executed and delivered by Holdings, substantially in the form of Exhibit J to this Agreement.

“Pledged Stock” has the meaning given to such term in the Pledge Agreement.

“Portfolio Requirements” means the requirements set forth on Schedule 1.1B.

“Power Purchase Agreement” means, with respect to a Project, any document identified in the Notice of New Project as the Power Purchase Agreement for such Project, and which Power Purchase Agreement shall either (a) include terms substantially consistent with each of the form provisions set forth in Schedule 1.1K and otherwise be in a form consistent with Guarantor’s Past Business Practices or (b) be acceptable to the Required Lenders.

“Power Purchaser” means, with respect to a Project, the counterparty to the Power Purchase Agreement.

“PPA Loss Re-Sizing Amount” has the meaning given to such term in Section 5.22.

“Prepayment Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Projects” means any New Project or Operating Project that becomes a Project in accordance with this Agreement.

“Project Company” means any wholly-owned Subsidiary of the Borrower (or following the Initial TE Funding wholly owned by a Tax Equity JV) that owns a Project.

“Project Costs” means, with respect to each Project, (a) the cost of developing, designing, engineering, equipping, procuring, constructing, starting up, commissioning, acquiring and testing such Project, including the cost of all labor, services, materials, supplies, equipment, tools, transportation, supervision, storage, training, balance of plant contingency, demolition, site preparation, civil works, and remediation in connection therewith, (b) the cost to the Borrower of constructing the switching station and feeder lines and substation interconnecting such Project to the applicable transmission system and interconnecting and synchronizing such Project to such system, (c) the cost of acquiring and using any lease, easement and any other necessary interest in the Project Site, (d) real and personal property taxes, ad valorem taxes, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to such Project during the applicable Construction Period, (e) interest payable on any Loans and financing-related fees and costs during the Construction Period (including any and all fees, interest and other amounts payable by the Borrower under this Agreement and Interest Rate Agreements), (f) the costs of acquiring Applicable Permits for such Project during the Construction Period, (g) all Operating Costs and all general and administrative costs of the Borrower, in each case attributable to such Project during the Construction Period and in accordance with the Construction Budget and Schedule, including the permitted variances thereto, and (h) other costs, fees and expenses relating to the construction, acquisition and closing of financing of such Project, including intercompany costs, financial, legal and consulting fees, costs and expenses.

“Project Initial Funding” has the meaning given to such term in Section 3.2.

“Project Initial Funding Date” means, with respect to each Project, the date on which the conditions precedent in Sections 3.2 and 3.3 are satisfied.

“Project Initial Funding Date Base Case Model ” means the model containing financial projections for the Borrower and applicable Project as of the Project Initial Funding Date, prepared by the Borrower, substantially in form Exhibit B to this Agreement.

“Project Initial Funding Date Distribution” means, with respect to each Project, the amount by which Project Costs (which for purposes of this definition shall not include any developer fees payable to the Guarantor or any of its Affiliates) paid prior to the Project Initial Funding Date exceed the Required Equity Contribution, as identified in the Construction Loan Notice of Borrowing delivered in connection with the Project Initial Funding Date for such Project, supported by applicable invoices.

“Project Revenues” means, (a) for any Project that is not a Tax Equity Project, all income and cash revenues received by the Project Company from the ownership or operation of each Project, including (i) all income derived from (x) the sale or use of electric energy, capacity and ancillary services generated by each Project and (y) the sale of SRECs, (ii) all interest earned on Permitted Investments held in the Collateral Accounts, (iii) payments due to the Borrower (or refunds received by the Borrower) under any Material Project Document (including any proceeds from renewable resource credit sales, liquidated damages (excluding Delay Liquidated Damages and Performance Liquidated Damages) and warranty payments due to the Borrower under any Material Project Document and any reimbursement of costs provided for under any Interconnection Agreement), (iv) Loss Proceeds of any business interruption, delay in startup or other similar insurance maintained by or on behalf of Borrower and (v) all other operating income, however earned or received, by the Project Company during such period and (b) for any Tax Equity Project, all distributions with respect to the Sponsor Membership Interests owned by the Borrower or the Tax Equity HoldCo, as applicable, and all other operating income, however earned or received, by the Borrower or Tax Equity HoldCo during such period; provided that Project Revenues shall not include (x) any funds of the Borrower, whether contributed to the Borrower by Holdings or an Affiliate thereof or any other Person, (y) the proceeds of the Loans and (z) Loss Proceeds (other than proceeds of any business interruption, delay in startup or other similar insurance as set forth above).

“Project Site” means, with respect to each Project, the Real Property identified in the Notice of New Project as the Project Site for such Project.

“Projected DSCR” means, in respect of any projected twelve (12)-month period commencing on the first day of the calendar month during which such ratio is being measured and for each 12-month period thereafter prior to the Term Loan Maturity Date, the ratio of (a) projected cash distributed to the Borrower during such period less amounts paid during such period under Section 3.2(c)(i) of the Depositary Agreement to (b) the projected Debt Service for such period.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proportionate Share” means, with respect to any Facility, and with respect to any Lender under such Facility, the proportion that such Lender’s Commitment with respect to such Facility then constitutes of the total Commitments with respect to such Facility (or, at any time after the Commitments with respect to such Facility shall have expired or terminated, the proportion which the aggregate principal amount of such Lender’s outstanding Loans with respect to such Facility constitutes of the aggregate outstanding principal amount of the Loans with respect to such Facility).

“Pro Rata Equity Contribution” means, with respect to any Borrowing date for a Project, cash equity contributions (including, any Initial TE Funding) in an amount required such that (after giving effect to any Borrowing made on such date) the ratio of the aggregate outstanding principal of the Construction Loans for such Project to the aggregate cash equity contributions made on or prior to such date (after giving effect to any Project Initial Funding Date Distribution for such Project) satisfies the DE Criteria.

“Prudent Industry Practices” means, with respect to any Person, those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by solar power generation facilities in the United States of America of a type and size similar to the Project, as good, safe and prudent practices in connection with operation, maintenance, repair, improvement and use of electrical and other equipment, facilities and improvements of such solar power generation facilities, with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Industry Practices does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“PURPA” means the Public Utility Regulatory Policies Act of 1978 and FERC’s implementing regulations.

“QF” means a “qualifying small power production facility” as such term is defined in Section 3(17)(C) of the FPA and FERC’s regulations at 18 C.F.R. § 292.203(a) that is also a “qualifying facility” as such term is defined in 18 C.F.R. § 292.101(b)(1).

“Qualified IPO” means the issuance by Holdings or any indirect parent of the Borrower (or its successor) of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Rated Investment Grade Customer” means a counterparty rated BBB- or better by S&P or Fitch or Baa3 or better by Moody’s; provided that, if any such counterparty is rated by more than one of the aforementioned rating agencies, at least one such rating shall satisfy the aforementioned rating criteria and the other such rating shall be no lower than BB+ by S&P or Fitch or no lower than Ba1 by Moody’s, as applicable.

“Rated Non-Investment Grade Customer” means a counterparty rated lower than BBB- by S&P or Fitch or lower than Baa3 by Moody’s but no lower than B+ by S&P or Fitch and no lower than B1 by Moody’s.

“Real Property” means all right, title and interest of the Borrower or a Project Company in and to any and all parcels of real property owned, leased or operated by the Borrower or Project Company together with all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof, including any real property estates created by the Site Lease Agreements.

“Register” has the meaning given to such term in Section 9.7(b)(iv).

“Regulation T, U or X” means Regulation T, U or X of the Board as in effect from time to time.

“Reimbursement Obligation” means the Borrower’s obligation to repay Drawings under the DSR Letters of Credit as provided in Sections 2.17(e) and (f).

“Release” means any placing, spilling, leaking, seepage, intrusion, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing of Hazardous Substances into or onto the indoor or outdoor Environment.

“Remaining Equity Commitment” means, with respect to each Project, the amount by which the Required Equity Contribution for such Project exceeds the aggregate cash equity contributions made as of such date (after giving effect to any Project Initial Funding Date Distribution for such Project).

“Repayment Date” means, with respect to each Term Loan Tranche, the First Repayment Date and the last Business Day of each March, June, September and December thereafter.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Required Equity Contribution” means, with respect to each Project that is not an Operating Project, the following amounts: (a) 25% of Project Costs of any Project for which the Project Initial Funding Date occurs prior to the DE Criteria Step-Down Date, and (b) 20% of Project Costs of any Project for which the Project Initial Funding Date occurs on or after the DE Criteria Step-Down Date.

“Required Lenders” means, at any time, two or more Lenders that, in the aggregate, hold more than 50% of (a) prior to the last day of the Construction Loan Availability Period, the sum of (i) the Construction Loan Commitments then in effect, whether drawn or undrawn, and the aggregate unpaid principal amount of any DSR LC Loans then outstanding (ii) and (b) on or after the last day of the Construction Loan Availability Period, the sum of (i) the aggregate unpaid principal amount of the Term Loans and any DSR LC Loans then outstanding and (ii) the aggregate Construction Loan Tranche Amounts for any Projects with a Construction Period extending beyond the last Day of the Construction Loan Availability Period that have not achieved Term Conversion.

“Required Secured Parties” means, at any time, the holders of more than 50% of the sum of:

(1) (a) prior to the last day of the Construction Loan Availability Period, the Construction Loan Commitments then in effect, whether drawn or undrawn, and (b) on or after the last day of the Construction Loan Availability Period, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the aggregate Construction Loan Tranche Amounts for any Projects with a Construction Period extending beyond the last Day of the Construction Loan Availability Period that have not achieved Term Conversion; and

(2) the aggregate of the Interest Rate Agreement Termination Amounts.

“Reserve Percentage” means, for any Borrowing of LIBOR Loans, the daily average for the applicable month of the maximum rate, expressed as a decimal, at which reserves (including any supplemental, marginal, and emergency reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Responsible Officer” means as to any Person, the president, the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer, the controller, the treasurer, the assistant or vice treasurer, the vice president-finance, the general counsel, the secretary, the assistant secretary or similar officer or director and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing in advance to the Administrative Agent by such Person.

“Restricted Payment” has the meaning given to such term in Section 6.7; provided, however, that Restricted Payments shall exclude payments made from the Distribution Account.

“Restricted Payment Conditions” mean each of the following:

(a) no Default or Event of Default has occurred and is continuing and such Restricted Payment will not result in an Event of Default;

(b) the Term Conversion Date for four (4) Projects shall have occurred;

(c) the first Repayment Date has occurred following the Term Conversion Date of the first Project to Term Convert;

(d) the Debt Service Coverage Ratio shall be equal to or greater than 1.20:1.00;

(e) there are no DSR LC Loans outstanding; and

(f) the Debt Service Reserve Account is funded to an amount at least equal to the DSR Requirement.

“Reuters Screen LIBOR01 Page” means the display designated as the “LIBOR01 Page” and captioned as ICE Benchmark Administration Interest Settlement Rates, on the Reuters America Network, a service of Reuters America Inc. (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

“Revenue Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is the subject or target of comprehensive Sanctions broadly prohibiting dealings with, in or involving such country, region or territory, including, as of the date hereof, Cuba, Crimea (Ukraine), Iran, Syria and North Korea.

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (a) any Person identified on a Sanctions-related list of designated Person maintained by a Sanctions Authority, including, without limitation, the OFAC SDN List; (b) any Person organized or resident in, or the government or any agency or instrumentality of the government of, a Sanctioned Country; (c) any Person 50% or more owned or controlled (including by virtue of such Person being a director (or manager) or owning voting shares or interests) by any such Person or Persons or acting for or on behalf of such Person or Persons; or (d) any Person otherwise the subject or target of Sanctions.

“Sanctions” shall mean all economic or financial sanctions and trade embargoes implemented, administered or enforced by any Sanctions Authority.

“Sanctions Authority” shall mean: (a) the United Nations Security Council; (b) the United States (including OFAC and the U.S. Department of State); (c) the United Kingdom (including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury); (d) the European Union and each of its member states; and (e) any other Governmental Authority with jurisdiction over the Borrower or any of its Subsidiaries.

“Scheduled Repayment Amount” means the repayment amounts corresponding to each Repayment Date, as identified in the Amortization Schedule.

“Scheduled Unavailability Date” has the meaning give to such term in Section 2.12(b)(iii).

“Secured Parties” means the Agents, the DSR LC Issuing Banks, the Lenders, the Depositary Bank and any Counterparty to an Interest Rate Agreement.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, by and between Borrower and the Collateral Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit K to this Agreement.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Depositary Agreement, the Consents, the Mortgages and any other security documents, financing statements and the other instruments filed or recorded in connection with the foregoing.

“Site Lease” means, with respect to a Project, the document identified in the Notice of New Project as the Site Lease for such Project, and which Site Lease shall be either (a) substantially in the form Made Available to the Lenders, except that such Site Lease shall include the changes to such form set forth in Schedule 1.1O, or (b) to the extent of any material deviations therefrom or from the Guarantor’s Past Business Practices, acceptable to the Required Lenders; provided that the initial lease term under any Site Lease shall not be shorter than the initial term of any Power Purchase Agreement applicable to such Project.

“Site Lease Agreements” has the meaning given to such term in Section 4.18(a).

“Sole Bookrunner” means Fifth Third Bank, National Association, in its capacity as sole bookrunner.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“S&P” means Standard and Poor’s Rating Services.

“Specified Equity Contribution” has the meaning set forth in Section 7.14.

“Sponsor” means, collectively, GSO and Blackstone, in the case of GSO and Blackstone, any of their Affiliates and funds or partnerships managed or advised by them or any of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Sponsor Member” has the meaning given to such term in Section 6.17(a).

“Sponsor Membership Interest” has the meaning given to such term in Section 6.17(a).

“SREC Agency Agreement” means, with respect to any Project, an SREC Agency Agreement by and between the applicable Borrower Party, Lessee or Tax Equity JV for such Project, on the one hand, and the Guarantor or an Affiliate thereof, which SREC Agency Agreement shall be substantially in the form of Exhibit S.

“SRECs” means credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse gas reduction or the generation of green power or renewable energy) created by a Governmental Authority of any state or local jurisdiction and/or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with any Project or electricity produced therefrom.

“SREC Agreements ” means, with respect to each Project, the document identified in the Notice of New Project as the SREC Agreement for such Project, and which SREC Agreement shall be either (a) substantially in the form Made Available to the Lenders and satisfy the requirements set forth in Schedule 1.1O, or (b) to the extent of any material deviations therefrom or from the Guarantor’s Past Business Practices, acceptable to the Required Lenders.

“Subject Persons” has the meaning given to such term in Section 7.5.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substantial Completion” has, with respect to each Project, the meaning given to such term in the EPC Agreement or term of similar import.

“Supermajority Lenders” means, at any time, two or more Lenders that, in the aggregate, hold more than 66.66% of (a) prior to the last day of the Construction Loan Availability Period, the Construction Loan Commitments then in effect, whether drawn or undrawn, and (b) on or after the last day of the Construction Loan Availability Period, the sum of (i) the aggregate unpaid principal amount of the Term Loans and DSR LC Loans then outstanding and (ii) the aggregate Construction Loan Tranche Amounts for any Projects with a Construction Period extending beyond the last Day of the Construction Loan Availability Period that have not achieved Term Conversion.

“Survey” means, with respect to each Project with a nameplate capacity of at least 10MWDC, a current ALTA/NSPS survey of the Project Site (including all easements and related rights of way comprising the Project Site) certified to Collateral Agent and the Title Company by a licensed surveyor satisfactory to Required Lenders in its discretion, in form, scope and substance reasonably acceptable to the Required Lenders and the Title Company.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case excluding phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower.

“Tangible Net Worth” means, with respect to any Person, (a) all shareholders’ equity in such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (less the value of all assets properly classified as intangible assets under GAAP) or (b) if such Person is a fund or similar entity, (i) partners’ equity in such Person (determined in accordance with GAAP) plus (ii) the unpaid capital commitments of the partners in such Person determined in accordance with such Person’s limited partnership agreement or equivalent constituent documents, other than the unpaid capital commitment of any defaulting partner, less

(iii) the sum of (A) the amount of any liabilities of such Person, determined in accordance with GAAP, and (B) without duplication, the full amount of unfunded obligations of such Person to or related to investments and other activities of such Person (including amounts committed to be funded on a conditional or contingent basis.

“Tax Equity Commitment” means, with respect to each Tax Equity Project, a commitment to fund capital calls issued by the Tax Equity JV or Lessee, directly or indirectly, in the applicable Project Company that owns such Tax Equity Project, as such Tax Equity Commitment may be reduced pursuant to the proviso in the definition of Construction Loan Tranche Amount.

“Tax Equity Documents” means the operating agreement or limited liability company agreement of the Tax Equity JV, Lessee (if applicable), an equity capital contribution agreement, if applicable, a membership interest purchase agreement, if applicable, and any related guarantees or ancillary documents.

“Tax Equity HoldCo” means, in the case of a Tax Equity Project, a wholly-owned subsidiary of the Borrower formed to own (a) in the case of a tax equity investment structured as a partnership flip, the Sponsor Membership Interests in one or more Tax Equity JVs or Project Companies, and (b) in the case of a tax equity investment structured as an inverted lease, Capital Stock in both the Tax Equity JV, as lessor, and the Lessee, in each case, that has delivered an accession agreement substantially in the form of Exhibit Q.

“Tax Equity JV” means, as of any time of determination, any Person (a) which is a Project Company or a special purpose vehicle formed solely for the purpose of holding equity, directly or indirectly, in one or more Project Companies, (b) in which the Borrower or a Tax Equity HoldCo directly owns Capital Stock and (c) (i) in the case of a tax equity investment structured as a partnership flip, the tax equity investment is made by a Permitted Tax Equity Investor, or (ii) in the case of a tax equity investment structured as an inverted lease, has a member that is a Lessee. For the avoidance of doubt, the term Tax Equity JV does not include a Lessee.

“Tax Equity Operating Agreement” has the meaning given to such term in Section 6.17(a).

“Tax Equity Proceeds” means the proceeds of the investment by a Permitted Tax Equity Investor in a Tax Equity JV (other than proceeds of the Initial TE Funding).

“Tax Equity Proceeds Account” has the meaning given to such term in the Depositary Agreement.

“Tax Equity Project” means any Project owned (or to be owned as of an Initial TE Funding) directly or indirectly by a Tax Equity JV.

“Taxes” means all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including backup withholding), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCD Sizing Criteria” means, with respect to each Project, collectively, (i) a Projected DSCR that satisfies the debt sizing criteria set forth in Schedule 1.1E applicable to such Project and (ii) satisfaction of the applicable DE Criteria.

“Term Conversion” means the satisfaction (or waiver by Administrative Agent (with the consent of the Required Lenders)) of the conditions set forth in Section 3.5. The terms “Term Convert” and “Term Converted” have correlative meanings.

“Term Conversion Date” means, with respect to each Project (including, for the avoidance of doubt, any Operating Project), the date of Term Conversion of such Project (and, if applicable, the Construction Loans and Construction Loan Tranche of such Project).

“Term Conversion Date Base Case Model” means the financial model (which may be a revised Project Initial Funding Date Base Case Model) prepared by the Borrower for the Term Conversion Date of the applicable Project pursuant to Section 3.5(i), provided that, if multiple Projects have the same proposed Term Conversion Date, the Borrower, in its discretion, may deliver a single Term Conversion Date Base Case Model so long as each Project being Term Converted is included in such Term Conversion Date Base Case Model, provided further that, at Term Conversion of the final Project, such Term Conversion Date Base Case Models shall be replaced with a single Term Conversion Date Base Case Model in accordance with Section 3.5(i).

“Term Loan” means a Loan made pursuant to Section 2.3(a).

“Term Loan Commitment Percentage” means, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Term Loan Commitment at such time by (b) the amount of the Total Term Loan Commitment at such time; provided that at any time when the Total Term Loan Commitment shall have been terminated, each Lender’s Term Loan Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Term Loan Exposure at such time by (ii) the Total Term Loan Exposure at such time.

“Term Loan Commitments” means, with respect to any Lender, the commitment of such Lender, if any, to make Term Loans, in one or more Term Loan Tranches, in an aggregate principal amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, as such commitment may be reduced or increased from time to time in accordance with this Agreement, including pursuant to assignments by or to such Lender under Section 9.7. The aggregate amount of the Term Loan Commitments on the Closing Date is $187,500,000.

“Term Loan Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Term Loans.

“Term Loan Maturity Date” means the earlier of (a) the date that is seven years after the Closing Date and (b) the date of acceleration of any Loans under Section 7.13.

“Term Loan Resizing Prepayment Amount” has the meaning given to such term in Section 2.4(c).

“Term Loan Notes” has the meaning given to such term in Section 2.16(b).

“Term Loan Tranche” means the Term Loans made on the Term Conversion Date for the applicable Project to the Borrower, in the case of a Project that is not an Operating Project, to Term Convert the Construction Loans in a Construction Loan Tranche previously made in respect of an individual Project.

“Terrorism Order” means Section 1 of Executive Order No. 13224,66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism).

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Sections 5.1(a) or 5.1(b), as applicable

“Title Company” means, for each Project, a title company listed on Schedule 1.1L or such other title company satisfactory to Administrative Agent.

“Title Policy” means, with respect to each Project with a nameplate capacity of at least 10MWDC, a fully paid policy of extended coverage ALTA mortgagee’s title insurance (2006 form) or such other form as is reasonably acceptable to the Required Lenders (or binding marked commitment to issue such policy) issued by the Title Company dated as of the Project Initial Funding Date, to be re-dated the date of recording of the Mortgage, in an amount at least equal to the Construction Loan Tranche Amount for such Project, insuring the validity and first priority lien of the Mortgage subject only to Permitted Liens, including all amendments thereto, endorsements thereof and substitutions or replacements therefor, in form and substance reasonably satisfactory to the Required Lenders, together with such endorsements (including zoning) and affirmative assurances (including, without limitation, coverage against mechanics’ liens (filed and inchoate)) as are required by Administrative Agent (at the direction of the Required Lenders).

“Total Construction Loan Commitment” means the sum of the Construction Loan Commitments of the Lenders.

“Total Construction Loan Exposure” means the sum of the Construction Loan Exposures of the Lenders.

“Total Tax Equity Investment Amount” means the total amount of the investment made by a Permitted Tax Equity Investor in a Tax Equity JV or Lessee pursuant to a Tax Equity Operating Agreement and related tax equity investment documents.

“Total Term Loan Commitment” means the sum of the Term Loan Commitments of the Lenders.

“Total Term Loan Exposure” means the sum of the Term Loan Exposures of the Lenders.

“Tranche” means a Construction Loan Tranche or Term Loan Tranche, as applicable.

“Tranche Discharge Date” means, with respect to each Project, the date on which the Tranche of such Project is repaid in full, which repayment, following the Term Conversion of the final Project, shall be based on the schedule attached to the final Term Conversion Date Base Case Model allocating the Term Loans to each Project.

“Transferee” any Assignee or Participant that is an Eligible Assignee.

“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.

“Uncommitted Tax Equity Project” means a Tax Equity Project for which definitive Tax Equity Documents are not in place when the applicable Notice of New Project is submitted and the Sponsors or Guarantor have not then provided an Acceptable Letter of Credit in the amount of the Tax Equity Commitment determined for such Uncommitted Tax Equity Project in accordance with the formula set forth in Schedule 1.1E.

“Uncommitted Tax Equity Project Sublimit” means $62,500,000.

“Unrated Creditworthy Customer” means an unrated counterparty whose financial strength is equivalent to a Rated Investment Grade Customer based on a financial qualification analysis and, if applicable, an assigned “estimate”, “private” or “shadow” rating in each case consistent with the Guarantor’s underwriting process and the criteria set forth on Schedule 1.1D.

“Unrated Non-Investment Grade Customer” means an unrated counterparty whose financial strength is not equivalent to a Rated Investment Grade Customer based on a financial qualification analysis and, if applicable, an assigned “estimate”, “private” or “shadow” rating in each case consistent with the Guarantor’s underwriting process and the criteria set forth on Schedule 1.1D.

“U.S. Lender” has the meaning given to such term in Section 2.21(g).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers ” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Rules of Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Loan Documents:

(a) The singular includes the plural and the plural includes the singular.

(b) The word “or” is not exclusive. Thus, if a party “may do (a) or (b)”, then the party may do either or both. The party is not limited to a mutually exclusive choice between the two alternatives.

(c) A reference to a Governmental Rule includes any amendment or modification to such Government Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

(d) A reference to a Person includes its successors and permitted assigns.

(e) Accounting terms have the meanings given to them by GAAP, as applied by the accounting entity to which they refer. For purposes of determining compliance with any financial covenants contained in this Agreement, any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(f) The words “include,” “includes” and “including” are not limiting.

(g) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(h) References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(i) The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j) References to “days” means calendar days, unless the term “Business Days” shall be used. References to a time of day means such time in New York, New York, unless otherwise specified. If the Borrower or any Affiliate of the Borrower is required to perform an action, deliver a document or take such other action by a calendar day and such day is not a Business Day, then the Borrower or such Affiliate shall take such action by the next succeeding “Business Day”.

(k) The Loan Documents are the result of negotiations between, and have been reviewed by the Borrower, the Agents, the DSR LC Issuing Banks, the Depositary Bank and each Lender and their respective counsel. Accordingly, the Loan Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, the Agents, the DSR LC Issuing Banks, the Depositary Bank or any Lender.

1.3 Disposition of Project Companies. From and after the earlier of the Mechanical Completion Funding or Tranche Discharge Date for any Project, the Project Company owning such Project shall automatically be deemed to no longer be a party to this Agreement. From and after the Tranche Discharge Date for any Project, such Project shall be automatically deemed not to be a Project under the Loan Documents and such Project Company shall be deemed not to be a Project Company under the Loan Documents.

1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE 2

THE CREDIT FACILITIES

2.1 Construction Loan Commitments. Subject to the terms and conditions hereof, each Lender severally, but not jointly, agrees to make Construction Loans to the Borrower (available in one or more Construction Loan Tranches) (a) from time to time during the Construction Period for each Project, but not more often than once in a calendar month with respect to each Construction Loan Tranche (except for Borrowings of Construction Loans made solely with respect to the payment of the interest under Section 2.14 and the fees under Section 2.6), (b) as LIBOR Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2, 2.11 and 2.12, and (c) in an amount which shall not (i) for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Construction Loan Exposure at such time exceeding such Lender’s Construction Loan Commitment Percentage multiplied by the then-applicable Construction Loan Limit, (ii) for any Lender at any time, result in the Construction Loans made by such Lender for any Borrowing exceeding such Lender’s Construction Loan Commitment Percentage multiplied by the then-applicable Available Construction Loan Commitment, (iii) after giving effect thereto and to the application of the proceeds thereof, result in the aggregate outstanding principal amount of Construction Loans under any Construction Loan Tranche exceeding the Construction Loan Tranche Amount for such Tranche and (iv) after giving effect thereto and to the application of the proceeds thereof, any such making of a Construction Loan shall not result in the Total Construction Loan Exposure exceeding the Construction Loan Limit at such time or in the aggregate outstanding principal amount of Construction Loans made to fund Uncommitted Tax Equity Projects exceed the Uncommitted Tax Equity Project Sublimit. Construction Loans may be repaid and reborrowed in accordance with the provisions and subject to the terms and conditions hereof. The Construction Loan Commitments, to the extent not committed to a Construction Loan Tranche for which the Project Initial Funding Date has occurred prior to expiration of the Construction Loan Availability Period, shall be reduced to zero on the earliest of (i) the last Business Day of the Construction Loan Availability Period, (ii) the date of acceleration of the Construction Loans and (iii) termination of the Construction Loan Commitments under Section 7.13. The Construction Loan Commitments committed to a Construction Loan Tranche for which the Project Initial Funding Date has occurred prior to expiration of the Construction Loan Availability Period shall be reduced to zero on the earliest of (i) the Construction Loan Maturity Date for such Construction Loan Tranche, (ii) the date of acceleration of the Construction Loans under Section 7.13 and (iii) termination of the Construction Loan Commitments under Section 7.13.

2.2 Procedures for Construction Loan Borrowing and Repayment of Construction Loans.

(a) Procedures for Construction Loan Borrowing. The Borrower may borrow under the Construction Loan Commitments during the Construction Period for each Project on any Business Day (subject to the limitations in Section 2.1); provided that the Borrower shall give the Administrative Agent an irrevocable appropriately completed written notice substantially in the form of Exhibit A-1 (a “Construction Loan Notice of Borrowing”), as applicable, which notice must be received by the Administrative Agent by noon, New York time, (a) three (3) Business Days prior to the requested Borrowing date, in the case of LIBOR Loans, or (b) one (1) Business Day prior to the requested Borrowing date, in the case of Base Rate Loans, specifying, among other things: (a) the applicable Construction Loan Tranche, (b) the amount of the requested Borrowing, which shall be in a minimum amount of $250,000 (except for the amount made on the Borrower’s final requested Borrowing) and in whole multiples of $10,000 in excess thereof; (c) the date of the requested Borrowing, which shall be a Business Day, and whether such Borrowing shall consist of Base Rate Loans and/or LIBOR Loans; and (d) in the case of LIBOR Loans, the initial Interest Period. If the Borrower elects a LIBOR Loan and changes the date of a Borrowing after noon New York time within three (3) Business Days of the date of such Borrowing, the Borrower shall reimburse the Lenders for Breakage Costs, if any, incurred as a result thereof in accordance with Section 2.22. The Administrative Agent shall promptly, and in any event within two (2) Business Days prior to the requested Borrowing date in the case of LIBOR Loans, notify each Lender of the contents of such notice. The Borrower shall not be permitted to request a Borrowing of Construction Loans more than once every two (2) consecutive calendar weeks; provided that the Borrower may request Borrowings under multiple Construction Loan Tranches on each such occasion.

(b) Repayment of Construction Loans. With respect to each Construction Loan Tranche, the Borrower shall repay to the Lenders on the applicable Construction Loan Maturity Date all outstanding Construction Loans borrowed under such Construction Loan Tranche that have not been Term Converted to Term Loans in accordance with Section 2.3(a) and Section 2.4.

2.3 Term Loans and DSR LC Commitments.

(a) Term Loans. Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make Term Loans to the Borrower (in one or more Term Loan Tranches) (i) on the applicable Term Conversion Date by (A) converting the unpaid principal amount of its Construction Loans under each Construction Loan Tranche then outstanding into a corresponding Term Loan Tranche or (B) a Borrowing of Term Loans by the Borrower for the purpose set forth in Section 5.7(b)(ii) in accordance with the applicable Notice of Term Conversion, which shall be deemed a Term Conversion of Construction Loans and a Construction Loan Tranche for such Operating Project in the amount of the Term Loans requested, (ii) as LIBOR Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.11 and 2.12, (iii) in an amount which shall not (A) for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Term Loan Exposure at such time exceeding such Lender’s Term Loan Commitment Percentage multiplied by the then-applicable Total Term Loan Commitment, (B) for any Lender at any time, result in the Term Loans made by such Lender on any Term Conversion Date exceeding such Lender’s Term Loan Commitment Percentage multiplied by the then-applicable Available Term Loan Commitment, and (C) after giving effect thereto and to the application of the proceeds thereof, result in the Total Term Loan Exposure exceeding the Total Term Loan Commitment at such time and (iv) after giving effect thereto, result in the Construction Loan Limit being less than zero; provided that at no point shall (x) the aggregate Construction Loan Exposure of all Lenders plus the aggregate Term Loan Exposure of all Lenders exceed $187,500,000 and (y) the Construction Loan Exposure plus the Term Loan Exposure of any Lender exceed such Lender’s Proportionate Share of $187,500,000. Term Loans shall be repaid in accordance with the provisions and subject to the terms and conditions hereof, and Term Loans repaid may not be reborrowed. The Term Loan Commitments shall terminate on the earliest of (1) 5:00 p.m. (New York time) on the latest Date Certain, (2) the date of acceleration of the Loans under Section 7.13 and (3) termination of the Commitments under Section 7.13; provided that Term Loan Commitments shall be reduced to zero in an amount equal to and concurrently with the reduction of any Construction Loan Commitments to zero under Section 2.1.

(b) DSR LC Loans. Subject to the terms and conditions hereof, each DSR LC Issuing Bank agrees to make DSR LC Loans to the Borrower in respect of the DSR Letters of Credit issued by it in an aggregate principal amount at any one time outstanding which does not exceed an amount equal to the DSR LC Commitment of such DSR LC Issuing Bank (less the Available Amount with respect to, and any unreimbursed Drawings under, such DSR Letters of Credit issued by such DSR LC Issuing Bank), deemed made in accordance with Section 2.17(e). Each DSR LC Issuing Bank’s DSR LC Commitments shall be reduced to zero on the DSR LC Commitment Termination Date.

2.4 Term Loan Conversion.

(a) The Borrower shall request the Term Loans by delivering to the Administrative Agent a written notice in the form of Exhibit A-2 (the “Notice of Term Conversion”), which shall specify: (i) each of the Construction Loan Tranches to be Term Converted (or deemed Term Converted in the case of an Operating Project); (ii) the aggregate principal amount of the requested Term Loans (calculated in accordance with paragraphs (b) and (c) below); (iii) the proposed Term Conversion Date, which shall be a Business Day; and (iv) the initial Interest Period(s) applicable thereto. The Borrower shall give the Notice of Term Conversion to the Administrative Agent by noon New York time at least seven (7) Business Days before the proposed Term Conversion Date. The Borrower may not provide a Notice of Term Conversion more than once in each fiscal quarter (for the avoidance of doubt, the Borrower may Term Convert more than one Construction Loan Tranche pursuant to each Notice of Term Conversion). Notwithstanding the foregoing, the Borrower may submit a Notice of Term Conversion for a Project (i) at any time to the extent necessary to achieve the Term Conversion Date for such Project prior to its Date Certain or (ii) if such Project is an Operating Project, at any time the Borrower is permitted to request a Borrowing of Construction Loans pursuant to Section 2.2(a). The Borrower may retract a previously provided Notice of Term Conversion at any time, but in no event less than three (3) Business Days prior to the proposed Term Conversion Date, and resubmit at a later date a new Notice of Term Conversion in accordance with this Section 2.4(a) as long as the giving or retraction of the Notice of Term Conversion by the Borrower is in good faith and the Borrower has exercised commercially reasonable efforts to achieve the applicable Term Conversion Date.

(b) On each Term Conversion Date, the Administrative Agent shall determine (i) for any Project that is not an Operating Project, the aggregate principal amount of the Construction Loans that are outstanding with respect to the applicable Construction Loan Tranche as of such Term Conversion Date before giving effect to the prepayment of the applicable Construction Loans in accordance with Section 2.4(c) and (ii) the maximum principal amount of Term Loans that allows the Borrower to satisfy the TCD Sizing Criteria for the applicable Project in accordance with the Term Conversion Date Base Case Model delivered to Administrative Agent pursuant to Section 3.5(i). Such maximum principal amount of Term Loans shall be determined by the Administrative Agent (acting at the direction of, or with the consent of, the Required Lenders, which direction or consent will not be unreasonably withheld, conditioned or delayed) using the applicable Term Conversion Date Base Case Model.

(c) If the amount set forth in clause (ii) of Section 2.4(b) is less than the amount set forth in clause (i) of Section 2.4(b) for a Project (such deficiency amount, a “Term Loan Resizing Prepayment Amount”), the Borrower shall prepay on the applicable Term Conversion Date the Construction Loans with respect to the applicable Construction Loan Tranche in an amount equal to the Term Loan Resizing Prepayment Amount for such Project.

(d) If the conditions to Term Conversion set forth herein have been met, including the conditions precedent set forth in Section 3.5 (or waived in accordance with the terms hereof), and if the Borrower has not retracted the Notice of Term Conversion, then, on the Term Conversion Date specified in the Notice of Term Conversion for a Project that is not an Operating Project, the Construction Loans being Term Converted shall be deemed repaid and the Lenders shall be deemed to have made Term Loans to the Borrower, in each case in an amount equal to the amount of the Construction Loans deemed paid off.

2.5 Repayment of Term Loans and DSR LC Loans.

(a) The Borrower shall repay (i) a principal amount of the Term Loans in a Term Loan Tranche on each Repayment Date for such Term Loan Tranche in an amount equal to the Scheduled Repayment Amount for such Term Loan Tranche and (ii) all outstanding Term Loans on the Term Loan Maturity Date.

(b) The Borrower shall repay all outstanding DSR LC Loans on the DSR LC Loan Maturity Date of such DSR LC Loan.

2.6 Fees.

(a) Agent Fees.

(i) On the Closing Date, the Borrower shall pay to the Administrative Agent (for the benefit of the applicable parties to the Agent Fee Agreement and each Other Fee Agreement) the up-front, arranging, participation and structuring fees, in each such case, in the amount set forth in the Agent Fee Agreement and each Other Fee Agreement. Such fees may be paid out of the proceeds of the Construction Loans.

(ii) The Borrower shall pay to the Administrative Agent on the Closing Date and on each other date as specified in the Agent Fee Agreement entered into by and between the Administrative Agent and the Borrower, solely for the account of Administrative Agent, an agency fee payable at the times and in the amounts set forth in such Agent Fee Agreement.

(iii) The Borrower shall pay to Depositary Bank and the Collateral Agent on the Closing Date and on each other date specified in the Agent Fee Agreement entered into by and between the Collateral Agent, the Depositary Bank and the Borrower, solely for the account of Depositary Bank and the Collateral Agent, as applicable, the fees payable at the times and in the amounts set forth in such Agent Fee Agreement.

(b) Loan Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Construction Loan Availability Period or, if later, the latest Construction Loan Maturity Date, computed at the Commitment Fee Rate on the Available Construction Loan Commitment of such Lender for each day during the period for which payment is made, payable in arrears on each Fee Payment Date during the Construction Loan Availability Period and on the Construction Loan Maturity Date for each Project with a Construction Period ending on or after the Construction Loan Availability Period (or, if the Construction Loan Commitments are cancelled or expire prior to such date, on the date of such cancellation or expiration).

(c) Other DSR Letter of Credit Fees. The Borrower shall pay in arrears to each DSR LC Issuing Bank, on each Fee Payment Date occurring during the period from and including the date of issuance of each DSR Letter of Credit issued by such DSR LC Issuing Bank to the latest DSR LC Commitment Termination Date, a letter of credit fee on the daily aggregate Available Amount with respect to such DSR Letter of Credit outstanding during the period for which payment is made at a rate per annum equal to the Applicable Margin in effect for LIBOR Loans effective for each day in such period.

2.7 Optional Prepayments. Subject to Section 2.9, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except for any Breakage Costs or Interest Fix Fees, as applicable), upon irrevocable notice delivered to the Administrative Agent no later than noon, New York time, three (3) Business Days prior thereto, in the case of LIBOR Loans, and no later than noon, New York time, one (1) Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Loans or Base Rate Loans and the amount of the estimated Interest Fix Fees due in connection with such optional prepayment, if applicable (calculated as if the date of such notice were the date of the optional prepayment) setting forth the details of such computation. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.8 Mandatory Prepayments. The Borrower shall make the following mandatory prepayments, without premium or penalty (except for any Breakage Costs or Interest Fix Fees, as applicable).

(a) The Borrower shall apply funds disbursed from the Distribution Reserve Account to the extent provided in Section 3.10(b)(i) of the Depositary Agreement to the prepayment of the Term Loans in accordance with Section 2.9;

(b) The Borrower shall apply the Net Cash Proceeds received from a Permitted Sale to the prepayment of the Term Loans of the applicable Term Loan Tranche in accordance with Section 3.9 of the Depositary Agreement.

(c) The Borrower shall apply Loss Proceeds disbursed from the Prepayment Account in accordance with Sections 3.8 and 3.9(b) of the Depositary Agreement to the prepayment of the Tranche of Loans for the Project that experienced the Event of Loss, in accordance with Section 2.9;

(d) The Borrower shall apply amounts disbursed from the Revenue Account pursuant to Section 3.2(c)(v) of the Depositary Agreement to the prepayment of DSR LC Loans in accordance with Section 2.9 (and, if such disbursed amount is less than the aggregate outstanding amount of DSR LC Loans, such amount shall be applied pro rata to the prepayment of the DSR LC Loans);

(e) The Borrower shall apply funds disbursed from the Revenue Account to the extent provided in Section 3.2(c)(vi) of the Depositary Agreement to the prepayment of the Term Loans outstanding for the applicable Merchant Project or Lower-Tier CS Project in accordance with Section 2.9; and

(f) The Borrower shall prepay Construction Loans on the Term Conversion Date to the extent required by the terms of Section 2.4(c), in accordance with Section 2.9.

(g) The Borrower shall prepay Term Loans to the extent required by the terms of Section 5.22, in accordance with Section 2.9.

2.9 Terms of All Prepayments.

(a) Except as otherwise provided in this Agreement including Section 2.8 and this Section 2.9, amounts to be applied in connection with mandatory prepayments made pursuant to Section 2.8 shall be applied (i) first, to the prepayment of Construction Loans or Term Loans, as the case may be, in accordance with Section 2.9(b), and (ii) second, to the prepayment of DSR LC Loans. The application of any prepayment pursuant to Section 2.8 shall be made first to Base Rate Loans and second to LIBOR Loans, in each case pro rata among such Base Rate Loans or LIBOR Loans, as applicable.

(b) Term Loans prepaid in accordance with Section 2.8 shall, subject to the last sentence of Section 2.9(a), be applied pro rata to each Scheduled Repayment Amount then provided for in the Amortization Schedule for the applicable Tranche, excluding the final Scheduled Repayment Amount unless all other Scheduled Repayment Amounts have been paid.

(c) All prepayments of Loans shall be applied among the Lenders according to their respective Proportionate Shares of the Loans being repaid at the time of the applicable prepayment.

(d) Amounts to be applied in connection with voluntary prepayments made pursuant to Section 2.7 shall be applied, in the case of the Term Loans as directed by the Borrower, provided that such voluntary prepayment shall be made on a pro rata basis within the class, tranche or facility directed to be prepaid by the Borrower. If no such direction is provided, such voluntary prepayments shall be applied in direct order of maturity against the remaining Scheduled Repayment Amounts then provided for in the Amortization Schedule for the applicable Tranche, including the final Scheduled Repayment Amount.

(e) Upon the prepayment of any Loan (whether such prepayment is an optional prepayment or a mandatory prepayment), the Borrower shall pay to the Administrative Agent (to the account identified in Annex 1) for the account of each Lender which made such Loan (i) all accrued interest to the date of such prepayment owed pursuant to the terms of this Agreement on the amount prepaid; and (ii) all accrued fees to the date of such prepayment owed pursuant to the terms of this Agreement corresponding to the amount being prepaid.

(f) In the event of any prepayment of Term Loans under this Agreement, such prepayment shall be accompanied by a concurrent reduction by the Borrower or the Counterparty of the notional amount of the Interest Rate Agreements (including the payment of any Interest Fix Fees that become due and payable as a result thereof) then in effect, on a pro rata basis across all Counterparties to such Interest Rate Agreements, such that after such prepayment the aggregate notional amounts under such Interest Rate Agreements would not exceed one hundred percent (100%) of the aggregate principal amount outstanding under the Term Loans.

(g) Except for Construction Loans that are Term Converted pursuant to the terms of this Agreement, in no event shall any mandatory or optional prepayments be funded from the proceeds of any Loan.

2.10 Termination or Reduction of Commitments.

(a) The Borrower shall have the right to terminate the Commitments in full in connection with a prepayment of all the outstanding Loans in accordance with Sections 2.7 or 2.8.

(i) The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate, or from time to time reduce, any of the Construction Loan Commitments (and correspondingly terminate or reduce the Term Loan Commitments in the same amount); provided that (i) each reduction of such Construction Loan Commitments (other than a Construction Loan Commitment reduction to zero) shall be in an amount that is an integral multiple of $10,000 and not less than $250,000 (or if less, the remaining amount of such Construction Loan Commitments), (ii) the Borrower shall not terminate or reduce the Construction Loan Commitments for a Construction Loan Tranche unless, after giving effect thereto, the remaining unused amount of the Construction Loan Commitments for such Construction Loan Tranche, the amount of the Equity Commitment for such Project and any other cash in the Construction Account or the Loss Proceeds Account is sufficient to fund all Project Costs for such Project projected to be incurred from the date of termination or reduction of Construction Loan Commitments through the applicable Term Conversion Date, as certified to the Lenders by the Borrower and confirmed by the Independent Engineer and (iii) no such termination or reduction would reasonably be expected to cause a Default or Event of Default. Any such termination or reduction of the Construction Loan Commitments (and corresponding reduction of the Term Loan Commitments) shall permanently reduce the Construction Loan Commitments and the Term Loan Commitments. In the event the Borrower terminates all of the Commitments in accordance with this Section 2.10(a)(i), the Borrower shall on the date of such termination, terminate the DSR Letters of Credit.

(b) The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent and the applicable DSR LC Issuing Banks, to terminate, or from time to time reduce, any of the DSR LC Commitments; provided that (i) each reduction of the DSR LC Commitments shall be in an amount that is an integral multiple of $10,000 and not less than $250,000 (or, if less, the remaining amount of the DSR LC Commitments) and (ii) the Borrower shall not terminate or reduce the DSR LC Commitments unless, after giving effect thereto, the DSR Requirement shall be satisfied in accordance with the Depositary Agreement. Any such termination or reduction in the DSR LC Commitments shall permanently reduce the DSR LC Commitments then in effect.

2.11 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans by delivering to the Administrative Agent an irrevocable written notice in the form of Exhibit A-3 (a “Notice of Conversion or Continuation”) no later than noon, New York time, on the Business Day preceding the proposed conversion date. The Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by delivering to the Administrative Agent an irrevocable Notice of Conversion or Continuation no later than noon, New York time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Absent a Notice of Conversion or Continuation in accordance with clause (a) above, each LIBOR Loan shall be continued as a LIBOR Loan upon the expiration of the then current Interest Period with respect thereto in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no LIBOR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations, and provided, further, that if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

2.12 Successor LIBOR.

(a) If prior to the commencement of the Interest Period for any LIBOR Loan, the Administrative Agent or the Required Lenders determine that (i) deposits in Dollars (in the applicable amounts) are not being offered to such parties in the London Interbank Offered Rate market for such Interest Period, (ii) the making or funding of LIBOR Loans has become impracticable or (iii) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a LIBOR Loan shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, a Base Rate Loan on the last day of the Interest Period applicable thereto, (y) if any Borrowing request requests a LIBOR Loan, such request shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (z) the obligations of the Lenders to make LIBOR Loans shall be suspended until the Administrative Agents or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event the Administrative Agent shall so notify the Borrower and Lenders.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate, fair and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Rate is not available or published on a current basis or the circumstances set forth in Section 2.12(a) have arisen, and such circumstances are unlikely to be temporary;

(ii) LIBOR is not published by the administrator of the LIBOR Rate for five consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of the LIBOR Rate or by the regulatory supervisor for the administrator of the LIBOR Rate;

(iii) the circumstances set forth in clauses (i) or (ii) above have not arisen but (A) the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement or publication of information identifying (x) a specific date after which LIBOR or the LIBOR Rate shall no longer be made available, or used for determining the interest rate of loans or (y) is no longer representative or may no longer be used, or (B) the administrator of the LIBOR Rate has made a public statement or publication of information that it has invoked or will invoke, permanently or indefinitely, its insufficient submissions policy (such specific date, the “Scheduled Unavailability Date”); or

(iv) newly syndicated loans denominated in Dollars in the U.S. market currently being executed, or that include language similar to that contained in this Section 2.12, are being executed or amended (as applicable) to incorporate or adopt a new, widely recognized replacement benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment entered into by the Administrative Agent and the Borrower shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If the Administrative Agent or the Required Lenders have determined that no LIBOR Successor Rate has been determined and the circumstances under clause (i), (ii), (iii) or (iv) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (A) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods), and (B) the LIBOR Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a LIBOR Loan shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, a Base Rate Loan on the last day of the Interest Period applicable thereto (subject to the foregoing clause (B), and if any Borrowing request requests a LIBOR Loan, such Borrowing request shall be automatically withdrawn and shall be made as a Base Rate Loan (subject to the foregoing clause (A)). Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

2.13 Illegality. Notwithstanding any other provisions hereof, if any Legal Requirement shall make it unlawful for any Lender to make, fund or maintain LIBOR Loans, such Lender shall promptly give notice of such circumstances to the Administrative Agent, Borrower and the other Lenders. In such an event, (i) the commitment of such Lender to make LIBOR Loans, continue LIBOR Loans as LIBOR Loans or convert Base Rate Loans to LIBOR Loans shall be immediately suspended and (ii) such Lender’s outstanding LIBOR Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Legal Requirement.

2.14 Interest Rates and Payment Dates.

(a) Each LIBOR Loan shall bear interest on the unpaid principal amount thereof from and including the first day of an Interest Period to but excluding the last day of such Interest Period at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin for LIBOR Loans.

(b) Each Base Rate Loan shall bear interest on the unpaid principal amount thereof from the date such Loan is advanced, until, but excluding, the date of repayment thereof at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(c) (i) If all or a portion of the principal amount of, or any interest payable on, of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment) (such applicable rate, the “Default Rate”).

(d) Interest on each Term Loan shall be payable in arrears on each Interest Payment Date and interest on each Construction Loan shall be capitalized on each Interest Payment Date or payable in arrears on each Interest Payment Date at the Borrower’s discretion; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Promissory Notes.

(a) The obligation of the Borrower to repay the Construction Loans made by each Lender and to pay interest thereon at the rates provided herein shall if requested by such Lender be evidenced by Construction Loan promissory notes in the form of Exhibit C-1 (individually, a “Construction Loan Note” and, collectively, the “Construction Loan Notes”), each payable to such Lender or its registered successors or assigns and in the principal amount of such Lender’s Construction Loan Commitment.

(b) The obligation of the Borrower to repay the Term Loans made by each Lender and to pay all interest thereon at the rates provided herein shall if requested by such Lender be evidenced by Term Loan promissory notes substantially in the form of Exhibit C-2 (individually, a “Term Loan Note” and, collectively, the “Term Loan Notes”), each payable to such Lender or its registered successors or assigns and in the principal amount of such Lender’s Term Loan Commitment. Such Term Loan Notes shall be delivered to each applicable Lender on or prior to the final Term Conversion Date.

(c) The obligation of the Borrower to repay the DSR LC Loans made by each DSR LC Issuing Bank and to pay all interest thereon at the rates provided herein shall if requested by such DSR LC Issuing Bank be evidenced by a DSR LC Loan promissory note substantially in the form of Exhibit C-3 (individually, “DSR LC Loan Note” and, collectively, the “DSR LC Loan Notes”), payable to such DSR LC Issuing Bank or its registered successors or assigns and in the principal amount of such Lender’s DSR LC Commitment. The DSR LC Loan Notes shall be delivered to each applicable DSR LC Issuing Bank on or prior to the date of issuance of the applicable DSR Letter of Credit.

2.17 DSR Letters of Credit.

(a) DSR LC Commitment. Subject to the terms and conditions hereof, each DSR LC Issuing Bank agrees to Issue DSR Letters of Credit for the account of the Borrower from time to time prior to the DSR LC Commitment Termination Date, including on any Term Conversion Date, up to an aggregate maximum stated amount equal to the DSR LC Commitment of the DSR LC Issuing Bank Issuing such DSR Letter of Credit, subject to the following:

(i) Each DSR Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the earlier of (1) twelve (12) months from the date of Issuance of such DSR Letter of Credit and (2) the date that is five (5) Business Days prior to the DSR LC Commitment Termination Date; provided that each DSR Letter of Credit shall provide for renewal for one or more additional 12 month periods (which in no event shall extend beyond the date that is five (5) Business Days prior to the DSR LC Commitment Termination Date). Each DSR Letter of Credit shall provide that the available amount thereunder shall be reduced by each Drawing made by the applicable beneficiary pursuant to such DSR Letter of Credit (such amount for each such DSR Letter of Credit, as so reduced from time to time, outstanding at any time, the “Available Amount”) subject to Section 2.17(m) in the case of DSR Letters of Credit. Each DSR LC Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Lenders, of any changes in the Available Amount of the DSR Letter of Credit Issued by it or the expiration date of any DSR Letter of Credit; provided, however, that the failure to give such notice, or notice of a Drawing, shall not limit or impair the rights of such DSR LC Issuing Bank hereunder and under the Loan Documents.

(ii) No DSR LC Issuing Bank shall at any time be obligated to Issue any DSR Letter of Credit if such Issuance would conflict with or cause such DSR LC Issuing Bank to exceed any limits imposed by, any applicable Governmental Rule.

(b) Procedure for Issuance of DSR Letters of Credit. The Borrower may request that a DSR LC Issuing Bank Issue a DSR Letter of Credit by delivering to such DSR LC Issuing Bank and the Administrative Agent, at the applicable addresses for notices specified herein, a DSR LC Issuance Notice, substantially in the form of Exhibit G, and a letter of credit application in such DSR LC Issuing Bank’s standard form in connection with any request for a letter of credit, completed to the satisfaction of such DSR LC Issuing Bank, and such other certificates, documents and other papers and information as such DSR LC Issuing Bank may request. Upon receipt of such DSR LC Issuance Notice and such application and the reasonable satisfaction of the conditions precedent in Section 3.4, such DSR LC Issuing Bank will process such application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly Issue such DSR Letter of Credit requested thereby (but in no event shall such DSR LC Issuing Bank be required to Issue such DSR Letter of Credit earlier than three (3) Business Days after its receipt of the DSR LC Issuance Notice and application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such DSR Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such DSR LC Issuing Bank and the Borrower. Each DSR LC Issuing Bank shall furnish a copy of the DSR Letter of Credit Issued by it to the Borrower and the Administrative Agent promptly following the Issuance thereof. Such DSR LC Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the Issuance of such DSR Letter of Credit.

(c) Fees and Other Charges. In addition to the fees payable pursuant to Section 2.6, the Borrower shall pay or reimburse each DSR LC Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such DSR LC Issuing Bank in Issuing, negotiating, effecting payment under, amending or otherwise administering the DSR Letter of Credit Issued by it.

(d) Drawings. In the event that a Drawing is made on any DSR Letter of Credit on or prior to the DSR LC Commitment Termination Date, (i) the applicable DSR LC Issuing Bank shall promptly notify the Borrower and the Administrative Agent, and the Administrative Agent shall notify the Lenders, of such Drawing, and (ii) any payment by such DSR LC Issuing Bank of such Drawing shall, to the extent provided in Section 2.17(e) below, constitute the making by such DSR LC Issuing Bank of a DSR LC Loan to the Borrower in the amount of such Drawing. In such event, any DSR LC Issuing Bank making a DSR LC Loan shall be entitled to the same rights and remedies (on a pro rata basis) in respect of such DSR LC Loans as any Lender that has made a Term Loan has in respect of such Loans hereunder. All such DSR LC Loans made with respect to Drawings under the related DSR Letter of Credit under this Section 2.17(d) shall be secured by the Security Documents as if made directly to the Borrower.

(e) Reimbursement Obligation of the Borrower.

(i) If a Drawing is paid under any DSR Letter of Credit, the Borrower shall reimburse the applicable DSR LC Issuing Bank for the amount of such Drawing so paid by paying to the Administrative Agent (to the account identified in Annex I) an amount equal to such Drawing in Dollars, no later than 3:00 p.m., New York City time, on the Business Day immediately following the date the Borrower receives notice thereof, subject to this Section 2.17(e). So long as no Event of Default has occurred and is continuing, if any Drawing is paid under any DSR Letter of Credit Issued by the related DSR LC Issuing Bank, the payment by such DSR LC Issuing Bank of such Drawing shall constitute the making of a DSR LC Loan by such DSR LC Issuing Bank to the Borrower in the amount of such Drawing, and to the extent so financed, the Borrower’s Reimbursement Obligations shall be discharged and replaced by the resulting DSR LC Loans. In addition, the Borrower shall reimburse such DSR LC Issuing Bank for any taxes, fees, charges or other costs or expenses incurred by such DSR LC Issuing Bank in connection with the payment of any such Drawing not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receive notice of such Drawing, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receive such notice. Each such payment shall be made to the applicable DSR LC Issuing Bank at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any DSR LC Loans made by any DSR LC Issuing Bank as a result of any Drawing from the date on which the relevant Drawing is paid until payment in full.

(ii) Any payment made by any DSR LC Issuing Bank for any Drawing (other than the funding of such Drawing with DSR LC Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its Reimbursement Obligations with respect to such Drawing except to the extent such Drawing is funded with a DSR LC Loan.

(f) Obligations Absolute. The Borrower’s obligations under this Section 2.17(f) shall be absolute, irrevocable and unconditional and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances and irrespective of (i) any lack of validity or enforceability of any DSR Letter of Credit, or any term or provision therein, (ii) payment by the respective DSR LC Issuing Bank under a DSR Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such DSR Letter of Credit, or (iii) any setoff, counterclaim or defense to payment that the Borrower may have or have had against any DSR LC Issuing Bank, the beneficiary of any DSR Letter of Credit or any other Person. The Borrower also agrees that, with respect to the DSR LC Issuing Banks, the DSR LC Issuing Banks shall not be responsible for, and the Borrower’s Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any DSR Letter of Credit or any other party to which any DSR Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of any DSR Letter of Credit or any such transferee. No DSR LC Issuing Bank shall be liable for any error, omission, interruption, loss or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the related DSR Letters of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond control of the respective DSR LC Issuing Bank, except for errors or omissions resulting in direct damages (as opposed to consequential damages claims in respect of which are hereby waived by the Borrower to the extent permitted by any applicable Governmental Rule) found by a final and non- appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such DSR LC Issuing Bank. The Borrower agrees that any action taken or omitted by any DSR LC Issuing Bank under or in connection with the related DSR Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of any DSR LC Issuing Bank to the Borrower.

(g) DSR Letter of Credit Payments. If any draft shall be presented for payment under any DSR Letter of Credit, the applicable DSR LC Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of any DSR LC Issuing Bank to the Borrower in connection with any draft presented for payment under the applicable DSR Letter of Credit shall, in addition to any payment obligation expressly provided for in such DSR Letter of Credit, be limited to determining that the documents (including each draft) delivered under the such DSR Letter of Credit in connection with such presentment are substantially in conformity with the such DSR Letter of Credit.

(h) Applications. To the extent that any provision of any letter of credit application or other agreement submitted by the Borrower to, or entered into with, any DSR LC Issuing Bank related to the applicable DSR Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.

(i) DSR LC Loan Interest. The Borrower shall pay interest with respect to all DSR LC Loans resulting from all Drawings pursuant to Section 2.14; provided, however, upon the occurrence of any Drawing, the Borrower shall be deemed to have elected the interest rate based on the Base Rate. Thereafter, DSR LC Loans may from time to time be LIBOR Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.11.

(j) Interim Interest. If any DSR LC Issuing Bank shall make any payment in respect of a Drawing, then, unless the Borrower shall reimburse such Drawing in full on the date such Drawing is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Drawing is made to but excluding the date that the Borrower reimburses such Drawing (including by the making of a DSR LC Loan), at the rate per annum then applicable to Base Rate Loans; provided that if such Drawing is not reimbursed by the Borrower when due pursuant to Section 2.17(e), then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable DSR LC Issuing Bank.

(k) Return of DSR Letters of Credit. On the day that any DSR Letter of Credit expires by its terms, the Borrower shall use commercially reasonable efforts to cause the original of such DSR Letter of Credit to be returned by the applicable beneficiary to such DSR LC Issuing Bank.

(l) Modifications and Supplements. Except for reductions in the Available Amount consistent with Section 2.17(a)(i), the issuance by a DSR LC Issuing Bank of any modification or supplement to any DSR Letter of Credit (other than a reduction or release thereof or as contemplated by Section 2.17(m)) in accordance with this Agreement shall be subject to the same conditions as are applicable under this Section 2.17(l) and Section 3.4 to the Issuance of new DSR Letters of Credit, and no such modification or supplement shall be Issued hereunder unless either (i) the respective DSR Letter of Credit affected thereby would have complied with such conditions had it originally been Issued hereunder in such modified or supplemented form or (ii) the applicable DSR LC Issuing Bank shall have consented thereto,

(m) Reinstatement of Amounts Available for Drawing and other Adjustments to Amounts Available for Drawing. In the event that any such DSR Letter of Credit provides that the amounts available for Drawing under such DSR Letter of Credit shall be reinstated (in whole or in part) upon delivery by the DSR LC Issuing Bank of such DSR Letter of Credit to the beneficiary of such DSR Letter of Credit of a certificate to the effect that amounts drawn under such DSR Letter of Credit have been reimbursed by the Borrower, such DSR LC Issuing Bank shall deliver such certificate so long as such DSR LC Issuing Bank shall have been advised in writing by the Administrative Agent that (A) the Available Amount of such DSR Letter of Credit does not exceed the applicable DSR LC Commitment of the applicable DSR LC Issuing Bank after giving effect to the reinstatement and (B)(1) the Reimbursement Obligation relating to such Drawing has been paid in full, together with interest thereon and all other amounts payable with respect thereto and/or (2) the related DSR LC Loan of such DSR Letter of Credit relating to such Reimbursement Obligation has been paid (in whole or in part), together with interest due and payable thereon and all other amounts payable with respect thereto; provided, that in the event that any such DSR LC Loan is paid in part the amount available for Drawing under the related DSR Letter of Credit shall be subject to reinstatement in an amount not exceeding the amount of such payment and provided, further, that the delivery of such certificate shall be subject to the same conditions as are applicable under this Section 2.17(m) and Section 3.4 to the issuance of new DSR Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (1) the respective DSR Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (2) the applicable DSR LC Issuing Bank shall have consented thereto.

(n) Addition, Replacement and Resignation of DSR LC Issuing Banks. Any Lender (or an Affiliate of a Lender) may become a DSR LC Issuing Bank at any time by written agreement between the Borrower, the Administrative Agent, and such Lender; provided that such Person shall be an Acceptable Letter of Credit Provider if it will be a DSR LC Issuing Bank. The Borrower may replace any DSR LC Issuing Bank with a Lender (or an Affiliate of a Lender) or other Person that agrees to issue a replacement DSR Letter of Credit that is consented to by the Administrative Agent and becomes party to this Agreement in accordance with Section 9.7(b) (provided that in the case of a DSR LC Issuing Bank such replacement Lender, Affiliate or other Person shall be an Acceptable Letter of Credit Provider) at any time by written agreement between the Borrower, the Administrative Agent, the replaced DSR LC Issuing Bank and such Lender (and, if applicable, its Affiliate). The Administrative Agent shall notify the Lenders of any such change of a DSR LC Issuing Bank. At the time any such change shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced DSR LC Issuing Bank. From and after the effective date of any such change, (a) the Lender becoming a DSR LC Issuing Bank shall have all the rights and obligations of a DSR LC Issuing Bank under this Agreement with respect to DSR Letters of Credit to be issued thereafter and (b) references herein to the term “DSR LC Issuing Bank” shall be deemed to refer to such new or to any previous DSR LC Issuing Bank, or to such new and all previous DSR LC Issuing Banks, as the context shall require. After the replacement of a DSR LC Issuing Bank hereunder, the replaced DSR LC Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of a DSR LC Issuing Bank under this Agreement with respect to DSR Letters of Credit issued by it prior to such replacement (and any related Reimbursement Obligations), but shall not be required to issue additional DSR Letters of Credit; provided that at the request of the replaced DSR LC Issuing Bank the Borrower shall arrange to substitute DSR Letters of Credit issued by such replaced DSR LC Issuing Bank with DSR Letters of Credit issued by one or more of the other DSR LC Issuing Banks.

2.18 General Loan Funding Terms; Pro Rata Treatment and Payments.

(a) (i) Each Construction Loan Notice of Borrowing, Notice of Term Conversion and notice of conversion of Loans shall be delivered to the Administrative Agent in accordance with the notice provisions of Section 9.2. The Administrative Agent shall promptly notify each Lender, and, if applicable, the DSR LC Issuing Banks, of the contents of such notices.

(i) No later than 2:00 P.M., New York time, on a date of a requested Borrowing set forth in a timely delivered Construction Loan Notice of Borrowing, if the applicable conditions precedent listed in Section 3.1, Section 3.2 and Section 3.3 have been satisfied or waived, each Lender shall make available the Loans, as applicable, requested in the Construction Loan Notice of Borrowing in Dollars and in immediately available funds in accordance with the applicable Funds Flow Memorandum.

(ii) Subject to the satisfaction of the conditions precedent set forth in Section 3.5, no later than 2:00 P.M., New York time, on the date of the requested Term Conversion set forth in a timely delivered Notice of Term Conversion, each Lender shall make available its Proportionate Share of the Term Loans in the amount equal to the aggregate amount of the (x) Construction Loans being Term Converted or (y) Term Loan Borrowing, as applicable, as requested in the relevant Notice of Term Conversion, in Dollars in immediately available funds. The making of such Term Loans shall be effected by each Lender (A) converting to a Term Loan the unpaid principal amount of its Construction Loans in accordance with Section 2.3(a) and Section 2.4 or (B) disbursing such funds in accordance with the applicable Funds Flow Memorandum.

(b) Each Borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any commitment fee shall be made pro rata according to the respective Proportionate Shares of such Loans, as the case may be, of the relevant Lenders.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Construction Loans shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. Each payment by the Borrower on account of principal of and interest on the DSR LC Loans shall be made pro rata according to the respective outstanding principal amounts of such DSR LC Loans then held by the DSR LC Issuing Banks. Amounts prepaid on account of the Construction Loans and Term Loans may be reborrowed in accordance with the terms hereof.

All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 A.M., New York time, on the due date thereof to the Administrative Agent for the account of each Agent, each Lender and each DSR LC Issuing Bank (as the case may be) at its account identified in Annex 1 or the accounts set forth in an administrative questionnaire delivered to the Administrative Agent from each Lender from time to time, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Person promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.8. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payments hereunder on LIBOR Loans becomes due and payable on a day other than a Business Day, such payment shall be due and payable on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.18(d), 2.18(e) or 9.8, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent or the DSR LC Issuing Banks for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, provided, for the avoidance of doubt, notwithstanding the application of amounts received from the Borrower (including in respect of Debt Service, interest payments, fee payments or other obligations) to satisfy such Lender’s obligations, the receipt of payments from the Borrower will credit the obligations of the Borrower so paid.

2.19 [Reserved].

2.20 Legal Requirements.

(a) If the adoption of or any change in any Legal Requirement or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, the DSR Letters of Credit, any application with respect to the DSR Letters of Credit, or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or issuing or participating in the DSR Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Legal Requirement regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of the DSR Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate describing in reasonable detail the basis and calculation of any additional amounts payable pursuant to this Section 2.20 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.20, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.20 for any amounts incurred more than nine (9) months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) For the avoidance of doubt, this Section 2.20 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date adopted, issued, promulgated or implemented and this Section 2.20 shall apply to all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued or implemented.

2.21 Taxes.

(a) To the extent permitted by law, payments made by the Loan Parties under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If any applicable Governmental Rule (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with any applicable Governmental Rule and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.21) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with any applicable Governmental Rule, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent, and each Lender, within fifteen (15) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.21) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Whenever any Indemnified Taxes are payable by any Loan Party, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof, if available, or such other evidence of payment that is reasonably satisfactory to the Administrative Agent or the relevant Lender.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by any applicable Governmental Rule or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by any applicable Governmental Rule as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not subject such Lender to any material unreimbursed cost or would not materially prejudice the legal position of such Lender.

(g) Without limiting the generality of this paragraph (g), each Lender (or Transferee) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) either (A) if such Lender or Transferee is a “United States Person” as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”) (other than exempt holders that so certify), two copies of a U.S. Internal Revenue Service Form W-9 or any successor form, properly completed and duly executed by such U.S. Lender or (B) if such Lender or Transferee is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) and if such Lender is legally entitled to do so, two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying U.S. Internal Revenue Service forms), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H to this Agreement and the applicable U.S. Internal Revenue Service Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each U.S. Lender or Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent. In addition, each U.S. Lender or Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender and shall deliver extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent.

(h) If a payment made to a Lender would be subject to United States withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by any applicable Governmental Rule (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(i) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the indemnifying party or with respect to which the indemnifying party has paid additional amounts pursuant to this Section 2.21 it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, by the indemnifying party under this Section 2.21 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the indemnifying party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

(j) The agreements in this Section 2.21 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement or (b) default by the Borrower in making any prepayment of or conversion from LIBOR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement (“Breakage Costs”). Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.22 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20 or 2.21(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.24 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.20 or 2.21(a).

2.24 Replacement of Lenders.

(a) If (i) any Lender requests reimbursement for amounts owing pursuant to Sections 2.20 or 2.21(a), (ii) any Lender becomes a Defaulting Lender, or (iii) after the procedures set forth in Section 6.17 have been followed, any Lender fails to confirm to Borrower that an investor identified by the Borrower pursuant to Section 6.17(b) is a Permitted Tax Equity Investor, the Borrower shall be entitled, at its sole expense and effort, to replace such Lender, upon notice to such Lender and the Administrative Agent, by requiring such Lender to assign its Loans and its Commitments hereunder to one or more Eligible Assignees, subject to (x) the consent rights that the Administrative Agent and each DSR LC Issuing Bank (except to the extent such DSR LC Issuing Bank is, or is an Affiliate of, the Lender being replaced) have and (y) the restrictions on the Persons who may be Eligible Assignees under Section 9.7(b); provided that (A) such replacement does not conflict with any applicable Governmental Rule, (B) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts) owing to such replaced Lender prior to the date of replacement (subject to any exceptions agreed to between the Eligible Assignee(s) and the replaced Lender to facilitate such assignment), (C) the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent and each DSR LC Issuing Bank (except to the extent such DSR LC Issuing Bank is, or is an Affiliate of, the Lender being replaced), (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.7 and the Borrower and the Administrative Agent shall otherwise comply with Section 9.7 (provided that the Borrower shall not be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee), (E) in the case of a Lender that is a DSR LC Issuing Bank, the DSR Letters of Credit issued by such DSR LC Issuing Bank have expired or have been terminated unless other arrangements satisfactory to the applicable DSR LC Issuing Bank have been made in connection therewith and (F) in the case of any assignment resulting from clause (iii) above, the applicable Eligible Assignee shall have confirmed to Borrower that the applicable investor identified by the Borrower pursuant to Section 6.17(b) is a Permitted Tax Equity Investor. Any replaced Lender (or its Affiliate) shall have the right to terminate at its sole discretion any Interest Rate Agreement such Lender (or its Affiliate) is a party to and the Borrower shall reimburse such Lender (or its Affiliate) for any costs and expenses, if any, incurred as a result thereof (including any Interest Fix Fees due and payable in connection therewith).

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 9.1 requires the consent of all of the Lenders affected or each Lender and, in each case with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more Eligible Assignees, subject to (x) the consent rights that the Administrative Agent and each DSR LC Issuing Bank (except to the extent such DSR LC Issuing Bank is, or is an Affiliate of, the Lender being replaced) have and (y) the restrictions on the Persons who may be Eligible Assignees, in each case, under Section 9.7(b); provided that (i) the Eligible

Assignee(s) shall purchase, at par, all Loans and the Borrower shall pay all other amounts owing to such Non-Consenting Lender prior to the date of replacement (subject to any exceptions agreed to between the Eligible Assignee(s) and the Non-Consenting Lender to facilitate such assignment), (ii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.7 and the Borrower and the Administrative Agent shall otherwise comply with Section 9.7 (provided that the Borrower shall not be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee) and (iii) the Borrower shall be liable for any Breakage Costs, Interest Fixed Fees and other costs incurred by the replaced Lender to the extent caused by it being replaced pursuant to the terms of this Section 2.24.

(c) Notwithstanding anything herein to the contrary each party hereto agrees that any assignment pursuant to the terms of this Section 2.24 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, each DSR LC Issuing Bank and the assignee and that the Lender making such assignment need not be a party thereto.

(d) Any such Lender replacement pursuant to this Section 2.24 shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.25 Defaulting Lender.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by any applicable Governmental Rule:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 9.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the DSR LC Issuing Banks hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Construction Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Construction Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such

Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Construction Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Construction Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Construction Loans owed to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Construction Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.25(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender shall have no recourse to any Loan Party for the payment of such amounts, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section 2.25(a)(ii) shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Construction Loans of such Defaulting Lender shall be considered to be overdue for purposes of any Loan Document, if, had such payments been applied without regard to this Section 2.25(a)(ii), no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Construction Loans of such Defaulting Lender would have been overdue. Notwithstanding the application of amounts received from the Borrower (including in respect of Debt Service, interest payments, fee payments or other obligations) to satisfy a Defaulting Lender’s obligations under this Section 2.25, the receipt of payments from the Borrower will credit the obligations of the Borrower so paid.

(iii) Certain Fees. Commitment fees under Section 2.6(b) shall cease to accrue on the Commitment of such Defaulting Lender, for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Construction Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the outstanding Construction Loans to be held on a pro rata basis by the Lenders in accordance with their respective Proportionate Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Loan Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) No Waiver. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.25 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.

2.26 Addition of Projects. The Borrower may add New Projects to the facility by delivering a Notice of New Project to each Lender and the Administrative Agent substantially in the form of Exhibit P no later than 14 days prior to the proposed Project Initial Funding Date for such Project; provided that such Project Initial Funding Date shall be no later than the last day of the Construction Loan Availability Period. The Notice of New Project shall (i) include a certification by the Borrower that (A) the New Project and each Material Project Document attached to such Notice of New Project satisfies the Eligibility Criteria and, after giving effect to such New Project, the inclusion of such New Project satisfies the Portfolio Requirements and (B) the Construction Loan Tranche Amount and Equity Commitment for such Project comply with the DE Criteria and (ii) attach (A) true and complete copies of the Material Project Documents for such Project that have been executed and delivered as of the date the Notice of New Project, (B) the Project Initial Funding Date Base Case Model, which shall be consistent with the debt sizing parameters and modeling assumptions set forth on Schedule 1.1E and the DE Criteria, (C) the form of Mortgage, if applicable, (D) the Construction Budget and Schedule, which shall be consistent with the applicable EPC Agreement and include the Date Certain, (E) updated Schedules 1.1C (Part II of shall be updated to reflect the relevant and available information of the applicable New Projects), 4.15, 4.18(a), 4.20, 4.28(a) and 4.28(b) (but in the case of Schedule 4.28(b), only to the extent such New Project has a nameplate capacity of at least 10MWdc) and (F) any Tax Equity Documents, if applicable. The Borrower shall not deliver a Notice of New Project more than once every two (2) consecutive calendar weeks; provided that the Borrower may provide a Notice of New Project for multiple Projects on each such occasion.

ARTICLE 3

CONDITIONS PRECEDENT

3.1 Conditions Precedent to the Closing Date. The obligation of the Lenders to make the initial Construction Loan on the Closing Date is subject to the prior satisfaction of each of the following conditions to the satisfaction of the Administrative Agent (unless waived in writing by the Administrative Agent and the Lenders):

(a) Delivery to the Administrative Agent of (i) duly authorized and executed counterparts of this Agreement (which may be facsimile or ..pdf copies) and each other Loan Document entered into on the Closing Date and (ii) any Construction Loan Notes requested by Lenders at least five (5) Business Days prior to the Closing Date, each as duly authorized, executed and delivered by the applicable Loan Parties.

(b) Each representation and warranty of each Loan Party set forth in the Loan Documents to which such Loan Party is a party is true and correct on the Closing Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).

(c) No Default or Event of Default has occurred and is continuing or will result from the funding of the initial Construction Loan.

(d) Receipt by the Administrative Agent of:

(i) a copy of the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents, including all amendments thereto, of the Borrower and Holdings, each certified as of a recent date by the Secretary of State of the state of such Person’s formation or organization;

(ii) a certificate of a Responsible Officer of the Borrower and Holdings dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the limited liability company operating agreement, bylaws or partnership agreement of such Person, as in effect on the Closing Date and the date of the resolutions described in clause (B) below;

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the execution, delivery and performance of the Operative Documents to which such Person is a party as of the Closing Date and, if applicable, the borrowings hereunder and the granting of the Liens contemplated to be granted by the applicable Loan Party under the Security Documents (if any), and that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(C) that the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above; and

(D) as to the incumbency and specimen signature of each officer executing any Operative Document or any other document delivered in connection herewith on behalf of such Person.

(iii) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above.

(e) Delivery to the Administrative Agent of a certificate issued by the Secretary of State of the State of Delaware certifying that the Borrower and Holdings are in good standing.

(f) Delivery to the Administrative Agent of a closing certificate, dated as of the Closing Date, signed by a Responsible Officer of the Borrower, in substantially the form of Exhibit I to this Agreement.

(g) Delivery to the Collateral Agent of the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of Holdings.

(h) Delivery to the Administrative Agent of the results of a recent lien search in the jurisdictions of formation of the Borrower and Holdings, and such searches shall reveal no Liens on any of the assets of the Borrower or Holdings except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(i) The Collateral Accounts (other than the Tax Equity Proceeds Account or the Prepayment Account) shall have been established in compliance with this Agreement and the Depositary Agreement.

(j) Delivery to the Administrative Agent and the Collateral Agent of (i) a New York law opinion regarding the enforceability of the Loan Documents (other than the APA Guaranty) and a customary security opinion, dated the Closing Date, of Kirkland & Ellis LLP, counsel for the Borrower and Holdings and (ii) a legal opinion regarding corporate matters and the enforceability of the APA Guaranty opinion, dated the Closing Date, of Freeborn & Peters LLP, counsel for the Borrower, Holdings and the Guarantor, in each case in form and substance satisfactory to the Administrative Agent, the Collateral Agent, the DSR LC Issuing Banks and the Lenders;

(k) No Material Adverse Effect or event, condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect shall have occurred and be continuing.

(l) On the Closing Date, the Borrower shall have paid (or shall simultaneously pay as of the Closing Date) all fees, costs and other expenses and all other amounts then due and payable by the Borrower pursuant to this Agreement (including Section 9.5), the Agent Fee Agreement and each other fee agreement between the Sponsor, the Guarantor or the Borrower and any Lender or Agent (the “Other Fee Agreements”).

(m) Delivery to the Administrative Agent of evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been paid in full (to the extent the obligation to make such payment then exists) by or on behalf of the Borrower or are to be paid in full out of the proceeds of the initial Construction Loans on the Closing Date.

(n) Delivery by the Borrower to the Administrative Agent of all such documentation and information requested by Administrative Agent and the Lenders that are necessary (including the names and addresses of the Borrower) for Administrative Agent and the Lenders to identify the Borrower and each Project Company in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder).

(o) [Reserved].

(p) Delivery to the Administrative Agent of appropriately completed UCC financing statements, which have been duly authorized for filing by an appropriate Person, naming Borrower and Holdings as debtors and Collateral Agent as secured party covering the applicable Collateral.

(q) GSO or its Affiliates shall have committed total funds of at least $300,000,000 to the Guarantor and its Subsidiaries through (i) the acquisition of the preferred stock of the Guarantor and (ii) the closing of a senior secured credit facility made available to APA Finance LLC.

(r) Delivery to the Collateral Agent of the APA Guaranty.

(s) At least five days prior to the Closing Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, delivery to the Administrative Agent of a Beneficial Ownership Certification in relation to the Borrower.

3.2 Conditions Precedent to each Construction Loan Tranche Initial Funding. The obligation of the Lenders to make the initial Construction Loan under each Construction Loan Tranche (each a “Project Initial Funding”) is subject to the prior satisfaction of each of the following conditions to the satisfaction of the Administrative Agent (unless waived in writing by the Administrative Agent and the Required Lenders):

(a) (i) The Borrower has delivered to the Administrative Agent a Notice of New Project, including each attachment thereto, in each case in accordance with Section 2.26; provided that for any Project Initial Funding on the Closing Date, the Notice of New Project may be delivered on the Closing Date, and (ii) the certifications set forth in such Notice of New Project are true and correct as of the Project Initial Funding Date for such Project.

(b) Receipt by the Administrative Agent of:

(i) a copy of the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents, including all amendments thereto, of the applicable Project Company, each certified as of a recent date by the Secretary of State of the state of such Person’s formation or organization, and a certificate as to the good standing (where relevant in the applicable jurisdiction) of such Person as of a recent date from such Secretary of State;

(ii) a certificate of a Responsible Officer of the Borrower dated the Project Initial Funding Date and certifying:

(A) that attached thereto is a true and complete copy of the limited liability company operating agreement, bylaws or partnership agreement of such Person, as in effect on the Project Initial Funding Date and the date of the resolutions described in clause (B) below;

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the execution, delivery and performance of the Operative Documents to which such Person is a party as of the Project Initial Funding Date and, if applicable, the borrowings hereunder and the granting of the Liens contemplated to be granted by the applicable Project Company under the Security Documents (if any), and that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(C) that the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing (where relevant in the applicable jurisdiction) furnished pursuant to clause (i) above; and

(D) as to the incumbency and specimen signature of each officer executing any Operative Document or any other document delivered in connection herewith on behalf of such Person.

(c) Delivery to the Administrative Agent of a certificate issued by the relevant Secretary of State certifying that the Project Company is in good standing and is authorized to transact business in the jurisdiction where the Project Site is located.

(d) Delivery to the Administrative Agent of customary counterparty consents to (i) collateral assignment of the Material Project Documents and (ii) mortgaging of each Site Lease Agreement to the extent expressly required by the terms of such Site Lease Agreement (the “Consents”).

(e) Delivery to the Administrative Agent of:

(i) the Independent Engineer’s report confirming its satisfactory review of each of the items set forth on Part II of Schedule 1.1H, together with a reliance letter with respect to the Independent Engineer’s report that shall entitle the Administrative Agent, the Collateral Agent, the DSR LC Issuing Banks and the Lenders to rely upon such report as of the date delivered; provided that such Independent Engineer’s report and reliance letter shall be (A) in a form substantially similar to a report previously delivered by such Independent Engineer pursuant to this Section 3.2(e)(i) or (B) if such Independent Engineer has not previously delivered a report pursuant to this Section 3.2(e)(i), acceptable to each of the Lenders (such acceptance not to be unreasonably withheld, conditioned or delayed);

(ii) with respect to a ground-mounted Project, a Phase I environmental site assessment prepared by the Environmental Consultant substantially in accordance with ASTM E1527-13 dated no later than 180 days prior to the Project Initial Funding and, if required by the Phase I environmental site assessment, a Phase II environmental site assessment, together with a reliance letter with respect to the Environmental Consultant’s report that shall entitle the Administrative Agent, the Collateral Agent, the DSR LC Issuing Banks and the Lenders to rely upon such report as of the date of such report;

(iii) the Insurance Consultant’s certificate and the Insurance Consultant’s report substantially in the form and substance set forth in Schedule 1.1I or otherwise in form and substance satisfactory to the Lenders, together with a reliance letter with respect to the Insurance Consultant’s report that shall entitle the Administrative Agent, the Collateral Agent, the DSR LC Issuing Banks and the Lenders to rely upon such report as of the Project Initial Funding Date.

(f) Delivery to the Administrative Agent of:

(i) the results of a recent lien search in each of the jurisdictions where such Project is located and the jurisdiction of formation of the applicable Project Company, and such search shall reveal no Liens on the Project or Project Company except for Permitted Liens or Liens discharged on or prior to the Project Initial Funding Date pursuant to documentation satisfactory to the Administrative Agent;

(ii) appropriately completed UCC financing statements, which have been duly authorized for filing by an appropriate Person, naming the applicable Project Company as debtors and Collateral Agent as secured party covering the applicable Collateral (subject to Permitted Liens); and

(iii) a Mortgage with respect to the Mortgaged Property if such Project has a nameplate capacity of at least 10MWDC, executed and delivered by an appropriate Person of Borrower or the applicable Project Company (subject only to Permitted Liens).

(g) With respect to any Project that has a nameplate capacity of at least 10MWDC, receipt by the Administrative Agent of a Title Policy after delivery by the Borrower or the applicable Project Company to the Title Company of all deliverables and any other items required by the Title Company to issue such Title Policy, including a Survey of the applicable Project Site, together with evidence that all title insurance premiums and expenses, filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp, intangibles and other taxes and other expenses related to the issuance of the Title Policy and such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been paid in full by or on behalf of Borrower.

(h) Delivery of an accession agreement executed by the applicable Project Company and, if any, the applicable Tax Equity HoldCo (unless such Tax Equity HoldCo has previously delivered an Accession Agreement) substantially in the form of Exhibit Q, pursuant to which each such Person shall (i) become party to the Credit Agreement, the Security Agreement and (solely with respect to such Project Company) the Depositary Agreement, and shall have all the rights and obligations of a “Grantor” and a “Project Company” or “Tax Equity HoldCo”, as applicable, thereunder, as applicable, (ii) grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in accordance with the terms of the Security Agreement, and (iii) guarantee the payment in full of the Guaranteed Obligations (as defined in the Security Agreement) in accordance with the terms of the Security Agreement.

(i) No Material Adverse Effect, or event condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect, shall have occurred and be continuing for which adequate provision reasonably satisfactory to the Required Lenders has not been made.

(j) Delivery to the Administrative Agent of certified true, correct and complete copies of all Applicable Permits required to own, develop, construct or operate the applicable Project(s) that are identified on Part I of Schedule 4.15. All Applicable Permits with respect to the construction and operation of the Project required to have been obtained by the date of such Construction Loans from any Governmental Authority shall have been issued and shall be in full force and effect and no appeal of such Applicable Permits shall be pending and all statutorily prescribed appeal or rehearing periods with respect to the issuance of such Applicable Permits have expired, and such Permits shall not be subject to any unsatisfied conditions that would reasonably be expected to allow for material modification or revocation. The Borrower shall be in material compliance with all Applicable Permits.

(k) (i) Delivery to the Administrative Agent of a copy of the notice to proceed required to be issued under the EPC Agreement for such Project or (ii) inclusion of the payment required under the applicable EPC Agreement to issue the notice to proceed in the Funds Flow Memorandum and delivery of a copy of the notice to proceed to the Administrative Agent substantially concurrently with the Project Initial Funding.

(l) With respect to any Project Site encumbered by a Mortgage, the following:

(i) Receipt by the Collateral Agent and the Administrative Agent of a completed “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination;

(ii) If any improvement to the Project Site is located in a special flood hazard area, a notification to Borrower (the “Borrower Notice”) and (if applicable) the Borrower Notice shall include notification to Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP;

(iii) If the Borrower Notice is required to be given, receipt by the Collateral Agent and the Administrative Agent of documentation evidencing Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, overnight delivery or electronic transmission); and

(iv) If the Borrower Notice is required to be given and flood insurance is available in the community in which the Project Site is located, receipt by the Collateral Agent and the Administrative Agent of a copy of one of the following: the flood insurance policy, Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or other evidence of flood insurance satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”).

(m) Delivery of a Funds Flow Memorandum to the Administrative Agent.

(n) With respect to any Tax Equity Project for which definitive Tax Equity Documents are in place when the applicable Notice of New Project is submitted, and unless the Sponsors or Guarantor have provided an Acceptable Letter of Credit in the amount of the Tax Equity Commitment for such Tax Equity Project or elected to treat the Tax Equity Project as an Uncommitted Tax Equity Project, (i) such Tax Equity Documents (including with respect to the Permitted Tax Equity Investor’s funding commitment thereunder) shall be in full force and effect, (ii) the funding conditions and representations and warranties therein shall have been approved by the Required Lenders, (iii) each of the criteria set forth in Schedule 3.5(o) (other than clause (5) therein) shall have been satisfied with respect to such Tax Equity Documents and (iv) the tax equity investor shall be a Lender Approved TE Investor.

(o) If the applicable Project’s EPC Contractor is an Affiliated EPC Contractor, there shall be no default or material breach by such Affiliated EPC Contractor that has occurred and is continuing as of the date of such Project Initial Funding under any EPC Agreement to which such Affiliate EPC Contractor is party.

3.3 Conditions Precedent to each Construction Loan. The obligation of the Lenders to make any Construction Loans under each Construction Loan Tranche, including the Project Initial Funding, with respect to any Project is subject to the prior satisfaction of each of the following conditions to the satisfaction of the Administrative Agent (unless waived in writing by the Administrative Agent and the Required Lenders):

(a) Delivery to the Administrative Agent of a Construction Loan Notice of Borrowing in accordance with Section 2.2, which Construction Loan Notice of Borrowing shall include a certification as to certain of the matters set forth in this Section 3.3 and, if applicable, Section 3.2.

(b) Each representation and warranty of the applicable Borrower Parties set forth in the Loan Documents shall be true and correct in all material respects as of the date of such Borrowing (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).

(c) No Default or Event of Default shall have occurred and be continuing or shall occur as a result of the Borrowing of such Construction Loan.

(d) Delivery to the Administrative Agent, no later than six (6) Business Days prior to the requested borrowing date, of a Construction Requisition (as defined in the Depositary Agreement), dated the date such Construction Loans are to be made and signed by the Borrower, as to the amount and purpose(s) of the requested borrowing of Construction Loans accompanied by appropriate invoices or other evidence of payment (or an obligation to make payment) representing Project Costs then due and payable to third parties (other than subcontractors) and together with, among other things, a certification that the proceeds of such Construction Loans shall be used solely for Project Costs set forth in the Construction Budget and Schedule, or otherwise as permitted under this Agreement, including for a distribution to Holdings, the Guarantor or the Sponsors on the Project Initial Funding Date to reimburse development costs paid in excess of the Required Equity Contribution.

(e) Either (i) the aggregate cash equity contributions made to the Borrower with respect to such Project on or prior to the proposed Borrowing date shall be equal to the Required Equity Contribution for such Project or (ii) the Borrower shall have received a Pro Rata Equity Contribution and the Sponsors or the Guarantor shall have provided an Acceptable Letter of Credit for the Remaining Equity Commitment.

(f) Deliver to the Administrative Agent (for informational purposes only and not the particular contents thereof) a comparison of the actual Project Costs to the Project Costs set forth in the Construction Budget and Schedule for such Project.

(g) Delivery to the Administrative Agent of a certification from a Responsible Officer of the Borrower that (i) sufficient funds are available pursuant to the Construction Loan Commitments and Equity Commitments to complete the Project and achieve the Term Conversion Date prior to the Date Certain for such Project and (ii) the sum of Equity Commitments and any irrevocable funding commitment (including available Term Loan Commitments under this Agreement) to repay the applicable Construction Loan Tranche on or before the Construction Loan Maturity Date for such Project equals or exceeds the outstanding principal amount of the Construction Loans for such Project.

(h) With respect to any Project with a nameplate capacity of at least 10MWDC, receipt by the Administrative Agent of a date-down endorsement of the Title Policy for the applicable Project, after delivery by Borrower or the applicable Project Company to the Title Company of all deliverables and any other items required by the Title Company to issue such date-down endorsement. Each date-down endorsement shall (i) show that since the effective date of the Title Policy (or the effective date of the last such endorsement, if any) there has been no change in the status of the title to the Project Site and no additional exceptions (including survey exceptions) (other than (A) matters constituting Permitted Liens or (B) matters otherwise approved by the Administrative Agent (at the direction of the Required Lenders)), (ii) increase the amount of coverage then existing under the Title Policy, which amount shall be not less than the total of all disbursements of the Loans attributable to such Project, including the disbursement which is made concurrently with the date-down endorsement, and (iii) amend the date of coverage of the Title Policy and all endorsements attached thereto as reflected on Schedule A to the Title Policy, such that the Title Policy and all endorsements attached thereto shall have a date of coverage as of the date and time of the disbursement being made currently with the date-down endorsement, together with evidence of payment of all title insurance premiums and expenses, all filing, recording and similar fees and any other items required by the Title Company to issue such date-down endorsement.

(i) The Borrower shall have paid (or shall simultaneously pay with the proceeds of the applicable Borrowing of Construction Loans) all fees, costs and other expenses and all other amounts due and payable by the Borrower pursuant to this Agreement (including Section 9.5), the Agent Fee Agreement and each Other Fee Agreement as of the date of the applicable Borrowing in connection with the applicable Project(s).

3.4 Conditions Precedent to the Issuance of DSR Letters of Credit. The obligation of a DSR LC Issuing Bank to Issue a DSR Letter of Credit is subject to the prior satisfaction of each of the following conditions to the satisfaction of the Administrative Agent (unless waived in writing by the Administrative Agent and the applicable DSR LC Issuing Bank):

(a) Each representation and warranty of the Borrower set forth in the Loan Documents is true and correct in all material respects as if made on such date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).

(b) No Default or Event of Default has occurred and is continuing or will result from the issuance of the DSR Letter of Credit.

(c) No Material Adverse Effect, or event conditions or circumstance that would reasonably be expected to constitute a Material Adverse Effect, shall have occurred and be continuing for which adequate provision reasonably satisfactory to the applicable DSR LC Issuing Bank has not been made.

(d) The Borrower shall have delivered to the DSR LC Issuing Banks a DSR LC Issuance Notice in respect of the DSR Letters of Credit in accordance with Section 2.17(b) at least three (3) Business Days prior to the requested date of issuance of the DSR Letters of Credit.

3.5 Conditions Precedent to the Term Conversion Date. Lenders shall make Term Loans or each Construction Loan Tranche and the Construction Loans drawn thereunder shall Term Convert to a Term Loan Tranche and Term Loans, respectively, and the applicable DSR LC Issuing Bank shall issue a DSR Letter of Credit for such Term Loan Tranche pursuant to the terms and conditions of, and as otherwise set forth in, Section 2.17 upon the satisfaction of the conditions precedent set forth in this Section 3.5 to the satisfaction of the Administrative Agent (unless waived in writing by the Administrative Agent and the Required Lenders):

(a) Occurrence of COD of the applicable Project(s);

(b) Each Operative Document related to the Project(s) being Term Converted (other than Material Project Documents that have been fully and finally performed or have terminated in accordance with the terms thereof) remains in full force and effect and, the Borrower has delivered copies of such Operative Documents not previously delivered to the Administrative Agent.

(c) The Borrower shall have obtained and delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, copies of all Applicable Permits for the applicable Project(s) not previously delivered by the Borrower to the Administrative Agent and a certificate executed by a Responsible Officer of the Borrower certifying that all such Applicable Permits are in full force and effect.

(d) The Borrower shall have requested the Term Conversion pursuant to a Notice of Term Conversion delivered to Administrative Agent in accordance with Section 2.4(a) substantially in the form of Exhibit A-2 to this Agreement.

(e) Delivery to the Administrative Agent of a certificate of the Independent Engineer, confirming (i) that the COD has occurred for the applicable Project(s) and, to the extent the nameplate capacity of the applicable Project(s) deviates from the nameplate capacity specified in the applicable Notice of New Project, updating the energy resources estimates and (ii) any punchlist items under the applicable EPC Agreements are necessary to achieve final completion of construction for the applicable Project(s).

(f) Delivery by the Borrower to the Administrative Agent of a certificate certifying the occurrence of COD.

(g) With respect to any Lower-Tier CS Project set forth in clause (i) of the definition thereof, at least 70% of the nameplate capacity of such Project shall have been subscribed by Acceptable CS Customers.

(h) Delivery to the Administrative Agent of estoppels from the customers (other than any Acceptable CS Customers) of the applicable Project (other than any Merchant Project), the applicable EPC Contractor and the counterparty to the applicable O&M Agreement.

(i) Delivery to the Administrative Agent of a Term Conversion Date Base Case Model, indicating satisfaction of the TCD Sizing Criteria for the applicable Project(s) after giving effect to any election of the Borrower to prepay the applicable Construction Loan Tranche(s) in an amount required to satisfy the TCD Sizing Criteria for such Construction Loan Tranche. With respect to the final Project to Term Convert, the Term Conversion Date Base Case Models previously delivered pursuant to this Section 3.5(i) shall be replaced by a single Term Conversion Date Base Case Model in a manner reasonably satisfactory to Administrative Agent to show one Tranche of Term Loans and an additional schedule shall be included in such Term Conversion Date Base Case Model setting forth the allocation of the Term Loans to each Project that has Term Converted. The resulting Amortization Schedule calculated based on such single Term Conversion Date Base Case Model shall replace the Amortization Schedules previously delivered pursuant Section 3.5(m).

(j) The Borrower shall have opened each Collateral Account not previously opened.

(k) The Borrower shall have made all deposits required to be made to the Debt Service Reserve Account in accordance with the Depositary Agreement such that the amount on deposit therein is not less than the DSR Requirement.

(l) If any increase in the DSR Requirement attributable to the Term Conversion of the applicable Project(s) will be satisfied through the Issuance of a DSR Letter of Credit, the Borrower shall have delivered to the DSR LC Issuing Banks and DSR LC Issuance Notice in accordance with Sections 2.17(b) and 3.4(d).

(m) Delivery to the Administrative Agent of an Amortization Schedule, reflecting, if applicable, (i) certain prepayments made by or on behalf of the Borrower in accordance with Section 2.7 or Section 2.8 as applicable and (ii) the Term Loan Resizing Prepayment Amount, in form and substance reasonably satisfactory to the Required Lenders.

(n) There shall be no DSR LC Loans outstanding.

(o) With respect to a Tax Equity Project, (i) the Tax Equity Documents shall either (A) comply with the criteria set forth in Schedule 3.5(o) and otherwise be in a form consistent with Guarantor’s Past Business Practices or (B) be in form and substance reasonably satisfactory to the Required Lenders otherwise; provided that any provisions of the Tax Equity Documents approved by the Required Lenders at the Project Initial Funding for such Tax Equity Project shall be deemed satisfactory to the Administrative Agent, and (ii) if requested by the Administrative Agent (on behalf of the Required Lenders), the applicable Permitted Tax Equity Investor shall have entered into a customary consent to assignment agreement with the Borrower.

(p) Receipt of permission to operate letter, or similar evidence, from the applicable Interconnection Service Provider.

(q) Each representation and warranty of the applicable Borrower Parties set forth in the Loan Documents shall be true and correct in all material respects as of the Term Conversion Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).

(r) With respect to any Operating Project, delivery of the following to the Administrative Agent or Collateral Agent, as applicable:

(i) the results of a recent lien search in each of the jurisdictions where such Project is located and the jurisdiction of formation of the applicable Project Company and seller of the Operating Project, if applicable, and such search shall reveal no Liens on the Project, the Project Company or the Equity Interests in the Project Company, if applicable, except for Permitted Liens or Liens discharged on or prior to the Term Conversion Date pursuant to documentation satisfactory to the Required Lenders;

(ii) with respect to any Project other than a Tax Equity Project, appropriately completed UCC financing statements, which have been duly authorized for filing by an appropriate Person, naming the applicable Project Company as debtors and Collateral Agent as secured party covering the applicable Collateral (subject to Permitted Liens);

(iii) with respect to any Project (other than a Tax Equity Project) with a nameplate capacity of at least 10MWDC, an updated Title Policy or a date-down endorsement in the form required by Section 3.3(h) above, together with evidence of payment of all title insurance premiums and expenses, all filing, recording and similar fees and any other items required by the Title Company to issue such updated Title Policy or date-down;

(iv) a copy of the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents, including all amendments thereto, of the applicable Project Company, each certified as of a recent date by the Secretary of State of the state of such Person’s formation or organization, and a certificate as to the good standing (where relevant in the applicable jurisdiction) of such Person as of a recent date from such Secretary of State;

(v) a copy of the limited liability company operating agreement, bylaws or partnership agreement of such Person;

(vi) the incumbency and specimen signature of each officer executing any Operative Document or any other document delivered in connection herewith on behalf of such Person;

(vii) an accession agreement executed by the applicable Project Company (other than a Tax Equity Project) and, if applicable, any Tax Equity HoldCo owning such Project Company (if such Tax Equity HoldCo has not previously executed an accession agreement) substantially in the form of Exhibit Q, pursuant to which each such Person shall have, subject to the terms of any applicable Tax Equity Documents, (i) become party to the Credit Agreement, the Security Agreement and (solely with respect to such Project Company) the Depositary Agreement, and shall have all the rights and obligations of a “Grantor” and a “Project Company” thereunder, as applicable, (ii) grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in accordance with the terms of the Security Agreement, and (iii) guarantee the payment in full of the Guaranteed Obligations (as defined in the Security Agreement) in accordance with the terms of the Security Agreement;

(viii) a certificate issued by the relevant Secretary of State certifying that the Project Company is in good standing and is authorized to transact business in the jurisdiction where the Project Site is located;

(ix) a Funds Flow Memorandum;

(x) the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the Borrower;

(xi) delivery to the Administrative Agent of a true, complete and correct copy of each Material Project Document and any existing supplements or amendments thereto and any credit support required thereunder. All Material Project Documents in respect of such Project, and any supplements or amendments thereto, shall have been duly authorized, executed and delivered by the parties thereto, and such Material Project Documents shall be in full force and effect as of the date of such Borrowing and shall be certified by a Responsible Officer of the Borrower as being true, complete and correct copies and in full force and effect;

(xii) delivery to the Administrative Agent of certified true, correct and complete copies of all Applicable Permits required to own, develop, construct or operate the applicable Project(s) that are identified on Part I of Schedule 4.15. All Applicable Permits with respect to the ownership, development, construction and operation of the Project required to have been obtained by the date of such Construction Loans from any Governmental Authority shall have been issued and shall be in full force and effect and no appeal of such Applicable Permits shall be pending and all statutorily prescribed appeal or rehearing periods with respect to such Applicable Permits have expired, and such Applicable Permits shall not be subject to any unsatisfied conditions that would reasonably be expected to allow for material modification or revocation. The Borrower shall be in material compliance with all Applicable Permits;

(xiii) with respect to any Project other than a Tax Equity Project, the applicable Consents;

(xiv) to the extent applicable, updated Schedules 1.1C (Part II of shall be updated to reflect the relevant and available information of the applicable New Projects), 4.15, 4.18(a), 4.20, 4.28(a) and 4.28(b) (but in the case of Schedule 4.28(b), only to the extent such New Project is not a Tax Equity Project and has a nameplate capacity of at least 10MWdc); and

(xv) the Borrower shall have paid (or shall simultaneously pay with the proceeds of the applicable Borrowing of Construction Loans) all fees, costs and other expenses and all other amounts due and payable by the Borrower pursuant to this Agreement (including Section 9.5), the Agent Fee Agreement and each Other Fee Agreement as of the date of the applicable Borrowing in connection with the applicable Project(s).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower, for itself and each Project Company on the Project Initial Funding Date, the date of each Borrowing and the Term Conversion Date for the Project Owned by such Project Company, and each Tax Equity HoldCo, for itself, hereby makes the following representations and warranties to and in favor of the Administrative Agent, the Collateral Agent and the Lenders. All of such representations and warranties shall survive the Closing Date, any other date they are made and the making of the Loans:

4.1 Existence; Compliance with Laws. Each of the applicable Borrower Parties (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; and (d) is in compliance with all Legal Requirements, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

4.2 Ownership of Capital Stock. The Capital Stock of the Borrower and each Project Company has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower, except as created by the Loan Documents. As of the Closing Date, Holdings owns 100% of all issued and outstanding membership interests in the Borrower. As of the Project Initial Funding Date, the Borrower owns (i) 100% of all issued and outstanding membership interests in each Project Company that owns a Project that is not a Tax Equity Project, or (ii) in the case of a Tax Equity Project, either (A) 100% of the Sponsor Membership Interests in the Tax Equity JV, or (B) 100% of all issued and outstanding membership interests in the applicable Tax Equity HoldCo.

4.3 Power; Authorization; Enforceable Obligations; No Legal Bar.

(a) Each applicable Borrower Party has the power and authority, and the legal right, to make, deliver and perform the Operative Documents to which it is a party and to consummate the transactions contemplated thereby and, in the case of the Borrower, to obtain extensions of credit hereunder. Each applicable Borrower Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Operative Documents to which it is a party and to consummate the transactions contemplated thereby and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Operative Document has been duly executed and delivered on behalf of each applicable Borrower Party party thereto. This Agreement constitutes, and each other Operative Document upon execution will constitute, a legal, valid and binding obligation of each applicable Borrower Party party thereto, enforceable against each such Borrower Party in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (ii) by general equitable principles (whether enforcement is sought by proceedings in equity or at law), (iii) by implied covenants of good faith and fair dealing, and (iv) by the need for filings and registrations necessary to create or perfect Liens on the Collateral granted by the applicable Borrower Parties in favor of the Secured Parties. No Borrower Party nor any Subsidiary thereof is an EEA Financial Institution.

(b) The execution, delivery and performance of this Agreement and the other Operative Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Legal Requirements applicable to any applicable Borrower Party or any Contractual Obligation of any applicable Borrower Party where any such violation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Legal Requirement or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.4 Governmental Approvals. No material action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the entry of any Loan Party into the Operative Documents to which it is a party except for (a) the recordation of the Mortgages and the filing of UCC financing statements (or the filing of financing statements under any other local equivalent) or (b) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 4.15, as updated from time to time after each Project Initial Funding Date.

4.5 ERISA.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each ERISA Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the five (5) year period prior to the date on which this representation is made or deemed made, or is reasonably expected to fund; and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the preceding clauses of this Section 4.5(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The ERISA Plans of any Loan Party and those of any ERISA Affiliate are funded to the extent required by the terms of each ERISA Plan, if any, and by Law or otherwise to comply with the requirements of any Law applicable in the jurisdiction in which the relevant pension scheme is maintained, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.6 Taxes. Each applicable Borrower Party has filed or caused to be filed all federal, state and other material Tax returns that are required to be filed by it and has paid all Taxes shown to be due and payable on said returns and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Borrower Party); no material Tax Lien has been filed (other than Permitted Liens), and to the Knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge. Each of the Borrower, each applicable Project Company (other than a Project Company that is a Tax Equity JV) and each Tax Equity HoldCo is a disregarded entity for U.S. federal, state and local income tax purposes. Each Tax Equity JV is treated as a partnership for U.S. federal, state and local income tax purposes.

4.7 Business, Debt, Contracts, Etc. Neither the Borrower nor any applicable Project Company, as applicable, has conducted any business other than the business contemplated by the Operative Documents or in connection with each Project, has no outstanding Indebtedness or other material liabilities other than pursuant to the Operative Documents and is not a party to or bound by any material contract other than the Operative Documents to which it is a party.

4.8 Filings. All filings and recordings, re-filings or re-recordings necessary to perfect and maintain the perfection and priority of the interest, title or Liens of the Collateral Agent (for the benefit of the Secured Parties), subject to Permitted Liens, have been made as required by the Loan Documents.

4.9 Investment Company. No applicable Borrower Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.10 Governmental Regulation.

(a) As of the Closing Date, the Borrower (i) is not subject to regulation as a “public utility” or “electric utility” as such terms are defined in the FPA, and (ii) is not subject to regulation as a “public utility” or other similar term under the laws of any state. If, at any time, the Borrower is a “holding company” under PUHCA, then it is such a holding company only with respect to EWGs or QFs, and is therefore either not subject to, or is exempt from, FERC regulation under PUHCA with respect to access to books and records, accounting, record-retention and reporting requirements to the extent set forth in 18 C.F.R. § 366.3(a).

(b) As of the applicable Project Initial Funding Date, the Project Company that owns a facility that is capable of making sales of electric energy, capacity, or ancillary services, including each Operating Project, either (i) is an EWG, or (ii) owns a QF that is eligible for the exemption from regulation under PUHCA as set forth in 18 C.F.R. § 292.602(b). Each such Project Company satisfies one or more of the following criteria: it (i) is exempt from regulation under Sections 205 and 206 of the FPA as the owner or operator of a QF that is eligible for the exemption from regulation under the FPA as set forth in 18 C.F.R. § 292.601(c)(1), (ii) has MBR Authority and such authority is in full force and effect, (iii) is not subject to Sections 205 and 206 of the FPA by reason of not being engaged in wholesale sales of electric energy, capacity or ancillary services, or the transmission of electric energy, or (iv) is not subject to Sections 205 and 206 of the FPA by reason of being engaged in wholesale sales of electric energy, capacity or ancillary services, or the transmission of electric energy, solely in the Electric Reliability Council of Texas, Inc. region or in the non-contiguous regions of the United States, and therefore is not subject to regulation under the FPA or PUHCA. Each Project Company is not subject to regulation as a “public utility” or other similar term under the laws of any state.

(c) As of the Closing Date, none of the Agents, the DSR LC Issuing Banks, the Lenders, or any Affiliate of any of them will, solely as a result of the construction, ownership, leasing or operation of a Project by the Borrower or applicable Project Company, the sale of electricity therefrom by such Project Company or entering into any Loan Document or any transaction contemplated hereby or thereby, be subject to regulation under the FPA, PUHCA or any laws of any state regulating “public utilities” or other similar term; except as may result from the exercise of remedies under the Loan Documents.

4.11 Federal Reserve Requirements. No applicable Borrower Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of the Loans will be used by any applicable Borrower Party to purchase Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or otherwise in violation of Regulations T, U or X.

4.12 Litigation.

(a) Except as set forth in Schedule 4.12(a), no litigation, action, suit, investigation or proceeding at law or equity of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Borrower or any applicable Project Company, threatened by or against any Loan Party or against any of their respective properties or revenues, as applicable (including any Material Project Document or Applicable Permit) (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (ii) with respect to any Material Project Document or any Applicable Permit, that could, if adversely determined, reasonably be expected to have a Material Adverse Effect.

4.13 Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a) None of the Loan Parties or any of their respective directors, officers or employees or, to the knowledge of the Loan Parties, any Affiliates, or agents of the Loan Parties: (i) is a Sanctioned Person; (ii) has engaged in or intends to engage in any dealings with, involving or for the benefit of, any Sanctioned Person; or (iii) has, in the past three (3) years, violated or been found in violation of any applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws or applicable Sanctions. The Borrower will not, directly or indirectly, use any part of the proceeds of the Facilities: (a) for any bribes, kickbacks or other improper or corrupt payments, or otherwise in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws; or (b) to fund or facilitate any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or otherwise in any manner that would constitute or give rise to a violation of applicable Sanctions by any Person party to this Agreement, including any Lender.

(b) Each of the Loan Parties will implement and maintain within thirty (30) days of the Closing Date and, thereafter, has implemented and maintained, policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions.

4.14 No Default. No Default or Event of Default has occurred and is continuing.

4.15 Permits. There are no Permits required by the Borrower or any applicable Project Company under any Governmental Rule, including any Environmental Law, as the applicable Project is currently designed and contemplated to be developed, constructed, owned, leased and operated that are or will become Applicable Permits other than the Permits described in Schedule 4.15, as updated from time to time in connection with a Project Initial Funding Date or Term Conversion Date. Each Permit described in Schedule 4.15 is either (i) a Permit in full force and effect and is not the subject of any current material legal proceeding and, if an appeal period is specified by a Governmental Rule, the appeal period has expired and no proceedings are pending seeking material modification or revocation, in the case of those Permits listed in Part I of Schedule 4.15, (ii) a Permit that has not yet been obtained (or has been obtained but the applicable appeal period has not expired) and has not been required for the applicable Project’s development, construction, or operation as of the date this representation is made and is not required to commence construction of such Project, and which the Borrower or applicable Project Company, as applicable, has no current actual Knowledge indicating that such Permit will not timely be obtained or provided (or applicable appeal period expire) in the ordinary course of construction or operation of such Project in the case of those Permits listed in Part II of Schedule 4.15 or (iii) a Permit of a type that is routinely granted on application and that would not normally be obtained before the commencement of construction or reconstruction or completion of construction of such Project, as applicable. The Borrower or applicable Project Company is not in material violation of any Applicable Permit, as applicable.

4.16 Insurance. All policies of insurance required to be obtained by the Borrower or applicable Project Company under the Operative Documents, as applicable, have been obtained, and are in full force and effect; all premiums due thereon have been paid (or will be paid from proceeds of the initial Construction Loan) and, except with respect to policies that have been replaced with other policies in compliance with this Agreement, no notice from any insurer or its representative as to any cancellation or reduction or other change in coverage has been received.

4.17 Environmental Matters.

(a) Except as set forth on Schedule 4.17, (i) no applicable Borrower Party is in violation of (or received any written notice that it is in violation) of any Environmental Law or Applicable Permit, which violation would reasonably be expected to subject any Secured Party to liability or to result in a liability to any Loan Party or their respective properties or assets; (ii) no applicable Borrower Party has (or has received any written notice that it or any third party has) used, Released, discharged, generated, manufactured, produced, stored or disposed of (or arranged for the disposal of) in, on, from, under or about any Project Site or any other Real Property owned, operated or leased by the Borrower or applicable Project Company, as applicable, or transported thereto or therefrom, any Hazardous Substances that would reasonably be expected to subject the Loan Parties or any Secured Party to liability under any Environmental Law; (iii) to the Knowledge of the Borrower or applicable Project Company, there are no species protected from take under applicable Environmental Laws, historical or cultural artifacts, wetlands or underground tanks (whether operative or temporarily or permanently closed) located on any Project Site or any other Real Property owned, operated or leased by the Borrower or applicable Project Company, as applicable, in each case that would give rise to liability to the Loan Parties under Environmental Laws; (iv) there are no Hazardous Substances used, stored or present at, on or near any applicable Project Site, except as used, stored or present in the ordinary course of business and in compliance with Environmental Laws; and (v) there is or has been no condition, circumstance, action, activity or event that would reasonably be expected to form the basis of any violation by the Borrower or applicable Project Company of, or, to the knowledge of the Borrower or applicable Project Company, liability to the Borrower; in each case of (i) through (v) above that would reasonably be expected to have a Material Adverse Effect.

(b) There is no pending or, to the Knowledge of the Borrower or applicable Project Company, threatened Environmental Claim by any Governmental Authority (including the U.S. Environmental Protection Agency) or any other third party, including any Environmental Claim with respect to the presence or Release of Hazardous Substances in, on, from or to any Project Site or any other Real Property owned, operated or leased by the Borrower and applicable Project Company, as applicable, or with respect to Environmental Laws or Hazardous Substances, that would reasonably be expected to have a Material Adverse Effect.

4.18 Title to Properties; Possession Under Leases.

(a) Each applicable Borrower Party has good title to all its material properties and assets (other than Real Property), except for Permitted Liens. Each applicable Borrower Party has good and marketable fee simple title to or valid leasehold and easement interests in, or other valid right to use, as applicable, all of the Real Property set forth on Schedule 4.18(a), as updated from time to time in connection with a Project Initial Funding Date or Term Conversion Date, free and clear of all Liens, encumbrances or other exceptions to title other than Permitted Liens. Other than as set forth in Schedule 4.18(a), as updated from time to time in connection with a Project Initial Funding Date or Term Conversion Date, no applicable Borrower Party holds any leasehold interests, easement interests or other real estate interests, pursuant to a lease, easement, right of way, license agreement, operating agreement or other similar right of use agreement (collectively, the “Site Lease Agreements”).

(b) The Mortgaged Property constitutes all of the Real Property owned, leased or otherwise held or used by the Borrower or a Project Company owning the applicable Project with a nameplate capacity of at least 10MWDC, or in which the Borrower or such Project Company holds a direct or indirect interest, as of the applicable Project Initial Funding Date. Except for Permitted Liens, the Site Lease Agreements constitute all of the agreements governing the Project Sites.

(c) Neither Borrower nor applicable Project Company has received any written notice that any of the Real Property comprising any applicable Project is subject to any condemnation proceeding. Neither the Borrower nor any applicable Project Company owns any Real Property other than the Real Property comprising the Projects.

4.19 Utilities. All utility services necessary for the construction and operation of the applicable Project for its intended purposes are available at the Project Site for such Project or will be so available as and when required upon commercially reasonable terms or market rates.

4.20 Roads/Feeder Lines.

(a) Except as set forth on Schedule 4.20, as updated from time to time in connection with a Project Initial Funding Date or Term Conversion Date, all roads necessary for the construction and full utilization of the applicable Project for its intended purposes under the Material Project Documents have either been completed or the necessary rights of way therefor have been acquired, except for permits to cross state, county or township roads that will be granted as a ministerial matter during the construction of such Project, prior to the date such permits are required to be acquired pursuant to any applicable Governmental Authority.

(b) Except as set forth on Schedule 4.20, as updated from time to time in connection with a Project Initial Funding Date or Term Conversion Date, all necessary easements, rights of way, agreements and other rights for the construction, interconnection and utilization of the feeder lines of the applicable Project have been acquired.

4.21 Disclosure; Projections. As of the Closing Date, except for projections and pro forma financial information, no statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement prepared and furnished by the Borrower, Holdings or any Affiliate thereof to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower, Holdings or any Affiliate thereof that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents. As of the applicable Project Initial Funding Date, the Project Initial Funding Date Base Case Model is (a) based on reasonable assumptions as to all factual matters that are material to the estimates set forth therein and (b) consistent in all material respects with the provisions of the Operative Documents.

4.22 Construction Budgets. The Borrower has prepared or provided each applicable Construction Budget and Schedule required to be delivered in good faith and on the basis of reasonable assumptions that are consistent with the provisions of the applicable Material Project Documents then in effect.

4.23 Intellectual Property. Each applicable Borrower Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person against the Borrower challenging or questioning the Borrower’s use of any Intellectual Property or the validity or effectiveness of any Intellectual Property used by the Borrower, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each applicable Borrower Party does not infringe on the rights of any Person in a manner that would reasonably be expected to result in a Material Adverse Effect.

4.24 Land Not in Flood Zone. The Mortgages do not encumber improved real property that is located in an area that has been identified as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance in accordance with this Agreement has been obtained.

4.25 Separateness.

(a) As of any date this representation is made, the Borrower has no Subsidiaries other than the Tax Equity HoldCos, the Tax Equity JVs, the Lessees and the Project Companies set forth on Schedule 1.1C, as updated as of such date.

(b) Each Borrower Party conducts its business solely in its own name in a manner not misleading to other Persons as to its identity, maintains separate bank accounts and separate books of account from Holdings and any other Affiliate of Holdings and does not commingle its funds with those of Holdings or any other Affiliate of Holdings. The liabilities of each Borrower Party are readily distinguishable from the liabilities of Holdings and any other Affiliate of Holdings.

4.26 Accounts. No Borrower Party has any “deposit account” with a “bank” (within the meaning of Section 9-102 of the UCC) or any “securities account” (within the meaning of Section 8-501(a) of the UCC) with a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC) other than, expect for any Tax Equity HoldCo, (a) the Collateral Accounts established in accordance with this Agreement and the other Loan Documents, (b) the Distribution Account and (c) following the Mechanical Completion Funding for a Project, such other deposit accounts of the Project Company or the Tax Equity JV contemplated by the applicable Tax Equity Documents.

4.27 Construction of the Project. With respect to each Project, as of the applicable Term Conversion Date, to the Knowledge of the Project Company, all work done on such Project has been done in a good and workmanlike manner and materially in accordance with the applicable EPC Agreement and the Interconnection Agreement, and Prudent Industry Practices.

4.28 Security Documents.

(a) The Security Agreement and the Pledge Agreement are each effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Pledge Agreement or the Security Agreement, as applicable, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), the Pledge Agreement or Security Agreement, as applicable, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Holdings, the Borrower or the Tax Equity HoldCos, as applicable, in such Pledged Stock and the proceeds thereof, as security for the Secured Obligations (as defined in the Pledge Agreement or Security Agreement, as applicable), and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 4.28(a) in appropriate form are filed in the offices specified on Schedule 4.28(a), and with respect to other property that can be perfected by control, upon execution of the Depositary Agreement by each of the parties thereto, the Security Agreement and the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower, Holdings or Tax Equity HoldCos in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Security Agreement or Pledge Agreement, as applicable), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Permitted Liens that pursuant to any applicable Governmental Rule are entitled to a higher priority than the Liens created by the Security Documents).

(b) Each Mortgage is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, and when each Mortgage is filed in the office specified on Schedule 4.28(b), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower or applicable Project Company in the Mortgaged Property and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person, other than rights arising under Permitted Liens.

4.29 Solvency. As of the Closing Date, the Borrower and the Project Companies, on a consolidated basis, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.30 No Material Adverse Effect. Since the Closing Date, there has been no occurrence, development, change, event, event or loss which resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

4.31 No Other Buildings. No “building”, defined as a structure with four walls and a roof, has been constructed on any Real Property in connection with the applicable Project that interfere with the insolation of such Project.

4.32 Material Project Documents. Other than those services, materials, real property interests, Site Lease Agreements and other rights that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests, the Site Lease Agreements and other rights granted pursuant to the Material Project Documents (a) are sufficient to enable (i) the applicable Project to be located and constructed on the applicable Site and (ii) the applicable Project to be operated and maintained on the applicable sites, in each case in accordance with all Legal Requirements, the Material Project Documents, the applicable Term Conversion Date Base Case Model and the applicable Construction Budget and Schedule and (b) provide adequate ingress to and egress from the applicable Project for the construction, operation and maintenance of the Projects under the Project Documents.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each Borrower Party covenants and agrees that, prior to the Discharge Date (or with respect to the Project Companies, prior to the earlier of the applicable Mechanical Completion Funding and Tranche Discharge Date), it shall comply and, only to the extent such action would not result in a breach or violation of the applicable Tax Equity Documents, the Borrower and the applicable Tax Equity HoldCo shall cause each Tax Equity JV and (from and after the earlier of the applicable Mechanical Completion Funding and Tranche Discharge Date) each Project Company to comply, with each of the following, unless the Required Lenders waive compliance in writing:

5.1 Reporting Requirements. Where designated, deliver to the Administrative Agent and each Lender:

(a) starting on December 31, 2020, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower a copy of the audited balance sheet of the Borrower and the Project Companies, on a consolidated basis, as at the end of such year and the related audited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than resulting from (x) the actual or potential breach of a Financial Covenant and (y) the impending maturity of any Indebtedness), or qualification arising out of the scope of the audit, by Deloitte or other independent certified public accountants of nationally recognized standing; provided that all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods;

(b) as soon as available but in any event within sixty (60) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited balance sheet of the Borrower and Project Companies, on a consolidated basis, as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of the year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods;

(c) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor, no Knowledge was obtained of any Default or Event of Default pursuant to Article 7, except as specified in such certificate (which certificate shall not be required to be delivered if such accounting firm is not delivering certificates of such type as a matter of national policy applied consistently to its clients);

(d) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or Section 5.1(b), a certificate of a Responsible Officer stating that such Responsible Officer has obtained no Knowledge of any Default or Event of Default except as specified in such certificate or, if any such condition existed or exists, the nature thereof and the corrective actions that the applicable Person has taken or proposes to take with respect thereto;

(e) no later than five (5) days after the delivery of the financial statements referred to in Sections 5.1(a) (commencing with the fiscal year ended December 31, 2020) and 5.1(b) (commencing with the fiscal quarter ended March 31, 2020) or, in each case, the date on which such delivery is required, a duly completed compliance certificate in the form attached hereto as Exhibit M signed by a Responsible Officer of the Borrower;

(f) promptly upon the Borrower or any Project Company acquiring notice or obtaining Knowledge that any Default or Event of Default has occurred, a notice of such event (which should, in accordance with Section 8.5, indicate that such notice is a “notice of default”);

(g) promptly upon the Borrower or any Project Company acquiring notice or obtaining Knowledge thereof, notice (including to the Independent Engineer) of (i) any material breach or any default under a Material Project Document, (ii) any termination or material amendment of a Material Project Document, (iii) any litigation, arbitration, material events or material notices with respect to a Material Project Document, and (iv) any event of force majeure asserted under a Material Project Document which exists for more than two Business Days (and, to the extent reasonably requested by the Administrative Agent and reasonably available to the Borrower, copies of related invoices, statements, supporting documentation, schedules, data or affidavits delivered under a Material Project Document);

(h) promptly upon the Borrower or any Project Company acquiring notice or obtaining Knowledge thereof, the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party, which involves claims in excess of $1,000,000 in the aggregate or as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(i) promptly upon the Borrower or any Project Company, as applicable, acquiring notice or obtaining Knowledge thereof, notice of any condemnation, taking by eminent domain or other taking or seizure by a Governmental Authority with respect to a material portion of a Project or Project Site;

(j) promptly upon the Borrower or any Project Company acquiring notice or obtaining Knowledge thereof, notice of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect;

(k) promptly upon the Borrower or any Project Company, as applicable, acquiring notice or obtaining Knowledge thereof, notice of any extension of the Date Certain for a Project, together with an in-service plan for the Project;

(l) promptly upon the Borrower or any Project Company acquiring notice or obtaining Knowledge thereof, notice of any other development specific to the Borrower or a Project that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(m) upon the reasonable request of the Administrative Agent or the Required Lenders, a copy of any notices, certificates, reports, financial statements or other documents or instruments delivered pursuant to any Tax Equity Documents.

5.2 Maintenance of Existence, Properties; Etc.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence, (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) As applicable, maintain (i) good, valid, marketable (subject to the terms of the Operative Documents) and insurable title in (x) all Property that constitutes a Real Property, free and clear of all Liens other than Permitted Liens and (y) all of its other properties and assets (that are individually or in the aggregate material), subject only to Permitted Liens, in each case other than those properties and assets disposed of in accordance with this Agreement or any other applicable Operative Document and (ii) legal and valid and subsisting leasehold interests to the Real Property leased by such Person, free and clear of Liens, other than Permitted Liens and maintain legal and valid possessory rights to the Real Property possessed and not otherwise held in fee or leased by such Person.

(c) Keep all material property useful and necessary in its business in good working order and condition in accordance with Prudent Industry Practice, ordinary wear and tear excepted.

5.3 Compliance with Legal Requirements; Etc.

(a) Comply with all applicable Legal Requirements and exercise diligent good faith efforts to make such alterations to the applicable Project and the Project Site as may be required for such compliance, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Notwithstanding Section 5.3(a), where such compliance relates to (i) applicable Anti-Money Laundering Laws, comply in all material respects, or (ii) applicable Sanctions or applicable Anti-Corruption Laws, comply in all respects.

(c) Implement, maintain, and enforce policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions.

(d) Obtain all Applicable Permits as promptly as possible, have when required all Applicable Permits necessary for the development, construction, ownership, leasing, maintenance and operation of the applicable Project under applicable Legal Requirements and comply in all material respects with all Applicable Permits. The Borrower and each Project Company shall promptly upon receipt or publication furnish a copy (certified by a Responsible Officer of the Borrower) of each such Applicable Permit to the Administrative Agent.

(e) Promptly upon receipt or publication, furnish a copy (certified by a Responsible Officer of the Borrower) of each material amendment, supplement or modification to any such Applicable Permit to the Administrative Agent and promptly furnish copies to the Administrative Agent of all material documents furnished to the Borrower by any Governmental Authority or furnished to any Governmental Authority by the Borrower.

(f) Comply with and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with all applicable Environmental Laws and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all Applicable Permits required by applicable Environmental Laws, except in each case to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions to the extent required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4 Insurance; Events of Loss.

(a) Without cost to the Lenders, maintain or cause to be maintained on its behalf in effect at all times the types of insurance required pursuant to Schedule 5.4, including the maintenance of flood insurance, if applicable, as updated from time to time in connection with a Project Initial Funding Date or Term Conversion Date, in the amounts and on the terms and conditions specified therein.

(b) All Loss Proceeds of any Event of Loss received by the Borrower or the Administrative Agent in respect of all or any part of a Project shall be deposited in the Loss Proceeds Account and the amounts on deposit in the Loss Proceeds Account will be applied as described in the Depositary Agreement.

5.5 Taxes; Assessments and Utility Charges. Except where the failure of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, pay all Taxes when due, other than Taxes which are being contested in good faith (in which case it shall notify the Administrative Agent of any dispute with the relevant tax authorities).

5.6 Properties, Books and Records.

(a) Make available to the Administrative Agent, on request, copies or extracts of its books and records, and shall permit any Persons designated by the Administrative Agent to inspect the properties of each Borrower Party (i) when an Event of Default has occurred and is continuing, and (ii) otherwise on no more than once each calendar year during normal business hours upon thirty (30) days’ advance notice.

(b) Maintain adequate project, financial and accounting records with respect to the Borrower and each Project.

5.7 Use of Proceeds.

(a) Use the proceeds of each Construction Loan solely to pay or cause to be paid a portion of the Project Costs (or, on the Project Initial Funding Date, to make a Project Initial Funding Date Distribution or repay any existing Indebtedness of the Project Company) specified in the related borrowing certificate and related certificates delivered by the Borrower in connection with such Construction Loan. Proceeds of the Construction Loans shall be applied by the Borrower in the order and manner set forth in the Depositary Agreement and Section 2.18.

(b) Use the proceeds of the Term Loans (i) to repay outstanding Construction Loans upon Term Conversion or (ii) to purchase, or in the case of clause (y), cause a Tax Equity HoldCo, to purchase, 100% of (x) the Capital Stock in an Operating Project or (y) the Sponsor Membership Interests in a Tax Equity JV that owns an Operating Project and/or its related Lessee, if applicable.

(c) Use the DSR Letters of Credit solely to support the Borrower’s obligations with respect to the Debt Service Reserve Account.

(d) Not use, directly or indirectly, any part of the proceeds of the Facilities: (a) for any bribes, kickbacks or other improper or corrupt payments, or otherwise in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws; or (b) to fund or facilitate any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or otherwise in any manner that would constitute or give rise to a violation of applicable Sanctions by any Person party to this Agreement, including any Lender.

5.8 Deposits. Unless otherwise applied by the Administrative Agent pursuant to this Agreement, the Borrower shall deposit all Project Revenues and all Loss Proceeds received in accordance with the Depositary Agreement, for application solely for the purposes and in the order and manner provided in the Depositary Agreement.

5.9 Payment of Obligations. Duly and punctually pay and discharge its obligations in respect of its Indebtedness permitted by Section 6.1, subject to the terms and conditions of this Agreement and the other Loan Documents (including Section 7.4 hereof).

5.10 Construction and Operating Reports.

(a) As soon as available and in any event within thirty (30) days after the end of each fiscal quarter, commencing with the first full quarter following the first Project Initial Funding Date until occurrence of the last Term Conversion Date, deliver to the Administrative Agent and each of the Lenders a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail, with respect to each Project under construction: (a) the estimated date on which Substantial Completion and Term Conversion for such Project shall be achieved, (b) if the Term Conversion Date is not anticipated to occur on or before the Date Certain set forth in the applicable Construction Budget and Schedule, Project in-service plan indicating the revised Date Certain, (c) the status of construction of such Project, and (d) an update on the process of obtaining any Applicable Permits that the Borrower or applicable Project Company has not yet obtained.

(b) As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, commencing with the first full quarter following the first Project Initial Funding Date until occurrence of the last Term Conversion Date, cause the Independent Engineer to deliver to the Administrative Agent and each of the Lenders a report covering each of the matters referenced in Exhibit O.

(c) Following the first Term Conversion Date, as soon as practicable but no later than sixty (60) days after the close of each quarterly period of its fiscal year, deliver to the Administrative Agent a summary operating report, in each case substantially in the form of Exhibit L to this Agreement, which shall include a month and year-to-date numerical and narrative assessment of (A) each Project’s electrical production, (B) the solar resource data with respect to each Project, if available, (C) the subscription rate for each Eligible CS Project, (D) Event of Loss if such Event of Loss affects the Borrower or any Project in excess of $1,000,000 for any one such event, or $2,000,000 in the aggregate in any policy period, (E) with respect to any Project, replacement of equipment not contemplated by the Term Conversion Date Base Case Model of such Project of value in excess of $500,000, (F) material disputes with contractors, materialmen, suppliers or others and any related material claims against the Borrower with a value in excess of $500,000, and (G) any claims either individually or in the aggregate equal to or greater than $500,000 for warranty under a EPC Agreement made or outstanding during such quarter.

(d) Provide to the Administrative Agent promptly upon reasonable request such information concerning each Project at such times as the Administrative Agent shall reasonably require, including such reports and information as are reasonably required by the Independent Consultants.

5.11 Material Project Documents. (i) Perform and observe all of its material covenants and material obligations contained in the Material Project Documents to which it is a party, (ii) take all reasonable and necessary action to prevent the termination or cancellation of the Material Project Documents to which it is a party in accordance with the terms of such Material Project Documents or otherwise (except for the expiration of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iii) enforce against the relevant Material Project Participant each material covenant or obligation of such Material Project Document to which it is a party in accordance with its terms, including enforcing its rights and remedies under the Material Project Documents to maximize the amount of liquidated damages available to the applicable Borrower Party under the Material Project Documents.

5.12 Hedging.

(a) Interest Rate Agreement. No later than the first Term Conversion Date, the Borrower shall have entered into, with one or more Counterparties, one or more interest rate Swap Agreements in respect of interest rates with such Counterparty under which the Borrower is a fixed rate payer and variable rate payee recipient of one or more LIBOR Rate interest rate Swap Agreements with respect to at least 90% (and no more than 100%) of the aggregate principal amount outstanding under the Term Loans (or, prior to each Term Conversion, the estimated aggregate principal amount outstanding under the Term Loans expected to be outstanding in the Term Conversion Date Base Case Model) for the period set forth in the Amortization Schedule (such Swap Agreements, the “Interest Rate Agreements”).

(b) Additional Interest Rate Agreements. After the Closing Date, the Borrower may enter into one or more Interest Rate Agreements with any Counterparty so long as the Borrower does not hedge more than 100% of the aggregate principal amount outstanding under the Term Loans.

(c) SREC Hedging. No later than 90 days after COD for a Project, and after giving effect to the incurrence of Term Loans for such Project, with respect to each Project Company (or an Affiliate thereof) that is party to an SREC Agreement, such SREC Agreement shall provide for rolling hedges for SRECs as follows: (i) (x) an initial hedge of at least 90% of the first vintage year of the SRECs, (y) a hedge of at least 80% of the second vintage year of the SRECs and (z) a hedge of at least 70% of the third vintage year of the SRECs, and (ii) a maintenance hedge of no less than two vintage years of remaining SRECs; provided that at no time shall more than 95% of any vintage year of the SRECs be hedged; and provided further that, if none of any Borrower Party, a Lessee or Tax Equity JV, as applicable, is party to such SREC Agreement, the Borrower shall have delivered to the Administrative Agent a duly executed and delivered SREC Agency Agreement.

(d) Security. The Obligations of the Borrower to each Counterparty under each Interest Rate Agreement shall be secured by the Security Documents and shall rank pari passu with the Obligations of the Borrower to the other Secured Parties under the other Loan Documents.

(e) Termination. Unless an “Event of Default” (as each such term is defined in the relevant Interest Rate Agreement) has occurred with respect to the relevant Counterparty, the Borrower shall not terminate any Interest Rate Agreement in whole or in part unless such “Event of Default” (as such term is defined in the relevant Interest Rate Agreement) has occurred with respect to all other Counterparties and the termination all Interest Rate Agreements is on a pro rata basis across all Counterparties

5.13 Operation of Project. Following the first Term Conversion Date, operate and maintain each Project, or cause the same to be operated and maintained, in good operating condition consistent in all material respects with (i) Prudent Industry Practices, (ii) all Applicable Permits, (iii) Legal Requirements, and (iv) all applicable requirements of the Operative Documents (including the warranties provided for thereunder).

5.14 Separateness Provisions.

(a) Conduct its business solely in its own name in a manner not misleading to other Persons as to its identity. Without limiting the generality of the foregoing, all oral and written communications of each Borrower Party and each Tax Equity JV and Lessee (if any), including letters, invoices, purchase orders, contracts, statements, and applications shall be made solely in the name of such Person.

(b) Maintain entity records and books of account separate from those of any other entity which is an Affiliate of the Borrower and shall not commingle its funds or assets with those of any other entity which is an Affiliate of the Borrower, in each case other than the Project Companies, the Tax Equity JVs, the Lessees or the Tax Equity HoldCos.

(c) Provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such Person’s actions, which meetings will be separate from those of other entities.

5.15 Further Assurances.

(a) Promptly upon request by the Administrative Agent, correct any material defect or manifest error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof.

(b) Promptly upon request by the Administrative Agent from time to time after the Closing Date and at the Loan Parties’ sole expense, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Legal Requirements, subject any Collateral to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Loan Party is or is to be a party.

5.16 Additional Collateral.

(a) With respect to any Collateral acquired after the Closing Date (or with respect to any Borrower Party other than the Borrower, the date such Borrower Party executes an accession agreement) by any Borrower Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, subject to Permitted Liens and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the applicable Security Agreement or by law or as may be requested by the Collateral Agent or the Administrative Agent, except for Permitted Liens.

(b) If any Project Company either owning a Project with a nameplate capacity of at least 10MWDC or as a result of an acquisition of Real Property increases the capacity of a Project to a Project with a nameplate capacity of at least 10MWDC shall at any time acquire any real property or leasehold or other interest in real property not covered by a Mortgage, within ninety (90) days from such acquisition, the Project Company shall (i) execute, deliver and record a supplement to such Mortgage, reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent, subjecting such real property or leasehold or other interests to the lien and security interest created by such Mortgage and (ii) execute, deliver and otherwise provide such policy, survey, flood determination and other Real Property deliverables that the Administrative Agent shall reasonably request; provided that after the Term Conversion Date for a Tax Equity Project, no Project Company owning a Tax Equity Project shall be required to comply with this Section 5.16(b).

5.17 Construction Contracts. As of each Term Conversion Date, have paid and discharged or caused to be paid or discharged all material liabilities and obligations for payments of amounts then due to each Material Project Participant with respect to the completion of the applicable Project under the relevant Material Project Documents, other than amounts being contested in good faith and by appropriate proceedings, so long as the Borrower has reserved sufficient amounts to pay such liabilities and obligations necessary to achieve Final Completion in accordance with Section 3.1(b)(iii)(B) of the Depositary Agreement.

5.18 Change Orders. In the event of any change order made under any EPC Agreement that increases Project Costs, cause a cash equity contribution to be made in amount necessary to satisfy the DE Criteria for the applicable Project after giving effect to the Project Cost increases resulting from such change order.

5.19 Event of Eminent Domain. If an Event of Eminent Domain shall be threatened in writing or occur with respect to any Collateral or with respect to any Mortgaged Property of any Borrower Party, (a) promptly upon discovery or receipt of notice of any such threat or occurrence, provide, and cause each applicable Borrower Party to provide, written notice of either to Administrative Agent, (b) diligently pursue, and cause each applicable Borrower Party to diligently pursue, all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, and (c) deliver, or cause each applicable Borrower Party to deliver, from time to time to Administrative Agent all material documents and instruments reasonably requested by Administrative Agent to permit Administrative Agent to participate in any proceedings resulting from an Event of Eminent Domain with respect to any Collateral and consent to such participation by Administrative Agent.

5.20 Energy Regulation. Each Project Company that owns an Operating Project or a Project that has Term Converted shall take or cause to be taken all necessary or appropriate actions to (a) maintain the QF status of such Project and comply with the FERC’s regulations applicable to QFs with respect to such Project for so long as such Project meets the criteria of a qualifying small power production facility, as set forth in 18 C.F.R. § 292.204 or any successor regulation, (b) maintain its EWG status and comply with the FERC’s regulations applicable to EWGs, (c) comply with all of the conditions in any MBR Authority, and (d) comply with any FERC regulation otherwise applicable to such Project Company.

5.21 Governmental Regulation. Promptly take, or cause to be taken, any and all actions necessary to obtain and maintain the state and federal energy regulatory authorizations, exemptions and waivers in Section 4.10, as applicable.

5.22 PPA Loss and Term Loan Re-Sizing. If, from time to time, the Power Purchase Agreements for Projects that (a) have Term Converted and (b) that represent at least five percent (5%) of the outstanding principal amount of the Term Loans shall (i) cease for any reason either to be in full force and effect (other than in accordance with their respective terms) or to qualify for the relevant community solar program, as applicable, and (ii) such cessation shall continue unremedied for a period of at least 120 days, then the Borrower shall promptly update the Term Conversion Date Base Case Model (in form and substance reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders)) for any Project with a Power Purchase Agreement meeting the conditions set forth in clauses (i) and (ii), applying the debt sizing criteria in Schedule 1.1E for Merchant Projects and making no other changes to the applicable Term Conversion Date Base Case Model. Based on such updated Term Conversion Date Base Case Model, the Administrative Agent (acting at the direction of the Required Lenders) shall determine whether the aggregate principal amount of the Term Loans that are outstanding for such Project exceed the maximum principal amount of Term Loans that allows the applicable Project to satisfy the debt sizing criteria for Merchant Projects pursuant to Schedule 1.1E (any such excess, the “PPA Loss Re-Sizing Amount”). If the PPA Loss Re-Sizing Amount is greater than zero, the Borrower shall prepay the Term Loans for such Project in an amount equal to the PPA Loss Re-Sizing Amount.

5.23 Portfolio Resizing Post-Construction. If on last day of the Availability Period the Projects that have Term Converted together with all Projects still in the Construction Period (after giving pro forma effect to the Term Conversion of the Projects still in the Construction Period) fail to satisfy the Portfolio Requirements as of such date, then (a) the Administrative Agent shall (in consultation with the Borrower) determine whether the aggregate principal amount of the Term Loans that are then outstanding and will be outstanding (after giving pro forma effect to the Term Conversion of Projects still in the Construction Period) exceed the maximum aggregate principal amount of Term Loans for the Portfolio Requirements to be satisfied, and (b) within thirty (30) days of the Administrative Agent notifying the Borrower of such determination, the Borrower shall either cause Term Loans to be prepaid or Term Converted Projects to be sold or otherwise disposed of (and any Term Loans in respect of such Projects to be prepaid) such that, after giving effect to any such prepayment, sale or other disposition, the remaining Projects (after giving pro forma effect to the Term Conversion of any Projects still in the Construction Period) shall satisfy the Portfolio Requirements.

ARTICLE 6

NEGATIVE COVENANTS

Each Borrower Party covenants and agrees that, prior to the Discharge Date (or with respect to the Project Companies, prior to the earlier of the applicable Mechanical Completion Funding and Tranche Discharge Date), it shall not, and, only to the extent such action would not result in a breach or violation of the applicable Tax Equity Documents, the Borrower and the applicable Tax Equity HoldCo shall not permit any Tax Equity JV or (from and after the earlier of the applicable Mechanical Completion Funding and Tranche Discharge Date) any Project Company to do any of the following unless the Required Lenders waive compliance in writing:

6.1 Indebtedness. Directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except for Permitted Indebtedness.

6.2 Liens. Create, incur, assume or suffer to exist (a) any Lien on any of its Property (including any Collateral) except for Permitted Liens or (b) any Lien on its Capital Stock (other than any lien of a Tax Equity JV on a Project Company following the Initial TE Funding), except (i) the Lien granted under the Pledge Agreement and (ii) any non-consensual Lien that arises by operation of law.

6.3 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any other assets constituting a business unit of, or make any other investment in, any Person (other than any Tax Equity JV, Lessee, Tax Equity HoldCo or Project Company) (all of the foregoing, “Investments”), except investments in Permitted Investments or with amounts permitted to be distributed from the Distribution Account in accordance with the Depositary Agreement.

6.4 Prohibition of Fundamental Changes; Sale of Assets, Etc.

(a) Change its legal form, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock of (or other equity interest in), any other Person (other than a Tax Equity JV, Lessee, Project Company or Tax Equity HoldCo) and shall not liquidate or dissolve and shall not terminate or modify its organizational documents in any manner adverse to the Agents, the DSR LC Issuing Banks or the Lenders other than as required to effect a tax equity investment in a Lessee or a Project Company such that the Project Company becomes a Tax Equity JV or becomes owned by a Tax Equity JV.

(b) Convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets of the Borrower, each Tax Equity HoldCo, each Tax Equity JV or each Project Company except (i) pursuant to the Loan Documents, (ii) the disposition of obsolete, worn out or replaced personal property not used or useful in the development or operation of a Project, (iii) in the ordinary course of business and which assets, except in the case of the sale of electrical energy and related energy, tax and environmental attributes, unless replaced, have a fair market value not in excess of $1,000,000 per transaction and $10,000,000 in the aggregate during a 12-month period commencing on the date of this Agreement, (iv) the disposition of any funds on deposit in the Distribution Account in accordance with the Depositary Agreement, (v) sales, leases or transfers of assets as expressly contemplated by the Material Project Documents, (vi) the liquidation, sale or use of cash and Permitted Investments, (vii) the granting of easements or other interests in the Real Property related to a Project to other Persons so long as such grant is in the ordinary course of business, not substantial in amount and does not or would not reasonably be expected to materially detract from the value or use of the affected property or to interfere in any material respect with the Borrower’s or each Project Company’s ability to construct or operate a Project or sell or distribute power therefrom, (viii) to a Permitted Tax Equity Investor, (ix) to a Tax Equity JV or Lessee to the extent permitted by the applicable Tax Equity Documents, (x) to a Tax Equity HoldCo or (xi) in connection with a Permitted Sale.

(c) None of the Borrower Parties shall change its name, principal place of business, or its federal employer identification number.

(d) (i) Take any affirmative action, permit any Person to take any action on its behalf or recognize any action that would have the effect of causing any Borrower Party to be treated as other than a disregarded entity for U.S. federal, state or local income tax purposes.

6.5 Nature of Business. Enter into any activities other than the ownership, development, construction, operation, maintenance and financing of the Projects or owning the Capital Stock in a Tax Equity JV, a Lessee, a Tax Equity HoldCo, a Project Company or a Subsidiary that directly or indirectly owns a Project Company and any activities incidental to the foregoing.

6.6 Transactions With Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the Borrower, each Tax Equity HoldCo, each Tax Equity JV, each Lessee or each Project Company, (iii) upon fair and reasonable terms no less favorable to the Borrower, each Tax Equity HoldCo, each Tax Equity JV, each Lessee or each Project Company than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, and (iv) in which expenses (if any) are reasonably equally allocated among the Affiliate parties thereto, (b) a Material Project Document or an obligation under any Material Project Document (i) as in existence on the applicable Project Initial Funding Date or (ii) entered into subsequent to the Project Initial Funding Date in a form consistent with the forms provided to the Administrative Agent prior to the Closing Date, (c) a Permitted Sale to Holdings, (d) a conveyance, sell, lease, transfer or other disposition of any of its Capital Stock in a Project Company to a Permitted Tax Equity Investor in accordance with the terms hereof or (e) the acquisition of a Project (including an Operating Project).

6.7 No Distributions. Other than as provided in Sections 3.1(b)(iii)(D) and 3.11(b) of the Depositary Agreement, directly or indirectly, (a) make or declare any payment or distribution (in cash, property or obligation) to any of its Affiliates, or (b) make any payment of principal or interest in respect of any subordinated indebtedness (including Permitted Affiliate Subordinated Indebtedness) (each payment described in clauses (a) and (b) being hereinafter referred to as a “Restricted Payment”), except, in the case of any Restricted Payment:

(a) made from the Distribution Account;

(b) to make equity contributions in accordance with Section 3.3(e) from funds on deposit in the Distribution Reserve Account if all Restricted Payment Conditions other than the Delay RP Conditions are satisfied;

(c) from the proceeds of a Project Initial Funding in an amount equal to the Project Initial Funding Date Distribution;

(d) Permitted Tax Distributions on a Repayment Date from funds on deposit in the Distribution Reserve Account; provided that the Delay RP Conditions have been satisfied;

(e) distributions to the Borrower, any Project Company, any Tax Equity JV, any Lessee, any Tax Equity HoldCo and any other Subsidiary of the Borrower from any Project Company, any Tax Equity JV, any Lessee, any Tax Equity HoldCo or any other Subsidiary of the Borrower (and, in the case of a Restricted Payment from a non-wholly owned Subsidiary of the Borrower, to the Borrower, Project Company, Tax Equity JV, Lessee, Tax Equity Holdco and any other Subsidiary of the Borrower and each other owner of Capital Stock of such Subsidiary in accordance with the applicable Tax Equity Documents); and

(f) from Tax Equity Proceeds or, if not applied to a Pro Rata Equity Contribution, the Initial TE Funding; provided that (i) no Event of Default has occurred and is continuing, and (ii) after giving pro forma effect to such Restricted Payment, the Borrower is in compliance with the TCD Sizing Criteria.

6.8 Material Project Documents. (i) Cancel or terminate any Material Project Document to which it is a party or consent to or accept any cancellation or termination of any such Material Project Document, (ii) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Project Document to which it is a party or consent to any assignment by the other party thereto, (iii) waive any material default under, or material breach of, any Material Project Document to which it is a party or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of any such Material Project Document or in any way vary, or consent or agree to the variation of, any material provision of such Material Project Document or of the performance of any material covenant or obligation by any other Person or consent to any assignment by any other Person under any such Material Project Document, (iv) petition, request or take any other legal or administrative action that seeks, or may be expected, to materially impair the Borrower’s, each Tax Equity JV’s, each Lessee’s and each Project Company’s rights under any Material Project Document to which it is a party or seeks to amend, modify or supplement any such Material Project Document in any material respect adverse to the Borrower, applicable Tax Equity JV, applicable Lessee or applicable Project Company, (v) other than change orders under the EPC Agreements, amend, supplement or modify in any material respect any Material Project Document (in each case as in effect when originally delivered to and accepted by the Administrative Agent) to which it is a party in a manner adverse to the Borrower or applicable Project Company or (vi) enter into any new agreement or instrument replacing or supplementing any Material Project Document in a manner inconsistent with the requirements for such Material Project Document under this Agreement.

For the avoidance of doubt, change orders under the EPC Agreement, including corresponding updates to the Construction Budget and Schedule, shall be governed by Section 6.9.

6.9 Budget; Change Orders.

(a) Agree to any change order under the applicable EPC Agreement that would (i) increase the total Project Costs reflected in the Construction Budget and Schedule by 10% or more or (ii) change the applicable EPC Contractor’s warranty or indemnity obligations), in each case without the prior consent of the Required Lenders (in consultation with the Independent Engineer); provided that, where such consent is not required by this clause (a), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent copies of all amendments to the Construction Budgets and Schedules and change orders effected.

(b) Agree to any change order under the applicable EPC Agreement that represents a change in any indemnity or warranty obligations set forth in such EPC Agreement without the prior consent of the Administrative Agent (in consultation with the Independent Engineer).

6.10 Swap Agreements. Enter into any Swap Agreement other than as contemplated by Section 5.12.

6.11 ERISA. Engage in or suffer any ERISA Event that would subject the Borrower to any tax, penalty or other liabilities in an amount that would reasonably be expected to have a Material Adverse Effect.

6.12 Subsidiaries. Create, form or acquire any Subsidiary or enter into any partnership or joint venture, other than the Project Companies, the Tax Equity JVs, the Lessees or the Tax Equity HoldCos.

6.13 Accounts. Have any “deposit accounts” with a “bank” (within the meaning of Section 9-102 of the UCC) other than (a) the Collateral Accounts, as applicable, established in accordance with this Agreement and the other Loan Documents, (b) the Distribution Account and (c) following the Mechanical Completion Funding for a Project, such other deposit accounts of the Project Company, the Tax Equity JV or the Lessee contemplated by the applicable Tax Equity Documents.

6.14 Capital Expenditures. Following the Term Conversion Date for a Project, make any capital expenditures for any Project in excess of 10 % of such capital expenditures budgeted in the Term Conversion Date Base Case Model for such Project, other than Permitted Capex or with amounts permitted to be distributed from the Distribution Account in accordance with the Depositary Agreement.

6.15 Financial Covenant. Permit the Debt Service Coverage Ratio as of the last day of any Test Period, beginning with the first Test Period occurring after the first Term Conversion Date, to be less than 1.1:1.00 (the financial covenant set forth in this section, the “Financial Covenant”).

6.16 Fiscal Year. Change to its fiscal year or in accounting treatment and reporting practices or tax reporting treatment except as (i) required or permitted by GAAP, consistently applied, or any applicable Governmental Rule and, to the extent material, disclosed to the Administrative Agent and (ii) agreed to by its independent public accountants (who shall be of recognized international standing).

6.17 Permitted Tax Equity Investment.

(a) Permit a tax equity investment in a Project to be consummated unless the following conditions are met: (i) such tax equity investment is made by a Person that is a Permitted Tax Equity Investor; (ii) such tax equity investment is made in a Tax Equity JV (in the case of a tax equity transaction structured as a partnership flip) or a Lessee (in the case of a tax equity transaction structured as an inverted lease); (iii) the Borrower or a Tax Equity HoldCo (in such capacity, the “Sponsor Member”) holds the non-tax equity interest (such non-tax equity interest, the “Sponsor Membership Interest”) in the Tax Equity JV or Lessee, as applicable, and will control the day to day operations of the Tax Equity JV or Lessee, as applicable, in its capacity as the managing member of the Tax Equity JV or Lessee, as applicable, pursuant to the operating or limited liability company agreement of the Tax Equity JV or Lessee, as applicable (the “Tax Equity Operating Agreement”); (iv) the Sponsor Member shall have granted to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected lien on its Sponsor Membership Interest in the Tax Equity JV and/or Lessee (if applicable) pursuant to an agreement substantially similar to the Pledge Agreement or Security Agreement, as applicable; and (v) from and after the Term Conversion Date of the applicable Tax Equity Project, the provisions of the applicable Tax Equity Operating Agreement set forth in clause (4) – (7) of Schedule 3.5(o) may not be amended without the consent of the Required Lenders; provided that, upon deposit of the Mechanical Completion Funding for a Tax Equity Project into the Tax Equity Proceeds Account by or on behalf of the Borrower, the Capital Stock in, and the assets of, the Project Company that owns such Project shall be automatically released from the Collateral in accordance with Section 4.16 of the Security Agreement.

(b) As soon as practicable after a tax equity investor (other than a Permitted Tax Equity Investor listed on Schedule 1.1F) has been identified, the Borrower shall give the Administrative Agent and the Lenders written notice containing the name of such investor and such other information necessary for the Lenders to evaluate whether such investor is a Permitted Tax Equity Investor (or reasonably requested by the Lenders) and not later than 5 Business Days thereafter the Administrative Agent (on behalf of the Required Lenders) shall confirm in writing to Borrower whether such investor is a Permitted Tax Equity Investor. The Borrower shall provide the Administrative Agent for review a copy of the proposed operating agreement for the Tax Equity JV and/or Lessee at least ten (10) Business Days prior to its execution and, without limiting Section 6.17(a), the Borrower agrees to use commercially reasonable efforts to address any comments the Administrative Agent may have with respect to provisions in such agreement that may materially and adversely affect the Lenders.

6.18 No Employees. Have any employees.

6.19 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement and the other Loan Document and any requirements of law that are memorialized as Contractual Obligations) that prohibits the Borrower or each Project Company to create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the

Lenders with respect to the Facilities and the Obligations under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligation which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 6.19) are listed on Schedule 6.19 hereto and (y) to the extent Contractual Obligation permitted by clause (i)(x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) arise in connection with any action permitted by Section 6.4 or Section 6.7, (iii) are negative pledges and restrictions on Liens in favor of any holder of Permitted Indebtedness but solely to the extent any negative pledge relates to the property financed by such Permitted Indebtedness, (iv) are customary restrictions on asset sale or similar agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (v) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (vii) are customary restrictions on Liens in Indebtedness permitted hereunder so long as such Indebtedness permits the first-priority Liens of the Secured Parties on the Collateral, (viii) arise in connection with cash or other deposits permitted under Sections 6.2 and 6.3 and limited to such cash or deposit.

6.20 Use of Project Sites. With respect to any ground-mounted Project, use or build any buildings on the Project Site for such Project for any purpose other than the development, construction, operation and maintenance of such Project.

6.21 Permitted Interest Rate Agreements. Enter into, or agree to enter into, any speculative hedging or swap transactions, it being understood and agreed that any agreement to hedge the price of power or solar renewable energy credits shall not constitute a speculative hedging or swap transaction.

ARTICLE 7

EVENTS OF DEFAULT; REMEDIES

The occurrence prior to the Discharge Date (or with respect to a Project Company or Project, prior to the applicable Tranche Discharge Date) of any of the following events, described in Sections 7.1 through 7.12 inclusive, shall constitute an event of default (individually, an “Event of Default,” and collectively, the “Events of Default”) hereunder:

7.1 Failure to Make Payments.

(a) (i) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof, unless (x) such default is caused by an administrative or technical error, (y) the Borrower had funds available to make such payment when due and (z) payment is made within three (3) Business Days of its due date; (ii) the Borrower shall fail to pay any interest on any Loan, within three (3) Business Days after any such interest becomes due in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such other amount becomes due in accordance with the terms hereof.

(b) An “Event of Default” or “Termination Event” (each as defined under the Interest Rate Agreements) by the Borrower shall have occurred and be continuing under any Interest Rate Agreement as the result of the Borrower’s failure to pay any amount due under such Interest Rate Agreement.

7.2 Misrepresentations. Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document, any amendment or modification thereof or waiver thereto or that is contained in any certificate, document or financial or other statement furnished by it or at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, if such misrepresentation is susceptible of cure, the adverse effect of the misrepresentation is not remedied within thirty (30) days of the Borrower receiving notice or having knowledge thereof.

7.3 Breach of Terms of This Agreement, Other Loan Documents.

(a) Any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.1(f), 5.2(a), 5.7(d) or Article 6 (other than as provided in Section 7.14).

(b) Any Loan Party shall default in the observance or performance of any agreement contained in Section 5.4(a) or the Borrower shall default in the observance or performance of any agreement contained in Sections 5.12(a), 5.12(c), and such default shall continue unremedied for a period of ten (10) days after the earlier of notice to the Borrower from the Administrative Agent or the Required Lenders or any Loan Party becoming aware of such default;

(c) Other than as provided in Section 7.3(a), (b) or (d), any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document other than as provided elsewhere in this Article 7, and such default shall continue unremedied for a period of thirty (30) days after the earlier of notice to the Borrower from the Administrative Agent or the Required Lenders or any Loan Party becoming aware of such default; provided, that if such default cannot be cured within such thirty (30) day time period but is susceptible to cure within ninety (90) days, if such Loan Party, as applicable, commences action reasonably designed to cure such default within such initial thirty (30) day time period and diligently pursues such cure, then, so long as no Material Adverse Effect occurs or, with respect to a breach of Section 5.11(a), so long as the cure period under the applicable Material Project Document (taking into account any extended cure period under the applicable Consent) would not expire, as a result of such extension, such Loan Party, as applicable, shall have an additional time period not to exceed sixty (60) days to cure such default.

(d) Any failure to comply with the financial covenants in the APA Guaranty as a result of the Guarantor making a payment under the APA Guaranty shall not be considered a default or breach in the observance or performance of such covenant and, to the extent that a default or breach of such financial covenants does result from such a payment, the default or breach shall be deemed waived by the Lenders; provided that this Section 7.3(d) shall apply only in respect of the fiscal quarter in which such payment is made.

7.4 Cross Default. Any Loan Party or the Guarantor shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee obligation, but excluding the Loans and the Interest Rate Agreements) on the due date with respect thereto (after giving effect to available cure periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) above shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) above shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000.

7.5 Bankruptcy; Insolvency. Subject to items (i) through (iii) below, (a) any Loan Party, the Guarantor, any EPC Contractor or any Power Purchaser (the “Subject Persons”) shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seek appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (b) there shall be commenced against any Subject Persons any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed or undischarged for a period of sixty (60) days; or (c) there shall be commenced against any Subject Persons any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (d) any Subject Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) any Subject Persons shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (f) any Subject Person shall make a general assignment for the benefit of its creditors; provided, however, that such Event of Default with respect to such Subject Person (except for any Loan Party) shall not be deemed to have occurred if (i) such Subject Person has been replaced within ninety (90) days of the occurrence of a Default under this Section 7.5 by any other Person reasonably acceptable to the Required Lenders, (ii) the Material Project Document to which such Subject Person is a party has expired or terminated in accordance with this Agreement or has been replaced within ninety (90) days of the occurrence of a Default under this Section 7.5 by a replacement Material Project Document in form and substance reasonably acceptable to the Required Lenders, (iii) the Material Project Document has not been rejected or terminated and the Subject person party thereto is continuing to perform all material obligations under the Material Project Document, or (iv) the applicable event could not reasonably be expected to have a Material Adverse Effect on the Borrower or the Projects, taken as a whole.

7.6 ERISA Events. An ERISA Event shall have occurred that when taken together with all other ERISA Events, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect.

7.7 Judgments. One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (which liability is not paid or is not covered by available insurance as acknowledged in writing by the provider of such insurance or as certified to the Administrative Agent by the Insurance Consultant) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.

7.8 Security. (a) Any of the Loan Documents (other than the APA Guaranty) shall cease, for any reason, to be in full force and effect (other than as expressly permitted by this Agreement), any Loan Party or any Affiliate thereof shall so assert in writing or (b) any security interest in a material portion of the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest having the priority required by this Agreement or the relevant Security Document in a material portion of the securities, assets or properties covered thereby shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms.

7.9 Change of Control. A Change of Control shall have occurred.

7.10 Breach of APA Guaranty. The Guarantor shall either (a) fail to pay or cause to be paid any amount due under the APA Guaranty unless (x) such default is caused by an administrative or technical error, (y) the Guarantor had funds available to make such payment when due and (z) payment is made within three (3) Business Days of its due date, (b) without limiting Section 7.3(d), fail to comply with the financial covenants in the APA Guaranty unless such failure is cured within ten (10) Business Days from the date of delivery of the compliance certificate required to be delivered pursuant to Section 5.1(e) or (c) breach or be in default under any other material term, condition, provision, covenant, representation or warranty contained the APA Guaranty and, with respect to this clause (c) only, (i) such breach or default shall continue unremedied for thirty (30) days after notice from the Administrative Agent or Lenders to the Borrower; provided, however, that if (A) such breach or default cannot be cured within such thirty (30) day period, (B) such breach or default is susceptible of cure within ninety (90) days, (C) such breach or default has not resulted, and could not, with the additional cure time contemplated by this proviso, be reasonably expected to result, in a Material Adverse Effect, and (D) the Guarantor is proceeding with all requisite diligence and in good faith to cure such failure, then the time within which such failure may be cured shall be extended to such date, not to exceed a total of sixty (60) days after the end of the initial thirty (30) day period, as shall be necessary for such party diligently to cure such failure, or (ii) within thirty (30) days of such breach or default, the Borrower has delivered or caused to be delivered Acceptable Credit Support to the Collateral Agent.

7.11 Loss of the APA Guaranty. The APA Guaranty shall cease for any reason to be in full force and effect unless terminated in accordance with its terms and not as a result of a default thereunder; provided, however, that such Event of Default shall be cured upon delivery of Acceptable Credit Support to the Collateral Agent.

7.12 COD. Term Conversion, with respect to any Construction Loan Tranche, has not occurred on or prior to the applicable Date Certain; provided, however, that such Event of Default shall not be deemed to have occurred if the Borrower repays the applicable Construction Loan Tranche in full on or prior to the applicable Date Certain.

7.13 Remedies. Upon the occurrence and during the continuation of (a) an Event of Default specified in Section 7.5 with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower Party, anything contained herein or in any other Loan Document to the contrary notwithstanding and (b) an Event of Default with respect to any Person other than the Borrower or an Event of Default with respect to the Borrower other than the Events of Default specified in clause (a) above, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents and the maximum amount available to be drawn under any outstanding DSR Letter of Credit and all other Obligations to be due and payable forthwith, whereupon the same shall immediately become due and payable without presentment, demand, protest or other requirements of any kind, all of which are hereby waived by each Borrower Party, (iii) with the consent of the Required Lenders, and after taking action in accordance with clauses (i) or (ii) above, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, upon one (1) Business Day prior notice to the Borrower, enter into possession of a Project and perform any and all work and labor necessary to complete the Project substantially according to the EPC Agreement or operate and maintain the Project, and all sums expended by the Administrative Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the Administrative Agent upon demand and shall be secured by the Loan Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the total Commitments, (iv) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, shall, or cause the Collateral Agent to, apply or execute upon any amounts on deposit in any Collateral Account, any Loss Proceeds or any other moneys of the Borrower on deposit with the Agents, any Secured Party or Depositary Bank (other than moneys in the Distribution Account) in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral, and (v) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, or cause the Collateral Agent to, draw upon or make a demand under any Security Document or any Material Project Document collaterally assigned to Collateral Agent by the Borrower.

Notwithstanding anything to the contrary contained herein, (i) the Lenders may make disbursements or Loans to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance required by the Borrower, the Project Companies or Holdings under any Material Project Documents to which it is party as the Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by the Borrower to the Administrative Agent on demand and shall be secured by the Loan Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the total Commitments and (ii) the Administrative Agent and the Collateral Agent may exercise any and all rights and remedies available to them under any of the Loan Documents at law or in equity, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Security Documents.

7.14 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Article 7, if the Borrower determines that an Event of Default with respect to a Financial Covenant has occurred or may occur, during the period commencing after the beginning of the last calendar quarter included in such Test Period and ending ten (10) Business Days from the date of delivery of the compliance certificate required to be delivered pursuant to Section 5.1(e), any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent) made to the Borrower shall be included in the calculation of the Financial Covenant for the purposes of determining compliance with such Financial Covenant at the end of such calendar quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of the Financial Covenant, a “Specified Equity Contribution”), provided that (i) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (ii) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the calendar quarter with respect to which such Specified Equity Contribution was made; provided, that to the extent such proceeds are actually applied to prepay the Loans, such reduction may be credited in any subsequent calendar quarter, (iii) the foregoing may not be relied on for purposes of calculating any financial ratios other than compliance with the Financial Covenant and shall not result in any adjustment to any baskets or other amounts other than the amount of DSCR referred to above; provided, that following any Financial Covenant event of default, regardless of whether a Specified Equity Contribution has been made, to the extent that the Borrower is in compliance with the Financial Covenant (regardless of whether it is required to be tested) at any time prior to the end of the subsequent calendar quarter immediately following such Financial Covenant event of default, any prior Financial Covenant event of default shall be deemed to be cured as of such date unless the Loans under the Facilities have been accelerated prior to such time as a result of such Financial Covenant event of default, and (iv) no more than five (5) Specified Equity Contributions may be made in the aggregate during the term of the Facilities and no more than two (2) Specified Equity Contributions may be made in the aggregate during any fiscal year during such term.

ARTICLE 8

ADMINISTRATIVE AGENT AND COLLATERAL AGENT; OTHER AGENTS

8.1 Appointment.

(a) Each Secured Party (and each Counterparty shall each be deemed to, upon written notice to the Administrative Agent and Collateral Agent) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Secured Parties under this Agreement and the other Loan Documents, and each such Secured Party irrevocably authorizes the Administrative Agent, in such capacity, to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf, take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents to which it is a party, together with all such other powers as are reasonably incidental thereto.

(b) Each Secured Party hereby irrevocably designates and appoints the Collateral Agent as the agent of such Secured Party under this Agreement and the other Loan Documents, and each such Secured Party irrevocably authorizes the Collateral Agent, in such capacity, to enter into each of the Loan Documents to which it is a party on its behalf, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents to which it is party, together with such other powers as are reasonably incidental thereto.

(c) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties, obligations or responsibilities, and will not be deemed to have any duties, obligations or responsibilities, except those expressly set forth herein, or any obligation toward or relationship of agency or trust with or for, including a fiduciary relationship, with any Secured Party or Loan Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. The provisions of this Section 12 are solely for the benefit of the Secured Parties and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of Lenders or Secured Parties, as applicable, and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party.

8.2 Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement and the other Loan Documents by or through any one or more agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. None of the Agents nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or other Secured Parties for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender or other Secured Party to ascertain, verify or to inquire as to (i) any statement, warranty or representation made in connection with any Loan Document or any Borrowing hereunder or the contents of any certificate, financial statement or other report or document delivered under or in connection with any Loan Document, (ii) the observance or performance of any of the covenants or agreements contained in, or conditions of, this Agreement or any other Loan Document, (iii) the validity, effectiveness, enforceability, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (iv) the existence or non-existence of any Default or Event of Default, or (v) the financial condition of any Loan Party or the value or the sufficiency of any Collateral, or to inspect the properties, books or records of any Loan Party. No Agent shall be responsible for the negligence or misconduct of any other Agent. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

8.4 Reliance by Agents. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing (including any electronic message, Internet or intranet website posting or other distribution), resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent. Each of the Agents shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error in and the sole recourse of any Secured Party to whom payment was due but not made shall be to recover from other Secured Parties any payment in excess of the amount to which they are determined to be entitled (and such other Secured Parties hereby agree to return to such Secured Party any such erroneous payments received by them). Each of the Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each of the Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless such Agent shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, Required Secured Parties, all Secured Parties or all Lenders) in the case of the Administrative Agent, or of the Administrative Agent and

Counterparties, if applicable, in the case of the Collateral Agent, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, if applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, Required Secured Parties, all Secured Parties or all Lenders) in the case of the Administrative Agent, or of the Administrative Agent and the Counterparties, if applicable, in the case of the Collateral Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and Counterparties, if applicable, and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Secured Party, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, Required Secured Parties, all Secured Parties or all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Collateral Agent has received the notice from the Administrative Agent referred to above.

8.6 Non-Reliance on the Agents and Other Lenders. Each Secured Party expressly acknowledges that none of the Administrative Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Loan Party or any of their Affiliates, shall be deemed to constitute any representation or warranty by the Agents to any Secured Party. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a DSR Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender or DSR LC Issuing Bank, as applicable, unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such DSR Letter of Credit. Each Secured Party represents to the Agents that it has, independently and without reliance upon any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans or enter into Swap Agreements, as applicable, hereunder and enter into this Agreement. Each Secured Party also represents that it will, independently and without reliance upon the Agents or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Secured Party by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any of their Affiliates that may come into the possession of the Agents or any of their officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

8.7 Indemnification. The Lenders agree to indemnify each of the Administrative Agent, the Collateral Agent and their officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower or Holdings and without limiting the obligation of the Borrower or Holdings to do so), ratably according to their respective pro rata share in effect on the date on which indemnification is sought under this Section 8.7 (with such pro rata share calculated as such Lender’s pro rata share of the aggregate outstanding Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, including Environmental Claims, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder, and the resignation or removal of any Agent hereunder.

8.8 Agents in Their Individual Capacity. Each of the Agents and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party or any Affiliate of any Loan Party as though such Agent were not an Agent and without any duty to account therefor to the Lenders. With respect to its Loans made or renewed by it, each of the Agents shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

8.9 Successor Agents. The Administrative Agent (i) may resign as Administrative Agent at any time upon notice to the Lenders and the Borrower or (ii) may be removed at the direction of the Required Lenders. If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.1 or Section 7.5 with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) Business Days following an Administrative Agent’s notice of resignation or the effective date of the Administrative Agent’s removal (as determined by the Required Lenders), the Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. After any Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Article 8 and of Section 9.5 shall continue to inure to its benefit and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. The Collateral Agent may resign as Collateral Agent at any time upon notice to the Administrative Agent, the Lenders and the Borrower. If the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Sections 7.1 or 7.5 with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor Collateral Agent shall have been appointed by the Required Lenders and shall have accepted such appointment within 25 days after the retiring Collateral Agent’s giving of notice of resignation or if an Event of Default shall have then occurred and be continuing, then the Collateral Agent’s resignation or removal shall nevertheless thereupon become effective and the retiring Collateral Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Collateral Agent, which shall be a bank or trust company which (A) has an office in New York, New York, (B)(1) has a combined capital surplus of at least $500,000,000 or (2) has a combined capital surplus of at least $100,000,000 and is a wholly-owned subsidiary of a bank or trust company that has a combined capital surplus of at least $500,000,000 and (C) is reasonably acceptable to the Administrative Agent and the Required Lenders. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article 8 and of Section 9.5 shall continue to inure to its benefit and (i) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Collateral Agent as provided for above in this paragraph. Effective immediately upon the Administrative Agent’s resignation as such becoming effective, such Administrative Agent or any Affiliate of such Administrative Agent acting as Collateral Agent Bank shall be deemed to have resigned as Collateral Agent concurrently with such Administrative Agent’s resignation.

8.10 Agents under Security Documents. Each Lender and each Counterparty hereby authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Lenders and the Counterparties with respect to the Collateral and the Security Documents and the other Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Interest Rate Agreement. For the avoidance of doubt, the Collateral Agent shall receive direction either from the Administrative Agent or from the Administrative Agent on behalf of the Required Lenders.

8.11 Collateral Agent’s Duties.

(a) Whenever reference is made in this Agreement or any Security Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any amendment, waiver or other modification of this Agreement to be executed (or not to be executed) by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion or rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Administrative Agent in accordance with this Agreement and the Security Documents. Notwithstanding anything in this Agreement or any Security Document to the contrary, the Collateral Agent will in no event be required to take any action which exposes the Collateral Agent to personal liability, which is contrary to this Agreement, the Security Documents or law or with respect to which the Collateral Agent does not receive adequate instructions or full indemnification and/or security to its satisfaction. The Collateral Agent shall not be required to take any such action or give any such approval prior to receiving such written statements. This provision is intended solely for the benefit of the Collateral Agent and its permitted successors and assigns and is not intended to, and will not, entitle the other parties hereto to any defense, claim or counterclaims under or in relation to any Security Documents, or confer any rights or benefits on any party hereto.

(b) The Collateral Agent is authorized, without further action or direction by the Administrative Agent or the Lenders or any Counterparty, to make, complete or confirm any grant of Collateral required by this Agreement or any of the Security Documents and to release (or, if applicable, subordinate or grant non-disturbance rights in respect of) its Lien upon any Collateral (and execute such documents as are reasonably required in connection therewith) that is otherwise permitted to be transferred, sold, encumbered, released, conveyed or otherwise disposed of under the terms of this Agreement and the Security Documents. The Collateral Agent shall be entitled to rely on an certificate of a Responsible Officer of any Loan Party that has been countersigned by the Administrative Agent requesting such a release, subordination or non-disturbance, certifying that such release is permitted pursuant to the terms of this Agreement, and making specific reference to the provisions of this Agreement and the other Loan Documents permitting the transfer, sale, encumbrance, release, conveyance or disposition in connection with which the release, subordination or non-disturbance is being requested.

(c) The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral (provided that the Collateral Agent shall be responsible for the protection of any Collateral being held by it), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Obligations.

(d) Nothing herein shall require the Agents to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document) and such responsibility shall be solely that of the Borrower.

(e) The Collateral Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility under any Loan Document by reason of any occurrence beyond the control of the Collateral Agent (including but not limited to any present or future Legal Requirement, any act of god or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(f) In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Collateral Agent’s reasonable discretion may cause the Collateral Agent to incur potential liability for any Environmental Claim or arising under any Environmental Law, the Collateral Agent reserves the right, instead of taking such action, to either resign as the Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver.

8.12 Right to Realize on Collateral. Notwithstanding anything to the contrary contained in any of the Loan Documents, the Borrower, the Administrative Agent, the Collateral Agent, each Lender and each Counterparty hereby agree that (i) no Lender or Counterparty shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, any Lender or any Counterparty may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders or Counterparty or Counterparties in its or their respective individual capacities unless the Required Secured Parties shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

8.13 Other Agents. None of the Joint Lead Arrangers, Sole Bookrunner or the Interest Rate Hedge Coordinating Agent shall have any duties or responsibilities hereunder in its capacity as such.

8.14 Financial Liability. No provision of this Agreement or any other Finance Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require the Collateral Agent to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers if it shall have reasonable grounds for believing repayment of such funds or adequate indemnity against such risk or liability (including an advance of moneys necessary to take the action requested) is not assured to it except for such liability, if any, arising out of the gross negligence or willful misconduct in the performance of its duties hereunder as determined by a final non-appealable judgment of a court of competent jurisdiction.

8.15 Agents May File Proofs of Claim. In case of the pendency of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, each Agent (irrespective of whether the principal of any Loan or DSR LC Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, DSR LC Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the DSR LC Issuing Banks and such Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the DSR LC Issuing Banks and such Agent and their respective agents and counsel and all other amounts due the Lenders, the DSR LC Issuing Banks and such Agent under Section 2.22) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and DSR LC Issuing Bank to make such payments to the such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders and DSR LC Issuing Bank, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Section 2.22. Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or DSR Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or DSR LC Issuing Bank or to authorize any Agent to vote in respect of the claim of any Lender or DSR LC Issuing Bank in any such proceeding.

8.16 Interest Rate Agreements and Counterparties.

(a) Except as otherwise expressly set forth herein or in any Security Document, no Counterparty that obtains the benefits of the APA Guaranty or any Collateral by virtue of the provisions hereof or in any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Obligations under Interest Rate Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Counterparty.

(b) Obligations arising under Interest Rate Agreements shall be excluded from the application of payments described in Section 4.13 of the Security Agreement or Section 5.04 of the Pledge Agreement if the Administrative Agent has not received written notice thereof (which notice shall be irrevocable for purposes of this Section 8.16, unless the Administrative Agent is notified that the relevant Obligations have been satisfied in full), together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Counterparty at the time of designation thereof. Each Counterparty that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agents pursuant to the terms of Article 8 for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE 9

MISCELLANEOUS

9.1 Amendments.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document shall, from time to time (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder, provided that (x) with respect to any amendment or supplement that adversely affects the Collateral Agent, the written consent of the Collateral Agent shall be required and (y) with respect to any amendment or supplement that adversely affects the Depositary Bank, the written consent of the Depositary Bank shall be required or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and subject to Section 2.12) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby;

(B) amend, modify or waive any Default or Event of Default pursuant to 7.10(a) without the written consent of the Supermajority Lenders;

(C) amend, modify or waive any condition set forth in Section 3.1 without the written consent of each Lender;

(D) eliminate or reduce the voting rights of any Lender or Counterparty under this Section 9.1 without the written consent of such Lender or such Counterparty;

(E) (i) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or (ii) release the APA Guaranty or a material portion of the Collateral (other than as permitted under the Loan Documents), in each case without the written consent of all Lenders and all Counterparties;

(F) reduce the percentage specified in the definition of Required Lenders or Required Secured Parties without the written consent of all Lenders;

(G) amend, modify or waive any provision of Article 8, Section 9.5 or any other provision of any Loan Document that affects the Agents without the written consent of the applicable Agent;

(H) amend, modify or waive any provision of Section 2.3, 2.5, 2.6, 2.8, 2.9, 2.10 or 2.17 or any other provision of any Loan Document that uniquely affects the DSR LC Issuing Banks (solely in their capacity as DSR LC Issuing Bank) without the consent of the applicable DSR LC Issuing Bank(s);

(I) amend, modify or waive any provision of Section 4.13 of the Security Agreement or Section 5.04 of the Pledge Agreement without the written consent of each Lender directly affected thereby;

(J) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of (i) payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class or (ii) payments due to Counterparties to Interest Rate Agreements without the consent of such Counterparties that have provided the Administrative Agent with prior written notice of such Interest Rate Agreements in accordance with Section 8.16;

(K) amend, modify or waive any provision of this Agreement, the Interest Rate Agreements or any Security Document in a manner that materially adversely impacts any Counterparty without the written consent of such Counterparty;

(L) amend, modify or waive any provision of Section 6.7 or the definition of Restricted Payment Conditions or Delay RP Conditions without the consent of the Supermajority Lenders;

(M) amend or modify the definition of Eligibility Criteria or waive compliance therewith without the consent of the Supermajority Lenders;

(N) amend or modify Schedule 1.1H or waive compliance with Section 3.2(e)(i)(A) without the consent of the Supermajority Lenders;

(O) amend, modify or waive any provision of Section 5.12 without the consent of the Supermajority Lenders;

(P) amend, modify or waive the calculation of the Debt Service Coverage Ratio, the definition of Debt Service Coverage Ratio, DSCR, Debt Service or Merchant/Lower-Tier CS Project DSCR Requirement or Section 3.2(c)(vi) of the Depositary Agreement without the consent of the Supermajority Lenders; or

(Q) amend or modify any provision of the definition of Amortization Schedule or TCD Sizing Criteria, Section 5.22, Schedule 1.1E or any definition used therein or waive compliance therewith without the consent of the Supermajority Lenders;

(b) Notwithstanding anything to the contrary contained in this Section 9.1, any Loan Document, this Agreement or any related document may be amended, supplemented or waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to cure omissions, mistakes or defects or (ii) to cause such Loan Document or other document to be consistent with this Agreement and the other Loan Documents.

(c) Notwithstanding anything to the contrary contained in this Section 9.1 or any other Loan Document, neither the Borrower nor any Affiliate of the Borrower shall be included in the determination of Required Lenders, Required Secured Parties or any consent or other direction of the applicable Lenders or Secured Parties as a result of having Obligations or Secured Obligations registered in the name of, or beneficially owned by, the Borrower or any Affiliate of the Borrower, and such Obligations and Secured Obligations will be deemed not to be outstanding for such purpose.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (A) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (B) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Without the consent of any Lender or DSR LC Issuing Bank, the Loan Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with any applicable Governmental Rule or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

9.2 Addresses. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	APA Construction Finance, LLC 102 Greenwich Avenue, 3rd Floor Greenwich, CT 06830 E-mail: gregg.felton@altuspower.com; lars.norell@altuspower.com Attention: Gregg Felton; Lars Norell and/or

GSO Capital Partners
345 Park Avenue
New York, New York 10154
Attention: Robert Walsh
Electronic mail: robert.walsh@gsocap.com

Administrative Agent:	Fifth Third Bank, National Association
Fifth Third Center
35 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Loan Syndications/Judy Huls
Telecopy: (513) 534-0875
Telephone: (513) 534-4224
Email: judy.huls@53.com

Collateral Agent:	Fifth Third Bank, National Association
201 N. Tryon Street, Suite 1700
Charlotte, North Carolina, 28202
Attention: Scott Summey
Telephone: scott.summey@53.com

provided that any notice, request or demand to or upon the Administrative Agent, the Collateral Agent or the Lenders shall not be effective until received during such recipient’s normal business hours.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Agents for all of such Agent’s reasonable fees, costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one set of transaction and local counsel to the Administrative Agent on behalf of the Lenders, the reasonable fees and disbursements of the Independent Consultants to all Indemnitees taken as a whole and filing and recording fees and expenses, the reasonable fees and disbursements of counsel to the Collateral Agent, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as each such Agent shall deem appropriate, (b) to pay or reimburse each Lender and each Agent for all its costs, fees and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to all Indemnitees taken as a whole (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to each Agent and the costs and expenses in connection with the establishment and the use of an electronic data room to manage documentation associated with the Loans, and (c) to pay, indemnify, and hold each Lender and each Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans and the DSR Letters of Credit, Acceptable Credit Support, any of the transactions contemplated by the Operative Documents or the non-compliance by any party with the provisions thereof or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Mortgaged Property and the reasonable fees and expenses of legal counsel in connection with claims (including Environmental Claims), actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from (I) to the extent the Indemnitee or the Lender through whom the Indemnitee is making its claim is a Defaulting Lender, a material breach of such Defaulting Lender’s obligations under this Agreement, (II) the gross negligence, bad faith or willful misconduct of such Indemnitee, or (III) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as a Lender, an administrative agent or collateral agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction). All amounts due under this Section 9.5 shall be payable not later than thirty (30) days after written demand therefor. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder. For the avoidance of doubt, this Section 9.5 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

9.6 Attorney In Fact.

(a) For the purpose of allowing the Administrative Agent to exercise its rights and remedies provided in Article 7 following the occurrence and during the continuation of any Event of Default, the Borrower hereby constitutes and appoints the Administrative Agent its true and lawful attorney-in-fact, with full power of substitution, to complete any part or all of the Project in the name of the Borrower, and hereby empowers such attorney or attorneys, following the occurrence and during the continuation of any Event of Default, as follows:

(i) To use any unadvanced proceeds of the Loans for the purpose of completing, operating or maintaining any or all of the Project as required by the Material Project Documents.

(ii) To employ such contractors, subcontractors, Agents, architects and inspectors as reasonably shall be required for such purposes;

(iii) To pay, settle or compromise all bills and claims which may be or become Liens or security interests against any or all of the Project or the Collateral, or any part thereof, unless a bond or other security satisfactory to the Administrative Agent has been provided;

(iv) To execute applications and certificates in the name of the Borrower which reasonably may be required by the Loan Documents or any other agreement or instrument executed by or on behalf of the Borrower in connection with any or all of the Project;

(v) To prosecute and defend all actions or proceedings in connection with any or all of the Project or the Collateral or any part thereof and to take such action and require such performance as such attorney reasonably deems necessary under any performance and payment bond and the Loan Documents;

(vi) To do any and every lawful act which the Borrower might do on its behalf with respect to the Collateral or any part thereof or any or all of the Project and to exercise any or all of the Borrower’s rights and remedies under any or all of the Material Project Documents; and

(vii) To use any funds contained in any Collateral Account, to pay interest and principal on the Loans.

(b) This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

9.7 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and DSR LC Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.7.

(b) (i) Subject to the conditions set forth in Section 9.7(b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld); provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below); provided further that with respect to any assignment of Construction Loan Commitments or Term Loan Commitments to an affiliate of a Lender, (a) such affiliate shall have a combined capital surplus of at least $250,000,000 or (b) such affiliate’s obligations shall be fully guaranteed by such Lender or (2) if an Event of Default has occurred and is continuing; and

(B) the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below); provided further that with respect to any assignment of Construction Loan Commitments or Term Loan Commitments to an affiliate of a Lender, (a) such affiliate shall have a combined capital surplus of at least $250,000,000 or (b) such affiliate’s obligations will be fully guaranteed by such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable by the assigning Lender; provided that simultaneous assignments by two or more Approved Funds shall require the payment of a single processing and recordation fee of $3,500 and (y) such processing and recordation fee may be waived or reduced in the sole discretion of the Administrative Agent and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its

Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Governmental Rules, including Federal and state securities laws;

(D) no Lender (including any assignee of any Lender) may assign any portion of its Commitment to a new lender if such assignment would result, at the time of such transfer only, in claims made by such new lender for costs pursuant to Section 2.23 hereof in excess of those which could be made by the assigning Lender were it not to make such assignment, unless such new lender waives its right to claim such costs;

(E) no Lender shall assign its (1) Construction Loans under a Construction Loan Tranche or Construction Loan Commitments without also assigning its corresponding Term Loan Tranche (and any outstanding Term Loans) and Term Loan Commitments or (2) prior to the expiration of the Construction Loan Availability Period, Term Loans or Term Loan Commitments without also assigning its corresponding Construction Loans and Construction Loan Commitments;

(F) Lenders shall assign their Commitments with respect to a Tranche in whole and not in part; and

(G) in the case of an assignment of any DSR LC Commitment, the assignee thereof shall be an Acceptable Letter of Credit Provider.

For the purposes of this Section 9.7, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by

(a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.20, 2.21, 2.22, and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.7.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.7 and any written consent to such assignment required by paragraph (b) of this Section 9.7, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.7(b) shall not be treated as an assignment and shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.7(c)(i).

(c) (1) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender or (2)(a) requires the consent of each Lender directly affected thereby pursuant to Section 9.1(a) and (b) directly affects such Participant. Subject to paragraph 9.7(c)(i) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.7. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8(b) as though it were a Lender, provided such Participant shall be subject to Section 9.8(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the

Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, DSR Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, DSR Letter of Credit or other obligation is in registered from under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) A Participant shall not be entitled to receive any greater payment under Sections 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. In no event shall the Borrower be responsible for any costs or expenses of any counsel engaged by a Participant.

(d) Any Lender may at any time, without notice, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank purporting to have jurisdiction over such Lender, and this Section 9.7 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding anything herein to the contrary, any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that the Collateral Agent shall forthwith notify the parties hereto in writing of any such event.

(g) At any time within twenty (20) Business Days following either (x) the acceleration of the Loans pursuant to Section 7.13 or (y) the occurrence of an Event of Default, if GSO delivers a Notice of Purchase Election to the Administrative Agent, which notice shall be irrevocable, then each Lender shall assign all of its rights, obligations, claims and liabilities under this Agreement

(including all of its Commitment and the Loans at such time owing to it) to GSO on the following terms and conditions:

(i) such assignments being purchased at par in cash in readily available funds (including any accrued and unpaid interest, fees, breakage cost and all other amounts payable to the Administrative Agent, Collateral Agent, any other Agent hereunder, the DSR LC Issuing Banks and the Lenders);

(ii) that GSO shall be assigned the rights and obligations of all (and not less than all) Lenders under this Agreement;

(iii) such assignments being consummated within ten (10) Business Days following the delivery of the Notice of Purchase Election;

(iv) such assignments being without recourse to or representation by the Administrative Agent or Lenders;

(v) that any payment made by a DSR LC Issuing Bank pursuant to a drawing on a DSR Letter of Credit issued by it shall be fully reimbursed;

(vi) that all Obligations under Interest Rate Agreements shall be (1) paid in full in cash or (2) novated, assigned or transferred to GSO at no expense of the Counterparty, or (3) cash collateralized or otherwise secured, in each case, to the reasonable satisfaction of the Interest Rate Hedge Coordinating Agent; and

(vii) that the documentation to effectuate such assignment is in form and substance reasonably satisfactory to the Administrative Agent to reflect the foregoing terms and conditions.

GSO and each Lender shall execute an Assignment and Assumption evidencing such assignments. Notwithstanding anything to the contrary in this Agreement, upon the delivery of a Notice of Purchase Election, the Administrative Agent, the Collateral Agent and any DSR LC Issuing Bank shall be entitled to resign effective upon the consummation of any such assignment and GSO shall be entitled to appoint a replacement Administrative Agent and Collateral Agent; provided, that, (a) the resigning Administrative Agent shall be entitled to the rights afforded to a resigning Administrative Agent pursuant to Section 8.9 (excluding its right to appoint a successor Administrative Agent pursuant to the third sentence of such Section 8.9), (b) the resigning Collateral Agent shall be entitled to the rights afforded to a resigning Collateral Agent pursuant to Section 8.9 (excluding its right to appoint a successor Administrative Agent pursuant to the third sentence of such Section 8.9) and (c) any resigning DSR LC Issuing Bank shall be entitled to the rights afforded to a replaced DSR LC Issuing Bank pursuant to Section 2.17(n). The Lenders hereby authorize and direct the Administrative Agent to enter into a letter agreement with GSO that is consistent with the terms of this Section 9.7(g).

9.8 Adjustments; Set-off.

(a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.7), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided, further, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.25 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by any applicable Governmental Rules, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

9.9 Independent Consultants.

(a) The Administrative Agent and the Required Lenders, in their reasonable discretion, may remove from time to time, any one or more of the Independent Consultants and appoint replacements reasonably acceptable to the Borrower. Notice of any replacement Independent Consultant shall be given by the Administrative Agent to the Borrower, the Lenders and to the Independent Consultant being replaced. All reasonable fees and expenses of the Independent Consultants (whether the original Independent Consultants or replacements) shall be paid by the Borrower; provided, however, that unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall request that each such Independent Consultant provide the Borrower with its proposed scope of work and proposed budget therefor, and the Administrative Agent shall consult with the Borrower with regard to the matters contained therein.

(b) Each Independent Consultant (other than any Independent Consultants hired directly by the Borrower) shall be contractually obligated to the Administrative Agent to carry out the activities required of it in this Agreement and as otherwise requested by the Administrative Agent and shall be responsible solely to the Administrative Agent for these activities. The Borrower acknowledges that it shall not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties to the Administrative Agent hereunder.

9.10 Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent and the Collateral Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

9.13 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.14 Headings. Paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

9.15 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent, the Collateral Agent or any Lender has any fiduciary relationship with or duty the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Collateral Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.16 Mortgage/Security Documents. The Loans and the other Obligations are secured in part by the Mortgages. Reference is hereby made to each Mortgage and the other Security Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of the Borrower and the rights of the Agents, the Depositary Bank and the Lenders with respect to such security.

9.17 Limitation on Liability. NO CLAIM SHALL BE MADE BY THE BORROWER OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

9.18 Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.19 Usury. Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by the Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under any applicable usury laws. In the event that the holders of the Notes shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by any applicable Governmental Rule, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder of the Notes, be returned to the Borrower or credited against the principal balance of the Notes then outstanding.

9.20 Confidentiality. Each of the Agents and each Lender agrees to keep confidential all nonpublic information provided to it by any Loan Party, any Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Agents or any Lender from disclosing any such information (a) to another Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 9.20, to any actual or prospective Transferee or any direct or indirect counterparty to any Interest Rate Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) to a second party opinion provider to analyze the suitability of the Projects for compliance with the Green Bond Principles issued by the International Capital Markets Association so long as such opinion provider agrees to hold all non-public information confidential in accordance with the terms of this Section 9.20; (j) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (k) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and any applicable Governmental Rule, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Agents pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Agents that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and any applicable Governmental Rule including Federal and state securities laws.

9.21 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.22 Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, any participants to the extent provided in Section 9.7(c)(i) of this Agreement, and any other Person entitled to indemnification under Section 9.5) any legal or equitable right, remedy, benefit, interest or claim under or by reason of this Agreement.

9.23 Patriot Act Compliance. The Administrative Agent hereby notifies the parties hereto that, pursuant to the requirements of the Patriot Act, it and the Collateral Agent, the DSR LC Issuing Banks and any Lender shall be required to obtain, verify and record information that identifies the party, which information includes the names and addresses and other information that will allow it, the DSR LC Issuing Banks, the Collateral Agent or any Lender to identify the party in accordance with the requirements of the Patriot Act. The party shall deliver information described in the immediately preceding sentence when requested by the Administrative Agent, the DSR LC Issuing Banks, any other Agent or any Lender in writing pursuant to the requirements of the Patriot Act.

9.24 Limited Recourse. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and the other Loan Documents, and any certificate, notice, instrument or document delivered pursuant hereto or thereto are obligations of the Borrower and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) the Guarantor or the Sponsor or any of their Affiliates, other than the Borrower, or any shareholder, partner, member, officer, director or employee of the Sponsor, the Guarantor or such Affiliates, other than the Borrower (collectively, the “Nonrecourse Parties”), except to the extent of the obligations of any such Nonrecourse Parties expressly provided for in any of the Loan Documents. Except as provided in the Loan Documents to which they are a party, no action shall be brought against the Nonrecourse Parties, and no judgment for any deficiency upon the obligations hereunder or under the other Loan Documents, shall be obtainable by any Secured Party against the Nonrecourse Parties; provided, that nothing contained in this Section 9.24 shall be deemed to release any Nonrecourse Party from liability for its own fraudulent actions or willful misconduct.

9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

BORROWER:	APA CONSTRUCTION FINANCE, LLC,
a Delaware limited liability company

	By:	APA Construction Finance Holdings, LLC
	Its:	Managing Member

	By:	Altus Power America, Inc.
	Its:	Managing Member

	By:	/s/ Gregg Felton
Name: Gregg Felton
	Title:	President

[Signature Page to Credit Agreement]

JOINT LEAD ARRANGER AND SOLE BOOK	FIFTH THIRD BANK, NATIONAL
RUNNER, ADMINISTRATIVE AGENT,	ASSOCIATION
INTEREST RATE HEDGE COORDINATING
AGENT, AND LENDER:	By:	/s/ Zachary Christie
	Name:	Zachary Christie
	Title:	Vice President

[Signature Page to Credit Agreement]

COLLATERAL AGENT:	FIFTH THIRD BANK, NATIONAL
ASSOCIATION

	By:	/s/ Zachary Christie
	Name:	Zachary Christie
	Title:	Vice President

[Signature Page to Credit Agreement]

JOINT LEAD ARRANGER, DSR LC ISSUING	DEUTSCHE BANK AG, NEW YORK
BANK AND LENDER:	BRANCH

	By:	/s/ Sam Oliver	/s/ Jeremy Eisman
	Name:	Sam Oliver	Jeremy Eisman
	Title:	Director	Managing Director

[Signature Page to Credit Agreement]

LENDER:	CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION

	By:	/s/ Jonathan Bouvet
	Name:	Jonathan Bouvet
	Title:	Vice President

[Signature Page to Credit Agreement]

EXHIBIT A-1

FORM OF CONSTRUCTION LOAN NOTICE OF BORROWING

CONSTRUCTION LOAN NOTICE OF BORROWING

To:	Fifth Third Bank, National Association, as Administrative Agent
Fifth Third Center
35 Fountain Square Plaza
Cincinnati, Ohio 45263
Telephone:	(513) 534-4224
Email:	judy.huls@53.com
Attention:	Loan Syndications/Judy Huls
Fax:	(513) 534-0875

_______________, 20__

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests a borrowing of Construction Loans in respect of [Describe Project] to be made on the terms set forth below:

(A) Borrowing Date (the “Borrowing Date”)
(which is a Business Day)

(B) Applicable Construction Loan Tranche

(C) Principal Amount

(D) Type of Loan	[BaseRate Loan][LIBOR Loan]

[(E) Interest Period	The period ending on the [Term

Conversion Date][Term Loan Maturity Date][last Business Day of each fiscal quarter of the Borrower]]1

[1]	NTD: Use Interest Period if LIBOR Loans are requested.

4813-7988-8045

1

The Borrower hereby requests that the proceeds of Construction Loans described in this Borrowing Notice be applied in accordance with Section 5.7 of the Credit Agreement and directed to the [Collateral Accounts or Persons, as applicable, in the amounts specified in the Funds Flow Memorandum attached hereto as Exhibit A]2[the applicable Project’s Construction Account]3.

The Borrower hereby represents that, on the Borrowing Date:

(a) Each representation and warranty of the Loan Parties set forth in the Loan Documents is true and correct in all material respects as of the Borrowing Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).

(b) No Default or Event of Default has occurred and is continuing or shall occur as a result of the Borrowing of such Construction Loans.

(c) Sufficient funds are available pursuant to the Construction Loan Commitments and Equity Commitments to complete the relevant Project and achieve the Term Conversion Date prior to the Date Certain for such Project.

(d) The sum of Equity Commitments and any irrevocable funding commitment (including Available Term Loan Commitments under the Credit Agreement) to repay the applicable Construction Loan Tranche on or before the Construction Loan Maturity Date for the relevant Project equals or exceeds the outstanding principal amount of the Construction Loans for such Project.

(e) The aggregate cash equity contributions made to the Borrower with respect to the relevant Project on or prior to the proposed Borrowing Date equal $[•], which is equal to [the Required Contribution for such Project][the required Pro Rata Equity Contribution and the Sponsors have provided an Acceptable Letter of Credit for the Remaining Equity Commitment].

(g) Attached hereto as Exhibit B is a comparison of the actual Project Costs to the Project Costs set forth in the Construction Budget and Schedule for the relevant Project.

[(h) Attached hereto as Exhibit C is a date-down endorsement of the Title Policy.]4

[(i) No Material Adverse Effect, or event condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect, has occurred or is continuing for which adequate provision reasonably satisfactory to the Administrative Agent has not been made.

(j) Attached hereto as Exhibit D are true, correct and complete copies of each Applicable Permit listed in Part I of Schedule 4.15 for such Project.

[2]	NTD: Applicable for the Project Initial Funding.
[3]	NTD: Applicable to Borrowings after the Project Initial Funding.
[4]	NTD: Applicable to Projects with a nameplate capacity in excess of 10MW.

2

(k) The certifications made in the applicable Notice of New Project are true and correct.]5

[(l) The Prepayment Account numbered [•] and Tax Equity Proceeds Account numbered [•] have been opened.]6

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[5]	NTD: Applicable for the Project Initial Funding.
[6]	NTD: Applicable for the first Project Initial Funding Date.

3

APA CONSTRUCTION FINANCE, LLC, as Borrower

By:
Name:
Title:

4

EXHIBIT A-2

FORM OF NOTICE OF TERM CONVERSION

NOTICE OF TERM CONVERSION

Date: ____ __, ____

Requested Term Conversion Date: ____ __, ____

Fifth Third Bank, National Association, as Administrative Agent

Fifth Third Center

35 Fountain Square Plaza

Cincinnati, Ohio 45263

Telephone:	(513) 534-4224
Email:	judy.huls@53.com
Attention:	Loan Syndications/Judy Huls
Fax:	(513) 534-0875

Re: APA Construction Finance, LLC

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1. Request for Term Conversion. Pursuant to, and in accordance with, Section 2.4 of the Credit Agreement, the Borrower hereby gives you notice that the conditions for Term Conversion have been satisfied or waived in accordance with the terms of the Credit Agreement for the following Project Companies:

(1) [Specify Project Companies, as applicable];

(2) [_].

In with such Term Conversions, the Borrower sets forth below the terms on which the Term Loan Borrowing is requested to be made in accordance with the applicable terms and conditions of the Credit Agreement on [_____________] (the “Term Conversion Date”):

5

(a)	Requested Term Conversion Date[1]:	___________

(b)	Construction Loan Tranches to be
	Term Converted:	$___________

$[add Tranches as applicable]

(c)	Aggregate principal amount of Construction Loans outstanding on the Term Conversion Date to be converted to Term Loans:	$___________

[(d)	Interest Period	The period ending on the
[Term Conversion Date][Term Loan Maturity Date][last Business Day of each fiscal quarter of the Borrower]][2]

2. Certifications. The Borrower hereby certifies to the Lenders that the following statements are accurate and complete as of the date hereof and shall be accurate and complete as of the Term Conversion Date after giving effect to the proposed Term Conversion:

(a)	COD for each of the Projects subject to this Notice of Term Conversion has been achieved; and

(b)

As of the specified Term Conversion Date, each of the conditions precedent specified in Section 3.5 of the Credit Agreement with respect to the Projects subject to this Notice of Term Conversion has been satisfied or waived in accordance with the terms of the Credit Agreement.

(c)

Each representation and warranty of the Borrower and the Project Companies specified in Section 1(a) hereof set forth in the Loan Documents is true and correct in all material respects as of the Term Conversion Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).

(d)

Attached hereto as Exhibit A are true, correct and complete copies of each Material Project Document for each of the Projects subject to this Notice of Term Conversion and not previously delivered by the Borrower to the Administrative Agent, each of which is in full force an effect as of the Term Conversion Date.

(e)

Attached hereto as Exhibit B are true, correct and complete copies of each Applicable Permit listed in Part I of Schedule 4.15 for each of the Projects subject to this Notice of Term Conversion and not previously delivered by the Borrower to the Administrative Agent, each of which is in full force and effect as of the Term Conversion Date.

[1]	NTD: Term Conversion Date must be a Business Day at least seven (7) Business Days after the date hereof.
[2]	NTD: Use Interest Period if LIBOR Loans are requested.

6

(f)

[Attached hereto as Exhibit C are updated Schedules 1.1C, 4.15, 4.18(a), 4.20, 4.28(a) and 4.28(b) in respect of each of the Operating Projects subject to this Notice of Term Conversion (but, (i) in the case of Schedule 4.28(a), only to the extent such Project does not qualify as a Tax Equity Project and (ii) in the case of Schedule 4.28(b), only to the extent any such Project has a nameplate capacity of at least 10MWdc and does not qualify as a Tax Equity Project).

(g)

Attached hereto as Exhibit D is a copy of the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents, as applicable, including all amendments thereto, of the Operating Project.

(h)	Attached hereto as Exhibit E a copy of the limited liability company operating agreement, bylaws or partnership agreement, as applicable, of the Operating Project.

(i)

Attached hereto as Exhibit F are the incumbency and specimen signatures of each officer executing any Operative Documents or any other document delivered in connection herewith on behalf of the Operating Project.

(j)

Attached hereto as Exhibit G are the certificates issued by the relevant Secretary of State certifying that the Project Company is in good standing and is authorized to transact business in the jurisdiction where the Project Site is located.] [3]

3 NTD: Applicable for Operating Projects.

7

IN WITNESS WHEREOF, the Borrower has caused this Notice of Term Conversion to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first written above.

APA CONSTRUCTION FINANCE, LLC, as the Borrower

By:
Name:
Title:

8

EXHIBIT A-3

FORM OF NOTICE OF CONVERSION OR CONTINUATION

NOTICE OF CONVERSION OR CONTINUATION

Fifth Third Bank, National Association, as Administrative Agent

Fifth Third Center

35 Fountain Square Plaza

Cincinnati, Ohio 45263

Telephone:	(513) 534-4224
Email:	judy.huls@53.com
Attention:	Loan Syndications/Judy Huls
Fax:	(513) 534-0875

Re: APA Construction Finance, LLC

Ladies and Gentlemen:

This Notice of Conversion or Continuation is delivered to you pursuant to Section 2.11[(a)]/[(b)] of the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests that on ____________________, 20__:

a)	$_____________ of the presently outstanding principal amount of the Loans originally made on _______________, 20__, presently being maintained as [Base Rate Loans] [LIBOR Loans],

b)	be [converted into] [continued as],

c)	[LIBOR Loans having an Interest Period of [1] [2] [3] [6] month(s)] [Base Rate Loans].

IN WITNESS WHEREOF, the Borrower has caused this Notice of Conversion or Continuation to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Responsible Officer this ___day of ____________, 20__.

9

APA CONSTRUCTION FINANCE, LLC

By:
Title:

10

EXHIBIT B

FORM OF PROJECT INITIAL FUNDING DATE BASE CASE MODEL

[See attached].

11

Project Summary Tear Sheet:	**NOTE: DATA FOR EXAMPLE PURPOSES ONLY**
Location:	US	☑
Project Equipment:	BNEF PV Module Tier 1 List [Y]	☑
	Altus Approved Inverters [Y]	☑
Project Contracts:	Altus Approved Forms: [Y]	☑
PPA Contracts Credit Quality:	Stated Rating IG	☑
Other Revenue Contracts:	None	☑
SREC/PBI Counterparty:	N/A	☑
Property Interest:	Leasehold	☑
Project Size (kw):	1,392	☑
Minimum (500 kw)	Y	☑

Total Cost:	$4,287,619	☑
Estimated Tax Equity Commitment:	$1,236,650	☑
Estimated Construction Funding:	$3,212,277	☑
Estimated Equity Funding	$1,075,342	☑
LTV	74.92%	☑
Estimated Initial Funding Date:	3/31/2018	☑
Estimated Construction Timeline (months):	18	☑
Estimated COD Date:	12/31/2019	☑
Estimated Date Certain:	4/30/2020	☑

Model Start Date	12/31/2019
Construction Debt Capacity	$3,215,714
Required Upfront Equity	$1,071,905
Required Equity %	25.0%

***NOTE: DATA FOR EXAMPLE PURPOSES ONLY***

	Sizing Parameters
Construction Costs	$4,287,619	Term Debt Inputs
Max cost advanced	75.0%	Amortization (Years)	20.0
		Constrained Amort.	20.0
Tax Equity Commitment	$1,236,650	P50 Coverage Ratio	1.25x
Max Advance Rate	100.0%	All-in rate	4.25%
Effective Advance Rate	96.8%	Funding Date	3/31/2020

Period Start Date	1/1/2020	4/1/2020	7/1/2020	10/1/2020	1/1/2021	4/1/2021	7/1/2021	10/1/2021	1/1/2022	4/1/2022	7/1/2022	10/1/2022
Period End Date	3/31/2020	6/30/2020	9/30/2020	12/31/2020	3/31/2021	6/30/2021	9/30/2021	12/31/2021	3/31/2022	6/30/2022	9/30/2022	12/31/2022
Year Fraction	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25
Project Year	0.00	0.25	0.50	0.75	1.00	1.25	1.50	1.75	2.00	2.25	2.50	2.75
Amortization Year	0.25	0.50	0.75	1.00	1.25	1.50	1.75	2.00	2.25	2.50	2.75	3.00
Funding Date Flag	1	0	0	0	0	0	0	0	0	0	0	0
Amortization Period Flag	1	1	1	1	1	1	1	1	1	1	1	1
Quarter	1	2	3	4	1	2	3	4	1	2	3	4
Int Calc	99%	98%	97%	96%	95%	94%	93%	92%	91%	90%	89%	88%
Cash Sizing	31,035	49,532	47,773	22,193	30,740	49,145	47,395	21,942	30,446	48,758	47,017	21,692
Cash for Debt	38,794	61,915	59,716	27,741	38,425	61,432	59,243	27,428	38,057	60,948	58,771	27,114
Loan Funding	2,019,247

Beginning Balance	2,019,247	2,009,666	1,981,250	1,954,293	1,952,865	1,942,874	1,914,142	1,886,859	1,884,965	1,874,547	1,845,485	1,817,858
Interest Due	21,454	21,115	20,817	20,764	20,749	20,414	20,112	20,048	20,028	19,696	19,390	19,315
Interest Paid	21,454	21,115	20,817	20,764	20,749	20,414	20,112	20,048	20,028	19,696	19,390	19,315
Principal	9,581	28,417	26,956	1,428	9,991	28,732	27,283	1,894	10,418	29,063	27,626	2,377
Required Reserve	0	0	0	0	0	0	0	0	0	0	0	0

Ending Balance	2,009,666	1,981,250	1,954,293	1,952,865	1,942,874	1,914,142	1,886,859	1,884,965	1,874,547	1,845,485	1,817,858	1,815,482
Total Debt Service	31,035	49,532	47,773	22,193	30,740	49,145	47,395	21,942	30,446	48,758	47,017	21,692
DSCR	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x

Classification: Internal Use

Period Start Date	1/1/2023	4/1/2023	7/1/2023	10/1/2023	1/1/2024	4/1/2024	7/1/2024	10/1/2024	1/1/2025	4/1/2025	7/1/2025	10/1/2025	1/1/2026	4/1/2026
Period End Date	3/31/2023	6/30/2023	9/30/2023	12/31/2023	3/31/2024	6/30/2024	9/30/2024	12/31/2024	3/31/2025	6/30/2025	9/30/2025	12/31/2025	3/31/2026	6/30/2029
Year Fraction	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25
Project Year	3.00	3.25	3.50	3.75	4.00	4.25	4.50	4.75	5.00	5.25	5.50	5.75	6.00	6.25
Amortization Year	3.25	3.50	3.75	4.00	4.25	4.50	4.75	5.00	5.25	5.50	5.75	6.00	6.25	6.50
Funding Date Flag	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Amortization Period Flag	1	1	1	1	1	1	1	1	1	1	1	1	1	1
Quarter	1	2	3	4	1	2	3	4	1	2	3	4	1	2
Int Calc	87%	86%	85%	84%	84%	83%	82%	81%	80%	79%	78%	78%	77%	76%
Cash Sizing	30,151	48,372	46,639	21,440	10,327	28,457	26,733	1,660	35,302	53,341	51,625	26,678	34,997	52,947
Cash for Debt	37,688	60,465	58,298	26,800	12,909	35,571	33,416	2,075	44,127	66,677	64,532	33,348	43,747	66,183

Loan Funding	1,815,482	1,804,621	1,775,210	1,747,223	1,744,347	1,749,972	1,739,901	1,731,450	1,747,771	1,731,039	1,695,886	1,662,079	1,653,061	1,635,627
Beginning Balance	19,289	18,961	18,652	18,564	18,534	18,387	18,281	18,397	18,570	18,188	17,819	17,660	17,564	17,185
Interest Due	19,289	18,961	18,652	18,564	12,909	18,387	18,281	2,075	18,570	18,188	17,819	17,660	17,564	17,185
Interest Paid	10,861	29,411	27,987	2,876	0	10,070	8,452	0	16,732	35,153	33,807	9,019	17,434	35,761
Principal	0	0	0	0	5,625	0	0	16,321	0	0	0	0	0	0
Required Reserve	1,804,621	1,775,210	1,747,223	1,744,347	1,749,972	1,739,901	1,731,450	1,747,771	1,731,039	1,695,886	1,662,079	1,653,061	1,635,627	1,599,866
Ending Balance	30,151	48,372	46,639	21,440	18,534	28,457	26,733	18,397	35,302	53,341	51,625	26,678	34,997	52,947
Total Debt Service	1.25x	1.25x	1.25x	1.25x	1.00x	1.25x	1.25x	1.00x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x
DSCR

Classification: Internal Use

Period Start Date	7/1/2026	10/1/2026	1/1/2027	4/1/2027	7/1/2027	10/1/2027	1/1/2028	4/1/2028	7/1/2028	10/1/2028	1/1/2029	4/1/2029	7/1/2029	10/1/2029
Period End Date	9/30/2026	12/31/26	3/31/2027	6/30/2027	9/30/2027	12/31/27	3/31/2028	6/30/2028	9/30/2028	12/31/28	3/31/2029	6/30/2029	9/30/2029	12/31/26
Year Fraction	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25
Project Year	6.50	6.75	7.00	7.25	7.50	7.75	8.00	8.25	8.50	8.75	9.00	9.25	9.50	9.75
Amortization Year	6.75	7.00	7.25	7.50	7.75	8.00	8.25	8.50	8.75	9.00	9.25	9.50	9.75	10.00
Funding Date Flag	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Amortization Period Flag	1	1	1	1	1	1	1	1	1	1	1	1	1	1
Quarter	3	4	1	2	3	4	1	2	3	4	1	2	3	4
Int Calc	75%	74%	74%	73%	72%	71%	71%	70%	69%	68%	68%	67%	66%	66%
Cash Sizing	51,239	26,417	34,692	52,552	50,853	26,155	34,387	52,157	50,467	25,892	34,081	51,763	50,081	25,629
Cash for Debt	64,049	33,021	43,366	65,690	63,567	32,694	42,984	65,197	63,084	32,365	42,601	64,703	62,601	32,036

Loan Funding	1,599,866	1,565,436	1,555,652	1,537,488	1,501,091	1,466,009	1,455,431	1,436,508	1,399,444	1,363,680	1,352,277	1,332,564	1,294,803	1,258,326
Beginning Balance	16,810	16,633	16,529	16,154	15,772	15,576	15,464	15,093	14,704	14,489	14,368	14,001	13,604	13,370
Interest Due	16,810	16,633	16,529	16,154	15,772	15,576	15,464	15,093	14,704	14,489	14,368	14,001	13,604	13,370
Interest Paid	34,430	9,784	18,164	36,398	35,081	10,579	18,923	37,064	35,763	11,403	19,713	37,761	36,476	12,259
Principal	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Required Reserve	1,565,436	1,555,652	1,537,488	1,501,091	1,466,009	1,455,431	1,436,508	1,399,444	1,363,680	1,352,277	1,332,564	1,294,803	1,258,326	1,246,067
Ending Balance	51,239	26,417	34,692	52,552	50,853	26,155	34,387	52,157	50,467	25,892	34,081	51,763	50,081	25,629
Total Debt Service	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x
DSCR

Classification: Internal Use

Period Start Date	1/1/2030	4/1/2030	7/1/2030	10/1/2030	1/1/2031	4/1/2031	7/1/2031	10/1/2031	1/1/2032	4/1/2032	7/1/2032	10/1/2032	1/1/2033	4/1/2033
Period End Date	3/31/2030	6/30/2030	9/30/2030	12/31/2030	3/31/2031	6/30/2031	9/30/2031	12/31/2031	3/31/2032	6/30/2032	9/30/2032	12/31/2032	3/31/2033	6/30/2033
Year Fraction	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25
Project Year	10.00	10.25	10.50	10.75	11.00	11.25	11.50	11.75	12.00	12.25	12.50	12.75	13.00	13.25
Amortization Year	10.25	10.50	10.75	11.00	11.25	11.50	11.75	12.00	12.25	12.50	12.75	13.00	13.25	13.50
Funding Date Flag	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Amortization Period Flag	1	1	1	1	1	1	1	1	1	1	1	1	1	1
Quarter	1	2	3	4	1	2	3	4	1	2	3	4	1	2
Int Calc	65%	64%	63%	63%	62%	61%	61%	60%	60%	59%	58%	58%	57%	57%
Cash Sizing	33,775	51,368	49,694	25,365	33,468	50,973	49,308	25,100	33,160	50,577	48,921	24,834	32,852	50,182
Cash for Debt	42,218	64,210	62,118	31,706	41,835	63,716	61,634	31,375	41,450	63,222	61,151	31,042	41,064	62,727

Loan Funding	1,246,067	1,225,532	1,187,041	1,149,819	1,136,671	1,115,280	1,076,026	1,038,024	1,023,953	1,001,673	961,620	922,803	907,774	884,568
Beginning Balance	13,239	12,877	12,472	12,217	12,077	11,718	11,306	11,029	10,880	10,525	10,104	9,805	9,645	9,294
Interest Due	13,239	12,877	12,472	12,217	12,077	11,718	11,306	11,029	10,880	10,525	10,104	9,805	9,645	9,294
Interest Paid	20,535	38,491	37,222	13,148	21,390	39,254	38,002	14,071	22,280	40,053	38,817	15,029	23,206	40,888
Principal	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Required Reserve	1,225,532	1,187,041	1,149,819	1,136,671	1,115,280	1,076,026	1,038,024	1,023,953	1,001,673	961,620	922,803	907,774	884,568	843,680
Ending Balance	33,775	51,368	49,694	25,365	33,468	50,973	49,308	25,100	33,160	50,577	48,921	24,834	32,852	50,182
Total Debt Service	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x
DSCR

Classification: Internal Use

Period Start Date	7/1/2033	10/1/2033	1/1/2034	4/1/2034	7/1/2034	10/1/2034	1/1/2035	4/1/2035	7/1/2035	10/1/2035	1/1/2036	4/1/2036	7/1/2036	10/1/2036
Period End Date	9/30/2033	12/31/2033	3/31/2034	6/30/2034	9/30/2034	12/31/2034	3/31/2035	6/30/2035	9/30/2035	12/31/2035	3/31/2036	6/30/2036	9/30/2036	12/31/2036
Year Fraction	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25
Project Year	13.50	13.75	14.00	14.25	14.50	14.75	15.00	15.25	15.50	15.75	16.00	16.25	16.50	16.75
Amortization Year	13.75	14.00	14.25	14.50	14.75	15.00	15.25	15.50	15.75	16.00	16.25	16.50	16.75	17.00
Funding Date Flag	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Amortization Period Flag	1	1	1	1	1	1	1	1	1	1	1	1	1	1
Quarter	3	4	1	2	3	4	1	2	3	4	1	2	3	4
Int Calc	56%	55%	55%	54%	54%	53%	52%	52%	51%	51%	50%	50%	49%	49%
Cash Sizing	48,534	24,567	32,542	49,786	48,146	24,299	32,233	49,390	47,758	24,031	31,922	48,994	47,370	23,761
Cash for Debt	60,667	30,709	40,678	62,233	60,182	30,374	40,291	61,738	59,698	30,038	39,902	61,242	59,212	29,701

Loan Funding	843,680	804,011	787,986	763,816	722,056	681,496	664,438	639,265	596,591	555,101	536,969	510,752	467,125	424,663
Beginning Balance	8,864	8,543	8,372	8,025	7,587	7,241	7,060	6,717	6,268	5,898	5,705	5,366	4,908	4,512
Interest Due	8,864	8,543	8,372	8,025	7,587	7,241	7,060	6,717	6,268	5,898	5,705	5,366	4,908	4,512
Interest Paid	39,669	16,024	24,170	41,761	40,559	17,059	25,173	42,673	41,490	18,133	26,217	43,627	42,462	19,249
Principal	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Required Reserve	804,011	787,986	763,816	722,056	681,496	664,438	639,265	596,591	555,101	536,969	510,752	467,125	424,663	405,414
Ending Balance	48,534	24,567	32,542	49,786	48,146	24,299	32,233	49,390	47,758	24,031	31,922	48,994	47,370	23,761
Total Debt Service	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x
DSCR

Classification: Internal Use

Period Start Date	1/1/2037	4/1/2037	7/1/2037	10/1/2037	1/1/2038	4/1/2038	7/1/2038	10/1/2038	1/1/2039	4/1/2039	7/1/2039	10/1/2039	1/1/2040
Period End Date	3/31/2037	6/30/2037	9/30/2037	12/31/2037	3/31/2038	6/30/2038	9/30/2038	12/31/2038	3/31/2039	6/30/2039	9/30/2039	12/31/2039	3/31/2040
Year Fraction	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25	0.25
Project Year	17.00	17.25	17.50	17.75	18.00	18.25	18.50	18.75	19.00	19.25	19.50	19.75	20.00
Amortization Year	17.25	17.50	17.75	18.00	18.25	18.50	18.75	19.00	19.25	19.50	19.75	20.00	20.25
Funding Date Flag	0	0	0	0	0	0	0	0	0	0	0	0	0
Amortization Period Flag	1	1	1	1	1	1	1	1	1	1	1	1	0
Quarter	1	2	3	4	1	2	3	4	1	2	3	4	1
Int Calc	48%	48%	47%	47%	46%	46%	45%	45%	44%	44%	43%	43%	0%
Cashr Sizing	31,610	48,597	46,981	23,490	31,298	48,200	46,592	23,219	30,985	47,802	46,202	22,946	8,157
Cash for Debt	39,513	60,746	58,726	29,363	39,123	60,249	58,240	29,023	38,731	59,752	57,753	28,682	10,197

Loan Funding	405,414	378,111	333,487	290,010	269,600	241,167	195,501	150,963	129,349	99,738	52,984	7,339	0
Beginning Balance	4,308	3,973	3,504	3,081	2,865	2,534	2,054	1,604	1,374	1,048	557	78	0
Interest Due	4,308	3,973	3,504	3,081	2,865	2,534	2,054	1,604	1,374	1,048	557	78	0
Interest Paid	27,303	44,624	43,477	20,409	28,434	45,666	44,538	21,615	29,611	46,754	45,646	7,339	0
Principal	0	0	0	0	0	0	0	0	0	0	0	0	0

Required Reserve	378,111	333,487	290,010	269,600	241,167	195,501	150,963	129,349	99,738	52,984	7,339	0	0
Ending Balance	31,610	48,597	46,981	23,490	31,298	48,200	46,592	23,219	30,985	47,802	46,202	7,417	0
Total Debt Service	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	1.25x	3.87x	0.00x
DSCR

Classification: Internal Use

Period Start Date	4/1/2040	7/1/2040	10/1/2040	1/1/2041	4/1/2041
Period End Date	6/30/2040	9/30/2040	12/31/2040	3/31/2041	6/30/2041
Year Fraction	0.25	0.25	0.25	0.25	0.25
Project Year	20.25	20.50	20.75	21.00	21.25
Amortization Year	20.50	20.75	21.00	21.25	21.50
Funding Date Flag	0	0	0	0	0
Amortization Period Flag	0	0	0	0	0
Quarter	2	3	4	1	2
Int Calc	0%	0%	0%	0%	0%
Cash Sizing	15,638	14,927	4,581	8,317	15,910
Cash for Debt	19,548	18,659	5,727	10,396	19,887

Loan Funding	0	0	0	0	0
Beginning Balance	0	0	0	0	0
Interest Due	0	0	0	0	0
Interest Paid	0	0	0	0	0
Principal	0	0	0	0	0

Required Reserve	0	0	0	0	0
Ending Balance	0	0	0	0	0
Total Debt Service	0.00x	0.00x	0.00x	0.00x	0.00x
DSCR

NOTE: DATA FOR EXAMPLE PURPOSES ONLY

Capital Sources		
Gross Project Cost	% of Cap Structure	4,287,619
Tax Equity	29%	1,236,650
Altus Equity	71%	3,050,969

*blue cells are inputs

Project Assumptions			
Project Start (1st payment)			3/31/2018
Project COD Date			12/31/2019
Project PPA End Date			12/31/2039
Project Useful Life End Date			12/31/2054
System Size (kWdc)			1,392
Power Factor (kwh/kwp)			1.245
Current Power Price ($/kWh)		$	0.1489
PPA Discount to Host (%)			0.0%
PPA Term (yrs)			20
PPA Power Price Escalator (%)			0.00%
Useful Life			35
Post-PPA Power Price	Northeast	$	0.0448
Post-PPA Power Escalator			2.00%
Power Degradation (-%)			-0.50%

Operating Expenses	Average Opex Ratio		30.47%
Lease		$	6,962
Lease Escalator (%)			1.00%
Property Tax		$	5,000
Property Tax Escalator (%)			0.00%
Operation & Maintenance ($/W)		$	0.0100
Operation & Maintenance Escalator (%)			2.00%
Property & Casualty Insurance ($/W)		$	0.0033
Insurance Expense Escalator (%)			0.00%
Liability Insurance & Umbrella Allocation		$	0.0011
Insurance Expense Escalator (%)			0.00%
Equipment Escrow/Non-routine O&M ($/W)		$	0.005
Number of Years to Escrow (yrs)			25
Monitoring Expense (after yr 5)		$	2,000
Accounting Expense		$	-
Management/Servicing ($/kW/year)		$	-

SREC Assumptions			
SREC Life			15
	1.00		User Input
Year 1	2019	$	-
Year 2	2020	$	-
Year 3	2021	$	-
Year 4	2022	$	-
Year 5	2023	$	-
Year 6	2024	$	-
Year 7	2025	$	-
Year 8	2026	$	-
Year 9	2027	$	-
Year 10	2028	$	-
Year 11	2029	$	-
Year 12	2030	$	-
Year 13	2031	$	-
Year 14	2032	$	-
Year 15	2033	$	-
Year 16	2034	$	-
Year 17	2035	$	-
Class I REC			-

Production Estimates		Northeast
Annual Production		1,733,000
Quarter 1	22%	377,858
Quarter 2	31%	533,142
Quarter 3	30%	518,371
Quarter 4	18%	303,629

Capital Uses			
EPC Contract	3,032,640	$	2.18
Asset Purchase/Dev Fee ($/watt)	157,950	$	0.11
Interconnection (Non-ITC Eligible) ($)	0.30	$	420,817
Altus Dev Expense	212,174		7%
Altus Dev Fee	394,038		13%
Project Development Legal Fees ($)		$	20,000
Tax Equity Closing Fees ($)		$	50,000
Misc. (ITC Eligible) ($)		$	-
Misc. (Non-ITC Eligible) ($)		$	-
Total ITC Eligible CAPEX	2.63 ($/watt)		3,657,273
Total CAPEX	3.08 ($/watt)		4,287,619

Milestone Payment Schedule				
Buy/Build				Build
1st Payment	3/31/2018	20%	$	863,887
2nd Payment	8/31/2018	14%	$	618,877
3rd Payment	12/31/2018	21%	$	909,792
4th Payment	4/30/2019	14%	$	606,528
5th Payment	8/31/2019	7%	$	319,059
6th Payment	12/31/2019	23%	$	969,476

Tax Equity Assumptions		General
Tax Rate		21%
ITC Eligible Project Value		3,657,273
ITC Amount	30%	1,097,182
Purchase Option (Y/N)		Y
Return Solver	Solver	

	3/31/2018	8/31/2018	12/31/2018	4/30/2019	8/31/2019	12/31/2019	3/31/2020	6/30/2020
Dates								
Date	3/31/2018	8/31/2018	12/31/2018	4/30/2019	8/31/2019	12/31/2019	3/31/2020	6/30/2020
Year	2018	2018	2018	2019	2019	2019	2020	2020
Year Count	0	0	0	0	0	0	1	1
Quarter Count							1	2
Capital Expenditure								
Milestone Payments	(863,887)	(618,877)	(909,792)	(606,528)	(319,059)	(969,476)	-	-
Revenue								
Power Production							377,858	533,142
Grid Power Price							0.1489	0.1489
Sale Power Price							0.1489	0.1489
Post-PPA Power Price							-	-
SREC Sale Price							-	-
Revenue Summary								
Total Power Sales							56,263	79,385
Total SREC Sales							-	-
Misc Revenue								
Expense Assumptions								
O&M Expense/Monitoring							(3,481)	(3,481)
Property & Casualty Insurance							(1,149)	(1,149)
Liability Insurance Expense							(380)	(380)
Equipment Reserve							(1,740)	(1,740)
Accounting							-	-
Lease Expense							(1,740)	(1,740)
Property Tax							(1,250)	(1,250)
Pre-MGMT EBTIDA							*46,523*	*69,645*
Management/Servicing Expense							-	-
Total Expenses							(9,740)	(9,740)
Percent of Revenue							*17.31%*	*12.27%*
EBITDA	(863,887)	(618,877)	(909,792)	(606,528)	(319,059)	(969,476)	46,523	69,645
Tax Equity								
Contributions						247,330	989,320	
Distributions							(7,729)	(7,729)
Purchase Option							-	-
Net Cash Flow	(863,887)	(618,877)	(909,792)	(606,528)	(319,059)	(722,146)	1,028,114	61,915

Capital Sources ***NOTE: DATA FOR EXAMPLE PURPOSES ONLY*** Gross Project Cost % of Cap Structure 4,287,619 Tax Equity 29% 1,236,650 Dates Altus Equity 71% 3,050,969 Date 3/31/2018 8/31/2018 12/31/2018 4/30/2019 8/31/2019 12/31/2019 3/31/2020 6/30/2020 Year 2018 2018 2018 2019 2019 2019 2020 2020 *blue cells are inputs Year Count 0 0 0 0 0 0 1 1 Quarter Count 1 2 Project Assumptions SREC Assumptions Capital Uses Capital Expenditure Project Start (1st payment) 3/31/2018 SREC Life 15 EPC Contract 3,032,640 $ 2.18 Milestone Payments (863,887) (618,877) (909,792) (606,528) (319,059) (969,476) Project COD Date 12/31/2019 1.00 User Input Project PPA End Date 12/31/2039 Year 1 2019 $Asset Purchase/Dev Fee ($/watt) 157,950 $ 0.11 Revenue Project Useful Life End Date 12/31/2054 Year 2 2020 $Interconnection (Non-ITC Eligible) ($) 0.30 $ 420,817 Power Production 377,858 533,142 System Size (kWdc) 1,392 Year 3 2021 $Altus Dev Expense 212,174 7% Grid Power Price 0.1489 0.1489 Power Factor (kwh/kwp) 1.245 Year 4 2022 $Altus Dev Fee 394,038 13% Sale Power Price 0.1489 0.1489 Current Power Price ($/kWh) $ 0.1489 Year 5 2023 $Project Development Legal Fees ($) $ 20,000 Post-PPA Power Price-PPA Discount to Host (%) 0.0% Year 6 2024 $Tax Equity Closing Fees ($) $ 50,000 SREC Sale Price-PPA Term (yrs) 20 Year 7 2025 $Misc. (ITC Eligible) ($) $Revenue Summary PPA Power Price Escalator (%) 0.00% Year 8 2026 $Misc. (Non-ITC Eligible) ($) $Total Power Sales 56,263 79,385 Useful Life 35 Year 9 2027 $Total ITC Eligible CAPEX 2.63 ($/watt) 3,657,273 Total SREC Sales Post-PPA Power Price Northeast $ 0.0448 Year 10 2028 $Total CAPEX 3.08 ($/watt) 4,287,619 Misc Revenue Post-PPA Power Escalator 2.00% Year 11 2029 $ -Power Degradation (-%) -0.50% Year 12 2030 $Milestone Payment Schedule Expense Assumptions Year 13 2031 $Buy/Build Build O&M Expense/Monitoring (3,481) (3,481) Operating Expenses Average Opex Ratio 30.47% Year 14 2032 $1st Payment 3/31/2018 20% $ 863,887 Property & Casualty Insurance (1,149) (1,149) Lease $ 6,962 Year 15 2033 $2nd Payment 8/31/2018 14% $ 618,877 Liability Insurance Expense (380) (380) Lease Escalator (%) 1.00% Year 16 2034 $3rd Payment 12/31/2018 21% $ 909,792 Equipment Reserve (1,740) (1,740) Property Tax $ 5,000 Year 17 2035 $4th Payment 4/30/2019 14% $ 606,528 Accounting Property Tax Escalator (%) 0.00% Class I REC5th Payment 8/31/2019 7% $ 319,059 Lease Expense (1,740) (1,740) Operation & Maintenance ($/W) $ 0.0100 6th Payment 12/31/2019 23% $ 969,476 Property Tax (1,250) (1,250) Operation & Maintenance Escalator (%) 2.00% Production Estimates Northeast Pre-MGMT EBTIDA 46,523 69,645 Property & Casualty Insurance ($/W) $ 0.0033 Annual Production 1,733,000 Tax Equity Assumptions General Management/Servicing Expense Insurance Expense Escalator (%) 0.00% Quarter 1 22% 377,858 Tax Rate 21% Total Expenses (9,740) (9,740) Liability Insurance & Umbrella Allocation $ 0.0011 Quarter 2 31% 533,142 ITC Eligible Project Value 3,657,273 Percent of Revenue 17.31% 12.27% Insurance Expense Escalator (%) 0.00% Quarter 3 30% 518,371 ITC Amount 30% 1,097,182 Equipment Escrow/Non-routine O&M ( $/W) $ 0.005 Quarter 4 18% 303,629 Purchase Option (Y/N) Y EBITDA (863,887) (618,877) (909,792) (606,528) (319,059) (969,476) 46,523 69,645 Number of Years to Escrow (yrs) 25 Return Solver Solver Monitoring Expense (after yr 5) $ 2,000 Tax Equity Accounting Expense $Contributions 247,330 989,320 Management/Servicing ($/kW/year) $Distributions (7,729) (7,729) Purchase Option Schedules Year PPA Price Post-PPA Lease Property Tax Net Cash Flow (863,887) (618,877) (909,792) (606,528) (319,059) (722,146) 1,028,114 61,915 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35

9/30/2020 12/31/2020 3/31/2021 6/30/2021 9/30/2021 12/31/2021 3/31/2022 6/30/2022 9/30/2022 12/31/2022 3/31/2023 6/30/2023 9/30/2023 12/31/2023 3/31/2024 6/30/2024 9/30/2024 12/31/2024 3/31/2025 6/30/2025 9/30/2025 12/31/2025 3/31/2026 6/30/2026 9/30/2026 12/31/2026 3/31/2027 6/30/2027 2020 2020 2021 2021 2021 2021 2022 2022 2022 2022 2023 2023 2023 2023 2024 2024 2024 2024 2025 2025 2025 2025 2026 2026 2026 2026 2027 2027 112 2 2 23 3 3 34 4 4 45 5 5 56 6 6 67 7 7 78 8 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 518,371 303,629 375,969 530,476 515,780 302,110 374,089 527,823 513,201 300,600 372,219 525,184 510,635 299,097 370,358 522,558 508,081 297,601 368,506 519,946 505,541 296,113 366,663 517,346 503,013 294,633 364,830 514,759 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 77,186 45,210 55,982 78,988 76,800 44,984 55,702 78,593 76,416 44,759 55,423 78,200 76,033 44,536 55,146 77,809 75,653 44,313 54,871 77,420 75,275 44,091 54,596 77,033 74,899 43,871 54,323 76,648 (3,481) (3,481) (3,550) (3,550) (3,550) (3,550) (3,621) (3,621) (3,621) (3,621) (3,694) (3,694) (3,694) (3,694) (3,768) (3,768) (3,768) (3,768) (4,395) (4,395) (4,395) (4,395) (4,483) (4,483) (4,483) (4,483) (4,573) (4,573) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,758) (1,758) (1,758) (1,758) (1,775) (1,775) (1,775) (1,775) (1,793) (1,793) (1,793) (1,793) (1,811) (1,811) (1,811) (1,811) (1,829) (1,829) (1,829) (1,829) (1,847) (1,847) (1,847) (1,847) (1,866) (1,866) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) 67,445 35,470 46,155 69,161 66,972 35,157 45,786 68,677 66,500 34,843 45,417 68,194 66,027 34,530 45,048 67,711 65,555 34,215 44,127 66,677 64,532 33,348 43,747 66,183 64,049 33,021 43,366 65,690 (9,740) (9,740) (9,827) (9,827) (9,827) (9,827) (9,916) (9,916) (9,916) (9,916) (10,006) (10,006) (10,006) (10,006) (10,098) (10,098) (10,098) (10,098) (10,743) (10,743) (10,743) (10,743) (10,850) (10,850) (10,850) (10,850) (10,958) (10,958) 12.62% 21.54% 17.55% 12.44% 12.80% 21.85% 17.80% 12.62% 12.98% 22.15% 18.05% 12.80% 13.16% 22.47% 18.31% 12.98% 13.35% 22.79% 19.58% 13.88% 14.27% 24.37% 19.87% 14.08% 14.49% 24.73% 20.17% 14.30% 67,445 35,470 46,155 69,161 66,972 35,157 45,786 68,677 66,500 34,843 45,417 68,194 66,027 34,530 45,048 67,711 65,555 34,215 44,127 66,677 64,532 33,348 43,747 66,183 64,049 33,021 43,366 65,690 (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (7,729) (24,411) (24,411) (24,411) (24,411) 59,716 27,741 38,425 61,432 59,243 27,428 38,057 60,948 58,771 27,114 37,688 60,465 58,298 26,800 12,909 35,571 33,416 2,075 44,127 66,677 64,532 33,348 43,747 66,183 64,049 33,021 43,366 65,690

9/30/2027 12/31/2027 3/31/2028 6/30/2028 9/30/2028 12/31/2028 3/31/2029 6/30/2029 9/30/2029 12/31/2029 3/31/2030 6/30/2030 9/30/2030 12/31/2030 3/31/2031 6/30/2031 9/30/2031 12/31/2031 3/31/2032 6/30/2032 9/30/2032 12/31/2032 3/31/2033 6/30/2033 9/30/2033 12/31/2033 3/31/2034 6/30/2034 2027 2027 2028 2028 2028 2028 2029 2029 2029 2029 2030 2030 2030 2030 2031 2031 2031 2031 2032 2032 2032 2032 2033 2033 2033 2033 2034 2034 8 8 9 9 9 9 10 10 10 10 11 11 11 11 12 12 12 12 13 13 13 13 14 14 14 14 15 15 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 500,498 293,160 363,006 512,185 497,996 291,694 361,191 509,624 495,506 290,235 359,385 507,076 493,028 288,784 357,588 504,541 490,563 287,340 355,800 502,018 488,110 285,904 354,021 499,508 485,670 284,474 352,251 497,011 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 74,524 43,651 54,052 76,264 74,152 43,433 53,781 75,883 73,781 43,216 53,512 75,504 73,412 43,000 53,245 75,126 73,045 42,785 52,979 74,751 72,680 42,571 52,714 74,377 72,316 42,358 52,450 74,005 (4,573) (4,573) (4,664) (4,664) (4,664) (4,664) (4,757) (4,757) (4,757) (4,757) (4,853) (4,853) (4,853) (4,853) (4,950) (4,950) (4,950) (4,950) (5,049) (5,049) (5,049) (5,049) (5,150) (5,150) (5,150) (5,150) (5,253) (5,253) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,866) (1,866) (1,885) (1,885) (1,885) (1,885) (1,903) (1,903) (1,903) (1,903) (1,922) (1,922) (1,922) (1,922) (1,942) (1,942) (1,942) (1,942) (1,961) (1,961) (1,961) (1,961) (1,981) (1,981) (1,981) (1,981) (2,001) (2,001) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) 63,567 32,694 42,984 65,197 63,084 32,365 42,601 64,703 62,601 32,036 42,218 64,210 62,118 31,706 41,835 63,716 61,634 31,375 41,450 63,222 61,151 31,042 41,064 62,727 60,667 30,709 40,678 62,233 (10,958) (10,958) (11,068) (11,068) (11,068) (11,068) (11,180) (11,180) (11,180) (11,180) (11,294) (11,294) (11,294) (11,294) (11,410) (11,410) (11,410) (11,410) (11,529) (11,529) (11,529) (11,529) (11,649) (11,649) (11,649) (11,649) (11,772) (11,772) 14.70% 25.10% 20.48% 14.51% 14.93% 25.48% 20.79% 14.73% 15.15% 25.87% 21.11% 14.96% 15.38% 26.27% 21.43% 15.19% 15.62% 26.67% 21.76% 15.42% 15.86% 27.08% 22.10% 15.66% 16.11% 27.50% 22.44% 15.91% 63,567 32,694 42,984 65,197 63,084 32,365 42,601 64,703 62,601 32,036 42,218 64,210 62,118 31,706 41,835 63,716 61,634 31,375 41,450 63,222 61,151 31,042 41,064 62,727 60,667 30,709 40,678 62,233 63,567 32,694 42,984 65,197 63,084 32,365 42,601 64,703 62,601 32,036 42,218 64,210 62,118 31,706 41,835 63,716 61,634 31,375 41,450 63,222 61,151 31,042 41,064 62,727 60,667 30,709 40,678 62,233

9/30/2034 12/31/2034 3/31/2035 6/30/2035 9/30/2035 12/31/2035 3/31/2036 6/30/2036 9/30/2036 12/31/2036 3/31/2037 6/30/2037 9/30/2037 12/31/2037 3/31/2038 6/30/2038 9/30/2038 12/31/2038 3/31/2039 6/30/2039 9/30/2039 12/31/2039 3/31/2040 6/30/2040 9/30/2040 12/31/2040 3/31/2041 6/30/2041 2034 2034 2035 2035 2035 2035 2036 2036 2036 2036 2037 2037 2037 2037 2038 2038 2038 2038 2039 2039 2039 2039 2040 2040 2040 2040 2041 2041 15 15 16 16 16 16 17 17 17 17 18 18 18 18 19 19 19 19 20 20 20 20 21 21 21 21 22 22 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80 81 82 83 84 85 86 483,241 283,052 350,490 494,526 480,825 281,636 348,737 492,053 478,421 280,228 346,994 489,593 476,029 278,827 345,259 487,145 473,649 277,433 343,532 484,709 471,281 276,046 341,815 482,285 468,924 274,666 340,106 479,874 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.1489 0.0666 0.0666 0.0666 0.0666 0.0679 0.0679 71,955 42,146 52,188 73,635 71,595 41,936 51,927 73,267 71,237 41,726 51,667 72,900 70,881 41,517 51,409 72,536 70,526 41,310 51,152 72,173 70,174 41,103 22,755 32,106 31,216 18,285 23,094 32,584 (5,253) (5,253) (5,358) (5,358) (5,358) (5,358) (5,465) (5,465) (5,465) (5,465) (5,574) (5,574) (5,574) (5,574) (5,685) (5,685) (5,685) (5,685) (5,799) (5,799) (5,799) (5,799) (5,915) (5,915) (5,915) (5,915) (6,033) (6,033) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (2,001) (2,001) (2,021) (2,021) (2,021) (2,021) (2,041) (2,041) (2,041) (2,041) (2,061) (2,061) (2,061) (2,061) (2,082) (2,082) (2,082) (2,082) (2,103) (2,103) (2,103) (2,103) (2,124) (2,124) (2,124) (2,124) (2,145) (2,145) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) 60,182 30,374 40,291 61,738 59,698 30,038 39,902 61,242 59,212 29,701 39,513 60,746 58,726 29,363 39,123 60,249 58,240 29,023 38,731 59,752 57,753 28,682 10,197 19,548 18,659 5,727 10,396 19,887 (11,772) (11,772) (11,897) (11,897) (11,897) (11,897) (12,025) (12,025) (12,025) (12,025) (12,154) (12,154) (12,154) (12,154) (12,286) (12,286) (12,286) (12,286) (12,421) (12,421) (12,421) (12,421) (12,558) (12,558) (12,558) (12,558) (12,697) (12,697) 16.36% 27.93% 22.80% 16.16% 16.62% 28.37% 23.16% 16.41% 16.88% 28.82% 23.52% 16.67% 17.15% 29.28% 23.90% 16.94% 17.42% 29.74% 24.28% 17.21% 17.70% 30.22% 55.19% 39.11% 40.23% 68.68% 54.98% 38.97% 60,182 30,374 40,291 61,738 59,698 30,038 39,902 61,242 59,212 29,701 39,513 60,746 58,726 29,363 39,123 60,249 58,240 29,023 38,731 59,752 57,753 28,682 10,197 19,548 18,659 5,727 10,396 19,887 60,182 30,374 40,291 61,738 59,698 30,038 39,902 61,242 59,212 29,701 39,513 60,746 58,726 29,363 39,123 60,249 58,240 29,023 38,731 59,752 57,753 28,682 10,197 19,548 18,659 5,727 10,396 19,887

9/30/2041 12/31/2041 3/31/2042 6/30/2042 9/30/2042 12/31/2042 3/31/2043 6/30/2043 9/30/2043 12/31/2043 3/31/2044 6/30/2044 9/30/2044 12/31/2044 3/31/2045 6/30/2045 9/30/2045 12/31/2045 3/31/2046 6/30/2046 9/30/2046 12/31/2046 3/31/2047 6/30/2047 9/30/2047 12/31/2047 3/31/2048 6/30/2048 2041 2041 2042 2042 2042 2042 2043 2043 2043 2043 2044 2044 2044 2044 2045 2045 2045 2045 2046 2046 2046 2046 2047 2047 2047 2047 2048 2048 22 22 23 23 23 23 24 24 24 24 25 25 25 25 26 26 26 26 27 27 27 27 28 28 28 28 29 29 87 88 89 90 91 92 93 94 95 96 97 98 99 100 101 102 103 104 105 106 107 108 109 110 111 112 113 114 466,580 273,292 338,405 477,475 464,247 271,926 336,713 475,087 461,925 270,566 335,030 472,712 459,616 269,213 333,354 470,348 457,318 267,867 331,688 467,996 455,031 266,528 330,029 465,657 452,756 265,195 328,379 463,328 0.0679 0.0679 0.0693 0.0693 0.0693 0.0693 0.0706 0.0706 0.0706 0.0706 0.0721 0.0721 0.0721 0.0721 0.0735 0.0735 0.0735 0.0735 0.0750 0.0750 0.0750 0.0750 0.0765 0.0765 0.0765 0.0765 0.0780 0.0780 31,682 18,557 23,438 33,070 32,154 18,834 23,787 33,563 32,633 19,114 24,142 34,063 33,119 19,399 24,501 34,570 33,612 19,688 24,866 35,085 34,113 19,981 25,237 35,608 34,622 20,279 25,613 36,139 (6,033) (6,033) (6,154) (6,154) (6,154) (6,154) (6,277) (6,277) (6,277) (6,277) (6,403) (6,403) (6,403) (6,403) (6,531) (6,531) (6,531) (6,531) (6,661) (6,661) (6,661) (6,661) (6,795) (6,795) (6,795) (6,795) (6,931) (6,931) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (1,740) (2,145) (2,145) (2,166) (2,166) (2,166) (2,166) (2,188) (2,188) (2,188) (2,188) (2,210) (2,210) (2,210) (2,210) (2,232) (2,232) (2,232) (2,232) (2,254) (2,254) (2,254) (2,254) (2,277) (2,277) (2,277) (2,277) (2,300) (2,300) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) 18,984 5,860 10,598 20,230 19,314 5,994 10,803 20,578 19,648 6,130 11,010 20,931 19,987 6,267 12,960 23,029 22,071 8,147 13,172 23,391 22,419 8,287 13,387 23,758 22,771 8,429 13,604 24,130 (12,697) (12,697) (12,840) (12,840) (12,840) (12,840) (12,984) (12,984) (12,984) (12,984) (13,132) (13,132) (13,132) (13,132) (11,542) (11,542) (11,542) (11,542) (11,694) (11,694) (11,694) (11,694) (11,850) (11,850) (11,850) (11,850) (12,009) (12,009) 40.08% 68.42% 54.78% 38.83% 39.93% 68.17% 54.59% 38.69% 39.79% 67.93% 54.39% 38.55% 39.65% 67.69% 47.11% 33.39% 34.34% 58.62% 47.03% 33.33% 34.28% 58.53% 46.96% 33.28% 34.23% 58.44% 46.89% 33.23% 18,984 5,860 10,598 20,230 19,314 5,994 10,803 20,578 19,648 6,130 11,010 20,931 19,987 6,267 12,960 23,029 22,071 8,147 13,172 23,391 22,419 8,287 13,387 23,758 22,771 8,429 13,604 24,130 18,984 5,860 10,598 20,230 19,314 5,994 10,803 20,578 19,648 6,130 11,010 20,931 19,987 6,267 12,960 23,029 22,071 8,147 13,172 23,391 22,419 8,287 13,387 23,758 22,771 8,429 13,604 24,130

x 9/30/2048 12/31/2048 3/31/2049 6/30/2049 9/30/2049 12/31/2049 3/31/2050 6/30/2050 9/30/2050 12/31/2050 3/31/2051 6/30/2051 9/30/2051 12/31/2051 3/31/2052 6/30/2052 9/30/2052 12/31/2052 3/31/2053 6/30/2053 9/30/2053 12/31/2053 3/31/2054 6/30/2054 9/30/2054 12/31/2054 x 2048 2048 2049 2049 2049 2049 2050 2050 2050 2050 2051 2051 2051 2051 2052 2052 2052 2052 2053 2053 2053 2053 2054 2054 2054 2054 x 29 29 30 30 30 30 31 31 31 31 32 32 32 32 33 33 33 33 34 34 34 34 35 35 35 35 x 115 116 117 118 119 120 121 122 123 124 125 126 127 128 129 130 131 132 133 134 135 136 137 138 139 140 x x x x x x 450,492 263,869 326,737 461,012 448,240 262,550 325,103 458,707 445,999 261,237 323,478 456,413 443,769 259,931 321,861 454,131 441,550 258,631 320,251 451,860 439,342 257,338 318,650 449,601 437,145 256,052 x x x 0.0780 0.0780 0.0796 0.0796 0.0796 0.0796 0.0811 0.0811 0.0811 0.0811 0.0828 0.0828 0.0828 0.0828 0.0844 0.0844 0.0844 0.0844 0.0861 0.0861 0.0861 0.0861 0.0878 0.0878 0.0878 0.0878 x x x 35,137 20,581 25,995 36,677 35,661 20,888 26,382 37,224 36,192 21,199 26,775 37,778 36,732 21,515 27,174 38,341 37,279 21,836 27,579 38,912 37,834 22,161 27,990 39,492 38,398 22,491 x x x x x (6,931) (6,931) (7,069) (7,069) (7,069) (7,069) (7,211) (7,211) (7,211) (7,211) (7,355) (7,355) (7,355) (7,355) (7,502) (7,502) (7,502) (7,502) (7,652) (7,652) (7,652) (7,652) (7,805) (7,805) (7,805) (7,805) x (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) (1,149) x (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) (380) x x x (2,300) (2,300) (2,323) (2,323) (2,323) (2,323) (2,346) (2,346) (2,346) (2,346) (2,369) (2,369) (2,369) (2,369) (2,393) (2,393) (2,393) (2,393) (2,417) (2,417) (2,417) (2,417) (2,441) (2,441) (2,441) (2,441) x (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) (1,250) x 23,129 8,572 13,824 24,507 23,491 8,717 14,047 24,888 23,857 8,864 14,272 25,275 24,229 9,012 14,500 25,668 24,605 9,162 14,731 26,065 24,987 9,313 14,965 26,467 25,373 9,466 x x (12,009) (12,009) (12,170) (12,170) (12,170) (12,170) (12,335) (12,335) (12,335) (12,335) (12,503) (12,503) (12,503) (12,503) (12,674) (12,674) (12,674) (12,674) (12,848) (12,848) (12,848) (12,848) (13,025) (13,025) (13,025) (13,025) x 34.18% 58.35% 46.82% 33.18% 34.13% 58.27% 46.76% 33.14% 34.08% 58.19% 46.70% 33.10% 34.04% 58.11% 46.64% 33.05% 34.00% 58.04% 46.58% 33.02% 33.96% 57.97% 46.53% 32.98% 33.92% 57.91% x x 23,129 8,572 13,824 24,507 23,491 8,717 14,047 24,888 23,857 8,864 14,272 25,275 24,229 9,012 14,500 25,668 24,605 9,162 14,731 26,065 24,987 9,313 14,965 26,467 25,373 9,466 x x x x x x x 23,129 8,572 13,824 24,507 23,491 8,717 14,047 24,888 23,857 8,864 14,272 25,275 24,229 9,012 14,500 25,668 24,605 9,162 14,731 26,065 24,987 9,313 14,965 26,467 25,373 9,466 x x

EXHIBIT C-1

FORM OF CONSTRUCTION LOAN NOTE

CONSTRUCTION LOAN NOTE

THIS CONSTRUCTION LOAN NOTE (“NOTE”) AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[_________]	New York, New York

Date: ____ __, ____

FOR VALUE RECEIVED, the undersigned, APA CONSTRUCTION FINANCE, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [_______] (the “Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Construction Loan Maturity Date for the Construction Loans represented by this Note the principal amount of (a) $[_______], or, if less, (b) the aggregate unpaid principal amount of all Construction Loans made by the Lender under the Credit Agreement related to the Construction Loan Tranche represented by this Note. The principal amount shall also be paid in the amounts and on the dates specified in Sections 2.2, 2.4, 2.7, 2.8, and 2.9 of the Credit Agreement. The Borrower further agrees to capitalize interest on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.14 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, type and amount of the Construction Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another type, each continuation of all or a portion thereof as the same type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Construction Loan.

This Note (a) is one of the promissory notes relating to Construction Loans referred to in the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Security Documents.

12

Reference is hereby made to the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.7 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

APA CONSTRUCTION FINANCE, LLC

By:
Name:
Title:

13

Schedule A

to Exhibit C-1

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to LIBOR Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

14

Schedule B

to Exhibit C-1

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBOR LOANS

Date	Amount of LIBOR Loans	Amount Converted to LIBOR Loans	Interest Period and LIBOR Rate with Respect Thereto	Amount of Principal of LIBOR Loans Repaid	Amount of LIBOR Loans Converted to Base Rate Loans	Unpaid Principal Balance of LIBOR Loans	Notation Made By

15

EXHIBIT C-2

FORM OF TERM LOAN NOTE

TERM LOAN NOTE

THIS TERM LOAN NOTE (“NOTE”) AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[_________]	New York, New York

Date: ____ __, ____

FOR VALUE RECEIVED, the undersigned, APA CONSTRUCTION FINANCE, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [__________] (the “Lender”) or its registered assigns at the office specified in the Credit

Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Term Loan Maturity Date the principal amount of (a) $[__________], or, if less, (b) the aggregate unpaid principal amount of all Term Loans made by the Lender under the Credit Agreement related to the Term Loan Tranche represented by this Note. The principal amount shall also be paid in the amounts and on the dates specified in Sections 2.5, 2.7, 2.8, and 2.9 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.14 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another type, each continuation of all or a portion thereof as the same type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the promissory notes relating to Term Loans referred to in the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Security Documents. Reference is hereby made to the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

16

Upon the occurrence of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.7 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

APA CONSTRUCTION FINANCE, LLC

By:
Name:
Title:

17

Schedule A

to Exhibit C-2

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to LIBOR Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

18

Schedule B

to Exhibit C-2

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBOR LOANS

Date	Amount of LIBOR Loans	Amount Converted to LIBOR Loans	Interest Period and LIBOR Rate with Respect Thereto	Amount of Principal of LIBOR Loans Repaid	Amount of LIBOR Loans Converted to Base Rate Loans	Unpaid Principal Balance of LIBOR Loans	Notation Made By

19

EXHIBIT C-3

FORM OF DSR LC LOAN NOTE

DSR LC LOAN NOTE

THIS LC LOAN NOTE (“NOTE”) AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[_________]	New York, New York

Date: ____ __, ____

FOR VALUE RECEIVED, the undersigned, APA CONSTRUCTION FINANCE, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [___________] (the “Issuing Bank”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the DSR LC Loan Maturity Date the principal amount of (a) $[_____________], or, if less, (b) the aggregate unpaid principal amount of all DSR LC Loans made by Issuing Bank to the Borrower under the Credit Agreement. The principal amount shall also be paid in the amounts and on the dates specified in Sections 2.5, 2.7, 2.8, and 2.9 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.14 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, type and amount of each DSR LC Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any DSR LC Loan.

This Note (a) is one of the promissory notes relating to DSR LC Loans referred to in the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Security Documents. Reference is hereby made to the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

20

Upon the occurrence of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.7 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

APA CONSTRUCTION FINANCE, LLC

By:
Name:
Title:

21

Schedule A

to Exhibit C-3

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to LIBOR Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

22

Schedule B

to Exhibit C-3

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBOR LOANS

Date	Amount of LIBOR Loans	Amount Converted to LIBOR Loans	Interest Period and LIBOR Rate with Respect Thereto	Amount of Principal of LIBOR Loans Repaid	Amount of LIBOR Loans Converted to Base Rate Loans	Unpaid Principal Balance of LIBOR Loans	Notation Made By

23

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement dated as of the Effective Date set forth below is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 attached hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action, and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interests”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignee:

2.	Assignor:
[and as an Affiliate/ Approved Fund[1] of
[identify Lender]]
3.	Borrower:	APA Construction Finance, LLC

4.	Administrative Agent:	Fifth Third Bank, National Association, as the administrative agent under the Credit Agreement (in such capacity, the “Administrative Agent”).

1 NTD: Select as applicable.

24

5. Credit Agreement: Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, the Administrative Agent and the other agents and parties from time to time parties thereto.

6. Assigned Interest:

Aggregate Amount of Construction Loan Commitment/ Construction Loans for all Lenders[2]	Amount of Construction Loan Commitment/ Construction Loans Assigned	Percentage Assigned of Construction Loan Commitment/ Construction Loans[3]	Aggregate Amount of Term Loan Commitment/ Term Loans for all Lenders	Amount of Term Loan Commitment/ Term Loans Assigned	Percentage Assigned of Term Loan Commitment/ Term Loans[4]
$	$	%	$	$	%

Effective Date: , 20____

The Assignee, if it shall not be a Lender, agrees to deliver to the Administrative Agent a completed administrative questionnaire, in the form supplied by the Administrative Agent, in which the Assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[2]	NTD: Construction Loan Commitments/Construction Loans must be assigned in an amount equal to the Term Loan Commitments/Term Loans.
[3]	NTD: Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	NTD: Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

25

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

26

[Consented to and][5]Accepted:

APA CONSTRUCTION FINANCE, LLC, as Borrower

By:
Name:
Title:

FIFTH THIRD BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

[5]

NTD: To be added if consent is required under Section 9.7(b) of the Credit Agreement. Note that consent is required for Affiliates of Lenders under certain circumstances as described in Section 9.7(b) of the Credit Agreement.

27

ANNEX I TO THE ASSIGNMENT AND ASSUMPTION AGREEMENT:

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to the Credit Agreement thereof, as applicable and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees, and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

28

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

29

EXHIBIT E

FORM OF CONSTRUCTION BUDGET AND SCHEDULE

[See attached].

30

Key Milestones / Timing Update		***NOTE: DATA FOR EXAMPLE PURPOSES ONLY***
Key Milestones	3/31/2018	6/30/2018	9/30/2018	12/31/2018	3/31/2019	6/30/2019	9/30/2019	12/31/2019
EPC Milestones
Down Payment and Mobilization	126,360
Permitting	176,904
Mass Excavation		303,264
100% Racking Ordered			303,264
50% Racking Installed				151,632
100% Racking Installed					151,632
100% Modules Ordered					606,528
50% Modules Installed						303,264
100% Modules Installed						303,264
Inverters & Transformers Installed							303,264
Substantial Completion								151,632
Final Completion								151,632

EPC Subtotal	303,264	303,264	303,264	151,632	758,160	606,528	303,264	303,264
Asset Purchase	142,155						15,795
Interconnection	105,204		315,613
Altus Dev Fee								606,212
Project Dev Legal Fees		10,000						10,000
Tax Equity Closing Fees								50,000
Misc. (ITC Eligible)
Misc. (Non-ITC Eligible)
Total	550,623	313,264	618,877	151,632	758,160	606,528	319,059	969,476

Key Costs / Budget
Budget
Costs
EPC Contract	3,032,640
—
Asset Purchase/Dev Fee ($/watt)	157,950
Interconnection (Non-ITC Eligible) ($)	420,817
Altus Dev Expense	212,174
Altus Dev Fee	394,038
Project Development Legal Fees ($)	20,000
Tax Equity Closing Fees ($)	50,000
Misc. (ITC Eligible) ($)	—
Misc. (Non-ITC Eligible) ($)	—

Total Gross Costs	4,287,619

EXHIBIT F

FORM OF NOTICE OF PURCHASE ELECTION

NOTICE OF PURCHASE ELECTION

[•], 20[__]

To:	Fifth Third Bank, National Association,

as Administrative Agent

Fifth Third Bank, National Association, the Administrative Agent and certain Lenders and other agents have heretofore entered into a Credit Agreement, dated as of January 10, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Notice of Purchase Election is being delivered pursuant to Section 9.7(g) of the Credit Agreement.

Please be advised that [GSO] irrevocably agrees to acquire all of the rights and obligations under the Credit Agreement of the Lenders in accordance with Section 9.7(g) of the Credit Agreement.

Very truly yours,

[GSO]

By:
Name:
Title:

31

EXHIBIT G

FORM OF DSR LC ISSUANCE NOTICE

DSR LC ISSUANCE NOTICE

Date: ____ __, ____

Fifth Third Bank, National Association, as Administrative Agent

35 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention: Loan Syndications/Judy Huls

Telephone: (513) 534-0875

Telecopier: (513) 534-4224

as Issuing Bank

[Address]

[Contact Information]

Re: APA Construction Finance, LLC

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1. Request for LC Activity. Pursuant to Section 2.17 of the Credit Agreement, the Borrower hereby requests the [issuance][increase in the stated amount][extension][reinstatement] of the DSR Letter of Credit in accordance with the applicable terms and conditions of the Credit Agreement on [ ] (the “Credit Event Date”).

(a)	Date of [issuance][increase][extension][reinstatement]: (which is a Business Day)

(b)	Date of expiration of DSR Letter of Credit[1]:

[1]	NTD: If letter of credit will include automatic renewals, please also indicate the requested final expiration date after giving effect to all such extensions.

32

(c)	Amount of DSR Letter of Credit:

(d)	Name of beneficiary of DSR Letter of Credit: Fifth Third Bank, National Association, as Collateral Agent

(e)	Address of beneficiary of DSR Letter of Credit:

Upon request, the Borrower will make available any other information as shall be necessary to prepare such DSR Letter of Credit.

2. Certifications. The Borrower hereby certifies to the Lenders that the following statements are accurate and complete as of the date hereof and shall be accurate and complete as of the proposed Credit Event Date after giving effect to the requested DSR Letter of Credit:

(a)

Each representation and warranty of the Borrower set forth in the Loan Documents is true and correct in all material respects as if made on such date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).

(b)	No Default or Event of Default has occurred and is continuing or will result from the issuance of the DSR Letter of Credit.

(c)

No Material Adverse Effect, or event conditions or circumstance that would reasonably be expected to constitute a Material Adverse Effect, has occurred and is continuing for which adequate provision reasonably satisfactory to the Administrative Agent has not been made.

[Signature page follows]

33

IN WITNESS WHEREOF, the Borrower has caused this LC Issuance Notice to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first written above.

APA CONSTRUCTION FINANCE, LLC, as the Borrower

By:
Name:
Title:

34

EXHIBIT H

FORM OF EXEMPTION CERTIFICATE

EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

35

FORM OF EXEMPTION CERTIFICATE

EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W -8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

36

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

37

FORM OF EXEMPTION CERTIFICATE

EXEMPTION CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

38

FORM OF EXEMPTION CERTIFICATE

EXEMPTION CERTIFICATE

(For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code,

(iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

39

EXHIBIT I

FORM OF CLOSING DATE CERTIFICATE

CLOSING DATE CERTIFICATE

[•], 2020

I, [officer’s name], am the duly elected, qualified and acting [officer’s title] of APA Construction Finance, LLC, a Delaware limited liability company (the “Borrower”). I am delivering this Closing Certificate pursuant to Section 3.1(f) of the Credit Agreement, dated as of January 10, 2020 (the “Credit Agreement”), by and among the Borrower, the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”), and the other agents from time to time party thereto. Capitalized terms not otherwise defined in this Closing Certificate shall have the meanings set forth in the Credit Agreement.

I hereby certify in my capacity as a representative of the Borrower, and not individually, on behalf of the Borrower as follows:

1.

Each representation and warranty of each Loan Party set forth in the Loan Documents to which such Loan Party is a party is true and correct on and as of the Closing Date as if made on and as of the Closing Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).

2.	No Default or Event of Default has occurred and is continuing on the Closing Date or will result from the funding of the initial Construction Loans.

3.	No Material Adverse Effect and no event, condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect has occurred and is continuing on the Closing Date.

4.

GSO or its Affiliates have committed total funds of at least $300,000,000 to the Guarantor and its Subsidiaries through (i) the acquisition of the preferred stock of the Guarantor and (ii) the closing of a senior secured credit facility made available to APA Finance LLC, a Delaware limited liability company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

40

IN WITNESS WHEREOF, the undersigned has hereunto signed his name on behalf of the Borrower as of the date first written above.

APA CONSTRUCTION FINANCE, LLC, as the Borrower

By:
Name:
Title:

41

EXHIBIT J

FORM OF PLEDGE AGREEMENT

[See attached].

42

EXHIBIT J

PLEDGE AGREEMENT

among

APA CONSTRUCTION FINANCE HOLDINGS, LLC,

as Pledgor

FIFTH THIRD BANK, NATIONAL ASSOCIATION

as Administrative Agent

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION

as Collateral Agent

Dated as of January 10, 2020

4814-0581-4956

ii

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of January 10, 2020 (this “Agreement”), between APA CONSTRUCTION FINANCE HOLDINGS, LLC, a Delaware limited liability company (the “Pledgor”), FIFTH THIRD BANK, NATIONAL ASSOCIATION as administrative agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), FIFTH THIRD BANK, NATIONAL ASSOCIATION as collateral agent for the Secured Parties (in such capacity, together with any successor collateral agent appointed pursuant to Section 8.9 of the Credit Agreement referred to below, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrower proposes to develop, construct, finance and operate a portfolio of solar projects (as more fully described in the Credit Agreement referred to below);

WHEREAS, in order to finance a portion of the costs of the development, construction, operation and maintenance of the Project, the Borrower is entering into that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Project Companies from time to time party thereto, the Tax Equity HoldCos from time to time party hereto, the lenders from time to time party thereto (the “Lenders”), the DSR LC Issuing Banks, the Administrative Agent and the other agents named therein;

WHEREAS, the Pledgor owns 100% of the Capital Stock of the Borrower; and

WHEREAS, in order to secure the obligations of the Borrower under the Loan Documents, the Pledgor is granting a first priority security interest in 100% of the Capital Stock of the Borrower pursuant to this Agreement to the Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. Each capitalized term used and not otherwise defined herein (including the introductory paragraph and recitals) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement. In addition to the terms defined in the Credit Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and any other federal or state insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Borrower Obligations” shall have the meaning given to the term “Obligations” in the Credit Agreement.

“Collateral Agent” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Credit Agreement” shall have the meaning given to such term in the recitals to this Agreement.

“Financing Statements” shall mean all financing statements, continuation statements, recordings, filings or other instruments of registration necessary or appropriate to perfect a Lien by filing in any appropriate filing or recording office in accordance with the UCC or any other relevant applicable law.

“Insolvency Proceeding” shall mean any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Lenders” shall have the meaning given to such term in the recitals to this Agreement.

“LLC Interests” shall have the meaning given to such term in Section 2.01(a).

“Operating Agreement” shall mean the Limited Liability Company Agreement of the Borrower, dated as of November 22, 2019, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” shall have the meaning given to such term in Section 2.01.

“Pledgor” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Pledgor Obligations” shall mean all obligations and liabilities of the Pledgor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which the Pledgor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or the Lenders that are required to be paid by the Pledgor pursuant to the terms of this Agreement or any other Loan Document).

2

“Secured Obligations” shall mean the collective reference to (a) the Borrower Obligations and (b) the Pledgor Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

Section 1.02 Rules of Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.2 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

Section 1.03 UCC Definitions. All terms defined in the UCC shall have the respective meanings given to those terms in the UCC, except where the context otherwise requires. As used in this Agreement, “proceeds” of Pledged Collateral shall mean (a) all “proceeds” as defined in Article 9 of the UCC, (b) payments or distributions made with respect to any Pledged Collateral and (c) whatever is receivable or received when Pledged Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

ARTICLE II

PLEDGED COLLATERAL

Section 2.01 Pledge. As collateral security for the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the Secured Obligations, whether now existing or hereafter arising and howsoever evidenced, the Pledgor hereby pledges, grants, assigns, hypothecates, transfers and delivers to the Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest in all of the property of the Pledgor identified below, in each case, wherever located and now owned or hereafter acquired by the Pledgor or in which the Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Pledged Collateral”):

(a) all of the Pledgor’s limited liability company interests in the Borrower (including those described on Schedule I) and all after acquired limited liability company interests in the Borrower (collectively, the “LLC Interests”), and all of the Pledgor’s rights to acquire limited liability company interests in the Borrower in addition to or in exchange or substitution for the LLC Interests;

(b) all of the Pledgor’s rights, privileges, authority and powers as a member of the Borrower under the Operating Agreement;

(c) all certificates or other documents representing any and all of the foregoing in clauses (a) and (b);

(d) all dividends, distributions, cash, securities, instruments and other property or proceeds of any kind to which the Pledgor may be entitled in its capacity as member of the Borrower by way of distribution, return of capital or otherwise;

(e) without affecting any obligations of the Pledgor or the Borrower under any of the other Loan Documents, in the event of any consolidation or merger in which the Borrower is not the surviving Person, all ownership interests of any class or character in the successor Person formed by or resulting from such consolidation or merger;

3

(f) any other claim which the Pledgor now has or may in the future acquire in its capacity as member of the Borrower against the Borrower and its property; and

(g) all proceeds, products and accessions of and to any of the property described in the preceding clauses (a) through (f) above.

provided that in no event shall the Pledged Collateral include (i) any Restricted Payments if such Restricted Payments are permitted to be received by the Pledgor pursuant to the Loan Documents, or (ii) any right, title or interest in any of the items in this Section 2.01 which has been released from the Liens created hereunder pursuant to Section 6.16 hereof.

Section 2.02 Delivery of Certificates and Instruments. All certificates and instruments representing or evidencing any of the Pledged Collateral shall be delivered to and be held by or on behalf of, the Collateral Agent, for the benefit of the Secured Parties, in accordance with Section 4.07, and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, as applicable, all in form and substance reasonably satisfactory to the Administrative Agent. The Collateral Agent shall have the right, at any time following the occurrence and during the continuation of an Event of Default, without prior written notice to the Pledgor of the Collateral Agent’s intent to exercise its rights under this Section 2.02, to transfer to or to register in its name or in the name of any of its nominees any or all of the Pledged Collateral. In the event of such a transfer, the Collateral Agent shall within a reasonable period of time thereafter give the Pledgor notice of such transfer or registration; provided, however, that (a) failure to give such notice shall have no effect on the rights of the Collateral Agent hereunder and (b) the Collateral Agent shall not be required to deliver any such notice if the Pledgor is the subject of an Insolvency Proceeding or the delivery of such notice is otherwise prohibited by applicable law.

Section 2.03 Voting; Distributions.

(a) Voting Rights. Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the Pledgor of the Collateral Agent’s intent to exercise its rights under this Section 2.03(a) (it being acknowledged and agreed that the Collateral Agent shall not be required to deliver any such notice if the Pledgor is the subject of an Insolvency Proceeding, which in the case of an involuntary proceeding has not been dismissed within sixty (60) days of its filing), the Pledgor shall be entitled to exercise all voting and other rights with respect to the Pledged Collateral; provided, however, that no vote with respect to the Pledged Collateral shall be cast, right exercised or other action taken which would be inconsistent with, or result in any violation of, any provision of any of this Agreement or any other Loan Documents. Upon the occurrence and during the continuation of an Event of Default and after notice thereof from the Collateral Agent to the Pledgor (it being acknowledged and agreed that the Collateral Agent shall not be required to deliver any such notice if the Pledgor is the subject of an Insolvency Proceeding, which in the case of an involuntary proceeding has not been dismissed within sixty (60) days of its filing), all voting and other rights of the Pledgor with respect to the Pledged Collateral which the Pledgor would otherwise be entitled to exercise pursuant to the terms

4

of this Agreement or otherwise shall cease, and all such rights shall be vested in the Collateral Agent which shall thereupon have the sole right to exercise such rights; provided that, the Collateral Agent, acting at the direction of the Required Secured Parties, shall have the right (but not the obligation) from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgor to exercise such rights.

(b) Distributions. Any and all distributions paid in respect of the LLC Interests shall be paid only to the extent permitted by, and then strictly in accordance with, the Loan Documents. To the extent that such distributions and payments are made in accordance with the terms of the Loan Documents, the further distribution or payment of such monies shall not give rise to any claims or causes of action on the part of any of the Secured Parties against the Borrower or the Pledgor seeking the return or disgorgement of any such distributions or other payments unless the distributions or payments involve or result from the fraud or willful misconduct of the Borrower or the Pledgor. Upon the occurrence and during the continuation of an Event of Default, all rights of the Pledgor to receive and retain any such distributions shall cease, and all such rights shall be vested in the Collateral Agent which shall thereupon have the sole right to exercise such rights.

(c) Turnover. All distributions and other amounts which are received by the Pledgor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Collateral Agent on behalf of the Secured Parties, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(d) Authorization. At any time after the occurrence and during the continuance of an Event of Default, the Pledgor hereby authorizes the Borrower to (i) comply with any instructions received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and (ii) unless otherwise expressly permitted hereby, pay any distribution or other payments in respect of the Pledged Collateral directly to the Collateral Agent.

Section 2.04 Secured Parties Not Liable.

(a) Notwithstanding any other provision contained in this Agreement, the Pledgor shall remain liable under the Operating Agreement to observe and perform all of the conditions and obligations to be observed and performed by the Pledgor thereunder. None of the Collateral Agent, any other Secured Party or any of their respective directors, officers, employees, Affiliates or agents shall have any obligations or liability under or with respect to any Pledged Collateral by reason of or arising out of this Agreement, except as set forth in Section 9-207(a) of the UCC, nor shall any of the Collateral Agent, any other Secured Party or any of their respective directors, officers, employees, Affiliates or agents be obligated in any manner to (i) perform any of the obligations of the Pledgor under or pursuant to the Operating Agreement or any other agreement to which the Pledgor is a party, (ii) make any payment or inquire as to the nature or sufficiency of any payment or performance with respect to any Pledged Collateral, (iii) present or file any claim or collect the payment of any amounts or take any action to enforce any performance with respect to the Pledged Collateral or (iv) take any other action whatsoever with respect to the Pledged Collateral.

5

(b) Notwithstanding any other provision contained in this Agreement, (i) the Pledgor shall remain liable under each of the Loan Documents to which it is a party to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed and (ii) the exercise by the Collateral Agent or the other Secured Parties (or any of their respective directors, officers, employees, Affiliates or agents) of any of their rights, remedies or powers hereunder shall not release the Pledgor from any of its duties or obligations under any of the Loan Documents to which it is a party.

Section 2.05 Attorney-in-Fact.

(a) Without limiting any rights or powers granted by this Agreement to the Collateral Agent, the Pledgor hereby appoints the Collateral Agent, on behalf of the Secured Parties, or any Person, officer or agent whom the Collateral Agent may designate, as its true and lawful attorney-in-fact and proxy, with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, at the Pledgor’s sole cost and expense, from time to time to take any action and to execute any instrument which may be necessary or reasonably advisable to enforce its rights under this Agreement upon and during the continuation of an Event of Default. This appointment as attorney-in-fact is irrevocable and coupled with an interest; provided that, nothing in this Agreement shall prevent the Pledgor from undertaking, prior to the exercise by the Collateral Agent of any of the aforementioned rights, the Pledgor’s operations in the ordinary course of business in accordance with the Loan Documents to which the Pledgor is a party. Without limiting the generality of the foregoing, the Pledgor hereby gives the Collateral Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, upon the occurrence and during the continuation of an Event of Default, (i) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Pledged Collateral, (ii) to file any claims or take any action or proceeding that the Collateral Agent may deem necessary or advisable for the collection of all or any part of the Pledged Collateral, (iii) to execute, in connection with any sale or disposition of the Pledged Collateral under Article V, any endorsements, assignments or other instruments of conveyance or transfer with respect to all or any part of the Pledged Collateral, (iv) direct any party liable for any payment under any Pledged Collateral to make payment of any monies due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (v) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Pledged Collateral and to enforce any other right in respect of any Pledged Collateral, (vi) defend any suit, action or proceeding brought against the Pledgor with respect to any Pledged Collateral, (vii) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate, and (viii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Pledged Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Pledged Collateral and the Collateral Agent’s and the other Secured Parties’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

6

(b) The Pledgor hereby acknowledges and agrees that the Collateral Agent shall have no fiduciary duties to the Pledgor in acting pursuant to this power-of-attorney and the Pledgor hereby waives any claims or rights of a beneficiary of a fiduciary relationship hereunder.

Section 2.06 Performance by Collateral Agent. If the Pledgor fails to perform any agreement contained herein after receipt of a written request to do so from the Collateral Agent, the Collateral Agent (acting at the direction of the Administrative Agent on behalf of the Required Lenders), upon written notice to the Pledgor, may (but shall not be obligated to) cause performance of such agreement, and the reasonable and documented fees and expenses of the Collateral Agent, including such fees and expenses of its outside counsel, incurred in connection therewith shall be payable by the Pledgor; provided, however, that if an Insolvency Proceeding shall have occurred with respect to the Pledgor, the written request described in this Section 2.06 shall not be required.

Section 2.07 Reasonable Care.

(a) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent accords its own property of the type of which the Pledged Collateral consists, it being understood that the Collateral Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral (except, in the case of clauses (i) and (ii), to the extent the same constitutes gross negligence or willful misconduct on the part of the Collateral Agent) or (iii) filing any financing statements or continuation statements or recording any documents or maintaining the perfection of any security interests in the Pledged Collateral.

(b) The Collateral Agent shall not be responsible for (i) the existence, genuineness or value of any of the Pledged Collateral, (ii) the validity, perfection, priority or enforceability of the Liens in any of the Pledged Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent), (iii) the validity or sufficiency of the Pledged Collateral or any agreement or assignment contained therein, (iv) the validity of the title of the Pledgor to the Pledged Collateral, (v) insuring the Pledged Collateral, (vi) the payment of taxes, charges, assessments or Liens upon the Pledged Collateral or (vii) any other maintenance of the Pledged Collateral. Nothing herein shall require the Collateral Agent to file Financing Statements or continuation statements or be responsible for maintaining the security interests purported to be created as described herein, and such responsibility shall be solely that of the Borrower and the Pledgor.

7

Section 2.08 Security Interest Absolute; Waivers.

(a) To the maximum extent permitted by law, all rights and security interests of the Collateral Agent purported to be granted hereunder and all obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any lack of validity or enforceability of any of the Loan Documents or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from the Loan Documents or any other agreement or instrument relating thereto; provided that no such amendment shall increase any obligations of the Pledgor without its consent;

(iii) any exchange, release or non-perfection of any other collateral or any release (excluding any release pursuant to Section 6.16), amendment or waiver of, or consent to any departure from, any guaranty for, all or any of the Secured Obligations;

(iv) any judicial or non-judicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Secured Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of the Borrower or the Pledgor or may preclude the Borrower or the Pledgor from obtaining reimbursement, contribution, indemnification or other recovery from the Borrower or the Pledgor, as the case may be, and even though the Borrower or the Pledgor may or may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(v) any act or omission of the Collateral Agent or any other Person (other than payment of the Secured Obligations) that directly or indirectly results in or aids the discharge or release of the Pledgor or any part of the Secured Obligations or any security or guarantee (including any letter of credit) for all or any part of the Secured Obligations by operation of law or otherwise;

(vi) the election by the Collateral Agent, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code;

(vii) any extension of credit or the grant of any Lien under Section 364 of the Bankruptcy Code;

(viii) any use of cash collateral under Section 363 of the Bankruptcy Code;

(ix) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person;

(x) the avoidance of any Lien in favor of the Collateral Agent for any reason;

8

(xi) any Insolvency Proceeding in respect of any Person, including any discharge of, or bar or stay against collecting, all or any part of the Secured Obligations (or any interest on all or any part of the Secured Obligations) in or as a result of any such proceeding; or

(xii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor, except as otherwise provided herein.

(b) The Pledgor hereby expressly waives, to the maximum extent permitted by law,

(i) promptness, diligence, presentment, demand for payment or performance and protest, (ii) filing of claims with any court, (iii) any proceeding to enforce any provision of the Loan Documents, (iv) notice of acceptance of and reliance on this Agreement by any Secured Party, (v) notice of the creation of any Secured Obligations, and (except with respect to any notice required by the Loan Documents relating to the Secured Obligations) any other notice whatsoever, (vi) any requirement that the Collateral Agent exhaust any right, power or remedy, or proceed or take any other action against the Pledgor or any other Person under any Loan Document to which the Pledgor or such Person is a party or any Lien on, or any claim of payment against, any property of the Pledgor or any other agreement or instrument referred to therein, or any other Person under any guarantee of, or Lien securing, or claim for payment of, any of the Secured Obligations, (vii) any right to require a proceeding by the Collateral Agent first against the Borrower, whether to marshal any assets or to exhaust any right or take any action against the Borrower or any other Person or any collateral or otherwise, or any diligence in collection or protection for realization upon any Secured Obligations, (viii) any obligation hereunder or any collateral security for any of the foregoing, (ix) any claims of waiver, release, surrender, alteration or compromise, and (x) all other defenses, set-offs counterclaims, recoupments, reductions, limitations, impairments or terminations, whether arising hereunder or otherwise. The Pledgor further waives (A) any requirement that any other Person be joined as a party to any proceeding for the enforcement by the Collateral Agent of any Secured Obligations and (B) the filing of claims by the Collateral Agent in the event of an Insolvency Proceeding in respect of the Borrower or the Pledgor.

(c) The Pledgor hereby expressly waives, to the maximum extent permitted by applicable law:

(i) any claim that, as to any part of the Pledged Collateral, a public sale is, in and of itself, not a commercially reasonable method of sale for the Pledged Collateral;

(ii) the right to assert in any action or proceeding between it and the Collateral Agent any offsets or counterclaims that it may have;

(iii) except as otherwise provided in this Agreement, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT TAKING POSSESSION OF, OR DISPOSITION OF, ANY OF THE PLEDGED COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR

9

ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT THE PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE COLLATERAL AGENT’S RIGHTS HEREUNDER;

(iv) all rights of redemption, appraisement, valuation, stay and extension or moratorium; and

(v) all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Collateral Agent and the other Secured Parties under this Agreement or the absolute sale of the Pledged Collateral, now or hereafter in force under any applicable law, and the Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws and rights.

Section 2.09 Financing Statements. The Pledgor authorizes the Administrative Agent and the Collateral Agent to file (but the Administrative Agent or the Collateral Agent, as applicable, shall not be so obligated to file) such Financing Statements in such offices as are or shall be necessary or appropriate to create, perfect and establish the priority of the Liens granted by this Agreement in any and all of the Pledged Collateral, to preserve the validity, perfection or priority of the Liens granted by this Agreement in any and all of the Pledged Collateral or to enable the Collateral Agent to exercise its remedies, rights, powers and privileges under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, as of the date hereof as follows, which representations and warranties shall survive the execution and delivery of this Agreement:

Section 3.01 Organization; Power and Authority. The Pledgor (a) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite limited liability company power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and is in good standing in each other jurisdiction where such qualification is required for the Pledgor to grant the Liens on the Pledged Collateral intended to be granted hereby or otherwise perform its obligations hereunder, and (d) has the limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to grant the Liens on the Pledged Collateral intended to be granted hereunder.

Section 3.02 Authorization; No Conflict. The execution, delivery and performance by the Pledgor of this Agreement and the granting of the Liens on the Pledged Collateral intended to be granted hereunder (a) have been duly authorized by all limited liability company action required to be taken or obtained by the Pledgor and (b) will not (i) violate (A) any provision of any Legal Requirement or of the operating agreement or any other constitutive documents of the Pledgor, or (B) any applicable order of any court or any rule, regulation or order of any Governmental

10

Authority, (ii) be in conflict with, violate, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any indenture, lease, agreement or other instrument to which the Pledgor is a party or by which it or any of its property is or may be bound, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Pledgor, other than the Liens granted hereunder.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable against the Pledgor in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04 Valid Security Interest. Subject to the immediately following sentence, upon the proper filing thereof by or on behalf of the Administrative Agent of forms of UCC-1 in the office of the Secretary of State of the State of Delaware, all filings, registrations and recordings necessary to create, preserve, protect and perfect the Liens granted to the Collateral Agent hereby in respect of the Pledged Collateral shall have been duly made or taken. Possession by the Collateral Agent of the notes, certificates or instruments representing Pledged Collateral and possession of the proceeds thereof are the only actions necessary to perfect or protect the Collateral Agent’s Liens (for the benefit of the Secured Parties) in the Pledged Collateral represented by such notes, certificates or instruments and the proceeds thereof under the UCC, and, upon delivery to the Collateral Agent of the certificate evidencing the LLC Interests described on Schedule I, together with an instrument of transfer duly endorsed in blank, the Liens granted to the Collateral Agent pursuant to this Agreement in and to the Pledged Collateral constitutes a valid and enforceable perfected security interest therein superior and prior to the rights of all other Persons therein and, in each case, subject to no other Liens, sales, assignments, conveyances, settings over or transfers other than Liens permitted under Section 6.2 of the Credit Agreement which arise by operation of law and the Liens to be created pursuant to this Agreement.

Section 3.05 Title.

(a) The Pledgor is the record and beneficial owner of the Pledged Collateral free of all Liens, rights or claims of other Persons, other than the security interest created by this Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Collateral.

(b) The Pledged Collateral are duly issued and outstanding, validly existing, fully paid and non-assessable and no consent of any Person including any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Collateral or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained.

11

Section 3.06 Other Financing Statements. There is no Financing Statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except Financing Statements filed or to be filed in respect of and covering the Liens granted hereby by the Pledgor.

Section 3.07 Consents. No consent, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required either (a) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the due execution, delivery or performance of this Agreement by the Pledgor or (b) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or of the remedies in respect of the Pledged Collateral pursuant to this Agreement, except, (i) in each case, such as have been made or obtained and are in full force and effect and (ii) in the case of clause (b), such as may be required in connection with the sale, transfer or other disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally.

Section 3.08 Chief Executive Office, Etc.

(a) The chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Pledged Collateral is located at:

Altus Power America, Inc.

102 Greenwich Ave, 3rd Floor

Greenwich, CT 06830

Attn: Gregg Felton

Email: gregg.felton@altuspower.com

(b) The Pledgor has not, since its date of formation, (i) changed its location (as defined in Section 9-307(a) of the UCC), (ii) changed its name or (iii) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC).

Section 3.09 LLC Interests.

(a) The LLC Interests identified on Schedule I comprise 100% of the authorized, issued and outstanding Capital Stock of the Borrower; such LLC Interests are duly authorized, validly existing, fully paid and non-assessable; and no transfer of those LLC Interests in the manner contemplated by this Agreement is subject to any contractual restriction, or any restriction under the limited liability company agreement of the Pledgor or the Operating Agreement.

(b) The LLC Interests identified on Schedule I do not constitute “Securities” under Article 8 of the UCC.

Section 3.10 Litigation. There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Pledgor, threatened in writing against or affecting, the Pledgor or any business, property or rights of the Pledgor which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Pledgor’s ability to grant the Liens on the Pledged Collateral intended to be granted hereby or otherwise perform its obligations hereunder.

12

Section 3.11 Investment Company Act. The Pledgor is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Indebtedness. The Pledgor does not have outstanding any Indebtedness which is or purports to be senior in priority to the Pledgor’s obligations under this Agreement.

Section 3.13 Regulation. The business activities of the Pledgor are not subject to any special or industry-specific regulation or governmental oversight or review, other than the Delaware Limited Liability Company Act.

Section 3.14 Loan Documents. The Pledgor has reviewed and is familiar with the terms of the Loan Documents that are material to its obligations hereunder.

ARTICLE IV

COVENANTS

The Pledgor hereby covenants and agrees from and after the Closing Date until the termination of this Agreement in accordance with the provisions of Section 6.16:

Section 4.01 Maintenance of Existence. Except as otherwise expressly permitted by this Agreement, the Pledgor shall (a)(i) maintain and preserve its existence as a Delaware limited liability company in good standing and (ii) maintain its qualification to do business in each other jurisdiction where such qualification is necessary to perform its obligations hereunder and (b) engage only in businesses consistent with the Loan Documents.

Section 4.02 Sale of Pledged Collateral. The Pledgor shall not, without the prior written consent of the Collateral Agent (acting at the direction of the Administrative Agent acting at the direction of the Required Lenders), sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral.

Section 4.03 No Other Liens. The Pledgor shall not create, incur or permit to exist, shall defend, at its own cost, the Pledged Collateral against and shall take such other action as is reasonably necessary to remove, any Lien or claim on or to the Pledged Collateral, other than Permitted Liens, and shall defend, at its own cost, the right, title and interest of the Collateral Agent and the other Secured Parties in and to the Pledged Collateral against the claims and demands of all Persons whomsoever.

Section 4.04 Chief Executive Office, Etc.

(a) The Pledgor shall not change its chief executive office until it has given the Collateral Agent not less than ten (10) days’ prior written notice of its intention to do so. The Pledgor shall clearly describe such new location and shall take all action necessary in connection therewith to maintain the Liens of the Collateral Agent in the Pledged Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

13

(b) The Pledgor shall not change its name until (i) it has given to the Collateral Agent not less than ten (10) days’ prior written notice of its intention to do so, clearly specifying such new name, and (ii) with respect to such new name, it shall have taken all action necessary to maintain the Liens of the Collateral Agent in the Pledged Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

Section 4.05 Supplements; Further Assurances. The Pledgor shall at any time and from time to time, at its own cost and expense, promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may reasonably request in writing, in order to perfect and protect any Lien granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Section 4.06 Termination or Amendment of Operating Agreement. Unless otherwise expressly permitted by the terms of the Loan Documents, the Pledgor shall not, without the prior written consent of the Collateral Agent (acting at the direction of the Administrative Agent on behalf of the Required Lenders), agree to or permit the amendment (other than immaterial amendments or amendments that do not have an adverse effect on the Secured Parties or their rights or remedies under the Loan Documents), cancellation or termination of the Operating Agreement.

Section 4.07 Certificates and Instruments.

(a) The Pledgor shall deliver all certificates or other documents representing the Pledged Collateral to the Collateral Agent with all necessary and appropriate instruments of transfer or assignment duly endorsed in blank on the Closing Date. In the event the Pledgor obtains possession of any certificates or any securities or instruments forming a part of the Pledged Collateral, the Pledgor shall promptly deliver the same to the Collateral Agent together with all necessary and appropriate instruments of transfer or assignment duly endorsed in blank. Prior to any such delivery, any Pledged Collateral in the Pledgor’s possession shall be held by the Pledgor in trust for the Collateral Agent.

(b) If any of the Pledged Collateral shall become evidenced or represented by any Certificated Security, Pledgor shall immediately deliver such Certificated Security to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Pledged Collateral pursuant to this Agreement.

(c) If any of the Pledged Collateral shall become evidenced or represented by an Uncertificated Security, Pledgor shall cause the Borrower either (i) to register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with the Pledgor and the Collateral Agent that the Borrower will comply with instructions with respect to such Uncertificated Security originated by the Collateral Agent without further consent of the Pledgor, such agreement to be in form and substance reasonably satisfactory to it.

14

Section 4.08 Records; Statements and Schedules. The Pledgor shall keep and maintain, at its own cost and expense, records of the Pledged Collateral owned by it, including records of all payments received with respect thereto, and it shall make the same available to the Collateral Agent for inspection at the Pledgor’s chief executive office, at its own cost and expense upon reasonable notice (i) when an Event of Default has occurred and is continuing, and (ii) otherwise on no more than once each calendar year during normal business hours upon thirty (30) days’ advance notice. The Pledgor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.

Section 4.09 Improper Distributions. Notwithstanding any other provision contained in this Agreement, the Pledgor shall not accept any distributions, dividends or other payments (or any collateral in lieu thereof) in respect of the Pledged Collateral, except to the extent the same are expressly permitted by the terms of this Agreement and the other Loan Documents.

Section 4.10 Taxes. The Pledgor shall pay, or cause to be paid, as and when due and prior to delinquency, all Taxes that may at any time be lawfully assessed or levied against or with respect to the Pledgor, the Borrower or the LLC Interests, except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Pledgor may contest or cause to be contested in good faith any such Taxes and, in such event, may permit the Taxes so contested to remain unpaid during any period, including appeals, when the Pledgor is in good faith contesting or causing to be contested the same by appropriate proceedings (in which case it shall notify the Collateral Agent of any dispute with the relevant tax authorities).

Section 4.11 Notices. The Pledgor shall, or shall cause the Borrower to, promptly, upon obtaining actual knowledge of (a) any action, suit or proceeding at law or in equity by or before any Governmental Authority, arbitral tribunal or other body pending or threatened against the Pledgor which could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the Pledgor’s ability to grant the Liens on the Pledged Collateral intended to be granted hereby or otherwise perform its obligations hereunder, (b) the occurrence of any other circumstance, act or condition (including the adoption, amendment or repeal of any Legal Requirement or notice (whether formal or informal, written or oral) of the failure to comply with the terms and conditions of any Legal Requirement) which could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the Pledgor’s ability to grant the Liens on the Pledged Collateral intended to be granted hereby or otherwise perform its obligations hereunder, or (c) the occurrence of any Event of Default relating solely to the Pledgor, in each case furnish to the Collateral Agent a notice of such event describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a written description of the action that the Pledgor has taken or proposes to take with respect thereto.

Section 4.12 Filing Fees. The Pledgor shall pay any applicable filing fees and related expenses in connection with any filing made by the Administrative Agent in accordance with Section 2.09.

15

Section 4.13 Bankruptcy; Dissolution. To the extent permitted under applicable Legal Requirements, the Pledgor shall not authorize or permit the Borrower to:

(a) (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Borrower or the Borrower’s debts under the Bankruptcy Code now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Borrower or any substantial part of the Borrower’s property, (ii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Borrower or (iii) make a general assignment for the benefit of the Borrower’s creditors;

(b) commence or join with any other Person (other than the Collateral Agent and the other Secured Parties) in commencing any proceeding against the Borrower under the Bankruptcy Code or statute now or hereafter in effect in any jurisdiction; or

(c) except as permitted by (or not prohibited by) the Financing Documents, liquidate, wind-up or dissolve, or sell or lease or otherwise transfer or dispose of all or any substantial part of its property, assets or business or combine, merge or consolidate with or into any other entity, or change its legal form, or implement any material acquisition or purchase of assets from any Person.

Section 4.14 Compliance with Operating Agreement. The Pledgor shall comply in all material respects with the terms of the Operating Agreement.

Section 4.15 Compliance with Laws. The Pledgor shall comply with all applicable Legal Requirements, except such non-compliance as would not reasonably be expected to have a material adverse effect on the ability of the Pledgor to perform its obligations hereunder.

Section 4.16 No Merger or Consolidation. The Pledgor shall not (a) liquidate, wind-up or dissolve, or (b) combine, merge or consolidate with or into any other entity, unless, if applicable, the transferee or surviving Person assumes all of its obligations hereunder by operation of law or otherwise.

Section 4.17 Separate Existence. The Pledgor shall (a) maintain entity records and books of account separate from those of the Borrower; (b) not commingle its funds or assets with those of the Borrower; and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings (or take such other actions permitted under its organizational documents) to authorize and approve the Pledgor’s actions, which meetings will be separate from those of the Borrower.

Section 4.18 Additional Pledgor Covenants. The Pledgor shall not (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Pledged Collateral and other business activities contemplated by and otherwise in accordance with the Loan Documents, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) obligations pursuant to the Loan Documents to which it is a party and (iii) obligations with respect to ownership of its Capital Stock, (c) create, incur, assume or suffer to exist any Lien upon any of its property, except Liens created pursuant to the Loan Documents, or (d) make any Investments, except investments in Permitted Investments.

16

ARTICLE V

REMEDIES

Section 5.01 Remedies Generally.

(a) Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may (but shall not be obligated to), without notice to the Pledgor (except as required by applicable law) and at such times as the Collateral Agent in its sole judgment may determine, exercise any or all of the Pledgor’s rights in, to and under, or in any way connected to, the Pledged Collateral, and the Collateral Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Pledged Collateral of a Secured Party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a Secured Party is entitled under the laws in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Pledgor agrees to take all such action as may be appropriate to give effect to such right).

(b) Without limiting the generality of the foregoing, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent in its discretion may require the Pledgor to, and the Pledgor shall, assemble the Pledged Collateral owned by it at such place or places, reasonably convenient to both the Collateral Agent and the Pledgor, designated in the Collateral Agent’s request; and (ii) the Collateral Agent in its discretion may, to the fullest extent provided by law, have a court having jurisdiction appoint a receiver, which receiver shall take charge and possession of and protect, preserve and replace the Pledged Collateral or any part thereof, and manage and operate the same, and receive and collect all income, receipts, royalties, revenues, issues and profits therefrom (it being agreed that the Pledgor irrevocably consents and shall be deemed to have hereby irrevocably consented to the appointment thereof, and upon such appointment, the Pledgor shall immediately deliver possession of such Pledged Collateral to such receiver).

Section 5.02 Sale of Pledged Collateral.

(a) Without limiting the generality of Section 5.01, if an Event of Default shall have occurred and be continuing, the Collateral Agent may, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale or at any of the Collateral Agent’s corporate trust offices or elsewhere, for cash, on credit or for future delivery and at such price or prices and upon such other terms as are commercially reasonable, irrespective of the impact of any such sale on the market price of the Pledged Collateral at any such sale. Each purchaser at any such sale shall hold the property sold absolutely, free from

17

any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Pledgor agrees that at least ten (10) days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Collateral Agent shall incur no liability as a result of the sale of the Pledged Collateral, or any part thereof, at any public or private sale. The Pledgor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale, if commercially reasonable, was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer the Pledged Collateral to more than one offeree.

(b) The Pledgor recognizes that, if an Event of Default shall have occurred and be continuing, the Collateral Agent may elect to sell all or any part of the Pledged Collateral to one or more purchasers in privately negotiated transactions in which the purchasers will be obligated to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale (including a public offering made pursuant to a registration statement under the Securities Act) and the Pledgor and the Collateral Agent agree that such private sales shall be made in a commercially reasonable manner and that the Collateral Agent has no obligation to engage in public sales of any securities and no obligation to delay sale of any Pledged Collateral to permit the issuer thereof to register the Pledged Collateral for a form of public sale requiring registration under the Securities Act. If the Collateral Agent exercises its right to sell any or all of the Pledged Collateral, upon written request the Pledgor shall, from time to time, furnish to the Collateral Agent all such information as is necessary in order to determine the LLC Interests, any other interests in the Pledged Collateral and any other instruments included in the Pledged Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and rules of the United States Securities and Exchange Commission thereunder, as the same are from time to time in effect. The Borrower acknowledges that a private sale as defined in the Securities Act may constitute a public sale within the meaning of the UCC.

Section 5.03 Purchase of Pledged Collateral. The Collateral Agent or any other Secured Party may be a purchaser of the Pledged Collateral or any part thereof or any right or interest therein at any sale thereof, whether pursuant to foreclosure, power of sale or otherwise hereunder and the Collateral Agent may apply the purchase price to the payment of the Secured Obligations. Any purchaser of all or any part of the Pledged Collateral shall, upon any such purchase, acquire good title to the Pledged Collateral so purchased, free of the security interests created by this Agreement.

18

Section 5.04 Application of Proceeds; Deficiency. The Collateral Agent shall apply any proceeds from time to time held by it and the net proceeds of any collection, recovery, receipt, appropriation, realization or sale with respect to the Pledged Collateral to the payment of the Secured Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Agents under the Loan Documents, pro rata among the Agents according to the amount of the unpaid fees and expenses then due and owing and remaining unpaid to the Agents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Secured Obligations shall have been paid in full and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

For the avoidance of doubt, it is understood that the Borrower and the Pledgor shall remain liable to the extent of any deficiency between the amount of proceeds of the Pledged Collateral and the aggregate amount of the Borrower Obligations or Pledgor Obligations, respectively, in accordance with the Loan Documents.

Section 5.05 Notice. The Collateral Agent shall use commercially reasonable efforts to, within a reasonable period of time thereafter, give the Pledgor notice of any action taken under this Article V; provided, however, that (a) failure to give such notice shall have no effect on the rights of the Collateral Agent hereunder and (b) the Collateral Agent shall not be required to deliver any such notice if the Pledgor is the subject of an Insolvency Proceeding or if the delivery of such notice is otherwise prohibited by applicable law.

Section 5.06 Enforcement Expenses. The Pledgor agrees to pay or reimburse the Collateral Agent and each Secured Party for all its fees and documented out-of-pocket expenses (including reasonable and documented legal fees, charges and disbursements) incurred by the Collateral Agent or such Secured Party, as applicable, in connection with the enforcement and protection of its rights under this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.01 No Waiver; Remedies Cumulative. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 6.03), delay, indulgence, omission or otherwise be deemed to have waived any right, remedy, power or privilege hereunder or under the other Loan Documents or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power, remedy or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, remedy or privilege hereunder shall

19

preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. A waiver by the Collateral Agent or any Secured Party of any right, power, privilege or remedy hereunder on any one occasion shall not be construed as a bar to any right, power, privilege or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights, powers, privileges and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights, powers, privileges or remedies which the First Lien Collateral Agent or any other First Lien Secured Party would otherwise have. No notice to or demand on the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the First Lien Collateral Agent or any other First Lien Secured Party to any other or further action in any circumstances without notice or demand.

Section 6.02 Notices. All notices, requests and other communications provided for herein (including any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing in the manner set out in Section 9.2 of the Credit Agreement. Unless otherwise so changed in accordance with the Credit Agreement by the respective parties hereto, all notices, requests and other communications to each party hereto shall be sent to the address of such party set forth in Section 9.2 of the Credit Agreement. Notices to the Pledgor shall be sent to the following address:

Altus Power America, Inc.

102 Greenwich Avenue, 3rd Floor

Greenwich, CT 06830

E-mail: gregg.felton@altuspower.com; lars.norell@altuspower.com

Attention: Gregg Felton; Lars Norell

Section 6.03 Amendments and Waivers. None of the terms or provisions of this Agreement may be waived, amended, supplemented, modified or waived except by an instrument in writing duly executed by the Pledgor and the Collateral Agent in accordance with Section 9.1 of the Credit Agreement.

Section 6.04 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and permitted assigns; provided that (a) the Pledgor may not assign, transfer or delegate any of its rights or interests in or under this Agreement or delegate or obligations under this Agreement without the prior written consent of the Administrative Agent, (b) the Collateral Agent shall only transfer or assign its rights under this Agreement in connection with a resignation or removal of such Person from its capacity as “Collateral Agent” in accordance with the terms of this Agreement and the Credit Agreement and (c) the Collateral Agent may delegate certain of its responsibilities and powers under this Agreement as contemplated by Section 6.08 below and Section 8.2 of the Credit Agreement. Notwithstanding anything herein to the contrary, any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that the Collateral Agent shall forthwith notify the parties hereto in writing in reasonable advance of any such event.

20

Section 6.05 Survival; Reliance. The representations and warranties of the Pledgor set out in this Agreement or contained in any documents delivered to the Collateral Agent or any other Secured Party pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties in entering into the Loan Documents and extending the credit or otherwise performing the transactions thereunder, notwithstanding any investigation on their respective parts.

Section 6.06 Effectiveness; Continuing Nature of this Agreement. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and any Secured Party may continue, at any time and without notice to any other Person, to extend credit and other financial accommodations and lend monies to or for the benefit of the Pledgor or the Borrower constituting Secured Obligations in reliance hereof. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. All references to the Pledgor shall include the Pledgor as debtor and debtor-in-possession and any receiver or trustee for the Pledgor (as the case may be) in any Insolvency Proceeding.

Section 6.07 Entire Agreement. This Agreement constitutes the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement.

Section 6.08 Agents, Etc. The Collateral Agent may employ agents, experts and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents, experts or attorneys-in-fact selected by it with reasonable care.

Section 6.09 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or .pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 6.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.12 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF

21

THE STATE OF NEW YORK AND WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 6.13 Jurisdiction; Consent to Service of Process. The Pledgor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any courts thereof and each of the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, in such federal court;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor at its address referred to in Section 6.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 6.13 any special, exemplary, punitive or consequential damages.

Section 6.14 Waiver of Jury Trial. THE PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 6.15 Specific Performance. The Collateral Agent may demand specific performance of this Agreement. The Collateral Agent and the Pledgor hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Collateral Agent or any other Secured Parties.

Section 6.16 Release; Termination. Upon the occurrence of the Discharge Date, the Administrative Agent shall provide notice to the Collateral Agent of such Discharge Date and the Collateral Agent, at the sole cost and expense of the Pledgor, (a) shall execute and deliver all such documentation, UCC termination statements and instruments as are reasonably provided by the

22

Borrower to release the Liens created pursuant to this Agreement and to terminate this Agreement, (b) upon written notice to the Collateral Agent, authorizes the Pledgor to prepare and file UCC termination statements terminating all of the Financing Statements (in form and substance reasonably satisfactory to the Collateral Agent) filed in connection herewith and (c) agrees, at the request of the Pledgor, to furnish, execute and deliver such documents, instruments, certificates, notices or further assurances as the Pledgor may reasonably furnish as necessary or desirable to effect such termination and release, including the execution of a customary pay-off letter, all at the Pledgor’s sole cost and expense.

Section 6.17 Reinstatement. This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Pledgor or the Borrower in respect of the Secured Obligations is rescinded or must otherwise be restored by any Secured Party, whether as a result of any Insolvency Proceeding or reorganization or otherwise, and the Pledgor shall indemnify the Collateral Agent, each other Secured Party and their respective employees, officers and agents on demand for all reasonable and documented fees, costs and expenses (including reasonable fees, costs and expenses of counsel) incurred by the Collateral Agent, such other Secured Party or its respective employees, officers or agents in connection with such reinstatement, rescission or restoration.

Section 6.18 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of the Collateral Agent and the other Secured Parties. Nothing in this Agreement shall impair, as between the Pledgor and the Borrower, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, the obligations of the Pledgor and the Borrower to pay principal, interest, fees and other amounts as provided in the Loan Documents.

Section 6.19 Collateral Agent. Notwithstanding any other provision contained in this Agreement, the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities of the Collateral Agent set forth in the Loan Documents, as if such rights, powers, immunities and indemnities were specifically set forth herein. The Pledgor hereby acknowledges the appointment of the Collateral Agent pursuant to the Credit Agreement. The rights, privileges, protections and benefits given to the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in its capacity hereunder, and to each agent, custodian and other Person employed by the Collateral Agent in accordance herewith to act hereunder.

Section 6.20 Independent Security. The security provided for in this Agreement shall be in addition to and shall be independent of every other security which the Secured Parties may at any time hold for any of the Secured Obligations hereby secured, whether or not under the Loan Documents. The execution of any other Loan Document shall not modify or supersede the security interest or any rights or obligations contained in this Agreement and shall not in any way affect, impair or invalidate the effectiveness and validity of this Agreement or any term or condition hereof. The Pledgor hereby waives its right to plead or claim in any court that the execution of any other Loan Document is a cause for extinguishing, invalidating, impairing or modifying the effectiveness and validity of this Agreement or any term or condition contained herein. The Collateral Agent shall be at liberty to accept further security from the Pledgor or from any third

23

party and/or release such security without notifying the Pledgor and without affecting in any way the obligations of the Pledgor or the Borrower under the other Loan Documents. The Collateral Agent (acting at the direction of the Required Lenders) shall determine if any security conferred upon the Secured Parties under the Loan Documents shall be enforced by the Collateral Agent as well as the sequence of securities to be so enforced.

Section 6.21 Independent Obligations. The obligations of the Pledgor under this Agreement are independent of those of the Borrower. The Collateral Agent may bring a separate action against the Pledgor without first proceeding against the Borrower or any other Person or any other security held by the Collateral Agent and without pursuing any other remedy.

Section 6.22 Subrogation. Notwithstanding any payment or payments made by the Pledgor or the exercise by the Collateral Agent of any of the remedies provided under this Agreement or any other Loan Document, until the Loans and the Secured Obligations shall have been paid in full and the Commitments have been terminated, the Pledgor shall not have any claim (as defined in 11 U.S.C. §101(5)) of subrogation to any of the rights of the Collateral Agent against the Borrower, the Pledged Collateral or any guaranty held by the Collateral Agent for the satisfaction of any of the Secured Obligations, nor shall the Pledgor have any claims (as defined in 11 U.S.C. §101(5)) for reimbursement, indemnity, exoneration or contribution from the Borrower in respect of payments made by the Pledgor hereunder. Notwithstanding the foregoing, if any amount shall be paid to the Pledgor on account of such subrogation, reimbursement, indemnity, exoneration or contribution rights at any time, such amount shall be held by the Pledgor in trust for the Collateral Agent segregated from other funds of the Pledgor, and shall be turned over to the Collateral Agent in the exact form received by the Pledgor (duly endorsed by the Pledgor to the Collateral Agent if required) to be applied against the Secured Obligations in such amounts and in such order as the Collateral Agent may elect.

Section 6.23 Enforcement Expenses; Indemnification. (a) The Pledgor agrees to pay or reimburse each Secured Party and the Collateral Agent for all its fees, costs and expenses incurred in collecting against the Pledgor or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which the Pledgor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Collateral Agent.

(b) The Pledgor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, except for any such delay resulting from the Collateral Agent or any Secured Party’s failure to respond in a timely manner to the Pledgor with respect to such stamp, excise, sales or other taxes.

(c) The Pledgor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 9.5 of the Credit Agreement.

24

(d) The agreements in this Section 6.23 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents, and any resignation or removal of the Collateral Agent.

Section 6.24 Acknowledgements. The Pledgor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Pledgor, on the one hand, and the Collateral Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Pledgor and the Secured Parties.

Section 6.25 Patriot Act Documentation. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act and other similar laws and regulations in any other applicable jurisdiction, the Collateral Agent is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The parties to this Agreement agree that they will provide the Collateral Agent with such information as it may reasonably request in order for the Collateral Agent to satisfy such requirements.

(Signature pages follow)

25

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ALTUS POWER AMERICA, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ALTUS POWER AMERICA, INC.

By:
Name:
Title:

FIFTH THIRD BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

FIFTH THIRD BANK, NATIONAL
ASSOCIATION, as Collateral Agent

By:
Name:
Title:

[Signature Page to Pledge Agreement]

EXHIBIT K

FORM OF SECURITY AGREEMENT

[See attached].

44

EXHIBIT K

SECURITY AGREEMENT

among

APA CONSTRUCTION FINANCE, LLC,

as Borrower and Grantor,

Each of the other Grantors from time to time party hereto,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Collateral Agent

Dated as of January 10, 2020

4811-5428-7788

KE 64269684.14

4811-5428-7788

i

Schedules
Schedule 1	Instruments, Chattel Paper and Certificated Securities
Schedule 2	Commercial Tort Claims
Schedule 3	Location of Inventory or Equipment
Schedule 4	Location of Books and Records
Schedule 5	Pledged Equity Interests
Schedule 6	Intellectual Property

4811-5428-7788

ii

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of January 10, 2020 (this “Agreement”), between APA CONSTRUCTION FINANCE, LLC, a Delaware limited liability company (the “Borrower”), the Project Companies from time to time party hereto, the Tax Equity HoldCos from time to time party hereto, FIFTH THIRD BANK, NATIONAL ASSOCIATION, as administrative agent (together with its permitted successors and assigns, in such capacity the “Administrative Agent”) and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (in such capacity, together with any successor collateral agent appointed pursuant to Section 8.9 of the Credit Agreement referred to below, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrower proposes to develop, construct, finance and operate a portfolio of solar projects (as more fully described in the Credit Agreement referred to below);

WHEREAS, in order to finance a portion of the costs of the development, construction, operation and maintenance of the Project, the Borrower is entering into that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Borrower, the Project Companies from time to time party thereto, the Tax Equity HoldCos from time to time party hereto, the lenders from time to time party thereto (the “Lenders”), the DSR LC Issuing Banks, the Administrative Agent and the other agents named therein;

WHEREAS, in order to secure its obligations under the Loan Documents, subject to the terms and conditions contained here, the Grantors are granting a first priority security interest in the Collateral (as defined herein) pursuant to this Agreement to the Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. Each capitalized term used and not otherwise defined herein (including the introductory paragraph and recitals) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement. In addition to the terms defined in the Credit Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning given to such term in the introductory paragraph of this Agreement.

4811-5428-7788

“Article 9 Collateral” shall have the meaning given to such term in Section 3.01(a).

“Assigned Agreements” shall mean all agreements, contracts and documents, including the Material Project Documents, to which any Grantor is now or may hereafter become a party and all of the Grantor’s rights thereunder (including all exhibits and schedules thereto), as each such agreement, contract and document may be amended, supplemented or modified and in effect from time to time, including (i) all rights of the Grantors to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, bond, indemnity, warranty, letter of credit or guaranty with respect to the Assigned Agreements, (iii) all claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) all rights of such Grantor to terminate, amend, supplement, modify or waive performance under the Assigned Agreements, to perform thereunder and to compel performance and otherwise to exercise all remedies thereunder.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and any other federal or state insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Borrower” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Copyright Licenses” shall mean any written agreement, naming any of the Grantors as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning given to such term in the recitals to this Agreement.

“Deposit Account” shall have the meaning as defined in the UCC of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Assets” shall mean (a) any property to the extent that a grant of a security interest in such property (i) is prohibited by any Legal Requirements of a Governmental Authority, (ii) requires a consent not obtained of any Governmental Authority pursuant to such Legal Requirements, (iii) is prohibited by, or constitutes a breach or default under or results in the

4811-5428-7788

2

termination of, or grants any Person (other than a Grantor) the right to terminate its obligations thereunder, (iv) constitutes or results in the abandonment, invalidation or unenforceability of any right, title or interest of a Grantor therein, or (v) requires any consent not obtained under, any lease, contract, Permit, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Legal Requirements or the term in such lease, contract, Permit, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (including, without limitation, pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC) or to the extent the consent required is from the Guarantor or any of its Subsidiaries or any such prohibition has been established in contemplation of this clause (a); provided that (A) any such property shall constitute an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the Lien of the Security Documents immediately and automatically, at such time as such consequence shall no longer exist and (B) the Proceeds of the property referred to in this clause (a) shall not be Excluded Assets; (b) any Commercial Tort Claim with potential value of less than $500,000; (c) the Distribution Account, (d) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (e) any Fixtures relating to a Project with a nameplate capacity of less than 10 MWDC; and (f) those assets as to which the Borrower reasonably determines (in consultation with the Administrative Agent) that the cost of obtaining a security interest in or perfection thereof is excessive in relation to the benefit to the Secured Parties of the security afforded thereby.

“Financing Statements” shall mean all financing statements, continuation statements, recordings, filings or other instruments of registration necessary or appropriate to perfect a Lien by filing in any appropriate filing or recording office in accordance with the New York UCC or any other relevant applicable law.

“Grantor” shall the Borrower, each Project Company and each Tax Equity HoldCo.

“Guarantee” shall mean the guarantee entered into by the Guarantors under Article V.

“Guaranteed Obligations” shall have the meaning given to such term in Section 5.01.

“Insolvency Proceeding” shall mean any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses,

4811-5428-7788

3

the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting “investment property” as so defined, (x) all promissory notes issued to or held by any Grantor and (y) all Capital Stock owned by any Grantor, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Lenders” shall have the meaning given to such term in the recitals to this Agreement.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Delivered Instruments” shall have the meaning given to such term in Section 2.03.

“Patent Licenses” shall mean all written agreements providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Patents” shall mean (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Pledged Equity Interests” shall mean the shares of Capital Stock listed on Schedule 5 (as such schedule may be amended or supplemented from time to time), together with any other shares, stock, certificates interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect with respect to such Grantor; provided that, with respect to any Capital Stock in any Tax Equity JV, such Pledged Equity Interests shall be limited to the Sponsor Membership Interests held by a Grantor in such Tax Equity JV.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property and any other Collateral, collections thereon or distributions or payments with respect thereto, and whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

4811-5428-7788

4

“Receivable” shall mean any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance (including, without limitation, any Account). References to Receivables shall include any Supporting Obligation or collateral securing such receivable.

“Secured Obligations ” shall mean means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower Parties to the Agents, the DSR LC Issuing Banks or to any Lender or Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Reimbursement Obligations, Breakage Costs, Interest Fix Fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower Party pursuant hereto) or otherwise (whether or not evidenced by any note or instrument and whether or not for the payment of money).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Trademarks” shall mean (i) all trademarks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Trademark License” shall mean any written agreement providing for the grant by or to any Grantor of any right to use any Trademark.

Section 1.02 Rules of Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.2 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

Section 1.03 UCC Definitions. All terms defined in the New York UCC shall have the respective meanings given to those terms in the New York UCC, except where the context otherwise requires, including the following terms: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights, Payment Intangibles and Supporting Obligations.

4811-5428-7788

5

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, as follows, which representations and warranties shall survive the execution and delivery of this Agreement:

Section 2.01 Inventory and Equipment. All existing Inventory and Equipment owned by such Grantor (other than such Inventory and Equipment in transit or in the possession of third parties in the ordinary course of business) is located at the addresses set forth in Schedule 3 or at the applicable Project.

Section 2.02 Location; Records. The place of business or, if there is more than one place of business, the chief executive office of such Grantor is located at the address for notices set forth in Section 9.2 of the Credit Agreement for the Borrower, and no Grantor has books and records concerning the Collateral at any location other than at the address set forth on Schedule 4 of this Agreement. Such Grantor is duly organized as a limited liability company in the jurisdiction set forth on Schedule 4.28(a) of the Credit Agreement or in any applicable Accession Agreement and is not organized under the laws of any other jurisdiction.

Section 2.03 Certificated Securities and Instruments; Receivables.

(a) The Grantor is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons, other than the security interest created by this Agreement and other Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

(b) The Pledged Equity Interests are duly issued and outstanding, validly existing, fully paid and non-assessable and no consent of any Person including any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status (subject to Permitted Liens) of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained.

(c) Such Grantor has delivered to the Collateral Agent, on the Closing Date, Project Initial Funding Date or Term Conversion Date, as applicable, without exception, all (a) Collateral that is represented by Certificated Securities, (b) Collateral that consists of Instruments or Chattel Paper (other than Instruments and Chattel Paper deposited or to be deposited for collection (collectively, “Non- Delivered Instruments”)), including any Receivable that is evidenced by any Instrument or Chattel Paper. None of the obligors on any Receivables with a value in excess of $500,000 is a Governmental Authority except as notified in writing to the Collateral Agent. All Collateral consisting of Instruments, Chattel Paper or Certificated Securities (other than Non-Delivered Instruments) and owned by such Grantor as of the Effective Date is listed on Schedule 1 hereto.

4811-5428-7788

6

Section 2.04 Changes in Circumstances. Since the date of its formation, such Grantor has not (i) changed its jurisdiction of formation, (ii) changed its name or (iii) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC).

Section 2.05 Intellectual Property. Such Grantor owns no material Copyrights, Patents or Trademarks in its own name, nor does it exclusively license any right to or for any material Intellectual Property, in each case, the loss of which could reasonably be excepted to have an adverse effect on the Project owned by such Grantor, other than that listed on Schedule 6.

Section 2.06 Commercial Tort Claims. As of the Effective Date, except to the extent listed in Schedule 2, such Grantor has no rights in any Commercial Tort Claim with potential value in excess of $500,000.

Section 2.07 LLC Interests.

(a) The LLC Interests identified on Schedule 5 comprise 100% of the Capital Stock owned by each Grantor in the applicable Grantor as of the Closing Date; such Capital Stock are duly authorized, validly existing, fully paid and non-assessable; and no transfer of those Capital Stock in the manner contemplated by this Agreement is subject to any contractual restriction, or any restriction under the limited liability company agreement of the applicable Grantor.

(b) The LLC Interests identifies on Schedule 5 do not constitute “Securities” under Article 8 of the Uniform Commercial Code.

Section 2.08 Legal Name. The full legal name of the Grantor is as typed on the signature page of this Agreement or the Accession Agreement, as applicable. The Grantor does not utilize any trade names or other names under which the Grantor currently conducts business.

Section 2.09 Rights in Collateral. The Grantor owns the Collateral purported to be owned by it or otherwise has the right it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, developed or created (including by way of lease or license), will continue to own or have such rights in each item of Collateral (except as otherwise permitted by the Loan Documents), in each case free and clear of any and all Liens, rights or claims of all other Persons, including liens arising as a result of the Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than, in the case of priority only, any Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent for the benefit of the Secured Parties relating to this Agreement.

Section 2.10 Financing Statement. Upon the filing of a Financing Statement naming the Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the office of the Secretary of State of the State of Delaware, the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the UCC will constitute a valid, perfected, first priority Lien subject, in the case of priority only, to any Permitted Liens.

4811-5428-7788

7

Section 2.11 No Special Collateral. No material portion, individually or in the aggregate, of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, (b) As-Extracted Collateral, (c) Manufactured Homes, (d) timber to be cut, (e) Health-Care-Insurance Receivables, (f) government receivables, or (g) aircraft, aircraft engines, satellites, ships, or railroad rolling stock.

ARTICLE III

COLLATERAL

Section 3.01 Grants of Security Interests.

(a) Article 9 Collateral. Each Grantor hereby pledges, grants, assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a first priority continuing security interest (subject to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens granted hereunder) in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, in each case to the extent of such Grantor’s full right, title and interest therein (collectively, the “Article 9 Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations:

(i) all Accounts and Receivables;

(ii) all Assigned Agreements;

(iii) all Chattel Paper;

(iv) all Deposit Accounts;

(v) all Documents;

(vi) all Equipment;

(vii) all Fixtures;

(viii) all General Intangibles, including Electronic Chattel Paper;

(ix) all Instruments;

(x) all Intellectual Property;

(xi) all Inventory;

(xii) all Investment Property, including the Pledged Equity Interests;

(xiii) all Letter-of-Credit Rights;

(xiv) all Commodity Accounts and Commodity Contracts;

4811-5428-7788

8

(xv) all Commercial Tort Claims arising out of, or relating to or in connection with any or any part of the Inventory, Equipment or Documents of the Grantor;

(xvi) all As-Extracted Collateral;

(xvii) all Permits now or hereafter held in the name, or for the benefit of, such Grantor;

(xviii) all Commercial Tort Claims listed on Schedule 2;

(xix) the insurance policies maintained or required to be maintained by the Grantors in connection with any Project and all proceeds resulting from an Event of Loss (regardless of whether the Collateral Agent or the Administrative Agent is named as a loss payee thereof);

(xx) all rents, profits, income, royalties and revenues derived in any other manner by the Grantor as a result of its ownership of any Project or any part thereof and the operation of any Project or any part thereof and any and all revenues from the sale of electricity, environmental or capacity attributes, tax benefits, goods or services;

(xxi) all books and records pertaining to the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Grantor or any computer bureau or service company from time to time acting for the Grantor);

(xxii) to the extent not otherwise included above, all other personal property of each Grantor relating to any of the foregoing (other than any property specifically excluded from any clause in this section above); and

(xxiii) to the extent not otherwise included above, all Proceeds, Supporting Obligations, all Accessions to, substitutions for and replacements of any of the Collateral, all offspring, rents, profits, income and benefits and all proceeds of indemnity, warranty or guaranty with respect to all or any part of the other Collateral (together with all rights to recover and proceed with respect to the same) and all collateral security and guarantees given by any Person with respect to any of the foregoing and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that in no event shall the Article 9 Collateral include (i) any Excluded Assets or (ii) any right, title or interest in any of the items in this Section 3.01(a) that has been released from the Liens created hereunder pursuant to Section 4.16 or Section 6.18 hereof.

(b) Certain Limitations. Each Grantor and the Collateral Agent hereby acknowledge and agree that the Liens created hereby in the Collateral are not, in and of themselves, to be construed as a grant of a fee interest (as opposed to a Lien) in any Intellectual Property.

4811-5428-7788

9

(c) Security for Secured Obligations. This Agreement, and the Liens granted and created herein in the Collateral, secure the payment and the performance of all Secured Obligations now or hereafter in effect, whether direct or indirect, absolute or contingent, and including all amounts that constitute part of the Secured Obligations and would be owed by each Grantor but for the fact that they are unenforceable or not allowed due to a pending Insolvency Proceeding.

Section 3.02 Performance of Obligations.

(a) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under and in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the contracts and agreements included in the Collateral, including the Assigned Agreements, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such contracts and agreements by reason of or arising out of this Agreement or any other document related hereto nor shall the Collateral Agent or any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any contract or agreement included in the Collateral, including the Assigned Agreements, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, including the Assigned Agreements.

(b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable under each of the Loan Documents to which it is a party to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed and (ii) the exercise by the Collateral Agent or the other Secured Parties (or any of their respective directors, officers, employees, affiliates or agents) of any of their rights, remedies or powers hereunder shall not release any Grantor from any of its duties or obligations under each of the Loan Documents to which it is a party.

ARTICLE IV

CERTAIN ASSURANCES; REMEDIES

In furtherance of the grant of the Liens on the Collateral pursuant to Section 3.01, each Grantor agrees with the Collateral Agent (for the benefit of the Secured Parties) as follows:

Section 4.01 Delivery and Other Perfection Activities. Each Grantor shall:

(a) deliver to the Collateral Agent any and all Instruments and Chattel Paper (other than the Non-Delivered Instruments) with a fair market value in excess of $500,000, and Certificated Securities, endorsed and/or accompanied by instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request; provided that so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall, promptly upon request of such Grantor and approval of the Administrative Agent, make appropriate

4811-5428-7788

10

arrangements for making any Instrument or Chattel Paper pledged by such Grantor and held by the Collateral Agent available to such Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Collateral Agent, against trust receipt or like document);

(b) maintain the Liens created by this Agreement as a perfected first priority security interest subject to Permitted Liens and, at the sole cost and expense of such Grantor, (i) give, execute, deliver, file and/or record any Financing Statement (x) to create, preserve, perfect or validate and maintain the Liens granted pursuant hereto or (y) to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such Liens; provided that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of clause (d), and (ii) in the case of Investment Property with a fair market value in excess of $500,000, Deposit Accounts, Letter-of-Credit Rights with a fair market value in excess of $500,000 (other than any Letter of Credit Rights constituting a Supporting Obligation for a Receivable in which the Collateral Agent has a valid and perfected security interest) and any other relevant Collateral, take any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning if the applicable Uniform Commercial Code) with respect thereto;

(c) promptly notify the Collateral Agent upon the acquisition after the date hereof by such Grantor of any Equipment covered by a warehouse receipt (other than Equipment with a fair market value of $500,000 or less individually), and upon the request of the Collateral Agent (acting at the direction of the Administrative Agent), cause the Collateral Agent to be listed as the lienholder on such warehouse receipt and within sixty (60) days of the acquisition thereof deliver evidence of the same to the Collateral Agent;

(d) with respect to any Certificated Securities included in the Collateral, the Grantor shall deliver to the Collateral Agent the certificates, notes or other documents representing or evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank, all in form and substance reasonably satisfactory to the Collateral Agent. In furtherance of the foregoing, as of the Closing Date, the Grantor shall further execute and deliver to the Collateral Agent an irrevocable proxy in the form of Exhibit A and a transfer document in the form of Exhibit B with respect to the Pledged Equity Interests that constitutes Certificated Securities; upon request of the Collateral Agent (upon the occurrence and during the continuation of any Event of Default and acting at the direction of the Administrative Agent), promptly notify (and such Grantor hereby authorizes the Collateral Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Collateral Agent, with a copy of such notice to such Grantor;

(e) upon request of the Collateral Agent (acting at the direction of the Administrative Agent) upon the occurrence and during the continuation of any Event of Default, furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and properties of such Grantor and such other reports in connection therewith that the Collateral Agent may reasonably request, all in reasonable detail;

4811-5428-7788

11

(f) with respect to any Instrument or Chattel Paper included in the Collateral, the Grantor shall deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper to the Collateral Agent duly indorsed in blank;

(g) On the applicable Project Initial Funding Date or Term Conversion Date or, upon any Grantor making an application for registration or a registration for Intellectual Property, such Grantor shall deliver to the Collateral Agent an updated Schedule 6 within thirty (30) days after the last day of the fiscal quarter in which such application for registration or a registration of Intellectual Property is made, and at the reasonable request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded in the United States Patent and Trademark Office or United States Copyright Office, as applicable, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property (including delivering a grant of security interest with respect to such applications for registration or registrations of material Intellectual Property); and

(h) with respect to any Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, the Grantor shall promptly notify the Collateral Agent thereof and the Grantor shall ensure that the Collateral Agent has control (within the meaning of Section 9-105 of the UCC) thereof.

Section 4.02 Intellectual Property. Whenever any Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof in which a Grantor is located, such Grantor shall report such filing to the Collateral Agent within thirty (30) days after the last day of the fiscal quarter in which such filing occurs. At the reasonable request of the Collateral Agent (at the direction of the Administrative Agent on behalf of the Required Lenders), such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ security interest in any material Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

Section 4.03 Commercial Tort Claims. If any Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $500,000, such Grantor shall within thirty (30) days of obtaining such interest sign and deliver documentation acceptable to the Collateral Agent (acting at the direction of the Administrative Agent) granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

Section 4.04 Other Financing Statements and Liens. Except with respect to Liens permitted under Section 6.2 of the Credit Agreement, without the prior written consent of the Collateral Agent (acting at the direction of the Administrative Agent), such Grantor shall not file or authorize to be filed in any jurisdiction, any effective Financing Statement or like instrument with respect to the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties.

4811-5428-7788

12

Section 4.05 Preservation of Rights. The Collateral Agent shall not be required to take any steps to preserve any rights against prior parties to any of the Collateral.

Section 4.06 Special Provisions Relating to Certain Collateral.

(a) Adverse Claims. Each Grantor shall defend, all at its own cost and expense, such Grantor’s title and the existence, perfection and priority of the Collateral Agent’s (for the benefit of the Secured Parties) security interests in the Collateral against all materially adverse claims (subject to any Liens permitted under Section 6.2 of the Credit Agreement).

(b) Assigned Agreements. Upon the request of the Collateral Agent (acting at the direction of the Administrative Agent) at any time after the occurrence and the continuance of an Event of Default, the Borrower shall notify the parties to any Assigned Agreement that is not subject to a Consent or a consent to collateral assignment entered into pursuant to Section 6.10 of the Credit Agreement that such Assigned Agreement has been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent

(c) Intellectual Property.

(i) For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 4.09 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies (for the avoidance of doubt, only during the continuation of an Event of Default), and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive world-wide license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii) Notwithstanding anything herein to the contrary, but subject to the provisions of the Loan Documents that limit the rights of any Grantor to dispose of its property, so long as no instruction by the Required Lenders has been delivered in connection with an Event of Default that has occurred and is continuing, each Grantor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of such Grantor. In furtherance of the foregoing, so long as no instruction by the Required Lenders has been delivered in connection with an Event of Default that has occurred and is continuing, the Collateral Agent shall from time to time, upon the request and at the sole cost and expense of such Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor shall have certified are appropriate (in its judgment) to allow it to take any action permitted above. Further, upon the release of the Collateral Agent’s Liens on the Collateral pursuant to

4811-5428-7788

13

Section 4.16, the Collateral Agent shall transfer to such Grantor the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 4.09 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by such Grantor in accordance with the first sentence of this clause (ii).

(iii) Upon the occurrence and during the continuance of an Event of Default, each Grantor shall, upon the request of the Collateral Agent (acting at the direction of the Required Lenders), deliver to the Collateral Agent a schedule listing all then existing Intellectual Property and take such other action as the Collateral Agent shall deem necessary to perfect the Liens created hereunder in all such Collateral.

(d) Certificates and Instruments.

(i) Each Grantor shall deliver all certificates or other documents representing the Pledged Equity Interests to the Collateral Agent with all necessary and appropriate instruments of transfer or assignment duly endorsed in blank on the Closing Date, Project Initial Funding Date or Term Conversion Date, as applicable. In the event a Grantor obtains possession of any certificates or any securities or instruments forming a part of the Pledged Equity Interests on any other date, such Grantor shall promptly deliver the same to the Collateral Agent together with all necessary and appropriate instruments of transfer or assignment duly endorsed in blank. Prior to any such delivery, any Pledged Equity Interests in such Grantor’s possession shall be held by the Grantor in trust for the Collateral Agent.

(ii) If any of the Pledged Equity Interests shall become evidenced or represented by any Certificated Security, Borrower or applicable Grantor shall immediately deliver such Certificated Security to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Pledged Equity Interests pursuant to this Agreement.

(iii) If any of the Pledged Interests shall become evidenced or represented by an Uncertificated Security, Borrower shall cause the applicable Grantor to either (i) register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) agree in writing with the Borrower and the Collateral Agent that the applicable Grantor will comply with instructions with respect to such Uncertificated Security originated by the Collateral Agent without further consent of the Borrower or Grantor, such agreement to be in form and substance reasonably satisfactory to it.

(e) Voting Rights. Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given three (3) Business Days’ notice to such Grantor of the Collateral Agent’s intent to exercise its rights under this Section 4.06(e) (it being acknowledged and agreed that the Collateral Agent shall not be required to deliver any such notice if such Grantor is the subject of an Insolvency Proceeding, which in the case of an involuntary proceeding has not been dismissed within sixty (60) days of its filing), each Grantor shall be entitled to exercise all voting and other rights with respect to the Pledged Equity Interests;

4811-5428-7788

14

provided, however, that no vote with respect to the Pledged Equity Interests shall be cast, right exercised or other action taken which would be inconsistent with, or result in any violation of, any provision of any of this Agreement or any other Loan Documents. Upon the occurrence and during the continuation of an Event of Default and after one (1) Business Day’s notice thereof from the Collateral Agent to the Grantor (it being acknowledged and agreed that the Collateral Agent shall not be required to deliver any such notice if the Grantor is the subject of an Insolvency Proceeding, which in the case of an involuntary proceeding has not been dismissed within sixty (60) days of its filing), all voting and other rights of such Grantor with respect to the Pledged Equity Interests which the Grantor would otherwise be entitled to exercise pursuant to the terms of this Agreement or otherwise shall cease, and all such rights shall be vested in the Collateral Agent which shall thereupon have the sole right to exercise such rights; provided that, the Collateral Agent shall have the right (but not the obligation) from time to time following the occurrence and during the continuance of an Event of Default to permit the Grantor to exercise such rights. The Collateral Agent shall promptly execute and deliver (or cause to be delivered) to each Grantor all proxies and other instruments as such Grantor, at its sole cost and expense, may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent that it is entitled pursuant to this Agreement.

(f) Distributions. Any and all distributions paid in respect of the Pledged Equity Interests shall be paid only to the extent permitted, and then strictly in accordance with, the Loan Documents. To the extent that such distributions and payments are made in accordance with the terms of the Loan Documents, the further distribution or payment of such monies shall not give rise to any claims or causes of action on the part of any of the Secured Parties against the applicable Grantor seeking the return or disgorgement of any such distributions or other payments unless the distributions or payments involve or result from the fraud or willful misconduct of the applicable Grantor. Upon the occurrence and during the continuation of an Event of Default, all rights of such Grantor to receive and retain any such distributions shall cease, and all such rights shall be vested in the Collateral Agent which shall thereupon have the sole right to exercise such rights. After all Events of Default have been cured or waived, if applicable, the Collateral Agent shall repay to such Grantor (without interest) all distributions and payments not otherwise applied in accordance with Section 4.13 that the Borrower would otherwise be permitted to receive, retain and use pursuant to the terms of this Section 4.06(g).

(g) Authorization. At any time after the occurrence and during the continuance of an Event of Default, each Grantor hereby authorizes the other applicable Grantors to (i) comply with any instructions received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and (ii) unless otherwise expressly permitted hereby, pay any distribution or other payments in respect of the Pledged Equity Interests directly to the Collateral Agent.

Section 4.07 Custody and Preservation.

(a) Subject to applicable law, the Collateral Agent’s obligation to use reasonable care in the custody and preservation of the Collateral shall be satisfied if it uses the same care as it uses in the custody and preservation of its own property. Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any of the

4811-5428-7788

15

Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto, and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

(b) The Collateral Agent shall not be responsible for (i) the existence, genuineness or value of any of the Collateral, (ii) the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by the operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, (iii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iv) the validity of the title of each Grantor to the Collateral, (v) insuring the Collateral, (vi) the payment of taxes, charges, assessments or Liens upon the Collateral or (vii) any other maintenance of the Collateral.

Section 4.08 Rights to Preserve and Protect. After the occurrence and during the continuation of an Event of Default, the Collateral Agent (acting at the direction of the Required Lenders) may, but shall not be obligated to, pay or secure payment of any overdue tax or other claim that may be secured by or result in a Lien on any Collateral. After the occurrence and during the continuation of an Event of Default, the Collateral Agent (acting at the direction of the Required Lenders) may, but shall not be obligated to, do or cause to be done any other thing that is necessary or desirable to preserve, protect or maintain the Collateral. Each Grantor shall promptly reimburse the Collateral Agent or any other Secured Party for any reasonable and documented fee, payment or expense (including reasonable fees and expenses of outside counsel) that the Collateral Agent or such other Secured Party may incur pursuant to this Section 4.08 to the extent such Grantor would be required to do so pursuant to Section 9.5 of the Credit Agreement.

Section 4.09 Remedies Generally.

(a) Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may, acting at the direction of the Required Secured Parties, (but shall not be obligated to):

(i) request each Grantor, and each Grantor shall, assemble movable Collateral owned by it (and not otherwise in the possession of the Collateral Agent), if any, at such place or places, reasonably convenient to both the Collateral Agent and such Grantor, designated in such request;

(ii) without notice to any Grantor (except as required by applicable law) and at such times as the Collateral Agent may reasonably determine, exercise any or all of such Grantor’s rights in, to and under, or in any way connected to, the Collateral (including the performance of such Grantor’s obligations, and the exercise of such Grantor’s rights and remedies, under the Assigned Agreements), and the Collateral Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC applies to the Collateral or whether or not the UCC is in effect in the

4811-5428-7788

16

jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a secured party is entitled under the laws or equity in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and such Grantor agrees to take all such action as may be appropriate to give effect to such right);

(iii) make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may (but shall not be obligated to) extend the time of payment, arrange for payment in installments, or otherwise modify the terms, of all or any part of the Collateral;

(iv) in its name or in the name of any Grantor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral;

(v) sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Required Secured Parties deem reasonable, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived). If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Collateral Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of any Grantor, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable law. The Collateral Agent may (at the direction of the Required Secured Parties), without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned; and

(vi) to the full extent provided by law, have a court having jurisdiction appoint a receiver, which receiver shall take charge and possession of and protect, preserve and replace the Collateral or any part thereof, and manage and operate the same, and receive and collect all income, receipts, royalties, revenues, issues and profits therefrom (it being agreed that each Grantor irrevocably consents and shall be deemed to have hereby irrevocably consented to the appointment thereof, and upon such appointment, it shall immediately deliver possession of such Collateral to such receiver).

4811-5428-7788

17

(b) The proceeds of each collection, sale or other disposition under this Agreement shall be applied in accordance with Section 4.13.

(c) Each Grantor recognizes that, if an Event of Default shall have occurred and be continuing, the Collateral Agent may elect to sell all or any part of the Collateral to one or more purchasers in privately negotiated transactions in which the purchasers will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale (including a public offering made pursuant to a registration statement under the Securities Act) and each Grantor and the Collateral Agent agree that such private sales shall be made in a commercially reasonable manner and that the Collateral Agent has no obligation to engage in public sales and no obligation to delay sale of any Collateral to permit the issuer thereof to register the Collateral for a form of public sale requiring registration under the Securities Act. If the Secured Parties exercise their right to sell any or all of the Collateral, upon written request each Grantor shall, from time to time, furnish to the Collateral Agent all such information as is necessary in order to determine the Collateral and any other instruments included in the Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and rules of the United States Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(d) The Collateral Agent shall within a reasonable period of time thereafter give each Grantor notice of any action taken under this Section 4.09; provided, however, that (i) failure to give such notice shall have no effect on the rights of the Collateral Agent hereunder and (ii) the Collateral Agent shall not be required to deliver any such notice if such Grantor is the subject of an Insolvency Proceeding or if the delivery of such notice is otherwise prohibited by applicable law.

Section 4.10 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral by virtue of the exercise of remedies under Section 4.09 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Collateral Agent shall retain all rights and remedies under the Loan Documents, and the each Grantor shall remain liable, with respect to any deficiency to the extent such Grantor is obligated under this Agreement and the other Loan Documents.

Section 4.11 Change of Name or Location. Without at least ten (10) days’ prior written notice to the Collateral Agent, each Grantor shall not change its organizational name from the name shown on the signature pages hereto or its jurisdiction of formation. Each Grantor shall not effect any such name change or change in jurisdiction of organization until all necessary steps have been taken to maintain the perfection and priority of the Liens granted herein or in any other Security Document or as reasonably requested by the Collateral Agent.

Section 4.12 Private Sale. The Collateral Agent and the other Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.09 conducted in a commercially reasonable manner. Subject to and without limitation of the preceding sentence, each Grantor hereby waives, to the maximum extent permitted under applicable law, any claims against the Collateral Agent or any other Secured Party

4811-5428-7788

18

arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale to an unrelated third party was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

Section 4.13 Application of Proceeds.

(a) Application of Proceeds. The proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under this Article IV with respect to the Collateral, shall be held by the Collateral Agent as Collateral hereunder and shall be applied by the Collateral Agent to the payment of the Secured Obligations in the following order:

(i) First, to pay incurred and unpaid fees and expenses of the Agents under the Loan Documents, pro rata among the Agents according to the amounts of such unpaid fees and expenses then due and owing and remaining unpaid to the Agents;

(ii) Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties;

(iii) Third, to the Administrative Agent, for application by it towards prepayment of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then held by the Secured Parties; and

(iv) Fourth, any balance remaining after the Secured Obligations shall have been paid in full and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

(b) Company Remains Obligated. No sale or other disposition of all or any part of the Collateral pursuant to Section 4.09 shall be deemed to relieve any Grantor of its obligations under any Loan Document except to the extent the proceeds thereof are applied to the payment of such obligations.

(c) Purchase of Collateral. The Collateral Agent or any other Secured Party may be a purchaser of the Collateral or any part thereof or any right or interest therein at any sale thereof, whether pursuant to foreclosure, power of sale or otherwise hereunder and the Collateral Agent may apply the purchase price to the payment of the applicable Secured Obligations. Any purchaser of all or any part of the Collateral shall, upon any such purchase, acquire good title to the Collateral so purchased, free of the Liens created by this Agreement.

Section 4.14 Attorney-in-Fact.

(a) Without limiting any rights or powers granted by this Agreement to the Collateral Agent, each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the

4811-5428-7788

19

name of such Grantor or in its own name, at such Grantor’s sole cost and expense, for the purpose of carrying out the provisions of this Agreement upon the occurrence and during the continuation of an Event of Default, or otherwise as contemplated by Sections 4.06 and 6.01, to (a) take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, (b) preserve the validity, perfection and priority of the Liens granted by this Agreement and (c) exercise its rights, remedies, powers and privileges under this Agreement. This appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by the Borrower, upon the occurrence and during the continuation of an Event of Default (or as otherwise provided in Sections 4.06 or 6.01) to:

(i) ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Collateral,

(ii) in the name of such Grantor or its own name or otherwise, take possession of, receive and indorse and collect any check, Account, Chattel Paper, draft, note, acceptance or other Instrument for the payment of moneys due under any Account or general intangible,

(iii) file any claims or take any other action that the Collateral Agent may deem necessary or advisable for the collection of all or any part of the Collateral,

(iv) execute, in connection with any sale or disposition of the Collateral under this Agreement, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral,

(v) in the case of any Intellectual Property, execute and deliver, and have recorded, any agreement, instrument, document or paper as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of the Borrower relating thereto or represented thereby,

(vi) pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral (other than Liens permitted under Section 6.2 of the Credit Agreement), effect any repair or pay or discharge any insurance called for by the terms of this Agreement or the other Loan Documents (including all or any part of the premiums therefor and the costs thereof),

(vii) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct,

(viii) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice or other document in connection with any Collateral,

4811-5428-7788

20

(ix) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral,

(x) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral,

(xi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate,

(xii) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions and in such manner as the Collateral Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment,

(xiii) cure any default by such Grantor under any Assigned Agreement, and

(xiv) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Borrower might do.

(b) Upon the occurrence and during the continuation of an Event of Default (or as otherwise provided in Sections 4.06 or 6.01), each Grantor hereby acknowledges and agrees that the Collateral Agent shall have no fiduciary duties to such Grantor in acting pursuant to this power of attorney and such Grantor hereby waives any claims or rights of a beneficiary of a fiduciary relationship hereunder.

Section 4.15 Perfection. Without relieving it of its obligations under Section 4.01 or otherwise under the Loan Documents, each Grantor authorizes the Administrative Agent to file (but the Administrative Agent shall not be so obligated to file) such Financing Statements in such offices as are or shall be necessary or appropriate to create, perfect and establish the priority of the Liens granted by this Agreement in any and all of the Collateral, to preserve the validity, perfection or priority of the Liens granted by this Agreement in any and all of the Collateral or to enable the Collateral Agent to exercise its remedies, rights, powers and privileges under this Agreement. Such Financing Statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes the Collateral in any other manner as the Collateral Agent may determine, as directed by the Administrative Agent, is necessary, advisable or prudent to ensure the perfection of the security interests in the Collateral granted to the Collateral Agent hereunder, including describing such property as “all assets whether now

4811-5428-7788

21

owned or hereafter acquired”, “all assets of the Debtor” or “all personal property whether now owned or hereafter acquired”. Copies of any such Financing Statement or amendment thereto shall promptly be delivered to the relevant Grantor.

Section 4.16 Release of Liens and Guaranteed Obligations.

(a) If any of the Collateral shall be sold or disposed of to any Person in a transaction permitted in accordance with the provisions of the Loan Documents, at the request and sole expense of the Grantor, the Collateral Agent shall promptly execute and deliver to the Grantor or authorize the filing of such documents prepared by the Grantor, as may be reasonably requested to evidence the release of such Lien and return all certificates and instruments previously delivered to the Collateral Agent representing any portion of Pledged Equity Interests or other Collateral so released.

(b) Upon the earlier of the Mechanical Completion Funding or Tranche Discharge Date for a Project owned by any Grantor, (A) the Borrower shall provide notice to the Collateral Agent of the occurrence of such event, (B) this Agreement and all obligations and guarantees hereunder, including those set forth in Article IV and Article V, shall automatically terminate and cease to be in force and effect in respect of such Grantor and such Person shall cease to be a “Grantor”, (C) the Pledged Equity Interests in such Grantor shall be automatically released from, and cease to be, “Collateral”, (D) the Collateral of such Grantor shall be automatically released from the Liens created hereunder, (E) such Grantor shall be automatically released from the Guarantee created hereunder, (F) all powers of attorney and proxies granted hereunder by each such Grantor shall automatically terminate and (G) the Collateral Agent, at the sole cost and expense of such Grantor, (1) shall execute and deliver (and/or authorize the filing of) all such documentation, UCC termination statements and instruments as are furnished by or on behalf of such Grantor to evidence the release of the Liens created pursuant to this Agreement in the Pledged Equity Interests in, and the Collateral of, such Grantor and to terminate this Agreement in respect of such Grantor, (2) agree, at the request of such Grantor, to furnish, execute and deliver such documents, instruments, certificates, notices or further assurances as such Grantor may reasonably request as necessary or desirable to effect such termination and release, and (3) shall return all certificates and documents evidencing the Pledged Equity Interests in, and Collateral of, such Grantor.

(c) Upon the release of (i) all of the Collateral Agent’s Liens on all of the Collateral and (ii) the Guarantees created hereunder, in each case pursuant to Section 6.18, this Agreement shall automatically terminate, all rights to the Collateral shall revert to the Grantors, and the Collateral Agent shall (at the written request and sole cost and expense of the Grantors) promptly cause to be transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money or otherwise received in respect thereof, to or on the order of such Grantor and to be released and cancelled all licenses and rights referred to in Section 4.06. The Collateral Agent shall also (at the written request and sole cost and expense of the Grantors) promptly execute and deliver to the relevant Grantor upon such termination such UCC termination statements and such other documentation and take such other action as shall be reasonably requested by such Grantor to effect the termination and release, including the execution of a customary pay-off letter, of the Liens on the Collateral.

4811-5428-7788

22

Section 4.17 Further Assurances; Additional Grantors.. The Grantor agrees that from time to time, at the expense of the Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may reasonably be deemed to be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Grantor shall cause each Project Company that becomes a party to Credit Agreement pursuant to Section 2.25 or 3.5 of the Credit Agreement and each Tax Equity HoldCo required to pledge its Sponsor Membership Interests in a Tax Equity JV pursuant to Section 6.17(iv) of the Credit Agreement to become a party to this Agreement by executing and delivering the Accession Agreement required thereunder.

ARTICLE V

GUARANTY

Section 5.01 The Guarantee. Each Grantor hereby jointly and severally with the other Grantors, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the Bankruptcy Code after any bankruptcy or insolvency petition under Title 11 of the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes, if any, held by each Lender of, the Borrower (other than such Grantor) and any other fees, expenses or other amounts due and owing to the Secured Parties under this Agreement or any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Grantors hereby jointly and severally agree that if the Borrower or other Grantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Grantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 5.02 Obligations Unconditional.

(a) The obligations of the Grantors under Section 5.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Governmental Rule, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Grantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Grantors hereunder

4811-5428-7788

23

which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Grantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 4.16 or Section 6.18, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Grantor pursuant to Section 4.16 or Section 6.18 or otherwise.

(b) The Grantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Governmental Rule, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under the Credit Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Grantors waive, to the extent permitted by Governmental Rule, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Grantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Grantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

4811-5428-7788

24

Section 5.03 Reinstatement. The obligations of the Grantors under this Article V shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 5.04 Subrogation; Subordination. Each Grantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration and termination of the Commitments of the Lenders under the Credit Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 5.01, whether by subrogation or otherwise, against the Borrower or any other Grantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Debt of any Loan Party permitted pursuant to the Credit Agreement shall be subordinated to such Loan Party’s Obligations in the manner set forth in an intercreditor or subordination agreement reasonably satisfactory to the Collateral Agent.

Section 5.05 Remedies. The Grantors jointly and severally agree that, as between the Grantor and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 7.13 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.13 of the Credit Agreement) for purposes of Section 5.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Grantors for purposes of Section 5.01.

Section 5.06 Instrument for the Payment of Money. Each Grantor hereby acknowledges that the guarantee in this Agreement constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Grantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 5.07 Continuing Guaranty. The guarantee in Section 5.01 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 5.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Grantor under Section 5.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 5.01, then, notwithstanding any other provision to the contrary, the amount of such liability

4811-5428-7788

25

shall, without any further action by such Grantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 5.09 Information. Each Grantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Grantor assumes and incurs under this Agreement, and agrees that none of any Agent or any Lender shall have any duty to advise any Grantor of information known to it regarding those circumstances or risks.

Section 5.10 Release of Grantors. Each Grantor shall be released from its Guaranteed Obligations in accordance with Section 4.16 and Section 6.18.

Section 5.11 Right of Contribution. Each Grantor hereby agrees that to the extent that a Grantor shall have paid more than its proportionate share of any payment made hereunder, such Grantor shall be entitled to seek and receive contribution from and against any other Grantor hereunder which has not paid its proportionate share of such payment. Each Grantor’s right of contribution shall be subject to the terms and conditions of Section 5.04. The provisions of this Section 5.11 shall in no respect limit the obligations and liabilities of any Grantor to the Agents and the Lenders, and each Grantor shall remain liable to the Agents and the Lenders for the full amount guaranteed by such Grantor hereunder.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Collateral Agent’s Right to Perform on Grantor’s Behalf. If any Grantor shall fail to observe or perform any of the terms, conditions, covenants and agreements to be observed or performed by it under this Agreement, the Collateral Agent (at the direction of the Administrative Agent on behalf of the Required Lenders) may (but shall not be obligated to), upon reasonable notice to such Grantor, cause such terms, conditions, covenants and agreements to be done or performed or observed by experts, agents or attorneys, with reasonable care at the sole cost and expense of such Grantor, either in the Collateral Agent’s name or in the name and on behalf of such Grantor, and such Grantor hereby authorizes the Collateral Agent so to do.

Section 6.02 No Waiver; Remedies Cumulative. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 6.04), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

4811-5428-7788

26

Section 6.03 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Section 9.2 of the Credit Agreement or the applicable Accession Agreement.

Section 6.04 Amendments, Etc. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement.

Section 6.05 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of such Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns; provided that (a) each Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, (b) the Collateral Agent shall only transfer or assign its rights under this Agreement in connection with a resignation or removal of such Person from its capacity as “Collateral Agent” in accordance with the terms of this Agreement and the Credit Agreement and (c) the Collateral Agent may delegate certain of its responsibilities and powers under this Agreement as contemplated by Section 6.09 below and Section 8.2 of the Credit Agreement. Notwithstanding anything herein to the contrary, any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that the Collateral Agent shall forthwith notify the parties hereto in writing in reasonable advance of any such event.

Section 6.06 Survival; Reliance. The representations and warranties of each Grantor set out in this Agreement or contained in any documents delivered to the Collateral Agent or any other Secured Party pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties in entering into the Loan Documents and extending the credit or otherwise performing the transactions thereunder, notwithstanding any investigation on their respective parts.

Section 6.07 Effectiveness; Continuing Nature of this Agreement. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and any Secured Party may continue, at any time and without notice to any other Person, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting Secured Obligations in reliance hereof. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for such Grantor (as the case may be) in any Insolvency Proceeding.

Section 6.08 Integration. This Agreement and the other Loan Documents represent the agreement of each Grantor, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

4811-5428-7788

27

Section 6.09 Agents, Etc. The Collateral Agent may employ agents, experts and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents, experts or attorneys-in-fact selected by it with reasonable care.

Section 6.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or .pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 6.12 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.13 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 6.14 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any courts thereof and each of the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, in such federal court;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

4811-5428-7788

28

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 9.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 6.14 any special, exemplary, punitive or consequential damages.

Section 6.15 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between any Grantor, on the one hand, and the Collateral Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Grantor and the Lenders.

Section 6.16 Waiver of Jury Trial. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 6.17 Security Interest Absolute. To the maximum extent permitted by applicable law, the rights and remedies of the Collateral Agent hereunder, the Liens created hereby, and the obligations of each Grantor under this Agreement are absolute, irrevocable and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than release or termination pursuant to Section 4.16 and Section 6.18), including:

(a) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from, any of the Loan Documents or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b) any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Obligations, this Agreement, any other Loan Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Obligations, this Agreement, any other Loan Document or any such other instrument or agreement relating thereto;

4811-5428-7788

29

(c) any furnishing of any additional security for the Secured Obligations or any part thereof to the Collateral Agent or any other Person or any acceptance thereof by the Collateral Agent or any other Person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Collateral Agent or any other Person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Collateral Agent or any other Secured Party;

(d) any invalidity, irregularity or unenforceability of all or any part of the Secured Obligations, any other Loan Document or any other agreement or instrument relating thereto or any security therefor;

(e) the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof;

(f) any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Secured Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of any Grantor or may preclude such Grantor from obtaining reimbursement, contribution, indemnification or other recovery and even though such Grantor may or may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(g) any act or omission of the Collateral Agent or any other Person (other than payment of the Secured Obligations) that directly or indirectly results in or aids the discharge or release of any Grantor or any part of the Secured Obligations or any security or guarantee (including any letter of credit) for all or any part of the Secured Obligations by operation of law or otherwise;

(h) the election by the Collateral Agent, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the U.S. Bankruptcy Code;

(i) any extension of credit or the grant of any Lien under Section 364 of the U.S. Bankruptcy Code;

(j) any use of cash collateral under Section 363 of the U.S. Bankruptcy Code;

(k) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person;

(l) the avoidance of any Lien in favor of the Collateral Agent for any reason;

(m) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Secured Obligations (or any interest on all or any part of the Secured Obligations) in or as a result of any such proceeding; or

4811-5428-7788

30

(n) any other event or circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or a guarantor, it being the intent of this Section 6.17 that the obligations of any Grantor hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.

Section 6.18 Release; Termination. Upon the occurrence of the Discharge Date, (i) the Administrative Agent shall provide notice to the Collateral Agent of the Discharge Date, (ii) the Collateral of each Grantor shall be automatically released from the Liens and Guarantees created hereunder and all rights in respect thereof shall automatically revert to the applicable Grantor, (iii) all powers of attorney and proxies granted here by each Grantor shall terminate, and (iv) the Collateral Agent, at the sole cost and expense of the applicable Grantor (A) shall execute and deliver (and/or authorize the filing of) all such documentation, UCC termination statements and instruments (in form and substance reasonably satisfactory to the Collateral Agent) as are furnished by such Grantor to release the Liens created pursuant to this Agreement and to terminate this Agreement, (B) authorize such Grantor to prepare and file UCC termination statements all of the Financing Statements (in form and substance reasonably satisfactory to the Collateral Agent) filed in connection herewith, (C) agree, at the request of such Grantor, to furnish, execute and deliver such documents, instruments, certificates, notices or further assurances and take such other action as such Grantor may reasonably request as necessary or desirable to effect such termination and release, all at such Grantor’s sole cost and expense, including the execution of a customary pay-off letter, and (D) shall return any certificates, instruments and documents evidencing the Collateral.

Section 6.19 Reinstatement. This Agreement and the Liens created hereunder in respect of any Grantor shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of such Grantor in respect of the Secured Obligations is rescinded or must otherwise be restored by any Secured Party, whether as a result of any Insolvency Proceeding or reorganization or otherwise, and such Grantor shall indemnify the Collateral Agent, each other Secured Party and its respective employees, officers and agents on demand for all reasonable fees, costs and expenses (including reasonable fees, costs and expenses of counsel) incurred by the Collateral Agent, such other Secured Party or their respective employees, officers or agents on such Grantor’s behalf in connection with such reinstatement, rescission or restoration.

Section 6.20 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of the Collateral Agent and the other Secured Parties. Nothing in this Agreement shall impair, as between any Grantor and the Collateral Agent and the other Secured Parties, the obligations of such Grantor to pay principal, interest, fees and other amounts as provided in the Loan Documents.

Section 6.21 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse each Secured Party and the Collateral Agent for all its fees, costs and expenses incurred in collecting against such Grantor or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Collateral Agent to the extent such Grantor would be required to do so pursuant to Section 9.5 of the Credit Agreement.

4811-5428-7788

31

(b) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, except for any such delay resulting from the Collateral Agent or any Secured Party’s failure to respond in a timely manner to the Grantor with respect to such stamp, excise, sales or other taxes.

(c) Each Grantor agrees to indemnify, pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent such Grantor would be required to do so pursuant to Section 9.5 of the Credit Agreement.

(d) The agreements in this Section 6.21 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents, and any resignation or removal of the Collateral Agent.

Section 6.22 Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities of the Collateral Agent set forth in the Loan Documents, as if such rights, powers, immunities and indemnities were specifically set forth herein. Each Grantor hereby acknowledges the appointment of the Collateral Agent pursuant to the Credit Agreement. The rights, privileges, protections and benefits given to the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in its capacity hereunder, and to each agent, custodian and other Person employed by the Collateral Agent in accordance herewith to act hereunder.

Section 6.23 Specific Performance. The Collateral Agent may demand specific performance of this Agreement. The Collateral Agent and each Grantor hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Collateral Agent or any other Secured Parties other than a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

(Signature pages follow)

4811-5428-7788

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

APA CONSTRUCTION FINANCE, LLC, as
Borrower and Grantor

By:
Name:
Title:

[Signature Page to Borrower Security Agreement]

4811-5428-7788

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

FIFTH THIRD BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

FIFTH THIRD BANK, NATIONAL ASSOCIATION, in its capacity as Collateral Agent

By:
Name:
Title:

[Signature Page to Borrower Security Agreement]

4811-5428-7788

EXHIBIT L

FORM OF SUMMARY OPERATING REPORT

SUMMARY OPERATING REPORT

Operating Report for Fiscal Quarter Ended MMDDYY

1. Production

	Production (MWh/Actual)				Production (MWh/Budget)
Project	1st Month of Fiscal Quarter	2nd Month of Fiscal Quarter	3rd Month of Fiscal Quarter	Year-to- Date	Year-to-Date

[Narrative]

2. Solar Resource Data (if available)

Available Data
Project	1st Month of Fiscal Quarter	2nd Month of Fiscal Quarter	3rd Month of Fiscal Quarter	Year-to-Date

[Narrative]

3. Eligible CS Projects

Subscription Breakdown1

[1]	Note to Draft: To be included for community solar projects on an aggregate basis for the relevant reporting period.

4812-7490-5518

Eligible CS Project	Capacity (kW)	Capacity Contracted with Residential Customers	Percentage of Capacity Contracted with Residential Customers	Capacity Contracted with Non-Residential Customers	Percentage of Capacity Contracted with Non-Residential Customers

Total

[Narrative]

[Subscription Percentage

Percentage of the System Subscribed
Eligible CS Project	1st Month of Fiscal Quarter	2nd Month of Fiscal Quarter	3rd Month of Fiscal Quarter	Year-to- Date	Average Annual Rate ($/kWh)

[Narrative]

[Average subscription rate for residential customers to be included for community solar projects on an aggregate basis in the Q4 Operating Report and covering the Fiscal Year ended at the end of the Fiscal Quarter to which the Operating Report relates.]]

[Customer Terminations2

[Specify the number of customers that have terminated a contract (in this fiscal quarter and cumulatively), the average time (in months) to replace residential customers and the number of customers that replaced customers that have terminated.]]

4. [SREC Projects3

Project	Year of Hedge	Price	Length of Contract	Amount Hedged (%)

[2]

Note to Draft: To be included for community solar projects upon request by the Administrative Agent for the relevant reporting period (i) when an Event of Default has occurred and is continuing and (ii) otherwise, not more than once in any 12 month period.

[3]	Note to Draft: To be included for Projects with SREC hedging arrangements.

2

[Narrative]]

5. Events of Loss (if any)

Loss Value (> $1,000,000/event or > $2,000,000/policy period)
Project	1st Month of Fiscal Quarter	2nd Month of Fiscal Quarter	3rd Month of Fiscal Quarter	Year-to-Date

[Narrative]

6. Equipment Replacement (if any)

Equipment Value (> $500,000 and not contemplated by Term Conversion Date Base Case Model)
Project	1st Month of Fiscal Quarter	2nd Month of Fiscal Quarter	3rd Month of Fiscal Quarter	Year-to-Date

[Narrative]

7. Material Disputes (if any)

Dispute Amount (> $500,000)
Project	1st Month of Fiscal Quarter	2nd Month of Fiscal Quarter	3rd Month of Fiscal Quarter	Year-to-Date

3

[Narrative]

8. EPC Warranty Claims (if any)

Amount of Warranty Claim (> $500,000)
Project	1st Month of Fiscal Quarter	2nd Month of Fiscal Quarter	3rd Month of Fiscal Quarter	Year-to-Date

[Narrative]

9. Material Unscheduled Maintenance4, Outages or Major Component5 Failure

[Describe any Material Unscheduled Maintenance, outages or Major Component failures during the relevant reporting period.]

10. Guarantee Payments

[Describe any performance or availability guarantee payments paid or payable to an offtaker, site host or subscriber, as applicable, during the relevant period. Describe any performance or availability guarantee payments received from any EPC or O&M contractor, as applicable, during the relevant period.]

[4]

“Material Unscheduled Maintenance” to include unscheduled maintenance for any Project during the relevant reporting period with a cost in excess of $500,000 (individually or in the aggregate during such reporting period).

[5]	“Major Components” to include inverters, racking and modules.

4

EXHIBIT M

FORM OF COMPLIANCE CERTIFICATE

I am the [Chief Financial Officer][Treasurer][Chief Executive Officer][title of other financial officer] of APA Construction Finance, LLC (“Borrower”) and certify, on behalf of the Borrower, in my capacity as a Responsible Officer of the Borrower and not in my individual capacity, as follows:

1. I have reviewed the terms of (i) that certain Credit Agreement, dated as of January 10, 2020 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto, the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent, Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto and (ii) that certain Guaranty Agreement, dated as of January 10, 2020 (as it may be amended, supplemented or otherwise modified, the “APA Guaranty”) by and between Altus Power America, Inc. (the “Guarantor”) and the Collateral Agent , and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and the Guarantor and the Subsidiaries of the Borrower during the accounting period covered by the attached financial statements.

2. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, except as otherwise disclosed to the Administrative Agent pursuant to any other Compliance Certificate previously delivered to the Administrative Agent, the existence of any condition or event which constitutes the occurrence and continuation of an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail the nature of the condition or event, the period during which it has existed and the action which Borrower or Guarantor has taken, is taking, or proposes to take with respect to each such condition or event.

3. The Debt Service Coverage Ratio of the Borrower as of the last day of the most recently ended Test Period is [____]:1.00.

4. The Guarantor Liquidity as of the most recently ended fiscal quarter is $[_____].1

5. The Guarantor Free Cash Flow as of the most recently ended four fiscal quarter period is $[_____].

[6. The Debt Service Coverage Ratio for each Merchant Project as of the last day of the most recently ended Test Period is as follows:

[1]	To be included for each fiscal quarter ending prior to the Final Testing Date.

46

[____]:1.00

[____]:1.00.]2

[7. The Debt Service Coverage Ratio for each Lower-Tier CS Project as of the last day of the most recently ended Test Period is as follows:

[____]:1.00

[____]:1.00.]3

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on __________________ pursuant to Section 5.1(e) of the Credit Agreement and Section 6(d) of the APA Guaranty.

[Remainder of page intentionally left blank]

[2]	Include only with respect to any Merchant Projects.

[3]	Include only with respect to any Lower-Tier CS Projects.

47

APA CONSTRUCTION FINANCE, LLC, as the Borrower

By:
Name:
Title: [Chief Financial Officer][Treasurer[Chief Executive Officer][title of other financial officer]

48

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1. Borrower DSCR: ((1)(a) – (1)(b)) / (1)(c)	$	[___,___,___	]
a. cash distributed from Term Converted Projects to the Borrower during the most recently ended four fiscal quarter period;	$	[___,___,___	]
b. amounts paid during such period under Section 3.2(c)(i) of the Depositary Agreement;	$	[___,___,___	]
c. the amount of Debt Service for such period[1], which equals the sum of (i), (ii), (iii) and (iv), without duplication:	$	[___,___,___	]
i. all Scheduled Repayment Amounts of the unpaid principal amount of the Term Loans for the relevant period (excluding any mandatory prepayments pursuant to Section 2.8 or otherwise);	$	[___,___,___	]
ii. any interest and fees accrued with respect to the Term Loans and the DSR Letters of Credit, then scheduled to be due and payable by the Borrower under any Loan Document;	$	[___,___,___	]
iii. all amounts overdue and not paid from any prior period and (without duplication) all interest amounts payable under the Credit Agreement; and	$	[___,___,___	]
iv. all net ordinary course settlement amounts payable by the Borrower under the Interest Rate Agreements.	$	[___,___,___	]
Actual:		_.__:1.00
Required:		1.10:1.00
2. Guarantor Liquidity: (2)(a) + (2)(b) + (2)(c)	$	[___,___,___	]
a. the Guarantor’s cash on hand:	$	[___,___,___	]
b. any undrawn capacity under any revolving credit facility available to be drawn by the Guarantor:	$	[___,___,___	]

[1]	If less than four fiscal quarters have ended since the applicable Term Conversion Date, the DSCR shall be annualized based on such shorter period as has elapsed since the Term Conversion Date.

49

c. the amount of the undrawn preferred equity commitment of GSO to the Guarantor:	$	[___,___,___	]
Actual:	$
Required:		$10,000,000

plus the aggregate projected Term Loan Resizing Prepayment Amount as reflected in the Project Initial Funding Date Base Case Model for any Uncommitted Tax Equity Projects that have not achieved Term Conversion

$
Total Required:	$

Uncommitted Tax Equity Project	Project Initial Funding Date	Term Loan Resizing Prepayment Amount

Total:

3. Guarantor Free Cash Flow[2]: (5) below minus (9)[3] minus, to the extent included in the calculation of Guarantor EBITDA for such period, without duplication, the sum of (6) + (7) + (8)[4]:	$	[___,___,___	]
Actual Guarantor Free Cash Flow ((3) above)	$	[___,___,___	]
Required Guarantor Free Cash Flow:	[$	____][5][$_____	][6]

[2]	Must be calculated with respect to the Guarantor and its Subsidiaries (other than the Borrower prior to the end of the Final Testing Date).

[3]	Except to the extent financed with proceeds of Indebtedness or the issuance of any series of preferred stock.

[4]	Except to the extent financed with proceeds of Indebtedness or the issuance of any series of preferred stock.

[5]	To be used until the Final Testing Date.

[6]	To be used after the Final Testing Date.

50

4. Guarantor Net Income: (4)(a) – (4)(b) – (4)(c) [+ (4)(d)]	$	[___,___,___	]
a. Consolidated net income (or loss) of the Guarantor and its Subsidiaries for the applicable period[7]:	$	[___,___,___	]

b.  the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party, except to the extent of the amount of cash dividends or distributions paid to such Person or Subsidiary:

	$	[___,___,___	]

c.   the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Guarantor or is merged into or consolidated with the Guarantor or any Subsidiary of the Guarantor or that Person’s assets are acquired by the Guarantor or any Subsidiary of the Guarantor (except to the extent that calculation of Guarantor Net Income or Guarantor EBITDA is being calculated on a pro forma basis):

	$	[___,___,___	]

d.  [income and expenses associated with development and construction services provided by the Guarantor or its Subsidiaries to the Borrower or any of its Subsidiaries eliminated from consolidated net income under GAAP, prior to the end of the Final Testing Date, shall be included (without duplication) in Guarantor Net Income, in accordance with GAAP:]

	$	[___,___,___	]
5. Guarantor EBITDA: (4) above + the sum of (in each case to the extent deducted in calculating Guarantor Net Income) (5)(a) – (5)(b)	$	[___,___,___	]
(a) EBITDA add-backs: the sum of (5)(a)(i) through (5)(a)(viii) below for such period:	$	[___,___,___	]
i. any provision for United States federal income taxes or other taxes measured by net income (including franchise and similar taxes):	$	[___,___,___	]

ii.  Guarantor Interest Expense (clause (7) below), amortization of debt discount and commissions and other fees and charges associated with Indebtedness and, to the extent excluded from the calculation of the Guarantor Net Income, all dividends paid or payable, in cash, cash equivalents on any series of preferred stock issued by the Guarantor:

	$	[___,___,___

[7]	Must be calculated with respect to the Guarantor and its Subsidiaries (other than the Borrower prior to the end of the Final Testing Date).

51

iii. any loss from extraordinary items and any other non-recurring loss:	$	[___,___,___	]
iv. any depreciation and amortization expense (including amortization of goodwill and other intangibles):	$	[___,___,___	]
v. any aggregate net loss on the sale of property outside the ordinary course of business:	$	[___,___,___	]

vi.   any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write offs, write downs or reserves with respect to accounts and inventory), including the amount of any compensation deduction as the result of any grant of Capital Stock to employees, officers, members, directors or consultants:

	$	[___,___,___	]
vii. any cash received during such period in respect of non-cash gains that have been previously deducted from the Guarantor EBITDA of such Person:	$	[___,___,___	]
viii. any general and administrative expenses of the Guarantor and its Subsidiaries:	$	[___,___,___	]
(b) EBITDA reductions: the sum of (5)(b)(i) through (5)(b)(v) below for such period	$	[___,___,___	]
i. Any credit for United States federal income taxes measured by net income:	$	[___,___,__
ii. Any gain from extraordinary items and any other non-recurring gain:	$	[___,___,___	]
iii. Any aggregate net gain from the sale of property out of the ordinary course of business by the Guarantor and its Subsidiaries:	$	[___,___,___	]
iv. any other non-cash gain, including any reversal of a charge by reason of a decrease in the value of any Capital Stock:	$	[___,___,___	]

52

v.  any other cash payment in respect of non-cash expenditures, charges and losses that have been added to Guarantor EBITDA of such Person pursuant to (5)(a)(iv) or (5)(a)(vi) above in any prior period:

	$	[___,___,___	]
6. Debt Service of the Guarantor and its Subsidiaries for such period[8]: (6)(a) + (6)(b) + (6)(c)	$	[___,___,___	]
(a) all Scheduled Repayment Amounts of the unpaid principal amount of the Term Loans for the relevant period:	$	[___,___,___	]
(b) and any interest and fees accrued with respect to the Term Loans and the DSR Letters of Credit, then scheduled to be due and payable by the Guarantor and its Subsidiaries under any Loan Document:	$	[___,___,___	]
(c) all amounts overdue and not paid from any prior period and (without duplication) all interest amounts payable:	$	[___,___,___	]
7. Guarantor Interest Expense of the Guarantor and its Subsidiaries for such period: [9] (7)(a) – (7)(b)	$	[___,___,___	]

(a)   consolidated total interest expense of such Person and its Subsidiaries (including, for the avoidance of doubt, the Borrower following the end of the Final Testing Date) for such period, determined on a consolidated basis in accordance with GAAP and including, in any event and without duplication, (i) imputed interest expense in respect of Capital Lease Obligations or Attributable Indebtedness in respect of a sale and leaseback or synthetic lease transaction, (ii) interest capitalized during such period in accordance with GAAP and consolidated net costs of such Person and its Subsidiaries under Swap Agreements for such period (other than any payments required to be made under such Swap Agreements in the event of a termination thereof) and (iii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by such Person and its Subsidiaries during such period:

	$	[___,___,___	]

[8]	Must not include Debt Service to the extent financed with proceeds of Indebtedness.
[9]	Must not include Guarantor Interest Expense to the extent financed with proceeds of Indebtedness.

53

(b)   consolidated net gains of such Person and its Subsidiaries under Swap Agreements for such period (other than any payments received under such Swap Agreements in the event of a termination thereof) plus consolidated interest income of such Person and its Subsidiaries for such period:

$[___,___,___]
8. distributions made to any Permitted Tax Equity Investor (and not to the Sponsor Member or the Guarantor) by a Tax Equity JV or Lessee during such period:		$[___,___,___]
9. capital expenditures of the Guarantor and its Subsidiaries during such period (other than the Borrower prior to the end of the Final Testing Date):		$[___,___,___]
10. [Borrower DSCR (Merchant Project): ((10)(a) – (10)(b)) / (10)(c)		$[___,___,___]
a. cash distributed from [applicable Merchant Project] to the Borrower during the Test Period;	$	[___,___,___	]
b. amounts paid during such period under Section 3.2(c)(i) of the Depositary Agreement in respect of [applicable Merchant Project];	$	[___,___,___	]
c. the amount of Debt Service for such period [10] in respect of [applicable Merchant Project].	$	[___,___,___	]
Actual:		_.__:1.00
Required:		1.50:1.00	] [11]
11. [Borrower DSCR (Lower-Tier CS Project): ((11)(a) – (11)(b)) / (11)(c)	$	[___,___,___	]
a. cash distributed from [applicable Lower-Tier CS Project] to the Borrower during the Test Period;	$	[___,___,___	]
b. amounts paid during such period under Section 3.2(c)(i) of the Depositary Agreement in respect of [applicable Lower-Tier CS Project];	$	[___,___,___	]

[10]	If less than four fiscal quarters have ended since the applicable Term Conversion Date, the DSCR shall be annualized based on such shorter period as has elapsed since the Term Conversion Date.
[11]	Include only with respect to any Merchant Projects.

54

c. the amount of Debt Service for such period [12] in respect of [applicable Lower-Tier CS Project].	$	[___,___,___	]
Actual:		_.__:1.00
Required:		1.30:1.00	] [13]

[12]	If less than four fiscal quarters have ended since the applicable Term Conversion Date, the DSCR shall be annualized based on such shorter period as has elapsed since the Term Conversion Date.
[13]	Include only with respect to any Lower-Tier CS Project.

55

EXHIBIT N

FORM OF DSR LETTER OF CREDIT

DSR LETTER OF CREDIT

[BANK NAME] [ADDRESS]	DSR Letter Of Credit No. [ ]
Irrevocable Standby Letter Of
Date of Issue:	Credit
[ , 20 ]

Beneficiary:	Applicant:
Fifth Third Bank, National Association,	APA Construction Finance, LLC
as Collateral Agent	102 Greenwich Avenue, 3rd Floor
201 N. Tryon Street, Suite 1700	Greenwich, CT 06830
Charlotte, North Carolina, 28202	E-mail: gregg.felton@altuspower.com;
Attn: APA Construction Finance, LLC	lars.norell@altuspower.com
Email: scott.summey@53.com (the	Attention: Gregg Felton; Lars Norell (the
“Beneficiary”)	“Applicant”)

Stated Amount:
$

Credit Available With:
Deutsche Bank AG New York Branch
60 Wall Street, 12th Floor
New York, NY 10005
Attn: Standby Letter of Credit

Against Presentation of the Documents
Detailed Herein Drawn on Fifth Third Bank,
National Association

56

Ladies and Gentlemen:

At the request and for the account of APA Construction Finance, LLC (the “Applicant”), we hereby establish in favor of Fifth Third Bank, National Association (the “Beneficiary”), as Collateral Agent under that certain Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “ Collateral Agent”) and the other agents from time to time parties thereto in connection with the Debt Service Reserve Account established under the Depositary Agreement dated as of January 10, 2020 among the Applicant, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”), Depositary Bank and certain other parties thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ Depositary Agreement”), this irrevocable Letter of Credit No. [ ] (this “Debt Service Reserve Letter of Credit”).

We irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, in any amount up to the Available Amount (as defined below) available against presentation of a dated drawing request drawn on Deutsche Bank AG New York Branch, 60 Wall Street, 12th Floor, New York, NY 10005, Attn: Standby Letter of Credit, signed by an authorized officer of the Beneficiary completed in the form of Annex 1 hereto (a “Drawing Request”). Partial drawings are allowed under this Debt Service Reserve Letter of Credit. Each Drawing Request honored by us shall immediately reduce the amount available to be drawn hereunder by the amount of the payment made in respect of such Drawing Request (each, an “Automatic Reduction”).

On any given date, the Stated Amount (as set forth on the first page of this Debt Service Reserve Letter of Credit) minus any Automatic Reductions minus any voluntary reductions pursuant to the terms hereof plus any amounts reinstated pursuant to the terms hereof shall be the aggregate amount available hereunder (the “Available Amount”).

Drawing Requests and all communications with respect to this Debt Service Reserve Letter of Credit shall be in writing, addressed or presented in person to us at: Deutsche Bank AG New York Branch, 60 Wall Street, 12th Floor, New York, NY 10005, Attn: Standby Letter of Credit (telephone no.: 212-250-4665), referencing this Debt Service Reserve Letter of

Credit No.[ ]. In addition, presentation of a Drawing Request may also be made by fax transmission to 646-350-3183, or such other fax number identified by us in a written notice to you. To the extent a Drawing Request is made by fax transmission, you must (i) provide telephone notification to us at 212-250-4665 prior to or simultaneously with the sending of such fax transmission and (ii) send the original of such Drawing Request to us by overnight courier, at the same address provided above.

57

If a Drawing Request is presented in compliance with the terms of this Debt Service Reserve Letter of Credit to us at such address or facsimile number by noon, New York City time, on any Business Day, payment will be made not later than the close of business, New York City time, on the next Business Day and if such Drawing Request is so presented to us after noon, New York City time, on any Business Day, payment will be made not later than the close of business on the second Business Day, New York City time. Payment under this Debt Service Reserve Letter of Credit shall be made in immediately available funds by wire transfer to such account, in the Beneficiary’s name as may be designated by the Beneficiary in the applicable Drawing Request.

As used in this Debt Service Reserve Letter of Credit, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in the State of New York.

This Debt Service Reserve Letter of Credit shall expire on the earliest to occur of (1) our receipt of written confirmation from the Beneficiary authorizing us to cancel this Debt Service Reserve Letter of Credit accompanied by the original of this Debt Service Reserve Letter of Credit; (2) the close of business, New York City time, on the date (the “Early Expiration Date”) specified in a notice of early expiration in the form of Annex 2 hereto sent by us to the Beneficiary and a copy to the Applicant by courier, mail delivery or delivery in person or electronic or facsimile transmission and stating that this Debt Service Reserve Letter of Credit shall terminate on such date, which date shall be no less than thirty (30) days after the date of such notice, with the Beneficiary remaining authorized to draw on us on or prior to such Early Expiration Date in accordance with the terms hereof; and (3) the close of business, New York City time, on the Expiration Date.

This Debt Service Reserve Letter of Credit shall expire on [_]1 (“Expiration Date”); provided, that this Debt Service Reserve Letter of Credit shall be automatically extended for one-year periods from the Expiration Date or any future Expiration Date unless we send you a written notice via overnight courier at least forty-five (45) days prior to the then-current Expiration Date that we elect not to extend this Debt Service Reserve Letter of Credit on such Expiration Date; provided, further, that in no event shall the then-current Expiration Date be a date that is after [_]2.

This Debt Service Reserve Letter of Credit is effective immediately.

In the event that a Drawing Request fails to comply with the terms of this Debt Service Reserve Letter of Credit, we shall provide the Beneficiary prompt notice of same stating the reasons therefor and shall upon receipt of the Beneficiary’s instructions, hold any nonconforming Drawing Request and other documents at your disposal or return any non-conforming Drawing Request and other documents to the Beneficiary at the address set forth above by courier, mail delivery or delivery in person or facsimile transmission. Upon being notified that the drawing was not effected in compliance with this Debt Service Reserve Letter of Credit, the Beneficiary may attempt to correct such non-complying Drawing Request if, and to the extent that you are entitled and able to do so on or before the current Expiration Date.

[1]	Insert Expiration Date, which shall be no later than one year from the date of issuance of this Debt Service Reserve Letter of Credit.

[2]	Insert the date that is five (5) Business Days prior to the DSR LC Commitment Termination Date.

58

This Debt Service Reserve Letter of Credit sets forth in full the terms of our undertaking and this undertaking shall not in any way be modified, amended, limited or amplified by reference to any document, instrument or agreement referred to herein, and any such reference shall not be deemed to incorporate herein by reference any document, instrument, or agreement except for Drawing Requests and certificates.

This Debt Service Reserve Letter of Credit is transferable, in its entirety upon presentation to us of a signed transfer certificate in the form of Annex 3 accompanied by this Debt Service Reserve Letter of Credit (or other evidence satisfactory to us), in which the Beneficiary irrevocably transfers to the Successor Depositary (as defined in Annex 3) all of its rights hereunder, whereupon we agree to either issue a substitute letter of credit to such Successor Depositary or endorse such transfer on the reverse of this Debt Service Reserve Letter of Credit.

Amounts drawn under this Debt Service Reserve Letter of Credit may be reinstated up to the aggregate amount of such draws by notice from us to the Beneficiary in a certificate in the form of Annex 4 hereto (such reinstatement to be in the amount set forth in such certificate), but not in excess of the then Available Amount.

Any voluntary reduction hereunder shall be made by the Beneficiary at the direction of the Applicant and in the form of Annex 5 hereto. All banking charges are for the account of the Applicant.

This Debt Service Reserve Letter of Credit shall not be amended except with the written concurrence of the Beneficiary.

We hereby engage with you that a Drawing Request drawn strictly in compliance with the terms of this Debt Service Reserve Letter of Credit and any amendments thereto shall be honored.

This Debt Service Reserve Letter of Credit is subject to the rules of the “International Standby Practices 1998”, International Chamber of Commerce, Publication No. 590 (“ISP 98”) and, as to matters not governed by ISP 98, shall be governed by and construed in accordance with the laws of the State of New York.

Any legal action or proceeding with respect to this Debt Service Reserve Letter of Credit shall be brought in the courts of the State of New York in the County of New York or of the United States of America in the Southern District of New York. You (by your acceptance hereof) and we irrevocably submit to the nonexclusive jurisdiction of such courts solely for the purposes of this Debt Service Reserve Letter of Credit. You (by your acceptance hereof) and we hereby waive to the fullest extent permitted by law any objection either of us may now or hereafter have to the laying of venue in any such action or proceeding in any such court.

59

[BANK NAME]
Authorized signature

60

ANNEX 1

[Letterhead of Beneficiary]

“Drawn under [BANK NAME],

Letter of Credit Number [    ] dated        , 20__”

DRAWING REQUEST

[Date]

[BANK NAME]

[ADDRESS]

Ladies and Gentlemen:

The undersigned, a duly authorized officer of Fifth Third Bank, National Association as Collateral Agent, hereby draws on [___________] [BANK NAME] Irrevocable Standby Letter of Credit No. [    ] (the “Debt Service Reserve Letter of Credit”) dated ______, 20__ issued by you in favor of us. Any capitalized term used herein and not defined herein shall have its respective meaning as set forth in the Debt Service Reserve Letter of Credit or in the Depositary Agreement referred to in the Debt Service Reserve Letter of Credit.

In connection with this drawing, we hereby certify that:

A)	“This drawing in the amount of US$ is being made pursuant to the Debt
Service Reserve Letter of Credit”;

[Use one or more of the following forms of paragraph B, as applicable]

B-1)	“(x) A Debt Payment Deficiency exists and (y) the proceeds of this draw will be applied solely to such Debt Payment Deficiency in accordance with Section 3.7(e) of the Depositary Agreement,”

or

B-2)	“(i) [BANK NAME] has provided us with a written notice in accordance with the Debt Service Reserve Letter of Credit that it has elected to not extend the Debt Service Reserve Letter of Credit beyond the current Expiration Date, the Debt Service Reserve Letter of Credit will expire within thirty (30) days of the date of this Drawing Request the Applicant has failed to provide a replacement Debt Service Reserve Letter of Credit from an Acceptable Letter of Credit Provider and satisfying the requirements of the Depositary Agreement; and

(ii) the proceeds of this draw will be transferred to the Debt Service Reserve Account in accordance with the Depositary Agreement”;

61

or

B-3)	“A Trigger Event Date as defined in the Depositary Agreement has occurred.”

or

B-4)	“(i) [BANK NAME] has delivered a notice of early expiration and such notice has not been rescinded and the Applicant has failed to provide a replacement Debt Service Reserve Letter of Credit issued by an Acceptable Letter of Credit Provider and satisfying the requirements of the Depositary Agreement; and

(ii) the proceeds of this draw will be transferred to the Debt Service Reserve Account in accordance with the Depositary Agreement”;

or

B-5)	“(i) You have ceased to be an Acceptable Letter of Credit Provider (as such term is defined in the Depositary Agreement) and the Applicant has failed to provide a replacement Debt Service Reserve Letter of Credit issued by an Acceptable Letter of Credit Provider and satisfying the requirements of the Depositary Agreement within ten (10) days of you ceasing to be an Acceptable Letter of Credit Provider; and

(ii) the proceeds of this draw will be transferred to the Debt Service Reserve Account in accordance with the Depositary Agreement;”

C)	“The amount requested to be drawn does not exceed the maximum Available Amount in effect as of the date hereof”; and

D)	“You are directed to make payment of the requested drawing to account no. at [insert bank name, address and account number].”

[SIGNATURE PAGE FOLLOWS]

62

IN WITNESS WHEREOF, the undersigned has executed and delivered this request on the date first written above.

FIFTH THIRD BANK, NATIONAL
ASSOCIATION as Collateral Agent

By:
Name:
Title:

CC:

APA Construction Finance, LLC

102 Greenwich Avenue, 3rd Floor

Greenwich, CT 06830

E-mail: gregg.felton@altuspower.com; lars.norell@altuspower.com

Attention: Gregg Felton; Lars Norell

63

ANNEX 2

[Letterhead of Issuing Bank]

NOTICE OF EARLY EXPIRATION OF LETTER OF CREDIT

[Date]

Fifth Third Bank, National Association,

as Collateral Agent

201 N. Tryon Street, Suite 1700

Charlotte, North Carolina, 28202

Attn: APA Construction Finance, LLC

APA Construction Finance, LLC

102 Greenwich Avenue, 3rd Floor

Greenwich, CT 06830

E-mail: gregg.felton@altuspower.com; lars.norell@altuspower.com

Attention: Gregg Felton; Lars Norell

Ladies and Gentlemen:

Reference is made to [BANK NAME] Irrevocable Standby Letter of Credit No. [                     ] (the “Debt Service Reserve Letter of Credit”) dated ______, 20__ issued by us in favor of Fifth Third Bank, National Association, as Collateral Agent (the “Beneficiary”). Any capitalized terms used herein and not defined shall have its respective meaning set forth in the Debt Service Reserve Letter of Credit.

This constitutes our notice to you pursuant to the Debt Service Reserve Letter of Credit that the Debt Service Reserve Letter of Credit shall terminate on                , _____ [insert a date which is thirty (30) or more days after the date of this notice of early expiration] (the “Early Expiration Date”).

Pursuant to the terms of the Debt Service Reserve Letter of Credit, the Beneficiary is authorized to draw (pursuant to one or more drawings), on or prior to the Early Expiration Date, on the Debt Service Reserve Letter of Credit in an aggregate amount that does not exceed the then Available Amount (as defined in the Debt Service Reserve Letter of Credit).

Very truly yours,

[BANK NAME]

By:
Name:
Title:

64

ANNEX 3

[Letterhead of Beneficiary]

TRANSFER OF LETTER OF CREDIT

[Date]

[BANK NAME]

[ADDRESS]

Ladies and Gentlemen:

Reference is made to [BANK NAME] Irrevocable Standby Letter of Credit No. [ ] dated ______, 20__ originally issued by you in favor of Fifth Third Bank, National Association, as Collateral Agent (the “Debt Service Reserve Letter of Credit”). Any capitalized term used herein and not defined shall have its respective meaning as set forth in the Debt Service Reserve Letter of Credit.

For value received, the undersigned, as the current beneficiary under the Debt Service Reserve Letter of Credit, hereby irrevocably transfers to _________ (the “Transferee”) all rights of the undersigned to draw under the Debt Service Reserve Letter of Credit in its entirety. We certify that the Transferee is the successor Collateral Agent pursuant to and in accordance with the terms of Section 8.9 of the Credit Agreement (the “Successor Collateral Agent”).

By this transfer, all rights of the undersigned, as beneficiary under the Debt Service Reserve Letter of Credit, are transferred to the Transferee, and the Transferee shall have the sole rights with respect to such Letter of Credit (to the exclusion of the undersigned) including without limitation all rights relating to any amendments thereof and any notices thereunder. All amendments to such Letter of Credit are to be consented to by the Transferee without necessity of any consent of or notice to the undersigned.

Simultaneously with the delivery of this notice to you, copies of this notice are being transmitted to the Transferee and the Applicant.

The original Debt Service Reserve Letter of Credit and amendment(s), if any (or other evidence satisfactory to you), is/are returned herewith, and we ask you to either issue a substitute letter of credit for the benefit of the Transferee or endorse the transfer on the reverse thereof, and forward it directly to the Transferee with your customary notice of transfer.

Very truly yours,

Fifth Third Bank, National Association, as Collateral Agent

By:
Name:
Title:

65

cc:	[Insert name and address of Transferee]

APA Construction Finance, LLC

102 Greenwich Avenue, 3rd Floor

Greenwich, CT 06830

E-mail: gregg.felton@altuspower.com; lars.norell@altuspower.com

Attention: Gregg Felton; Lars Norell

66

ANNEX 4

[Letterhead of Issuing Bank]

CERTIFICATE OF REINSTATEMENT

[Date]

Fifth Third Bank, National Association,

as Collateral Agent

201 N. Tryon Street, Suite 1700

Charlotte, North Carolina, 28202

Attn: APA Construction Finance, LLC

Ladies and Gentlemen:

Reference is made to [BANK NAME] Irrevocable Standby Letter of Credit No. [                     ] (the “Debt Service Reserve Letter of Credit”) dated             , 20__ issued by us in your favor. Any capitalized term used herein and not defined shall have its respective meaning as set forth in the Debt Service Reserve Letter of Credit.

This constitutes our notice to you pursuant to the Debt Service Reserve Letter of Credit that as of    ___, the Available Amount is hereby reinstated by [$            ] to [$             ]; provided that in no event shall the Available Amount as hereby reinstated exceed the Stated Amount.

The Administrative Agent has advised us that (a) the Available Amount does not exceed our DSR LC Commitment (as defined in the Credit Agreement) after giving effect to such reinstatement and (b) the amount of such reinstatement does not exceed the amounts drawn under the Debt Service Reserve Letter of Credit for which we have been reimbursed.

Very truly yours,
[BANK NAME]

By:

cc:

APA Construction Finance, LLC

102 Greenwich Avenue, 3rd Floor

Greenwich, CT 06830

E-mail: gregg.felton@altuspower.com; lars.norell@altuspower.com

Attention: Gregg Felton; Lars Norell

67

ANNEX 5

[Letterhead of Beneficiary]

VOLUNTARY REDUCTION REQUEST CERTIFICATE

[Date]

[BANK NAME]

[ADDRESS]

Ladies and Gentlemen:

The undersigned duly authorized officer of the Beneficiary, having been so directed by APA Construction Finance, LLC (the “Applicant”) hereby refers to [BANK NAME], Irrevocable Standby Letter of Credit No. [       ] (the “Letter of Credit”) dated             , 20__ issued by you in our favor for the account of the Applicant. Any capitalized term used herein and not defined herein shall have its respective meaning as set forth in the Letter of Credit.

We hereby request that the Stated Amount be reduced by [$            ] to [$             ].

We hereby certify that the undersigned is a duly authorized officer of the Beneficiary.

[SIGNATURE PAGE FOLLOWS]

68

IN WITNESS WHEREOF, the undersigned has executed and delivered this request on this date first written above.

Fifth Third Bank, National Association, as Collateral Agent
By:
Name:
Title:

cc:

APA Construction Finance, LLC

102 Greenwich Avenue, 3rd Floor

Greenwich, CT 06830

E-mail: gregg.felton@altuspower.com; lars.norell@altuspower.com

Attention: Gregg Felton; Lars Norell

69

EXHIBIT O

FORM OF QUARTERLY INDEPENDENT ENGINEER REPORT

QUARTERLY INDEPENDENT ENGINEER REPORT

1. Review and confirm the actual budget and schedule to the expected budget and schedule

2. Review and confirm the status of installed capacity to the expected capacity

3. Review and confirm/identify material cost and schedule deviations if any

KE 65688117.1

EXHIBIT P

FORM OF NOTICE OF NEW PROJECT

NOTICE OF NEW PROJECT

Date: ____ __, ____

Fifth Third Bank, National Association, as Administrative Agent

Fifth Third Center

35 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention: Loan Syndications/Judy Huls

Telecopy: (513) 534-0875

Telephone: (513) 534-4224

Email: judy.huls@53.com

Re: APA Construction Finance, LLC—Notice of New Project

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among APA Construction Finance, LLC (the “Borrower”), the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, Fifth Third Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1. Notice of New Project. Pursuant to Section 2.26 of the Credit Agreement, the Borrower hereby notifies the Administrative Agent that [name of Project Company] (the “New Project Company”) intends to own, develop, construct or operate [insert description of New Project] (the “New Project”) and to request a Borrowing of Construction Loans in connection with the New Project Company and the New Project, in accordance with the applicable terms and conditions of the Credit Agreement, on [insert date1] (such New Project’s “Project Initial Funding Date”). The Construction Loan Tranche Amount of the New Project is $[                    ] and the Equity Commitment of the New Project is $[                    ].

2. Certifications. The Borrower hereby certifies to the Lenders that:

(a)	the New Project is located in [insert jurisdiction] [and the Project Site is [insert description of Real Property];

[1]	NTD: Insert date at least 30 days prior to the Project Initial Funding Date.

71

(b)	the New Project and each Material Project Document satisfies the Eligibility Criteria;

(c)	after giving effect to the New Project, the inclusion of the New Project satisfies the Portfolio Requirements set forth on Schedule 1.1B of the Credit Agreement; and

(d)	the Construction Loan Tranche Amount and Equity Commitment for the New Project comply with the DE Criteria.

3. Attachments. Attached to this notice are:

(a) true and complete copies of the Material Project Documents of the New Project that have been executed and delivered as of the date of this Notice of New Project, as Annex A;

(b) the Project Initial Funding Date Base Case Model, as Annex B;

(c) the Construction Budget and Schedule of the New Project, as Annex C; [and]

(d) updated Schedules 4.15, 4.18(a), 4.20, 4.28(a), 4.28(b) (but only to the extent such New Project has a nameplate capacity of at least 10MWDC) and Part II of 1.1C, as Annexes D-G, respectively[;][.]

[(e) the proposed form of Mortgage, as Annex H; and

(f) the [Tax Equity Documents][tax equity term sheet], as Annex I.]

[Signature page follows]

72

IN WITNESS WHEREOF, the Borrower has caused this notice to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first written above.

APA CONSTRUCTION FINANCE, LLC, as the Borrower

By:
Name:
Title:

73

EXHIBIT Q

FORM OF ACCESSION AGREEMENT

ACCESSION AGREEMENT

This ACCESSION AGREEMENT (this “Agreement”), dated as of _________ (the “Effective Date”), is entered into by and among ____________, a [INSERT STATE AND ENTITY FORM] (the “Relevant Grantor”), APA Construction Finance, LLC, a Delaware limited liability company (the “Borrower”) and Fifth Third Bank, National Association, National Association, as administrative agent for the Lenders (defined below) (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, including any successor thereto, the “Collateral Agent”).

RECITALS

WHEREAS, reference is made to (i) the Credit Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Project Companies from time to time parties thereto, the Tax Equity HoldCos from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the DSR LC Issuing Banks, the Administrative Agent, the Collateral Agent and the other agents from time to time parties thereto, [and] (ii) [the Depositary Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Depositary Agreement”), by and among the Borrower, each of the Project Companies from time to time parties thereto, the Administrative Agent, the Collateral Agent and the Depositary Bank and (iii)]1 the Security Agreement, dated as of January 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Borrower, the Project Companies from time to time party thereto, the Tax Equity HoldCos from time to time party thereto, the Administrative Agent and the Collateral Agent; and

[WHEREAS, pursuant to Section 2.26 of the Credit Agreement, the Borrower notified the Administrative Agent of a New Project with respect to the Relevant Grantor and, pursuant to Sections 2.3 and 3.2, requested the Lenders to make a Project Initial Funding, subject to the prior satisfaction of the conditions set forth in Sections 3.2 and 3.3 (unless waived in writing by the Administrative Agent or the Required Lenders).]

[WHEREAS, pursuant to Section 2.5 of the Credit Agreement, the Borrower notified the Administrative Agent of a Term Conversion of an Operating Project.]

[WHEREAS, it is a condition to such [Project Initial Funding of the New Project][Term Conversion of the Operating Project] that the Relevant Grantor enter into this Agreement.]

[Whereas, the Relevant Grantor is a Tax Equity HoldCo and desires to become a party to the Credit Agreement and Security Agreement as required thereunder;]

[1]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.

74

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement, the Depositary Agreement or the Security Agreement, as applicable.

SECTION 2. Joinder.

(a) Pursuant to [Sections [2.2, 2.26, 3.2 and 3.3][2.4 and 3.5]][the definition of Tax Equity HoldCo] of the Credit Agreement, the Relevant Grantor hereby:

(i) agrees that this Agreement may be attached to the Credit Agreement, Schedules 1, 2, 3, 4, 5 and 6 attached hereto may be attached to the Security Agreement,[ Appendix II hereto may be attached to the Depositary Agreement,]2 and that by execution and delivery hereof, the Relevant Grantor hereby accepts the duties and responsibilities of a [Project Company][Tax Equity HoldCo] under the Credit Agreement[ and the Depositary Agreement]3 and of a Grantor under the Security Agreement;

(ii) agrees to comply with all the terms and conditions of the Credit Agreement[,][ and] Security Agreement[ and Depositary Agreement]4 as if it were an original signatory thereto;

(iii) agrees to deliver to the Collateral Agent the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificated executed in blank by a duly authorized officer and such other instruments and documents as the Administrative Agent or Collateral Agent may reasonably request, in accordance with the terms and conditions of the Security Agreement;

(iv) [confirms that the Construction Account listed on Appendix II hereto shall have been established in compliance with the Credit Agreement and the Depositary Agreement;]5

(v) [authorizes the Borrower to request withdrawals and transfers funds on behalf of the Relevant Grantor in accordance with the Depositary Agreement;]6

(vi) authorizes the filing by the Borrower of all financing statements deemed reasonably necessary or advisable by the Administrative Agent in connection with the perfection of the Liens created against the assets of the Relevant Grantor pursuant to the terms of the Loan Documents; and

[2]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.
[3]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.
[4]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.
[5]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.
[6]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.

75

(b) Effective as of the date hereof, the Administrative Agent and the Collateral Agent, on behalf of each Lender, hereby consent to this Agreement and the Relevant Grantor becoming a [Project Company][Tax Equity HoldCo] under the Credit Agreement[ and Depositary Agreement]7 and a Grantor under the Security Agreement.

SECTION 3. Representations, Warranties and Undertakings. The Relevant Grantor: (i) represents and warrants that it has the power and authority, and the legal right, to make, deliver and perform this Agreement and to consummate the transactions contemplated hereby and to become a [Project Company][Tax Equity HoldCo] under the Credit Agreement[ and Depositary Agreement]8 and a Grantor under the Security Agreement (ii) acknowledges and confirms that it has received a copy of the Credit Agreement[,][ and] Security Agreement[ and Depositary Agreement]9 and such other documents and information as it has deemed appropriate to make its own decision to enter into this Agreement and (iii) represents and warrants that attached hereto is a correct and complete (in all material respects) supplement to the schedules to the Security Agreement setting forth the information required thereby with respect to the Relevant Grantor pursuant to the applicable sections of the schedules to the Security Agreement, (iv) confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a continuing security interest in Relevant Grantor’s full right, title and interest in the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, whether now owned or at any time hereafter acquired and (v) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Guaranteed Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the Bankruptcy Code after any bankruptcy or insolvency petition under Title 11 of the Bankruptcy Code) in compliance with Article V of the Security Agreement and with the same force and effect as if originally named therein as a Grantor (including with respect to the express waivers of defenses and waiver of notice as set forth therein).

Except as otherwise provided in the Credit Agreement[,][ and] Security Agreement[ and Depositary Agreement]10, effective as of the Effective Date, the Relevant Grantor shall be deemed automatically to have become a party to, and the Relevant Grantor agrees that it will be bound by the terms and conditions set forth in, the Credit Agreement[,][ and] Security Agreement[ and Depositary Agreement]11, and shall have all the rights and obligations of a “Grantor” and a “Project

[7]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.
[8]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.
[9]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.
[10]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.
[11]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.

76

Company” under the Credit Agreement[,][ and] Security Agreement[ and Depositary Agreement]12 as if it were an original signatory thereto. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned and that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be.

The Relevant Grantor hereby represents and warrants the each of the representations and warranties set forth in the Security Agreement and the Credit Agreement (as supplemented by the attached supplemental schedules) are true and correct in all material respects as of the date hereof (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date) (without duplication of any materiality qualifiers with respect to any such representation or warranty already qualified by materiality or Material Adverse Effect);

.SECTION 4. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAWS EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 5. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 6. Further Assurances. The Relevant Grantor hereby agrees to execute and deliver such other instruments, amendments, agreements and authorizations, and take such other action, as the Administrative Agent or Collateral Agent may reasonably request in connection with the transactions contemplated by this Agreement.

SECTION 7. Binding Effect; Amendment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Secured Parties, and their respective successors and assigns, subject, however, to the provisions of the Credit Agreement. No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing signed by the Relevant Grantor, the Administrative Agent and the Collateral Agent. Except as expressly supplemented hereby, the Security Agreement, Credit Agreement and Depositary Agreement shall remain in full force and effect.

SECTION 8. Administrative Agent Enforcement. The Administrative Agent, the Collateral Agent and each Lender shall be entitled to rely upon and enforce this Agreement against the Relevant Grantor and the Borrower in all respects.

[12]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.

77

SECTION 9. Notice Addresses. For purposes of Section 9.2 of the Credit Agreement, the address details for the Relevant Grantor are as follows:

[Project Company][Tax Equity HoldCo]	[Name of Relevant Grantor] [Address] [Address] Attention: [•]

Telephone: [•]

[Signature page follows]

78

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by a Responsible Officer as of the date first above written.

[RELEVANT GRANTOR]

By:
Name:
Title:

FIFTH THIRD BANK, NATIONAL ASSOCIATION, NATIONAL ASSOCIATION as Administrative Agent and Collateral Agent

By:
Name:
Title:

79

SCHEDULE 1

INSTRUMENT, CHATTEL PAPER AND CERTIFICATED SECURITIES

[_]

80

SCHEDULE 2

COMMERCIAL TORT CLAIMS

[_]

81

SCHEDULE 3

LOCATION OF INVENTORY AND EQUIPMENT

[_]

82

SCHEDULE 4

LOCATION OF BOOKS AND RECORDS

[_]

83

SCHEDULE 5

PLEDGED EQUITY INTERESTS

Grantor	Percentage Owned	Interests Pledged	No. of Units	Certificate No. (if applicable)

84

SCHEDULE 6

INTELLECTUAL PROPERTY

U.S. Copyrights, Copyright Applications and Copyright Licenses

Grantor	Title	Status	Application / Registration No.

U.S. Patents, Patent Applications and Patent Licenses

Grantor	Title	Status	Application / Registration No.

Trademarks, Trademark Applications and Trademark Licenses

Grantor	Title	Filing Date / Issued Date	Status	Registration No.

85

APPENDIX II1

CONSTRUCTION ACCOUNT

[_]

[1]	NTD: Do not include for a Tax Equity HoldCo Accession Agreement.

86

EXHIBIT R

FORM OF MORTGAGE

[See attached].

87

EXHIBIT R

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT1

From

[    ]

To

FIFTH THIRD BANK, NATIONAL ASSOCIATION

Effective as of: [    ][ ],20[ ]

Premises: [    ]

[     ]

[    ] County

[1]	Note to Draft: Subject to review and comment by local counsel.

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT effective as of [            ][     ], 20[ ] (this “Mortgage”), by [         ] a [        ] [     ] having an office at [             ] (the “Mortgagor”), and Fifth [     ] Third Bank, National Association, having an office at [            ] (the “Mortgagee”), as Administrative Agent for the Secured Parties (as such terms are defined below).

WITNESSETH THAT:

Reference is made to (a) the Credit Agreement, dated as of January 10, 2020 (as amended, restated, amended and restated, extended, refinanced, replaced, renewed, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among APA Construction Finance, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Fifth Third Bank, National Association as administrative agent (in such capacity, the “Administrative Agent”), Fifth Third Bank, National Association, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto (the “Agents”) ; (b) the Security Agreement, dated as of January 10, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the Administrative Agent and the Collateral Agent; and the Depositary Agreement, dated as of January 10, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Depositary Agreement”), by and among the Borrower, each of the Project Companies from time to time party thereto, the Administrative Agent, the Collateral Agent and Fifth Third Bank, National Association, as Depositary bank. Capitalized terms used but not otherwise defined herein shall have the same meanings given to them in the Credit Agreement.

Pursuant to, upon the terms of and subject to the conditions specified in the Credit Agreement, the Lenders have agreed to make Construction Loans to the Borrower in an aggregate principal amount of $[            ] and Term Loans in an aggregate principal amount of $[             ].

Pursuant to [Section 3.2(f)(iii)][Section 3.5(b)][Section 5.15(b)] of the Credit Agreement, Mortgagor is required to execute and deliver this Mortgage to secure the Obligations.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Obligations. The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations.

GRANTING CLAUSES

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations in favor of the Mortgagee for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage lien on and a security interest in, all of the Mortgagor’s right, title and interest in all the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired (excluding, for the avoidance of doubt, any property that constitutes Excluded Assets (as defined in the Security Agreement)):2

(1) the land more particularly described on Exhibit A hereto (the “Land”), together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired;

(2) all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements” and collectively with the Land, the “Premises”);

(3) all tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter owned by Mortgagor and placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Premises (the property referred to in this subparagraph (3), the “Personal Property”);

(4) all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any Governmental Authority in connection with the development, use, operation or management of the Premises, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises, and all payment and performance bonds or warranties or guarantees relating to the Premises, to the extent assignable without violating the terms thereof and without consent of third parties (the “Permits, Plans and Warranties”);

(5) all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of

[2]	Note to Draft: Update to include any Site Lease Agreements if applicable. 2

2

any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6) all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(7) all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Premises, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Premises and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to Permitted Liens and to satisfaction and release as provided in Section 3.04.

ARTICLE I

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01. Title, Mortgage Lien. (a) Mortgagor has good and marketable fee simple title to the Premises and is the owner of all other Mortgaged Property, subject only to Permitted Liens.3

(a) The execution and delivery of this Mortgage is within Mortgagor’s corporate or other organizational powers and has been duly authorized by all necessary corporate or other organizational action. This Mortgage has been duly executed and delivered by Mortgagor and

[3]	Note to Draft: Update if leasehold site.

3

constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to the Bankruptcy Code (as defined in the Security Agreement), general principles of equity and general principles of good faith and fair dealing.

(b) The execution, delivery and recordation of this Mortgage (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Mortgage, (ii) will not violate any Legal Requirements applicable to Mortgagor or regulation or the charter, by-laws or other organizational documents of Mortgagor or any order of any Governmental Authority, (iii) will not violate or result in a default under any Contractual Obligation of Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by Mortgagor, except with respect to any violation, default or payment to the extent such violation, default or payment would not reasonably be expected to have a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of Mortgagor, except the lien of this Mortgage.

(c) This Mortgage, when duly recorded in the applicable public records will create a valid, perfected and enforceable first priority lien upon and security interest in all of the Mortgaged Property.

(d) Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Liens to the extent of those rights.

SECTION 1.02. Credit Agreement. This Mortgage is given pursuant to the Credit Agreement. Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Loan Documents.

SECTION 1.03. Payment of Taxes. Mortgagor will pay and discharge from time to time prior to the time all Taxes with respect to the Mortgaged Property in accordance with, and to the extent required by, Section 5.5 of the Credit Agreement.

SECTION 1.04. Maintenance of Properties. Mortgagor will maintain the Land, the Improvements and the Personal Property in the manner required by Section 5.2 the Credit Agreement.

SECTION 1.05. Maintenance of Insurance. Mortgagor will maintain insurance with respect to the Premises and Personal Property as required by Section 5.4 of the Credit Agreement.

SECTION 1.06. Casualty Condemnation/Eminent Domain. In accordance with and to the extent required by the Credit Agreement, after a Responsible Officer of the Mortgagor has obtained knowledge thereof, such Responsible Officer shall give Mortgagee prompt written notice of any Event of Loss or Event of Eminent Domain resulting in Loss Proceeds (as defined in the Depositary Agreement). Any Loss Proceeds (as defined in the Depositary Agreement) received by or on behalf of the Mortgagor in respect of any Event of Loss or any Event of Eminent Domain shall be applied in accordance with the terms of the Depositary Agreement.

4

SECTION 1.07. Assignment of Leases and Rents. (a) Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right title and interest in all Leases, together with any and all extensions and renewals thereof, to Mortgagee, for the benefit of the Secured Parties, for purposes of securing and discharging the performance by Mortgagor of the Obligations. Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

(a) Except as otherwise expressly permitted by the Credit Agreement, all Leases shall be subordinate to the lien of this Mortgage. Without the Mortgagee’s prior written consent, Mortgagor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage to the extent not otherwise permitted by the Credit Agreement.

(b) Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee, for the benefit of the Secured Parties, all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein. Subject to Section 1.07(d), Mortgagee (or any agent appointed by the Mortgagee) may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as the Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

(c) So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the occurrence and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof until such Event of Default has been cured or waived, each in accordance with the terms of the Credit Agreement and the other Loan Documents. Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any written notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some written notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee. Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further written notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

5

(d) Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property. In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person, other than Mortgagee’s gross negligence or willful misconduct.

SECTION 1.08. Restrictions on Transfers and Encumbrances. Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit Agreement.

SECTION 1.09. Security Agreement. This Mortgage is both a Mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “security agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”). Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property to secure the payment and performance of the Obligations. Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any financing or continuation statements, any amendments thereto, and any other document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence. Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Security Agreement. In the event of any conflict between the terms and provisions of this Section 1.09 and the terms and provisions contained in the Security Agreement the terms and provisions in the Security Agreement shall govern and control. For the avoidance of doubt, no personal property of Mortgagor that constitutes Excluded Assets under the Credit Agreement shall be subject to any security interest of Mortgagee or any Secured Party or constitute collateral hereunder with respect to the Obligations.

SECTION 1.10. Filing and Recording. Mortgagor will cause this Mortgage and any other security instrument required to create a security interest in or evidencing the lien hereof upon the Mortgaged Property to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04. Mortgagor will pay all filing, registration and recording fees, all federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

6

SECTION 1.11. Further Assurances. Promptly upon request by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so (provided that the Mortgagee shall not be required to do so), one or more financing statements, chattel mortgages or comparable security instruments reasonably required to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

SECTION 1.12. Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutions and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, deed of trust, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, deeds of trust, conveyances or assignments thereof as reasonably necessary for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

SECTION 1.13. No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

SECTION 1.14. Fixture Filing. (a) Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

7

(b) The real property to which the fixtures relate is described in Exhibit A attached hereto. The record owner of the real property described in Exhibit A attached hereto is Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage. The Mortgagor shall inform the Mortgagee (and take any steps required by Sections 1.10 and 1.11) if any of the Mortgagor’s information set forth in this subparagraph (b) shall change.

SECTION 1.15. Leasehold Interests.4

(a) Leasehold Interests Generally. The Mortgagor shall (i) promptly perform and observe all of the terms, covenants and conditions required to be performed and observed by the Mortgagor under the Site Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder, (ii) promptly notify the Mortgagee of any default by the Mortgagor under the Site Lease in the performance of any of the terms, covenants or conditions on the part of the Mortgagor to be performed or observed thereunder or of the giving of any notice by the lessor to the Mortgagor of any default under the Site Lease or of the lessor’s intention to exercise any remedy reserved to the lessor thereunder and (iii) promptly cause a copy of each such notice given by the lessor under the Site Lease to the Mortgagor to be delivered to the Mortgagee.

(b) Right to Cure Defaults. If the Mortgagor shall fail promptly to perform or observe any of the terms, covenants or conditions required to be performed by it under the Site Lease, including, without limitation, payment of all rent and other charges due thereunder, the Mortgagee may, without obligation to do so, and upon notice to the Mortgagor (except in an emergency), take such action as is appropriate to cause such terms, covenants or conditions to be promptly performed or observed on behalf of the Mortgagor but no such action by the Mortgagee shall release the Mortgagor from any of its obligations under this Mortgage. Upon receipt by the Mortgagee from the lessor under the Site Lease of any notice of default by the Mortgagor thereunder, the Mortgagee may rely thereon and take any action as aforesaid to cure such default even though the existence of such default or the nature thereof be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor.

(c) No Modification Without Consent. The Mortgagor shall not surrender its leasehold estate and interests under the Site Lease, nor terminate or cancel the Site Lease, and the Mortgagor shall not materially modify, change, supplement, alter or amend the Site Lease orally or in writing, and the Mortgagor does hereby expressly release, relinquish and surrender unto the Mortgagee all its right, power and authority, if any, to materially modify, change, supplement, alter or amend the Site Lease in any way, and any attempt on the part of the Mortgagor to exercise any such right without the consent of the Mortgagee shall be null and void.

[4]	Note to Draft: To be included if this is a leasehold mortgage.

8

(d) Release or Forbearance. No release or forbearance of any of the Mortgagor’s obligations under the Site Lease, pursuant to the terms thereof or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage.

(e) No Merger of Interests. Neither the fee title to the property demised by the Site Lease nor the leasehold estate created by the Site Lease shall merge, but shall always remain separate and distinct, notwithstanding the union of the aforesaid estates either in the lessor or the Mortgagor under the Site Lease or in a third party by purchase or otherwise, unless the Mortgagee shall, at its option, execute and record a document evidencing its intent to merge such estates. If the Mortgagor acquires the fee title or any other estate, title or interest in any of the Premises covered by the Site Lease, this Mortgage shall attach to, be a Lien upon and spread to the fee title or such other estate so acquired, and such fee title or other estate shall, without further assignment, mortgage or conveyance, become and be subject to the Lien of this Mortgage. The Mortgagor shall notify the Mortgagee of any such acquisition by the Mortgagor and, on written request by the Mortgagee, shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may in the opinion of the Mortgagee be required to carry out the intent and meaning hereof.

(f) Obligations of Lessor. The Mortgagor shall enforce the obligations of the lessor under the Site Lease to the end that the Mortgagor may enjoy all of the rights granted to it under the Site Lease and shall promptly notify the Mortgagee of any material default by the lessor under the Site Lease, in the performance or observance of any of the terms, covenants and conditions on the part of the lessor to be performed or observed under the Site Lease and the Mortgagor shall promptly advise the Mortgagee of the occurrence of any event of default under the Site Lease.

(g) No-Default Certificates. The Mortgagor shall use commercially reasonable efforts to obtain from the lessor under the Site Lease and deliver to the Mortgagee, within 30 days after demand from the Mortgagee, a statement in writing certifying that the Site Lease is unmodified (or, if modified, how modified) and in full force and effect and the dates to which the rent and other charges, if any, have been paid in advance, and stating whether or not, to the best knowledge of the signer of such certificate, the Mortgagor is in default in the performance of any covenant, agreement or condition contained in the Site Lease, and, if so, specifying each such default of which the signer may have knowledge.

(h) Notifications Concerning Proceeds. In the event that any proceeds of insurance on any part of the Mortgaged Property, or any condemnation proceeds, shall be deposited with any person pursuant to the requirements of the Site Lease, the Mortgagor shall promptly notify the Mortgagee of the name and address of the person with whom such proceeds have been deposited and of the amount so deposited.

ARTICLE II

Defaults and Remedies

SECTION 2.01. Events of Default. Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

9

SECTION 2.02. Demand for Payment. Subject to the terms of the Credit Agreement, if an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagee may declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the unpaid principal of the Loans so declared to be due and payable, together with accrued unpaid interest thereon and any unpaid accrued fees and all other liabilities of the Mortgagor accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, to the fullest extent permitted by applicable law, by the Mortgagor, anything contained herein or in any other Loan Document to the contrary notwithstanding, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by applicable law, all moneys adjudged or decreed to be payable.

SECTION 2.03. Rights to Take Possession, Operate and Apply Revenues. (a) If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

(b) If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents. Mortgagee shall be entitled to reimbursement for its expenses incurred hereunder and indemnity for its actions as provided in Section 9.5 of the Credit Agreement in connection with obtaining such judgment or decree, including compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum applicable to overdue amounts under the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c) Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property reasonably required for the maintenance and operation of the Mortgaged Property, (iii) insure or keep the Mortgaged Property insured as required by Section 5.4 of the Credit Agreement, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of

10

the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (A) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (B) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (C) the costs of insurance, (D) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (E) other proper charges upon the Mortgaged Property or any part thereof and (F) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received in accordance with Section 2.08, provided that any reimbursement to Mortgagee of costs and expenses shall be in accordance with Section 9.5 of the Credit Agreement.

(d) Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04. Right to Cure Mortgagor’s Failure to Perform. Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), after the expiration of any applicable notice and cure period, Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate. Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person, other than as a result of Mortgagee’s gross negligence, bad faith or willful misconduct.

SECTION 2.05. Right to a Receiver. If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right, to the extent permitted by applicable law, to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The receiver shall have all of the rights and powers permitted under the applicable laws of the state wherein the Mortgaged Property is located. Mortgagee shall be entitled to reimbursement for its expenses incurred hereunder and indemnity for its actions as provided in Section 9.5 of the Credit Agreement in connection with any action by Mortgagee or such expenses received in connection herewith; and all such expenses shall be, until paid, secured by this Mortgage.

SECTION 2.06. Foreclosure and Sale. (a) If an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage. In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may sell all or

11

such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may reasonably determine, at public auction to the highest bidder. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale. Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or shall give a new notice of sale. Any person, including Mortgagor, Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b) The Mortgaged Property may be sold subject to unpaid taxes and Permitted Liens, and, after deducting all costs, fees and expenses of Mortgagee (to the extent provided in Section 9.5 of the Credit Agreement) (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c) Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d) If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee under any applicable law, all as Mortgagee shall reasonably determine most effectual for such purposes.

SECTION 2.07. Other Remedies. (a) In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b) In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus Mortgagee shall be entitled to reimbursement for its expenses incurred hereunder and indemnity for its actions as provided in Section 9.5 of the Credit Agreement in connection herewith, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

12

SECTION 2.08. Application of Proceeds. [Subject to any applicable Intercreditor Agreement]5, after any foreclosure sale of all or any of the Mortgaged Property, the Mortgagee shall receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by the Mortgagee under this Mortgage as provided in Section 4.13 of the Security Agreement. Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of the Mortgaged Property by Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof; provided that such sale is permitted by, and in accordance with, the terms of this Mortgage.

SECTION 2.09. Mortgagor as Tenant Holding Over. If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.11. Discontinuance of Proceedings. In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

SECTION 2.12. Suits to Protect the Mortgaged Property. Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain

[5]	Note to Draft: If applicable.

13

the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

SECTION 2.13. Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.14. Possession by Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.15. Waiver. (a) No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee. No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder. No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b) Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

14

SECTION 2.16. Waiver of Trial by Jury. To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein.

SECTION 2.17. Remedies Cumulative. No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

SECTION 2.18. Actions to Protect Mortgaged Property. If the Mortgagor shall fail to (a) effect the insurance required by and as provided in the Credit Agreement, (b) make the payments required by Section 1.03 or (c) perform or observe any of its other covenants or agreements hereunder, the Mortgagee may, without obligation to do so, and upon notice to the Mortgagor (except in an emergency) effect or pay the same. To the maximum extent permitted by law, all sums, including reasonable attorneys’ fees and disbursements (whether incurred at trial or on appeal or discretionary review), so expended or expended to sustain the Lien or estate of this Mortgage or its priority, or to protect or enforce any of the rights hereunder, or to recover any of the Obligations, shall be a Lien on the Mortgaged Property, shall be deemed to be added to the Obligations secured hereby, and shall be paid by the Mortgagor within ten (10) days after demand therefor, together with interest thereon at the Interest Rate.

SECTION 2.19. Powers of the Mortgagee. The Mortgagee may at any time or from time to time renew or extend this Mortgage or (with the agreement of the Mortgagor) alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof or thereof, in whole or in part, and may release any portion of the Mortgaged Property or any other security, and grant such extensions and indulgences in relation to the Obligations, or release any person liable therefor as the Mortgagee may determine without the consent of any junior lienor or encumbrancer, without any obligation to give notice of any kind thereto, without in any manner affecting the priority of the Lien and estate of this Mortgage on or in any part of the Mortgaged Property, and without affecting the liability of any other person liable for any of the Obligations.

ARTICLE III

Miscellaneous

SECTION 3.01. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

15

SECTION 3.02. Notices. All notices and communications hereunder shall be in writing and given to Mortgagor in accordance with the terms of the Credit Agreement at the address set forth on the first page of this Mortgage and to the Mortgagee as provided in the Credit Agreement.

SECTION 3.03. Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

SECTION 3.04. Satisfaction and Cancellation. (a) The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall be automatically released upon the earlier of the Mechanical Completion Funding or Tranche Discharge Date for the Project to which the Mortgaged Property relates. Upon a release of Mortgagor in accordance with Section 1.3 of the Credit Agreement and Section 4.16 of the Security Agreement, Mortgagee shall execute, at Mortgagor’s expense, all documents reasonably requested by Mortgagor to release the lien of this Mortgage, subject to, if reasonably requested by Mortgagee, Mortgagee’s receipt of a certificate by Mortgagor stating that such transaction is in compliance with the Credit Agreement.

(b) Upon a sale or financing by Mortgagor of all or any portion of the Mortgaged Property that is permitted by the Credit Agreement and the application of the Net Cash Proceeds of such sale or financing in accordance with the terms of the Credit Agreement, the lien of this Mortgage shall be released from the applicable portion of the Mortgaged Property. Mortgagor shall give the Mortgagee reasonable written notice of any sale or financing of the Mortgaged Property prior to the closing of such sale or financing.

(c) In connection with any termination or release pursuant to paragraphs (a) and (b), Mortgagee shall execute any documents reasonably requested by Mortgagor to accomplish the foregoing or to accomplish any release contemplated by this Section 3.04 and Mortgagor will pay all reasonably and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, disbursements and other charges, incurred by Mortgagee in connection with the preparation and execution of such documents.

SECTION 3.05. Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or Mortgage”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein.” Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee. Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

16

SECTION 3.06. Multisite Real Estate Transaction. Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure the Obligations. Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released pursuant to Section 3.04 above), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder. Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07. No Oral Modification. This Mortgage may not be changed or terminated orally. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

SECTION 3.08. [Intercreditor Agreements. Notwithstanding any provision herein to the contrary, the lien of this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of each applicable Intercreditor Agreement. In the event of any conflict between the terms of this Mortgage and an Intercreditor Agreement, the terms of that Intercreditor Agreement shall govern and control.]6

SECTION 3.09. Severability. If any term or provision of this Mortgage or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Mortgage, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and enforceable to the maximum extent permitted by law. If any portion of the Obligations shall for any reason not be secured by a valid and enforceable Lien upon any part of the Mortgaged Property, then any payments made in respect of the Obligations (whether voluntary or under foreclosure or other enforcement action or procedure or

[6]	Note to Draft: If applicable.

17

otherwise) shall, for purposes of this Mortgage (except to the extent otherwise required by applicable law) be deemed to be made (i) first, in respect of the portion of the Obligations not secured by the Lien of this Mortgage, (ii) second, in respect of the portion of the Obligations secured by the Lien of this Mortgage, but which Lien is on less than all of the Mortgaged Property, and (iii) last, to the portion of the Obligations secured by the Lien of this Mortgage, and which Lien is on all of the Mortgaged Property.

SECTION 3.10. Repayment of Secured Amount. The secured amount under this Mortgage shall be reduced only by the last and final sums that the Mortgagor repays with respect to the Obligations and shall not be reduced by any intervening repayments of the Obligations by the Mortgagor. So long as the balance of the Obligations exceeds the secured amount under this Mortgage, any payments and repayments of the Obligations by the Mortgagor shall not be deemed to be applied against, or to reduce, the portion of the Obligations secured by this Mortgage.

ARTICLE IV

Local Law Provisions7

SECTION 4.01. [•].

[7]	Note to Draft: Local counsel to provide.

18

IN WITNESS WHEREOF, this Mortgage has been duly executed by Mortgagor as of the date first above written.

[ ] [ ][ ]

By:
Name:
Title:

Witness #1

Witness #2

[Signature Page to [City, State] Agreement]

STATE OF______________	)
	)	ss.
COUNTY OF____________	)

This instrument was acknowledged before me this ___ day of ______, 20__, by ______________________________, the ____________________________ of __________________, a ____________ corporation, on behalf of said corporation.

Notary Public:
Print Name
My commission expires:__________
Serial number, if any
[SEAL]

[Signature Page to [City, State] Agreement]

Exhibit A

to Mortgage

Description of the Land

[INSERT FROM TITLE POLICY]

Exhibit A

EXHIBIT S

SREC AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is entered into effective as of [•] (the “Effective Date”), by and among each of the limited liability companies listed on the signature page hereto (each, a “Company”; and together, the “Companies”), and [•]1, a [•] (the “Agent”; and together with the Companies, the “Parties” or each a “Party” individually).

Recitals

WHEREAS, each Company was formed to acquire, design, install, develop, own, repair, maintain, operate, manage, borrow against, refinance, dispose of and otherwise manage a solar photovoltaic electric generation facility (each a “Generation Facility”);

WHEREAS, pursuant to that certain Renewable Energy Credits Purchase and Sale Agreement (the “SREC Agreement,” a copy of which is attached hereto as Exhibit A) dated as of [•] by and between Agent and [•] (“Buyer”), Agent is obligated to deliver to Buyer [•] (“SRECs”) on a “firm” basis in the quantities and for the Vintage Years set forth on Schedule 1 to this Agreement (the “Contract Quantity”);

WHEREAS, Agent is the parent company of each of the Companies;

WHEREAS, each Company wishes to appoint the Agent as its duly authorized agent for purposes of selling its SRECs, including, in satisfaction of Agent’s “firm” delivery obligations under the SREC Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1: SERVICES; APPOINTMENT AS AGENT

1.1 On behalf of each Company, Agent shall manage the creation, reporting, accounting, and interaction with [•] and other appropriate entities regarding the sale, transfer and delivery of SRECs to third parties identified by Agent and at such prices and in such quantities as Agent may select in its sole discretion. Each of the Companies hereby engages Agent as its exclusive provider of such services with respect to all of the SRECs that are produced by the Generating Facilities.

1.2 Agent shall have the option, exercised in its sole discretion to deliver SRECs generated by the Generating Facilities to fulfill its “firm” obligation to supply SRECs to Buyer under the SREC Agreement.

1.3 None of the Companies shall sell or deliver SRECs to any person or entity other than Agent unless and until the Agent has informed the Companies that Agent has fulfilled its “firm” delivery obligation to Buyer under the SREC Contract by delivery of the required Contract Quantity of SRECs for the applicable Vintage Year as set forth on Schedule 1.

[1]	Must be an Affiliate of a Project Company.

4834-6772-1648

1.4 Each of the Companies hereby irrevocably constitutes and appoints the Agent as such Company’s true and lawful attorney-in-fact, coupled with an interest, with full power of substitution, to execute, acknowledge and deliver any instruments necessary under the SREC Agreement during the Term, as defined in section 6.1. The Agent is authorized to take such actions as may be necessary or prudent to fulfill Agent’s rights and obligations under the SREC Agreement by delivery of SRECs generated by the Generating Facilities including, without limitation: the creation and maintenance of each Company’s account(s) and any subaccounts established with [•] (each an “Account”); receiving notices from [•]; and performing such other services as prudent and necessary in connection with the performance of its obligations under the SREC Agreement. In connection with the foregoing, each Company hereby authorizes Agent to identify itself to [•] as such Company’s agent in accordance with the [•] Rules, for purposes of effecting transfers and acceptances of transfer of Certificates. Agent shall maintain login credentials and perform its services under this agreement using such login, as the Agent of the Companies and in each of the Companies’ names respectively. The Agent shall collect and receive all fees and payments due by Buyer under the SREC Agreement and shall apply all such amounts to each individual Company on a pro rata basis for the SRECs produced by each Generating Facility.

ARTICLE 2: REPRESENTATION AND WARRANTIES

2.1 Each of the Companies and the Agent hereby represents and warrants that it is a duly organized limited liability company in good standing.

2.2 Each of the Companies and the Agent hereby represents and warrants that it is authorized to enter into this Agreement and undertake all obligations hereunder.

2.3 Each of the Companies and the Agent hereby represents and warrants that its performance under the Agreement does not and will not (a) violate the charter documents of any of the Companies or Agent respectively, or (b) to the Companies’ or Agent’s knowledge, violate any applicable Law that, in any case, would materially adversely affect their ability to perform their obligations under the Agreement or SREC Agreement.

ARTICLE 3: ASSIGNMENT

3.1 This Agreement shall bind and inure to the benefit of each Party and their respective legal representatives, successors and assigns. Neither any of the Companies individually, nor the Agent may delegate any of its obligations under this Agreement or assign this Agreement without the prior written consent of the other Party; provided, however, that the Companies shall be permitted to collaterally assign this Agreement to a third-party lender providing financing to the Companies secured in part by their rights under this Agreement and the Agent’s rights under the SREC Agreement. The Agent agrees that it shall cooperate with the Companies and such third-party lender and shall provide to the Companies and such third party lender such acknowledgments, consents and estoppels as may be customary in such financing transactions.

B4533252.3A

ARTICLE 4: LIMITATION OF LIABILITY

4.1 A Party’s liability under this Agreement shall be limited to direct and actual damages, and such direct actual damages shall be the sole and exclusive remedy hereunder, and all other remedies or damage are waived. In no event shall either Party be liable for consequential, incidental, punitive, exemplary, or indirect damages, in tort, contract or otherwise.

4.2 This Article 4 survives expiration or termination of this Agreement.

ARTICLE 5: INDEMNITY

The Companies, jointly and severally, indemnify and hold the Agent, its employees and managers, harmless from and against all costs, expenses, damages and liabilities of any kind or character incurred by the Agent in connection with this Agreement or incurred upon the instruction of any Company. The Companies agree to pay, jointly and severally, all costs and expenses incurred by the Agent in carrying out the provisions of this Agreement.

ARTICLE 6: TERM; TERMINATION FOR CAUSE

6.1 Unless this Agreement is terminated earlier in accordance with its terms, Agent shall provide the services to the Companies commencing on the Effective Date of this Agreement and continuing through the term of the SREC Agreement (the “Term”).

6.2 Any of the Companies, on the one hand, or the Agent, on the other hand, may terminate this Agreement if the other Party or Parties fail to observe or perform in any material respect any term, obligation, or condition of this Agreement and the defaulting Party or Parties does not cure such failure within thirty (30) days after written demand by the non-breaching Party, provided that if the defaulting Party begins promptly and diligently to cure such breach in accordance with this provision and such breach is not capable of being cured within such 30-day period, the defaulting Party shall have up to an additional fifteen (15) days to cure such breach if it demonstrates that it is reasonably capable of curing such breach within such additional 15-day period.

ARTICLE 7: MISCELLANEOUS

7.1 This Agreement inures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

7.2 This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument.

7.3 This Agreement completely and fully supersedes all other prior understandings or agreements, both written and oral, between the Parties relating to the subject matter hereof.

7.4 This Agreement shall be construed, enforced and performed in accordance with the laws of the State of New York without recourse to principles governing conflicts of law.

B4533252.3A

7.5 All notices, certificates or other communications hereunder shall be in writing. All written notices are deemed sufficiently given when mailed by United States registered or certified mail, postage prepaid, return receipt requested (“Mailed”), or hand-delivered, or sent by facsimile transmission with the original document Mailed to confirm or by recognized overnight courier service, addressed as follows:

To [•]	102 Greenwich Ave, 3rd Floor Greenwich, CT 06830
To [•]	[•]

7.6 No delay or omission by a Party in the exercise of any right under this Agreement shall be taken, construed, or considered as a waiver of relinquishment thereof, and any such right may be exercised from time to time and as often as may be deemed expedient. If any of the terms and conditions herein are breached and thereafter waived by a Party, such waiver is limited to the particular breach waived and is not deemed to waive any other breach hereunder.

7.7 Any capitalized terms used but not defined herein shall have the meaning set forth in the SREC Agreement.

[Signature Page Follows]

B4533252.3A

IN WITNESS WHEREOF, the parties have caused this Agency Agreement to be duly executed as of the date and year first above written.

COMPANIES:

[•]

By: [•], its Sole Member and Managing Member
By: [•], its Sole Member and Managing Member
By: Altus Power America, Inc.

By:
Name:
Title:	Authorized Signatory

Acknowledged and agreed to by Agent:

[•]

By:
Name:
Title:

[Signature Page to Agency Agreement]

EXHIBIT A

SREC AGREEMENT

Schedule 1

Deal #	Vintage Year	# SRECs